                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-77060
                                                                    333-77060-01
                                                                    333-77060-02
                                                                    333-77060-03
                                                                    333-77060-04
                                                                    333-77060-05
                                                                    333-77060-06
                                                                    333-77060-07
                                                                    333-77060-08

PROSPECTUS

                                [WESTPORT LOGO]

                         WESTPORT RESOURCES CORPORATION

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                        ($275,000,000 PRINCIPAL AMOUNT)
                                      FOR
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
                        ($275,000,000 PRINCIPAL AMOUNT),
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8,
                                     2002,
 UNLESS WE EXTEND THE OFFER. WE DO NOT CURRENTLY INTEND TO EXTEND THE EXCHANGE
                                     OFFER.



                             ---------------------

- We are offering to exchange up to $275.0 million aggregate principal amount of new 8 1/4% Senior Subordinated Notes due 2011, or exchange notes, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 8 1/4% Senior Subordinated Notes due 2011, or old notes, issued in a private offering on November 5, 2001.

     - We will exchange all old notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of exchange notes that have been registered.

     - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     - The terms of the exchange notes to be issued are identical in all material respects to the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

     - The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

     - No public market exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.



                             ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.



                             ---------------------

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ---------------------



                The date of this prospectus is February 5, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    i
Prospectus Summary..........................................    1
Risk Factors................................................   13
The Exchange Offer..........................................   25
Use of Proceeds.............................................   35
Capitalization..............................................   36
Unaudited Proforma Condensed Consolidated Financial
  Statements................................................   37
Selected Historical Consolidated Financial and Operating
  Data......................................................   43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   47
Business....................................................   60
Management..................................................   70
Certain Relationships and Related Transactions..............   86
Security Ownership of Westport's Principal Stockholders and
  Management................................................   89
Description of Certain Indebtedness.........................   97
Description of Exchange Notes...............................   98
Certain United States Federal Income Tax Considerations.....  146
Plan of Distribution........................................  149
Legal Matters...............................................  150
Experts.....................................................  150
Where You Can Find More Information.........................  150
Glossary of Oil and Natural Gas Terms.......................  153
Index to Consolidated Financial Statements..................  F-1
Annex A -- Letter of Transmittal............................  A-1
Annex B -- Notice of Guaranteed Delivery....................  B-1
Annex C -- Notice to Investors..............................  C-1
Annex D -- Notice to Broker Dealers.........................  D-1

                             ---------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, or Securities Act,
Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to the merger of Westport Resources Corporation and Belco Oil & Gas Corp., also referred to as the Merger, and the financial condition, results of operations, plans, objectives, future performance and business of Westport Resources Corporation and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements and include, among other things, statements relating to:

     - amount, nature and timing of capital expenditures;

     - drilling of wells;

     - reserve estimates;

     - timing and amount of future production of oil and natural gas;

     - operating costs and other expenses;

     - cash flow and anticipated liquidity;

     - estimates of proved reserves, exploitation potential or exploration prospect size; and

     - marketing of oil and natural gas.

     These forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially. Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before participating in the exchange offer. Unless otherwise indicated in this prospectus or the context otherwise requires, all references in this prospectus to "Westport," the "Company," "us," "our," or "we," are to Westport Resources Corporation and its consolidated subsidiaries. Unless otherwise indicated, the operating results and property descriptions presented here are those of Westport Resources Corporation, adjusted to reflect the pro forma effect of its merger, also referred to as the Merger, with Belco Oil & Gas Corp. on August 21, 2001. Except as otherwise specified, references to "Old Westport" are to Westport Resources Corporation prior to the Merger. References to "Belco" are to Belco Oil & Gas Corp. prior to the Merger. We have provided definitions for some of the oil and natural gas industry terms used in this prospectus in the "Glossary of Oil and Natural Gas Terms" beginning on page 153. Unless otherwise specified or the context otherwise requires, the term "old notes" refers to the 8 1/4% senior subordinated notes due 2011 issued on November 5, 2001, the term "exchange notes" refers to the 8 1/4% senior subordinated notes due 2011 issued pursuant to the registration statement of which this prospectus is a part and the term "notes" refers to the old notes and the exchange notes, collectively.

                         WESTPORT RESOURCES CORPORATION

     We are an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Our reserves and production operations are concentrated in the following divisions: Northern (Rocky Mountains); Southern (Permian Basin, Mid-Continent and Gulf Coast); and Gulf of Mexico (offshore). We focus on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for our exploitation, acquisition and exploration activities. As of June 30, 2001, our reserve base consisted of 54% natural gas and 46% oil and had a reserve life index of 8.7 years, based upon annualized production for the six months ended June 30, 2001. We produced 126.9 Bcfe in 2000 and 95.0 Bcfe in the nine months ended September 30, 2001. Based upon pro forma production levels for the nine months ended September 30, 2001, we are among the 20 largest domestic independent exploration and production companies. Pro forma for the nine months ended September 30, 2001, we generated net revenues and EBITDAX of $451,982 million and $230,457 million, respectively.

     Over the last several years, growth in our reserves, production and cash flow has resulted primarily from our acquisitions and subsequent development drilling activities focused in core project areas. From Old Westport in 1997 to Westport pro forma as of June 30, 2001, we increased proved reserves from 197 Bcfe to 1,081 Bcfe, a compounded annual growth rate of approximately 63%. Over the same period we increased average daily production from 66 Mmcfe/d to 341 Mmcfe/d, a compounded annual growth of approximately 60%. This growth has been complemented by management's ability to substantially reduce our cost structure, including lease operating expenses, transportation costs, production taxes and general and administrative costs, over the same period from $1.32 per Mcfe to $1.14 per Mcfe.

     We believe that our exploitation and acquisition expertise and our sizable exploration inventory, together with our operating experience and efficient cost structure, provide us with the ability to generate substantial current cash flow and position us for future growth. We operate approximately 70% of the net present value of our reserves, allowing us to better manage expenses, capital allocation and the decision-making processes related to other aspects of exploitation and exploration activities. We expect to further develop our properties through lower-risk recovery methods. Our capital budget for 2001 was approximately $265 million balanced between exploitation and exploration both onshore and offshore. We have a capital budget of approximately $200 million for 2002. We have over 1,300 identified drilling opportunities. We anticipate drilling approximately 300 to 350 of these locations in 2002.

     As of June 30, 2001, our proved reserves of 1,081 Bcfe had a net present value before income taxes, discounted at 10%, of $1,474 million based on NYMEX prices of $26.23 per barrel of oil and $3.22 per Mmbtu of natural gas. This provides a 3.6x coverage ratio of our debt, which, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, totaled

$411.7 million as of September 30, 2001. Assuming lower NYMEX prices of $20.00 per barrel of oil and $2.50 per Mmbtu of natural gas, our net present value of proved reserves before income taxes discounted at 10% would have been $974 million based on June 30, 2001 reserve estimates. This provides a 2.4x coverage ratio of our total debt as of September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001. Approximately 75% of our reserves were classified as proved developed as of June 30, 2001.

     The following table sets forth the pro forma volume and net present value of our proved reserves as of June 30, 2001 and undeveloped acreage as of December 31, 2001 and a summary of third quarter 2001 production by our three divisions.

                                                                            AS OF
                                      AS OF JUNE 30, 2001             DECEMBER 31, 2001     THIRD QUARTER 2001
                            ---------------------------------------   -----------------   -----------------------
                             TOTAL             NET PRESENT                   NET
                             PROVED    % OF    VALUE BEFORE   % OF       UNDEVELOPED       AVERAGE        % OF
DIVISION                    RESERVES   TOTAL    INCOME TAX    TOTAL         ACRES         PRODUCTION   PRODUCTION
--------                    --------   -----   ------------   -----   -----------------   ----------   ----------
                             (BCFE)            ($MILLIONS)                 (000S)         (MMCFE/D)
Northern..................     346       32%      $  391        27%          562             103           29%
Southern..................     564       52          753        51            81             138           39
Gulf of Mexico............     171       16          330        22           204             117           32
                             -----      ---       ------      ----           ---             ---          ---
  Total...................   1,081      100%      $1,474       100%          847             358          100%
                             =====      ===       ======      ====           ===             ===          ===

OUR STRATEGY

     Our strategy is to grow our reserve base, diversify our risk profile and expand our investment opportunities by (a) executing on lower-risk exploitation projects and acquisitions and (b) drilling potentially higher-impact exploration prospects. We generally allocate 65% to 75% of our capital budget to exploitation projects and 25% to 35% to exploration projects, thereby balancing risks while maintaining significant potential for growth. We do not budget for acquisitions. To accomplish this strategy, we will:

     - enhance our existing and acquired properties through exploitation to increase production and enlarge our reserve base;

     - pursue acquisitions with developmental upside to grow our inventory of exploitation projects and to employ our operating expertise;

     - generate and drill an extensive prospect inventory by applying current technology and leveraging off our significant operational capabilities; and

     - maintain financial flexibility and a conservative capital structure.

     We intend to implement our strategy as follows:

     Continue an Active Exploitation Program. We plan to drill more than 300 development wells in 2002. We drilled 317 development wells in 2001, 308 of which were successful, resulting in 97% success rate. In 2000, we drilled 266 development wells onshore and 24 development wells in the Gulf of Mexico with a 95% success rate. We have identified significant prospective exploitation projects both onshore and offshore and have a proven track record of executing such projects. For example, in 2000 we initiated a horizontal infill drilling program in our Wiley field in North Dakota, and increased our water injection capacity in that area. Through December 31, 2001, we have drilled 22 wells in this field, all of which have been successful. This activity increased gross production in this field from approximately 600 bbl/d in April 2000 to nearly 2,100 bbl/d in November 2001, while replacing nearly 292% of our production over the same period. In the next 12 months, we plan to drill 8 to 10 additional wells in the Wiley field.

     Pursue and Capitalize on Acquisitions. Through a series of acquisitions from 1995 through 2000, Old Westport substantially increased its reserve base by investing approximately $452 million in acquiring oil and natural gas properties at an average unit acquisition cost of $1.09 per Mcfe. Old Westport invested an additional $105 million to exploit these acquired properties and added reserves at an average unit cost of

$0.72 per Mcfe, thereby reducing average unit acquisition costs to $1.00 per Mcfe. The subsequent reserve additions resulting from these exploitation activities replaced approximately 91% of production from the acquired properties, while generating cash flows through December 31, 2000 of approximately $320 million.

     In August 2001, we completed our Merger with Belco for approximately $1.0 billion, including approximately $714 million allocated to proved oil and natural gas properties, or $1.12/Mcfe. We believe that, due to the significant geographic overlap and the similarity of reserve characteristics, the Belco operations complement our existing onshore areas of operations. Within our Northern Division, the Merger added in excess of 1.2 million gross acres to our exploration inventory in the gas-prone basins of Wyoming, while adding 43 Mmcfe/d to production in this region. The Merger also added critical mass to our onshore Gulf Coast, Permian and Mid-Continent regions, growing our net daily production in these regions from 24 Mmcfe/d for Old Westport prior to the Merger to over 144 Mmcfe/d after the Merger.

     Due to a trend toward industry consolidation and asset rationalization, we believe that we will continue to have opportunities to acquire oil and natural gas properties at attractive rates of return. We have an experienced management team focused on executing our disciplined approach to identifying and capturing these opportunities.

     Capitalize on Extensive Exploration Opportunities. Our strategy continues to focus on enhancing reserve and production growth in our core areas by emphasizing and applying the latest geological, geophysical and drilling technologies. We seek exploration opportunities with characteristics similar to producing properties in our core areas in order to leverage our technical and operational expertise. For the twelve months ended December 31, 2001, we had a 76% success ratio on exploration projects.

     Onshore, we hold interests in approximately 1.6 million gross (approximately 0.6 million net) undeveloped acres, two-thirds of which are located in the principal natural gas basins of Wyoming -- the Greater Green River, Wind River and Big Horn. Over the next 12 to 24 months we plan to drill 20 to 25 exploratory wells onshore, primarily in Wyoming and in the Texas Gulf Coast.

     In the Gulf of Mexico, we had a 21 prospect exploration inventory located on 24 blocks as of December 31, 2001, and had additional exploration opportunities in several of our 67 developed blocks. We have under license 3-D seismic data covering over 18,000 square miles (2,300 blocks) and 2-D seismic data covering over 150,000 linear miles in this area. In order to control activity, our strategy typically includes retaining large working interests in our internally-generated prospects. Prior to drilling, we typically trade a portion of these prospects for interests in prospects developed by others. This strategy allows us to achieve multiple prospect exposure while diversifying our investment risk.

     Maintain Financial Flexibility and a Conservative Capital Structure. We plan to maintain financial flexibility and a conservative capital structure, which we believe is integral to the successful execution of our exploitation, acquisition and exploration strategy. Prior to the Merger, Old Westport had $0.2 million of total debt. As adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, our total debt to total capitalization ratio of 30.7% is one of the lowest in our industry and our debt (as so adjusted) to EBITDAX ratio for the nine months ended September 30, 2001 was 1.79x.

PRINCIPAL EXECUTIVE OFFICES

     We are incorporated under the laws of the State of Nevada. Our principal offices are located at 410 Seventeenth Street, Suite 2300, Denver, Colorado 80202-4436. Our telephone number is (303) 573-5404, and our web site can be found at www.westportresources.com. Information contained on our website does not constitute part of this prospectus.

FAILURE TO EXCHANGE YOUR OLD NOTES

     The old notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions discussed under the caption "The Exchange Offer."

     Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

                               THE EXCHANGE OFFER

     On November 5, 2001, we completed the private offering of our unregistered 8 1/4% Senior Subordinated Notes due 2011, which we refer to in this prospectus as the old notes. In this exchange offer, we are offering to exchange, for your old notes, exchange notes that are identical in all material respects to the old notes except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms.

Registration Rights
Agreement.....................   We sold the old notes on November 5, 2001 to
                                 the initial purchasers -- Credit Suisse First
                                 Boston Corporation, Fleet Securities, Inc.,
                                 Fortis Investment Services, LLC, J. P. Morgan
                                 Securities Inc., Lehman Brothers, Inc., TD
                                 Securities (USA) Inc. and U.S. Bancorp Piper
                                 Jaffray Inc. Simultaneously with the sale of the old notes, we entered into a registration rights agreement that provides for, among other things, the exchange offer. You may exchange your old notes for exchange notes, which have substantially identical terms. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes, except under limited circumstances.

The Exchange Offer............   We are offering to exchange up to $275.0
                                 million aggregate principal amount of old notes for up to $275.0 million aggregate principal amount of exchange notes. You may exchange your old notes only by following the procedures described elsewhere in this prospectus under the heading "The Exchange Offer."

Expiration Date; Withdrawal of
Tender........................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on March 8, 2002, unless we extend it. We do not currently intend to extend the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration date of the exchange offer. See "The Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Resale........................   We believe that the exchange notes issued
                                 pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of ours within the meaning of Rule
                                 405 under the Securities Act) without
                                 compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the exchange notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                 Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                 Any holder of old notes who:

                                 - is our affiliate;

                                 - does not acquire exchange notes in the
                                   ordinary course of its business; or

                                 - exchanges old notes in the exchange offer
                                   with the intention to participate, or for the purpose of participating, in a distribution of exchange notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs.
                                 For additional information regarding the conditions to the exchange offer, see "The
                                 Exchange Offer."

Procedures for Tendering Old
Notes.........................   If you are a holder of old notes who wishes to
                                 accept the exchange offer, you must:

                                 - complete, sign and date the accompanying
                                   letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with all other documents required by the letter of transmittal, including your old notes, to the exchange agent at the address set forth under "The Exchange Offer;" or

                                 - arrange for The Depository Trust Company to
                                   transmit certain required information,
                                   including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                                 By tendering your old notes in either manner, you will be representing among other things, that:

                                 - the exchange notes you receive pursuant to
                                   the exchange offer are being acquired in the ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours, or if you
                                   are an affiliate of ours you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person or entity promptly to tender your old notes in the exchange offer.

                                 For more information on tendering your old notes, please refer to the sections in this prospectus entitled "The Exchange Offer -- Acceptance of Old Notes for Exchange" and "-- Procedures for Tendering Old Notes."

United States Federal Income
Tax Consequences..............   Your exchange of old notes for exchange notes
                                 in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Certain United States
                                 Federal Income Tax Considerations" for a more detailed description of the tax consequences of the exchange offer associated with the exchange of old notes for the exchange notes to be issued in the exchange offer and the ownership and disposition of those exchange notes.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of exchange notes pursuant to the exchange offer.

Exchange Agent................   The Bank of New York.

Consequences of Failure to
Exchange Your Old Notes.......   Old notes not exchanged in the exchange offer
                                 will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities
                                 Act. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes.

                               THE EXCHANGE NOTES

     The terms of the exchange notes are identical in all material respects to those of the old notes, except for transfer restrictions and registration rights that do not apply to the exchange notes, and different administrative terms. The exchange notes will evidence the same debt as the old notes, and the same indenture will govern the exchange notes as the old notes. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer........................   Westport Resources Corporation.

Securities....................   Up to $275.0 million aggregate principal amount
                                 of 8 1/4% senior subordinated notes due 2011 registered under the Securities Act.

Interest Rate and Payment
Dates.........................   8 1/4% per annum payable on May 1 and November
                                 1 of each year, commencing on May 1, 2002.

Maturity Date.................   November 1, 2011.

Ranking.......................   The exchange notes will be senior subordinated
                                 unsecured obligations. They will rank equal in right of payment with our outstand-ing 8 7/8% Senior Subordinated Notes, any old notes that are not exchanged in the exchange offer and any of our other existing and future
                                 Senior Subordinated Indebtedness and will be subordinated in right of payment to our obligations under the Revolving Credit Facility and any of our other existing and future Senior
                                 Indebtedness. As of September 30, 2001,
                                 adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, we had approximately $12.0 million of Senior
                                 Indebtedness and approximately $399.7 million of Senior Subordinated Indebtedness. The terms
                                 "Revolving Credit Facility," "Senior
                                 Indebtedness" and "Senior Subordinated
                                 Indebtedness" are defined under "Description of Exchange Notes -- Certain Definitions."

Optional Redemption...........   Prior to November 1, 2004, we are entitled to
                                 redeem up to 35% of the original principal amount of the notes, including the original principal amount of any additional notes we may issue, from the proceeds of certain equity offerings, so long as:

                                 - we pay to the holders of such notes a
                                   redemption price of 108.25% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; and

                                 - at least 65% of the original aggregate
                                   principal amount of the notes and any
                                   additional notes remains outstanding after each such redemption, other than the notes held by us or our affiliates.

                                 Prior to November 1, 2006, we are entitled to redeem the exchange notes as a whole at a redemption price equal to the principal amount of the exchange notes plus the Applicable Premium and accrued and unpaid interest. The term "Applicable Premium" is defined under "Description of Exchange Notes -- Certain Definitions."

                                 On or after November 1, 2006, we are entitled to redeem some or all of the exchange notes at the fixed redemption prices listed under "Description of Exchange Notes -- Optional Redemption," plus accrued and unpaid interest to the date of redemption.

Guaranties....................   The payment of the principal, interest and
                                 premium on the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by some of our existing and future restricted subsidiaries. See
                                 "Description of Exchange Notes -- Guaranties."

                                 The subsidiary guaranties will rank equal in right of payment with our restricted subsidiaries' guaranties of our outstanding
                                 8 7/8% Senior Subordinated Notes, any old notes that are not exchanged in the exchange offer and any other existing and future Senior Subordinated Indebtedness of our restricted subsidiaries and subordinated in right of payment to our restricted subsidiaries' guaranties of our obligations under the Revolving Credit Facility and any other existing and future Senior Indebtedness of our restricted subsidiaries.

Restrictive Covenants.........   The indenture governing the exchange notes
                                 limits what we and our restricted subsidiaries may do. The provisions of the indenture limit our and such subsidiaries' ability, among other things, to:

                                 - incur additional indebtedness;

                                 - pay dividends on our capital stock or redeem,
                                   repurchase or retire our capital stock or subordinated indebtedness;

                                 - make investments;

                                 - incur liens;

                                 - create any consensual limitation on the
                                   ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

                                 - engage in transactions with our affiliates;

                                 - sell assets, including capital stock of our
                                   subsidiaries; and

                                 - consolidate, merge or transfer assets.

                                 During any period that the notes have
                                 investment grade ratings from both Moody's
                                 Investors Service, Inc. and Standard and Poor's Ratings Group and no default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfers of assets.

                                 These covenants are subject to important exceptions and qualifications described under "Description of Exchange Notes -- Certain Covenants."

Change of Control.............   If we experience a Change of Control, subject
                                 to certain conditions, we must give holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest. The term "Change of Control" is defined under "Description of Exchange Notes -- Change of Control."

Absence of a Public Market for
the Exchange Notes............   The exchange notes will generally be freely
                                 transferable, but will be new securities for which there will not initially be a market. We cannot assure you as to the development or liquidity of any market for the exchange notes.
                                 We do not intend to apply for listing of the exchange notes on any securities exchange or any automated dealer quotation system.

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS ASSOCIATED WITH THE EXCHANGE NOTES.

            SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

     The following tables set forth summary unaudited pro forma financial and operating data to give effect to the merger between Old Westport and Belco and, for the 2000 period, the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company, both of which have been accounted for as purchase transactions for financial accounting purposes. The unaudited pro forma statement of operations data assume that the mergers occurred on January 1, 2000. The unaudited pro forma financial and operating data do not purport to be indicative of the results of operations or the financial position that would have occurred had the mergers occurred on the date indicated, nor do they purport to be indicative of future results of operations. The unaudited pro forma financial and operating data should be read in conjunction with the historical consolidated financial statements and related notes of Old Westport and Belco, the historical statements of revenues and direct operating expenses and related notes for the properties acquired from Equitable Production (Gulf) Company, our unaudited pro forma condensed consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained in this prospectus.

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Oil and natural gas sales.................................      $ 438,361            $388,309
  Commodity price risk management activities:
     Non-hedge cash settlements.............................        (33,953)            (52,649)
     Non-hedge non-cash change in fair value of
       derivatives..........................................       (104,349)            116,322
  Gain on sale of assets, net...............................          3,130                  --
                                                                  ---------            --------
          Net revenues......................................        303,189             451,982
                                                                  ---------            --------
Operating costs and expenses:
  Lease operating expense...................................         68,902              61,096
  Production taxes..........................................         25,095              22,414
  Transportation costs......................................          3,034               3,921
  Exploration...............................................         18,758              27,131
  Depletion, depreciation and amortization..................        136,786             114,851
  Impairment of proved properties...........................          2,911                  --
  Impairment of unproved properties.........................          5,124               3,114
  Stock compensation expense................................          5,539(1)           (1,060)
  General and administrative................................         18,246              19,457
                                                                  ---------            --------
          Total operating expenses..........................        284,395             250,924
                                                                  ---------            --------
          Operating income..................................         18,794             201,058
Other income (expense):
  Interest expense..........................................        (36,007)            (23,889)
  Interest income...........................................          2,181               1,685
  Other.....................................................            152               1,897
                                                                  ---------            --------
Income (loss) before income taxes...........................        (14,880)            180,751
Benefit (provision) for income taxes........................          5,208             (64,738)
                                                                  ---------            --------
Net income (loss) before cumulative effect of change in
  accounting principle......................................      $  (9,672)           $116,013
                                                                  =========            ========

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                                      (DOLLARS IN THOUSANDS)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  Basic.....................................................         45,834              52,043
  Diluted...................................................         45,834              52,876
NET INCOME (LOSS) AVAILABLE TO COMMON STOCK BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE PER
  COMMON SHARE(2):
  Basic.....................................................      $   (0.34)           $   2.16
  Diluted...................................................      $   (0.34)           $   2.12

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                              -----------------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT AVERAGE
                                                               SALES PRICES AND AVERAGE COSTS DATA)
OTHER FINANCIAL AND OPERATING DATA:
EBITDAX(3)..................................................      $291,211             $230,457
PRODUCTION:
Oil (Mbbls).................................................         7,613                5,560
Natural gas (Mmcf)..........................................        81,236               61,689
Oil and natural gas (Mmcfe).................................       126,914               95,049
AVERAGE SALES PRICES:
Oil (per bbl)...............................................      $  28.60             $  23.27
Natural gas (per Mcf).......................................          3.74                 4.20
Oil and natural gas (per Mcfe)..............................          4.11                 4.09
AVERAGE COSTS (PER MCFE):
Lease operating expense.....................................      $   0.54             $   0.64
Production taxes............................................          0.20                 0.24
Transportation costs........................................          0.02                 0.04
General and administrative..................................          0.14                 0.20
Depletion, depreciation and amortization....................          1.08                 1.21

---------------

(1) Includes compensation expense of $3.4 million recorded as a result of a one-time repurchase of employee stock options in March 2000 in connection with the merger between Westport Oil and Gas and Equitable Production (Gulf) Company.

(2) Net income available to common stock before cumulative effect of change in accounting principle per common share reflects the impact of preferred stock dividends of $6,022,000 and $3,696,000 in the 2000 and 2001 periods, respectively.

(3) EBITDAX (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non-cash stock compensation expense and non-cash derivative gain
    (loss). While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, we believe that it provides additional information with respect to our ability to meet our future debt service, capital expenditure commitments and working capital requirements. When evaluating EBITDAX, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDAX, (ii) whether EBITDAX has remained at positive levels historically and (iii) how EBITDAX compares to levels of interest expense. Because EBITDAX excludes some, but not all, items that affect net income and is defined differently among companies in our industry, the measure of EBITDAX presented above may not be comparable to similarly titled measures of other companies.

          SUMMARY UNAUDITED PRO FORMA OIL AND NATURAL GAS RESERVE DATA

     The following table sets forth pro forma summary data with respect to our combined estimated net proved oil and natural gas reserves as of June 30, 2001.

                                                                                TOTAL
                                                       CRUDE                    PROVED
                                                        OIL     NATURAL GAS    RESERVES
                                                      (MBBLS)     (MMCF)      (MMCFE)(1)
                                                      -------   -----------   ----------
ESTIMATED NET PROVED RESERVES:
Developed...........................................  64,321      424,854       810,778
Undeveloped.........................................  17,787      163,926       270,649
                                                      ------      -------     ---------
  Total.............................................  82,108      588,780     1,081,427
                                                      ======      =======     =========

RESERVE VALUATION DATA (IN THOUSANDS):
Estimated future net revenues (before income taxes).........   $2,407,349
Present value of estimated future net revenues (before
  income taxes, discounted at 10%)..........................    1,473,632
Standardized measure of discounted future net cash
  flows(2)..................................................    1,094,284

---------------

(1) Mbbls converted to Mmcfe based on a six to one conversion ratio.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

     Reserves and present values were calculated using NYMEX prices at the close of business on June 29, 2001 of $26.23 per bbl and $3.22 per Mmbtu. The foregoing standardized measures of discounted future net cash flows do not include the effects of hedging or other derivative contracts. Assuming lower NYMEX prices of $20.00 per barrel of oil and $2.50 per Mmbtu of natural gas, our net present value of proved reserves before income taxes discounted at 10% would have been $974 million based on June 30, 2001 reserve estimates.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for Belco and Westport and pro forma and combined per share data after giving effect to the Merger under the purchase method of accounting.

                                                          YEAR ENDED    NINE MONTHS ENDED
                                                         DECEMBER 31,     SEPTEMBER 30,
                                                             2000             2001
                                                         ------------   -----------------
HISTORICAL -- BELCO
  Earnings (Loss) Per Share:
     Basic.............................................     $(1.71)             N/A
     Diluted...........................................      (1.71)             N/A
  Book Value Per Share -- Diluted......................       1.68              N/A
HISTORICAL -- WESTPORT
  Earnings (Loss) Per Share:
     Basic.............................................       1.54             1.53
     Diluted...........................................       1.52             1.50
  Book Value Per Share -- Diluted......................      11.92            17.41
PRO FORMA COMBINED -- NEW WESTPORT
  Earnings (Loss) Per Share:
     Basic.............................................      (0.34)            2.16
     Diluted...........................................      (0.34)            2.12
  Book Value Per Share -- Diluted......................        N/A            17.41
PRO FORMA COMBINED -- BELCO
EQUIVALENT PER SHARE
  Earnings (Loss) Per Share:
     Basic.............................................      (0.14)             N/A
     Diluted...........................................      (0.14)             N/A
  Book Value Per Share -- Diluted......................        N/A              N/A

                                  RISK FACTORS

     You should carefully consider the following factors, as well as the other information contained in this prospectus, before deciding to exchange your old notes for exchange notes. An investment in the notes represents a high degree of risk. There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could therefore lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the notes and us. Each of the risks described in this section with respect to the exchange notes are generally applicable to the old notes. Before making your investment decision, you should also read the other information included in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

  OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HARM OUR BUSINESS.

     Our results of operations are highly dependent upon the prices of oil and natural gas. Historically, oil and natural gas prices have been volatile and are likely to continue to be volatile in the future. For example, our average sales prices for oil and natural gas for the nine months ended September 30, 2000 were $27.45/bbl and $3.60/Mcf, respectively, with production totaling 39.7 Bcfe and combined oil and natural gas sales of $158.4 million during this period. In contrast, our average sales prices for oil and natural gas for the nine months ended September 30, 2001 were $24.12/bbl and $4.31/Mcf, with production increasing to 55.6 Bcfe and combined oil and natural gas sales increasing to $234.4 million during this period. Since September 30, 2001, commodity prices have declined overall. The prices received for oil and natural gas production depend upon numerous factors including, among others:

     - consumer demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - geopolitical developments;

     - commodity processing, gathering and transportation availability;

     - the level of foreign imports of oil and natural gas; and

     - the overall economic environment.

All of these factors are beyond our control. Any significant decrease in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves that are commercially recoverable. For example, the decline in oil and natural gas prices in the past nine months has impacted our cash flow and could adversely impact our borrowing base and liquidity in general. If the oil and natural gas industry continues to experience significant future price decreases or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures.

  WE WILL REQUIRE SUBSTANTIAL CAPITAL TO FUND OUR OPERATIONS.

     We expect for the foreseeable future to make substantial capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures primarily with cash from operating activities and with proceeds from debt and equity financings. If revenues decrease as a result of lower oil and natural gas prices or for any other reason, we may not have the funds available to replace our reserves or to maintain production at current levels, which would result in a decrease in production over time.

  WE MAY NOT REALIZE THE BENEFITS OF INTEGRATING THE OPERATIONS, SYSTEMS AND PERSONNEL OF OLD WESTPORT AND BELCO OR BE SUCCESSFUL IN MANAGING OUR COMBINED COMPANY.

     The Merger of Old Westport with and into Belco on August 21, 2001 approximately doubled the size of our company. To be successful following this business combination, we will need to integrate the operations, financial, technological and management systems, controls and personnel of the two companies. The integration process has required and will continue to require the time of our management and other personnel, which may distract their attention from day-to-day business, the development or acquisition of new properties and the pursuit of other business opportunities. We may encounter difficulties in the integration process and in the ongoing management of the combined business, such as the loss of key employees, customers or suppliers. In addition, our efforts to integrate these businesses could be affected by factors beyond our control, such as regulatory developments, general economic conditions and increased competition. We also expect to incur additional costs related to the Merger. Unless management is successful in integrating and managing on a going-forward basis the resources of the combined company in a cost-efficient manner, we will not realize the benefits sought from the Merger. We may not be able to successfully integrate the operations of Old Westport and Belco, or successfully manage the combined company, and the failure to do so could harm our business, profitability and growth prospects.

  WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

     Our business strategy includes growing our reserve base through acquisitions. We may not continue to be successful in identifying or consummating future acquisitions or integrating acquired businesses successfully into our existing business, or in anticipating the expenses or liabilities we will incur in doing so. Such failures may have a material adverse effect on future growth or results of operations.

     We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

     Acquisitions may involve a number of special risks, including:

     - unexpected losses of key employees, customers and suppliers of the acquired business;

     - conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

     - increasing the scope, geographic diversity and complexity of our operations.

Possible future acquisitions could result in our incurring additional debt, contingent liabilities and amortization expenses related to intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

  REPERCUSSIONS FROM THE RECENT TERRORIST ACTS COMMITTED IN THE UNITED STATES COULD HARM OUR BUSINESS.

     On September 11, 2001, terrorists destroyed the World Trade Center in New York, New York and substantially damaged The Pentagon in Arlington, Virginia. The nature of the repercussions from these incidents and the effect they will have on us and our industry are unknown, cannot be predicted and are beyond our control, but could harm our business. For example, current U.S. military action in Afghanistan, future armed conflict relating to U.S. anti-terrorist efforts, civil unrest, additional terrorist activities and the attendant political instability and societal disruption may prevent us from meeting our obligations under the notes, including the payment of amounts due under the notes. Additionally, if the adverse effect on the United States and global economies resulting from the terrorist attacks, military activity or related events persist, that may reduce overall demand for oil and natural gas, which could result in downward pressure on prevailing oil and natural gas prices and a reduction in our revenues.

  BELCO'S RECENT PRE-MERGER COMMODITY PRICE RISK MANAGEMENT ACTIVITIES HAVE RESULTED IN LOSSES AND MAY LIMIT OUR POTENTIAL GAINS.

     In 1999 and 2000, Belco recorded non-hedge commodity price risk management losses of $36.5 million and $137.6 million, respectively. These losses consisted of $2.4 million and $34.0 million in cash settlements and $34.1 million and $103.6 million in unrealized non-cash mark-to-market losses due to substantial increases in commodity prices for 1999 and 2000, respectively. Belco's hedge and non-hedge transactions for the first quarter 2001 resulted in net reported revenue reductions of $47.0 million in actual cash settlements paid. Belco's hedge and non-hedge transactions for the second quarter of 2001 resulted in net reported revenue reductions of $24.0 million in actual cash settlements paid.

     For the fourth quarter of 2001, we had approximately 6,000 bbl/d and 58,000 Mmbtu/d committed at average prices of $20.24 per bbl of oil and $1.70 per Mmbtu of natural gas. The committed volumes assume the NYMEX forward curve reference prices as of September 30, 2001. We may experience additional losses from these activities in 2002. If commodity prices increase, our cash settlement costs will also increase. In addition, certain of Belco's commodity price risk management arrangements will require us to deliver cash collateral or other assurances of performance to the counterparties in the event that payment obligations with respect to commodity price risk management transactions exceed certain levels. As of September 30, 2001, we had no letters of credit outstanding.

     In order to manage our exposure to price volatility in marketing our oil and natural gas, we may enter into oil and natural gas price risk management arrangements for a portion of our expected production. While intended to reduce the effects of volatile oil and natural gas prices, commodity price risk management transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the arrangements, as was the case with a significant portion of the Belco hedges described above. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

     - our production is less than expected;

     - there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

     - the counterparties to our contracts fail to perform under terms of the contracts.

  OUR COMMODITY PRICE RISK MANAGEMENT AND PRODUCTION SALES TRANSACTIONS WITH ENRON NORTH AMERICA CORP. AND ITS AFFILIATES MAY EXPOSE US TO CERTAIN FINANCIAL LOSSES.

     Prior to the Merger, Belco entered into a substantial portion of its natural gas and crude oil commodity swap agreements and option agreements with Enron North America Corp., or ENA, formerly known as Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron Corp. Mr. Robert A. Belfer, one of our directors, is a member of the Board of Directors of Enron Corp. and was the CEO of Belco at the time these transactions were entered into. These agreements were entered into in the ordinary course of business of Belco and have terms that we believe are no less favorable to Belco than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements Belco paid ENA a net amount of approximately $32 million in fiscal year 2000 and approximately $45 million in 2001.

     On November 29, 2001, we terminated our commodity derivative contracts with ENA. We exercised our rights pursuant to the early termination provisions of such contracts as a result of ENA's ratings downgrade and related events. ENA subsequently declared bankruptcy. We believe that we had the legal right to terminate these agreements, but ENA may challenge our termination in bankruptcy court. Applying the mark-to-market and setoff methodology of our contracts with ENA, we have calculated that we owed ENA a net $204,000 for all hedging transactions that were outstanding under our ENA contracts. Although we believe this methodology was correct, it is possible that ENA will challenge our calculations and claim larger amounts owed.

     We have also terminated our production sales contracts with ENA or its affiliates except for an ongoing month-to-month sales arrangement with EOTT Energy Partners, L.P., a publicly traded entity owned in part by Enron Corp. which has a viable credit line and has supported its payment obligations to us by posting letters of credit. We believe that our exposure to potential loss for payment on production delivered to Enron affiliates is less than $1.0 million.

  EXPLORATION IS A HIGH-RISK ACTIVITY. THE SEISMIC DATA AND OTHER ADVANCED TECHNOLOGIES WE WILL USE ARE EXPENSIVE AND CANNOT ELIMINATE EXPLORATION RISKS.

     Our oil and natural gas operations are subject to the economic risks typically associated with drilling exploratory wells. In conducting exploration activities, we may drill unsuccessful wells and experience losses and, if oil and natural gas is discovered, there is no assurance that such oil and natural gas can be economically produced or satisfactorily marketed. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration activities to be unsuccessful, resulting in a total loss of our investment in such activities. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond our control, including unexpected drilling conditions, title problems, weather conditions, compliance with environmental and other governmental requirements and shortages or delays in the delivery of equipment and services.

     We rely to a significant extent on seismic data and other advanced technologies in conducting our exploration activities. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data is not conclusive in determining if hydrocarbons are present or economically producible. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies. We could incur losses as a result of these expenditures.

  FAILURE TO REPLACE RESERVES MAY NEGATIVELY AFFECT OUR BUSINESS.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis. Furthermore, while our revenues may increase if oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

  RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR ASSUMPTIONS UNDERLYING OUR RESERVE ESTIMATES, SUCH AS THE DISCOUNT RATE USED, COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, that could cause the quantities and net present value of our reserves to be overstated. The reserve information set forth in this prospectus represents estimates based on reports prepared or audited by independent petroleum engineers and prepared by our internal engineers. Reserve engineering is not an exact science. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

     - historical production from the area compared with production from other producing areas;

     - assumed effects of regulation by governmental agencies;

     - assumptions concerning future oil and natural gas prices;

     - assumptions regarding future operating costs;

     - estimates of future severance and excise taxes;

     - assumptions regarding capital expenditures; and

     - estimates regarding workover and remedial costs.

     Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared or audited by different engineers, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. In accordance with requirements of the SEC, the estimated discounted net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower.

  COMPETITION IN OUR INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE HAVE.

     We operate in the highly competitive areas of oil and natural gas exploitation, exploration and acquisition. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from major and independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - acquiring the personnel, equipment and expertise necessary to develop and operate our properties.

     Many other companies have financial, technological and other resources substantially greater than our own. These companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, many of our competitors may enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Our ability to explore for oil and natural gas and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

  WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL AND SAFETY REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our operations and facilities are subject to certain federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Although we believe that we are in substantial compliance with all applicable laws and regulations, we cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with environmental and other governmental regulations, such as:

     - land use restrictions;

     - drilling bonds and other financial responsibility requirements;

     - spacing of wells;

     - unitization and pooling of properties;

     - habitat and endangered species protection, reclamation and remediation, and other environmental protection;

     - safety precautions;

     - operational reporting; and

     - taxation.

     Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property and natural resource damages;

     - oil spills and releases or discharges of hazardous materials;

     - well reclamation costs;

     - remediation and clean-up costs and other governmental sanctions, such as fines and penalties; and

     - other environmental damages.

     We could also experience significant delays in operations on our properties, inability to develop particular properties, or significantly increased costs of operations as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

  WE CANNOT CONTROL ACTIVITIES ON PROPERTIES WE DO NOT OPERATE. INABILITY TO FUND OUR CAPITAL EXPENDITURES MAY RESULT IN REDUCTION OR FORFEITURE OF OUR INTERESTS IN SOME OF OUR NON-OPERATED PROJECTS.

     Other companies operate approximately 30% of the net present value of our reserves and we have limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and exploitation activities on properties operated by others, therefore, depend upon a number of factors that will be outside our control, including:

     - timing and amount of capital expenditures;

     - the operator's expertise and financial resources;

     - approval of other participants in drilling wells; and

     - selection of technology.

     Where we are not the majority owner or operator of a particular oil and natural gas project, we may have no control over the timing or amount of capital expenditures associated with such project. If we are not willing to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.

  OUR BUSINESS INVOLVES MANY OPERATING RISKS THAT MAY RESULT IN SUBSTANTIAL LOSSES. INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - casing collapses;

     - embedded oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - surface cratering;

     - pipeline ruptures or cement failures; and

     - environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

     Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of operations; and

     - repair and remediation costs.

     As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

  WE ARE VULNERABLE TO RISKS ASSOCIATED WITH OPERATING IN THE GULF OF MEXICO.

     Our operations and financial results could be significantly impacted by conditions in the Gulf of Mexico because we explore and produce extensively in that area. As a result of this activity, we are vulnerable to the risks associated with operating in the Gulf of Mexico, including those relating to:

     - adverse weather conditions;

     - oil field service costs and availability;

     - compliance with environmental and other laws and regulations;

     - remediation and other costs resulting from oil spills or releases of hazardous materials; and

     - failure of equipment or facilities.

     In addition, we intend to conduct some of our exploration in the deep waters (greater than approximately 1,000 feet) of the Gulf of Mexico, where operations are more difficult and costly than in shallower waters. The deep waters in the Gulf of Mexico lack the physical and oilfield service infrastructure present in its shallower waters. As a result, deep water operations may require a significant amount of time between a discovery and the time that we can market our production, thereby increasing the risk involved with these operations.

     Further, production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production, and as a result, our reserve replacement needs from new prospects may be greater there than for our operations elsewhere. Also, our revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods.

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

  WE DEPEND UPON OUR MANAGEMENT TEAM AND OUR OPERATIONS REQUIRE US TO ATTRACT AND RETAIN EXPERIENCED TECHNICAL PERSONNEL.

     The successful implementation of our strategies, integration of Old Westport and Belco and handling of other issues integral to our future success will depend, in part, on our experienced management team. The loss of members of our management team could have an adverse effect on our business. Our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced explorationists, engineers and other professionals. Competition for experienced explorationists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

  THE MARKETABILITY OF OUR PRODUCTION DEPENDS UPON FACTORS OVER WHICH WE MAY HAVE NO CONTROL.

     The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could adversely impact our ability to deliver the oil and natural gas we produce to market in an efficient manner, which could harm our financial condition and results of operations. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Our ability to produce and market oil and natural gas is affected and may be also harmed by:

     - federal and state regulation of oil and natural gas production;

     - transportation, tax and energy policies;

     - changes in supply and demand; and

     - general economic conditions.

  OUR PRINCIPAL STOCKHOLDERS OWN A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM A CONTROLLING INFLUENCE OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

     Our principal stockholders, including Westport Energy LLC, ERI Investments, Inc. and a group of former Belco stockholders, or the Belfer Group, beneficially own approximately 68.4% of our outstanding common stock. Accordingly, these stockholders, acting together through the shareholders agreement, based on their current share ownership, are able to control the outcome of the election of directors as well as, if they choose to act together, the adoption or amendment of provisions in our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. These factors may also delay or prevent a change in our management or voting control.

RISKS RELATING TO OUR INDEBTEDNESS

  OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     As of September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, we had total debt, as adjusted to reflect the offer of $275.0 million of the new notes and the application of the proceeds therefrom on November 5, 2001, of $411.7 million and stockholders' equity of $929.8 million.

     Our level of debt could have important consequences for you, including the following:

     - it may be more difficult for us to satisfy our obligations with respect to the notes;

     - we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or other purposes;

     - the amount of our interest expense may increase because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

     - we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

     - we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

     - we may be more vulnerable to economic downturns and adverse developments in our industry; and

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition and results of operations.

  IN LIGHT OF OUR CURRENT INDEBTEDNESS, WE MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     Together with our subsidiaries, we may be able to incur substantially more debt in the future. Although the indenture governing the notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of September 30, 2001, adjusted to reflect the offering of $275 million of the old notes and the application of the proceeds therefrom on November 5, 2001, we had approximately $384 million of additional borrowing capacity under the Revolving Credit Facility, subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

  ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

RISKS RELATING TO THE EXCHANGE NOTES

  SUBORDINATION OF THE EXCHANGE NOTES MAY LIMIT PAYMENT ON THE EXCHANGE NOTES.

     Our obligations under terms of the exchange notes are subordinate in right of payment to all of our existing and future Senior Indebtedness, including outstanding borrowings under the Revolving Credit Facility. As of September 30, 2001, adjusted to reflect the offering of $275 million of the old notes and the application of the proceeds therefrom on November 5, 2001, we had approximately $12 million of Senior Indebtedness outstanding. We may incur additional Senior Indebtedness from time to time, subject to certain restrictions imposed by the indenture governing the exchange notes. By reason of the subordination of the exchange notes, in the event of our insolvency, liquidation or other reorganization, creditors who are holders of Senior Indebtedness must be paid in full before any payments may be made to holders of the exchange notes. There may not be sufficient assets remaining after payment of prior claims to pay amounts due on the exchange notes. In addition, under certain circumstances, no payments may be made with respect to the exchange notes if a default exists with respect to Senior Indebtedness. See "Description of Exchange Notes -- Ranking." The term "Senior Indebtedness" is defined in "Description of Exchange Notes -- Certain Definitions."

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

     - intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

     - was insolvent or rendered insolvent by making the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guaranties are being incurred for proper purposes and in good faith and that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of a Change of Control, we would be required to offer to repurchase all outstanding notes. However, it is possible that we would not have sufficient funds available to us to make the required repurchase of such notes. In addition, the Revolving Credit Facility provides that the occurrence of certain specific kinds of Change of Control events constitute events of default, in which case we may be prohibited by the subordination provisions of the notes from making any payments with respect to the notes, including for the repurchase of the notes. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes which, in turn, could constitute a further event of default under the Revolving Credit Facility.

  WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS.

     The Revolving Credit Facility contains covenants that are similar to, but more restrictive to us than, those contained in the indenture governing the exchange notes, and requires us to maintain specified financial ratios.

     Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under the Revolving Credit Facility. Upon the occurrence of an event of default under the Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under the Revolving Credit Facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the Revolving Credit Facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes.

  A FINANCIAL FAILURE BY US OR ANY SUBSIDIARY GUARANTOR MAY HINDER THE RECEIPT OF PAYMENT ON THE EXCHANGE NOTES, AS WELL AS THE ENFORCEMENT OF REMEDIES UNDER THE SUBSIDIARY GUARANTIES.

     An investment in the exchange notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the exchange notes and in the exercise of enforcement remedies under the exchange notes or the subsidiary guaranties. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys' fees and forced restructuring of the exchange notes.

  A FINANCIAL FAILURE BY US MAY RESULT IN THE ASSETS OF ANY OR ALL SUBSIDIARIES BECOMING SUBJECT TO THE CLAIMS OF OUR CREDITORS.

     A financial failure by us could affect payment of the exchange notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the "cram-down" provision of the bankruptcy code. Under this provision, the exchange notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

RISKS RELATED TO THE EXCHANGE OFFER

  THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE NOTES, THE VALUE OF THE EXCHANGE NOTES MAY FLUCTUATE SIGNIFICANTLY AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID.

     The exchange notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you will receive when you sell will be favorable. Moreover, we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, demand for oil and natural gas, general economic conditions and various other factors. In addition, the liquidity of the trading market in these exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we can give you no assurance that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. This offer to exchange the exchange notes for the old notes does not depend on any minimum amount of old notes being tendered for exchange.

  IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to existing transfer restrictions. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

     - to us (upon redemption of the exchange notes or otherwise);

     - pursuant to an effective registration statement under the Securities Act;

     - so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

     - outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

     - pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Other than in this exchange offer, we do not intend to register the notes under the Securities Act. To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

                               THE EXCHANGE OFFER

     This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the exchange offer.

PURPOSE OF THE EXCHANGE OFFER

     In connection with the issuance of the old notes, we entered into a registration rights agreement which provides for the exchange offer. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement we agreed that we would, subject to certain exceptions:

     - within 75 days after the issue date of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

     - use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the issue date of the old notes;

     - following the declaration of the effectiveness of the registration statement, promptly offer the exchange notes in exchange for surrender of the old notes; and

     - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

     For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note an exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

     Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in this registration statement. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

     Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this registration statement in connection with the resale of such exchange notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

     A holder of old notes (other than certain specified holders) who wishes to exchange old notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution

(within the meaning of the Securities Act) of the exchange notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

          (1) any change of law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect an exchange offer; or

          (2) for any other reason we do not consummate the exchange offer within 220 days of the issue date of the old notes; or

          (3) an initial purchaser of old notes notifies us following consummation of the exchange offer that old notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

          (4) certain holders of old notes are not eligible to participate in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions:

          (1) file a shelf registration statement with the SEC covering resales of the old notes or the exchange notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 75th day after the date on which the obligation to file the shelf registration statement arises;

          (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 75th day after the shelf filing date; and

          (3) use our reasonable best efforts to keep the shelf registration statement effective until the earliest of (A) the time when the old notes or exchange notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under Rule 144, (B) two years from the effective date of the shelf registration statement and (C) the date on which all old notes or exchange notes registered thereunder are disposed of in accordance therewith.

     We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration Statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling such old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     We will pay additional cash interest on the applicable old notes and exchange notes, subject to certain exceptions:

          (1) if we fail to file the registration statement of which this prospectus forms a part with the SEC on or prior to the 75th day after the issue date of the old notes;

          (2) if the registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the 180th day after the issue date of the old notes;

          (3) if the exchange offer is not consummated on or before the 40th day after the registration statement of which this prospectus forms a part is declared effective;

          (4) if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the shelf filing date;

          (5) if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 75th day after the shelf filing date; or

          (6) after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions);

from and including the date on which any such default shall occur to but excluding the date on which all such defaults have been cured.

     The rate of any such additional interest will be 0.50% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the exchange notes.

     All references in the indenture governing the old notes and the exchange notes, in any context, to any interest or other amount payable on or with respect to the old notes or the exchange notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

     If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the exchange offer.

BACKGROUND OF THE EXCHANGE OFFER

     An aggregate of $275,000,000 principal amount of 8 1/4% senior subordinated notes due 2011 are currently issued and outstanding. The maximum principal amount of exchange notes that will be issued in exchange for old notes is $275,000,000. The terms of the exchange notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights that do not apply to the exchange notes, and will contain different administrative terms.

     The exchange notes will bear interest at a rate of 8 1/4% per year, payable semiannually on May 1 and November 1 of each year, beginning on May 1, 2002. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such note, from the date of its original issue. Holders of exchange notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable exchange notes in the exchange offer, you will be required to make the following representations:

     - the exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangements with any person to participate in the distribution of the exchange notes; and

     - you are not our "affiliate" as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on March 8, 2002, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

     - waive any condition of the exchange offer; and

     - amend any terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of old notes who have validly tendered their old notes.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of exchange notes only as specifically set forth in the section captioned "Plan of Distribution." Only broker-dealers that acquired the exchange notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

     - the expiration date of the exchange offer; and

     - the satisfaction or waiver of the conditions specified below under "-- Conditions of the Exchange Offer."

We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any old notes not accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

     In all cases, exchange notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of old notes accepted for exchange after the exchange agent receives the exchange notes.

     If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on its behalf, retain tendered old notes, without prejudice to our rights described in this prospectus under the captions "-- Expiration Date; Extensions; Termination; Amendments,"
"-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders," subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes-Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under "-- Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described under the caption
"-- Transfer Taxes" or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

     Tender of Old Notes Held Through The Depository Trust Company. The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent's message states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Old Notes Held in Physical Form. For a holder to validly tender old notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

     Signature Guarantees. A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery.  If you wish to tender your old notes and:

     - certificates representing your old notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

you may tender your old notes if:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

      - setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

      - stating that the tender is being made by guaranteed delivery; and

      - guaranteeing that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for, or a timely book-entry confirmation with respect to, your old notes;

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived by us, any defect or irregularity in connection with tenders of old notes must be cured within the time that we determine. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

     - you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address set forth below under "-- Exchange Agent"; or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn; and

     - identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

     We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under the captions "-- Procedures for Tendering Old Notes" and "Plan of Distribution"; and

     - any other representations that may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

     - delivery of the exchange notes, or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

     - tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of old notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for exchange notes in the exchange offer, you will remain subject to restrictions on transfer of the old notes:

     - as set forth in the legend printed on the old notes as a consequence of the issuance of the exchange notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - as otherwise set forth in the offering circular distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - you are not an "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you acquired the exchange notes in the ordinary course of your business; and

     - you have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer.

     If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

 By Registered or Certified     By Hand or Overnight Delivery      Facsimile Transmission
            Mail
                                    The Bank of New York        (Eligible Institutions Only)
    The Bank of New York          Reorganization Department            (212) 235-2261
  Reorganization Department            15 Broad Street
       15 Broad Street                   16th Floor              To Confirm by Telephone or
         16th Floor               New York, New York 10005                   for
  New York, New York 10005              Attn: Kin Lau                 Information Call:
        Attn: Kin Lau
                                                                           Kin Lau
                                                                       (212) 235-2358

     Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange old notes for exchange notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of the exchange offer. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales or any untendered old notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Westport and its subsidiaries at September 30, 2001 adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001. This table should be read in conjunction with the historical consolidated financial statements and related notes of Old Westport and Belco, our unaudited pro forma condensed consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                                 SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash........................................................  $   37,030   $   37,030
                                                              ==========   ==========
Total debt:
  Revolving Credit Facility(1)..............................  $  255,000   $   12,000
  8 1/4% Senior Subordinated Notes due 2011.................          --      275,000
  8 7/8% Senior Subordinated Notes due 2007(2)..............  $  149,205   $  124,661
                                                              ----------   ----------
     Total debt.............................................     404,205      411,661
Stockholders' equity:
  Preferred stock...........................................          29           29
  Common stock..............................................         520          520
  Additional paid-in-capital................................     875,172      875,172
  Other comprehensive income................................       7,350        7,350
  Treasury stock............................................      47,147       47,147
  Retained earnings.........................................        (408)        (408)
                                                              ----------   ----------
     Total stockholders' equity.............................     929,810      929,810
                                                              ----------   ----------
     Total capitalization...................................  $1,334,015   $1,341,471
                                                              ==========   ==========

---------------

(1) On December 31, 2001, our Revolving Credit Facility had a borrowing base of $400.0 million.

(2) In connection with the Merger, we assumed $147 million face amount, $149 million fair value of Belco's 8 7/8% Senior Subordinated Notes due 2007. On November 1, 2001, approximately $24.3 million face amount of our 8 7/8% Senior Subordinated Notes due 2007 was tendered to us, pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. We used borrowings under our Revolving Credit Facility to fund the repayment.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The merger of Old Westport into Belco on August 21, 2001 was accounted for as a purchase transaction for financial accounting purposes. Because Old Westport stockholders own a majority of the Westport common stock, the Merger was accounted for as a reverse acquisition in which Old Westport is the purchaser of Belco. Westport began consolidating the results of Belco with the results of Old Westport as of the August 21, 2001 closing date. The unaudited pro forma condensed consolidated statements of operations of Westport for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the Merger as if it had occurred on January 1, 2000. The unaudited pro forma condensed consolidated statement of operations of Westport for the year ended December 31, 2000 also reflects the merger of Westport Oil and Gas Company, Inc., referred to herein as Westport Oil and Gas, with Equitable Production (Gulf) Company, referred to herein as EPGC, which occurred on April 7, 2000 and is referred to herein as the EPGC Merger, as if it had occurred on January 1, 2000. The pro forma adjustments are based on estimates and assumptions explained in further detail in the accompanying notes to unaudited pro forma condensed consolidated financial statements.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to unaudited pro forma condensed consolidated financial statements, the historical consolidated financial statements and related notes of Old Westport and Belco, the historical statements of revenues and direct operating expenses and related notes for the properties acquired from Equitable Production (Gulf) Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The pro forma information presented does not purport to be indicative of the financial position or results of operations that would have actually occurred had the Merger and the EPGC Merger occurred on the dates indicated or which may occur in the future.

     Gains and losses related to derivatives that do not qualify as hedges for accounting purposes and gains on the sale of operating assets have been classified as revenues in the accompanying unaudited pro forma condensed consolidated statements of operations. Such amounts are classified as non-operating Other Income (Expense) in the Historical Statements of Operations of Old Westport and Belco.

                         WESTPORT RESOURCES CORPORATION

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
           OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                    OLD                     PRO FORMA
                                                  WESTPORT      BELCO        MERGER
                                                 HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                 ----------   ----------   -----------      ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Oil and natural gas sales....................   $232,581     $155,728      $              $388,309
  Commodity price risk management activities:
     Non-hedge cash settlements................       (558)     (52,091)                     (52,649)
     Non-hedge non-cash change in fair value of
       derivatives.............................     24,486       91,836                      116,322
                                                  --------     --------      -------        --------
          Net revenues.........................    256,509      195,473                      451,982
                                                  --------     --------      -------        --------
Operating costs and expenses:
  Lease operating expense......................     34,770       26,326                       61,096
  Production taxes.............................      8,942       13,472                       22,414
  Transportation costs.........................      3,921           --                        3,921
  Exploration..................................     24,333           --        2,798(a)       27,131
  Depletion, depreciation and amortization.....     72,251       38,632        3,968(b)      114,851
  Impairment of unproved properties............      3,114           --                        3,114
  Stock compensation expense...................     (1,060)          --                       (1,060)
  General and administrative...................     10,832        6,016        2,609(c)       19,457
                                                  --------     --------      -------        --------
          Total operating expenses.............    157,103       84,446        9,375         250,924
                                                  --------     --------      -------        --------
          Operating income (loss)..............     99,406      111,027       (9,375)        201,058
Other income (expense):
  Interest expense.............................     (4,483)     (19,406)                     (23,889)
  Interest income..............................      1,522          163                        1,685
  Other........................................      1,897           --                        1,897
                                                  --------     --------      -------        --------
Income (loss) before income taxes..............     98,342       91,784       (9,375)        180,751
Benefit (provision) for income taxes...........    (35,895)     (32,124)       3,281(d)      (64,738)
                                                  --------     --------      -------        --------
Net income (loss) before cumulative effect of
  change in accounting principle...............   $ 62,447     $ 59,660      $(6,094)       $116,013
                                                  ========     ========      =======        ========
Weighted average number of common shares
  outstanding:
  Basic........................................     40,496           --       11,547(h)       52,043
  Diluted......................................     41,329           --       11,547(h)       52,876
Net income available to common stockholders
  before cumulative effect of change in
  accounting principle per common share:
  Basic........................................   $   1.53                                  $   2.16(i)
  Diluted......................................   $   1.50                                  $   2.12(i)

    The accompanying notes to the unaudited pro forma condensed consolidated financial statements
                   are an integral part of these statements.

                         WESTPORT RESOURCES CORPORATION

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

                                          OLD                     PRO FORMA      PRO FORMA
                                        WESTPORT      BELCO         EPGC          MERGER
                                       HISTORICAL   HISTORICAL   ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                       ----------   ----------   -----------    -----------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Oil and natural gas sales..........   $220,042    $ 199,387      $18,932(e)    $              $ 438,361
  Commodity price risk management
     activities:
     Non-hedge cash settlements......         --      (33,953)                                    (33,953)
     Non-hedge non-cash change in
       fair value of derivatives.....       (739)    (103,610)                                   (104,349)
  Gain on sale of assets, net........      3,130           --                                       3,130
                                        --------    ---------      -------       ---------      ---------
          Net revenues...............    222,433       61,824       18,932                        303,189
                                        --------    ---------      -------       ---------      ---------
Operating costs and expenses:
  Lease operating expense............     34,397       33,290        1,215(e)                      68,902
  Production taxes...................     10,631       14,464                                      25,095
  Transportation costs...............      3,034           --                                       3,034
  Exploration........................     12,790           --                        5,968(a)      18,758
  Depreciation, depletion and
     amortization....................     64,856       56,721       10,126(e)        5,083(b)     136,786
  Impairment of proved properties....      2,911           --                                       2,911
  Impairment of unproved
     properties......................      5,124           --                                       5,124
  Stock compensation expense.........      5,539           --                                       5,539
  General and administrative.........      7,542        6,538          702(e)        3,464(c)      18,246
                                        --------    ---------      -------       ---------      ---------
          Total operating expenses...    146,824      111,013       12,043          14,515        284,395
                                        --------    ---------      -------       ---------      ---------
          Operating income (loss)....     75,609      (49,189)       6,889         (14,515)        18,794
Other income (expense):
  Interest expense...................     (9,731)     (25,253)      (1,023)(e)                    (36,007)
  Interest income....................      1,230          951                                       2,181
  Other..............................        152           --                                         152
                                        --------    ---------      -------       ---------      ---------
Income (loss) before income taxes....     67,260      (73,491)       5,866         (14,515)       (14,880)
Benefit (provision) for income
  taxes..............................    (23,724)      25,722       (2,542)(e)       5,752(d)       5,208
                                        --------    ---------      -------       ---------      ---------
Net income (loss)....................     43,536      (47,769)       3,324          (8,763)        (9,672)
Preferred stock dividends............         --       (6,022)                                     (6,022)
                                        --------    ---------      -------       ---------      ---------
Net income (loss) available to common
  stock..............................   $ 43,536    $ (53,791)     $ 3,324       $  (8,763)     $ (15,694)
                                        ========    =========      =======       =========      =========
Weighted average number of common
  shares outstanding:
  Basic..............................     28,296       31,469        4,007(g)      (17,938)(f)     45,834
  Diluted............................     28,645       31,469        4,007(g)      (18,287)(f)     45,834
Net income (loss) per common share:
  Basic..............................   $   1.54    $   (1.71)          --              --      $   (0.34)
  Diluted............................   $   1.52    $   (1.71)          --              --      $   (0.34)

    The accompanying notes to the unaudited pro forma condensed consolidated financial statements
                   are an integral part of these statements.

                         WESTPORT RESOURCES CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND AVERAGE PRICE DATA)

     The following notes discuss the pro forma adjustments related to the Merger, and for the 2000 unaudited pro forma condensed consolidated statement of operations, Westport's merger with EPGC on April 7, 2000.

(a) Adjustment to expense exploration costs capitalized by Belco (under the full cost method of accounting) to conform to the successful efforts method of accounting utilized by Old Westport.

(b) Adjustment to reflect additional depletion, depreciation and amortization expense resulting from the additional basis of oil and natural gas properties recorded in connection with purchase accounting. The additional pro forma depletion, depreciation and amortization expense was computed based on the portion of the purchase price allocated to proved properties using the units of production depletion method (under the successful efforts method of accounting) based on estimates of proved reserves of the Belco properties as of the beginning of each period presented.

(c) Adjustment to expense general and administrative expenses capitalized by Belco (under the full cost method of accounting) to conform to the successful efforts method of accounting utilized by Old Westport.

(d) Adjustment to reflect provision for income taxes resulting from pro forma income before income taxes, assuming an effective tax rate of 35.8% and 35.0% in the 2001 period and 2000 period, respectively.

(e) Adjustment to reflect additional revenues and expenses attributable to the EPGC properties acquired by Old Westport in the EPGC Merger on April 7, 2000. Adjustment reflects revenues and expenses of the EPGC properties for the period prior to the EPGC Merger.

(f) Adjustment to reflect the elimination of Belco's historical shares outstanding and the issuance of 13,587,425 shares of New Westport common stock in connection with the merger of Westport into Belco and the reduction of Westport's weighted average number of diluted common shares as a result of Westport's common stock equivalents which become antidilutive on a pro forma basis.

(g) Adjustment to reflect the issuance of 15,236,152 shares of Westport common stock on April 7, 2000 in connection with Westport's acquisition of EPGC.

(h) Adjustment to reflect the elimination of Belco's historical shares outstanding and the issuance of 13,587,425 shares of New Westport common stock in connection with the merger of Westport into Belco and the impact of Belco's common stock equivalents.

(i) Net income available to common stockholders before cumulative effect of change in accounting principle per common share reflects the impact of preferred stock dividends of $3,696,000.

               (UNAUDITED) SUPPLEMENTAL PRO FORMA DATA RELATED TO
                             OIL AND GAS ACTIVITIES

     Estimates of proved oil and natural gas reserve quantities and the related discounted future net cash flows for Old Westport at December 31, 2000 were prepared by Ryder Scott Company, L.P. and Netherland, Sewell and Associates, Inc. Estimates of proved oil and natural gas reserve quantities and the related discounted future net cash flows of Belco as of December 31, 2000 are based on internal estimates and audited by Miller and Lents, Ltd. independent petroleum engineers.

PRO FORMA QUANTITIES OF OIL AND NATURAL GAS RESERVES (UNAUDITED)

     The following table presents estimates of net proved and proved developed oil and natural gas reserves as of December 31, 2000 for Old Westport, Belco and pro forma for the Merger.

                                 OLD WESTPORT            BELCO             PRO FORMA
                               -----------------   -----------------   -----------------
                                 OIL       GAS       OIL       GAS       OIL       GAS
                               (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                               -------   -------   -------   -------   -------   -------
Total proved reserves:
  Beginning of year..........  32,750    119,338   53,076    322,148   85,826    441,486
  Production.................  (3,584)   (34,316)  (3,922)   (40,847)  (7,506)   (75,163)
  Revisions of previous
     estimates...............   1,417     10,662   (1,316)   (33,128)     101    (22,466)
  Extensions, discoveries and
     other additions.........   3,135     33,445    4,289     76,433    7,424    109,878
  Purchases of reserves in
     place...................   3,249    116,783    8,346     57,726   11,595    174,509
  Sales of reserves in
     place...................  (2,167)      (447)  (2,982)    (1,009)  (5,149)    (1,456)
                               ------    -------   ------    -------   ------    -------
  End of year................  34,800    245,465   57,491    381,323   92,291    626,788
                               ======    =======   ======    =======   ======    =======
Proved developed reserves....  28,673    185,354   40,642    231,380   69,315    416,734
                               ======    =======   ======    =======   ======    =======

STANDARDIZED MEASURE OF DISCOUNTED PRO FORMA FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND NATURAL GAS RESERVES (UNAUDITED)

     The following table presents the standardized measure of discounted future net cash flows as of December 31, 2000 for Old Westport, Belco and pro forma for the Merger.

                                                    OLD
                                                  WESTPORT       BELCO       PRO FORMA
                                                 ----------   -----------   -----------
                                                         (DOLLARS IN THOUSANDS)
Future cash flows..............................  $2,993,022   $ 5,139,439   $ 8,132,461
Future production costs........................    (546,358)     (977,369)   (1,523,727)
Future development costs.......................    (119,415)     (184,305)     (303,720)
                                                 ----------   -----------   -----------
Future net cash flows before tax...............   2,327,249     3,977,765     6,305,014
Future income taxes............................    (691,048)   (1,309,197)   (2,000,245)
                                                 ----------   -----------   -----------
Future net cash flows after tax................   1,636,201     2,668,568     4,304,769
Annual discount at 10%.........................    (537,802)   (1,002,564)   (1,540,366)
                                                 ----------   -----------   -----------
Standardized measure of discounted future net
  cash flows...................................  $1,098,399   $ 1,666,004   $ 2,764,403(1)
                                                 ==========   ===========   ===========

---------------

(1) As of June 30, 2001 our pro forma standardized measure was $1,094,284.

(UNAUDITED) CHANGES IN STANDARDIZED MEASURE OF PRO FORMA DISCOUNTED FUTURE NET CASH FLOWS

     The following table presents changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2000 for Old Westport, Belco and pro forma for the Merger.

                                                      OLD
                                                    WESTPORT      BELCO      PRO FORMA
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Balance, beginning of year.......................  $  322,435   $  465,329   $  787,764
Oil and natural gas sales, net of production
  costs..........................................    (196,608)    (209,916)    (406,524)
Net changes in anticipated prices and production
  cost...........................................     369,244    1,430,220    1,799,464
Extensions and discoveries, less related costs...     228,685      101,596      330,281
Changes in estimated future development costs....     (15,807)      24,303        8,496
Previously estimated development costs
  incurred.......................................      16,827           --       16,827
Net change in income taxes.......................    (445,830)    (429,170)    (875,000)
Purchase of minerals in place....................     748,854      118,390      867,244
Sales of minerals in place.......................      (3,205)     (13,633)     (16,838)
Accretion of discount............................      34,910       62,654       97,564
Revision of quantity estimates...................      48,384     (147,218)     (98,834)
Changes in production rates and other............      (9,490)     263,449      253,959
                                                   ----------   ----------   ----------
Balance, end of year.............................  $1,098,399   $1,666,004   $2,764,403
                                                   ==========   ==========   ==========

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following information should be read in conjunction with the historical consolidated financial statements and related notes of Old Westport and Belco, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this document.

                                    WESTPORT

                                                                                           NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                              -------------------------------------------------------    ---------------------
                                1996       1997        1998        1999       2000         2000        2001
                              --------   ---------   ---------   --------   ---------    --------    ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Operating revenues..........  $ 35,141   $  63,870   $  52,355   $ 75,488   $ 220,042    $142,691    $ 256,509
                              --------   ---------   ---------   --------   ---------    --------    ---------
Operating costs and
  expenses:
  Lease operating expense...    10,716      19,583      21,554     22,916      34,397      23,609       34,770
  Production taxes..........     3,561       5,923       3,888      5,742      10,631       7,460        8,942
  Transportation costs......        --         781         850      1,725       3,034       1,967        3,921
  Exploration...............     1,054       7,424      14,664      7,314      12,790       7,610       24,333
  Depletion, depreciation
    and amortization........     8,325      23,659      36,264     25,210      64,856      42,015       72,251
  Impairment of proved
    properties..............       442       5,765       8,794      3,072       2,911          --           --
  Impairment of unproved
    properties..............        --         380       1,898      2,273       5,124       1,908        3,114
  Stock compensation
    expense.................        --          --          --         --       5,539(1)    3,682(1)    (1,060)
  General and
    administrative..........     2,655       5,316       5,913      5,297       7,542       5,277       10,832
                              --------   ---------   ---------   --------   ---------    --------    ---------
    Total operating
      expenses..............    26,753      68,831      93,825     73,549     146,824      93,528      157,103
                              --------   ---------   ---------   --------   ---------    --------    ---------
    Operating income
      (loss)................     8,388      (4,961)    (41,470)     1,939      73,218      49,163       99,406
Other income (expense):
  Interest expense..........    (2,774)     (5,635)     (8,323)    (9,207)     (9,731)     (8,454)      (4,483)
  Interest income...........       313         309         403        489       1,230         614        1,522
  Gain (loss) on sale of
    assets, net.............       128         (13)         --      3,637       3,130       3,379           --
  Other.....................        44         (54)         29         16        (587)        100        1,897
                              --------   ---------   ---------   --------   ---------    --------    ---------
  Income (loss) before
    income taxes............     6,099     (10,354)    (49,361)    (3,126)     67,260      44,802       98,342
  Benefit (provision) for
    income taxes............    (2,289)        973          --         --     (23,724)    (15,192)     (35,895)
                              --------   ---------   ---------   --------   ---------    --------    ---------
    Net income (loss).......     3,810      (9,381)    (49,361)    (3,126)     43,536      29,610       62,447
  Preferred Stock
    Dividends...............        --          --          --         --          --          --          397
                              --------   ---------   ---------   --------   ---------    --------    ---------
  Net income (loss)
    available to common
    stock...................  $  3,810   $  (9,381)  $ (49,361)  $ (3,126)  $  43,536    $ 29,610    $  62,050
                              ========   =========   =========   ========   =========    ========    =========
  Weighted average number of
    common shares
    outstanding:
    Basic...................     4,531       9,326      11,004     14,727      28,296      25,474       40,496
                              ========   =========   =========   ========   =========    ========    =========
    Diluted.................     4,531       9,326      11,004     14,727      28,645      25,729       41,329
                              ========   =========   =========   ========   =========    ========    =========

                                                                                           NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                              -------------------------------------------------------    ---------------------
                                1996       1997        1998        1999       2000         2000        2001
                              --------   ---------   ---------   --------   ---------    --------    ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Net income (loss) per
    common share:
    Basic...................  $   0.84   $   (1.01)  $   (4.49)  $  (0.21)  $    1.54    $   1.16    $    1.53
                              ========   =========   =========   ========   =========    ========    =========
    Diluted.................  $   0.84   $   (1.01)  $   (4.49)  $  (0.21)  $    1.52    $   1.15    $    1.50
                              ========   =========   =========   ========   =========    ========    =========
OTHER FINANCIAL DATA:
EBITDAX(2)..................  $ 18,694   $  32,509   $  20,582   $ 43,950   $ 165,567    $105,088    $ 175,100
Net cash provided by
  operating activities......    15,921      24,146       7,622     21,279     143,429      64,853      175,695
Net cash provided by (used
  in) investing
  activities................   (24,040)   (150,441)   (113,019)    17,981    (140,169)    (87,962)    (138,355)
Net cash provided by (used
  in) financing
  activities................    13,735     126,675     104,667    (29,933)     (2,581)     39,141      (20,464)
Capital expenditures........    24,023     153,791     113,008     14,005     146,086      93,539      139,007
Ratio of earnings to fixed
  charges(3)................      3.20x         --          --         --        7.91x       6.30x       20.13x

                                               AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                              ----------------------------------------------------   ---------------------
                                1996       1997       1998       1999       2000       2000        2001
                              --------   --------   --------   --------   --------   --------   ----------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...  $ 10,497   $ 10,878   $ 10,148   $ 19,475   $ 20,154   $ 35,507   $   37,030
Working capital (deficit)...     7,797      4,296    (30,993)    12,837     20,487     56,825       (5,148)
Total assets................   117,597    245,394    302,302    271,477    551,831    536,281    1,623,854
Total debt..................    26,795     93,462    153,128    106,795        162    145,795      404,205
Total stockholders'
  equity....................    80,471    131,098    126,737    140,011    458,056    338,363      929,810

---------------

(1) Includes compensation expenses of $3.4 million recorded as a result of a one-time repurchase of employee stock options in March 2000 in connection with the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company.

(2) EBITDAX (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non-cash stock compensation expense and non-cash derivative gain
    (loss). While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Old Westport believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditure commitments and working capital requirements. When evaluating EBITDAX, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDAX, (ii) whether EBITDAX has remained at positive levels historically and (iii) how EBITDAX compares to levels of interest expense. Because EBITDAX excludes some, but not all, items that affect net income and is defined differently among companies in our industry, the measure of EBITDAX presented above may not be comparable to similarly titled measures of other companies. Old Westport believes that EBITDAX may provide additional information with respect to its ability to meet its future debt service, capital expenditure commitments and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income prior to income tax benefit (expense) and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs. Earnings were insufficient to cover fixed charges by $10,354,000, $49,361,000 and $3,126,000 for the years ended December 31, 1997, 1998 and
    1999, respectively.

                                     BELCO

                                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                 --------------------------------------------------------   --------------------
                                   1996        1997        1998        1999       2000        2000        2001
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales, net of
    hedging activities.........  $ 119,710   $ 129,994   $ 129,916   $141,932   $ 199,387   $  97,842   $127,778
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
Operating costs and expenses:
  Oil and gas operating
    expenses...................      6,296       7,358      33,615     29,854      33,290      15,201     19,079
  Production taxes.............      1,551       5,400       7,232      9,314      14,464       7,522     10,881
  Depreciation, depletion and
    amortization...............     40,904      46,684      56,102     54,182      56,721      28,166     29,192
  Impairment of oil and gas
    properties.................         --     150,000     229,000         --          --          --         --
  General and administrative...      3,059       3,913       5,216      4,940       6,538       3,145      3,565
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
         Total operating costs
           and expenses........     51,810     213,355     331,165     98,290     111,013      54,034     62,717
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
         Operating income
           (loss)..............     67,900     (83,361)   (201,249)    43,642      88,374      43,808     65,061
Other income (expense):
  Interest expense.............         --      (1,668)    (21,013)   (21,021)    (25,253)    (13,602)   (14,571)
  Interest income..............      2,653       3,245       1,730      1,134         951         500        145
  Impairment of equity
    securities.................         --          --     (24,216)      (450)         --          --         --
  Derivative gain
    (loss) -- cash.............      3,417      (1,551)        172     (2,442)    (33,953)    (12,995)   (47,685)
  Derivative gain
    (loss) -- non-cash.........     (9,384)     (4,928)     18,912    (34,094)   (103,610)    (65,963)    91,836
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
Income (loss) before income
  taxes........................     64,586     (88,263)   (225,664)   (13,231)    (73,491)    (48,252)    94,786
Benefit (provision) for income
  taxes(1).....................    (21,953)     31,355      78,107      4,631      25,722      16,888    (33,175)
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
Net income (loss) before
  cumulative effect of change
  in accounting principle......     42,633     (56,908)   (147,557)    (8,600)    (47,769)    (31,364)    61,611
Cumulative effect of change in
  accounting principle.........         --          --          --         --          --          --     (4,324)
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
  Net income (loss)(1).........  $  42,633   $ (56,908)  $(147,557)  $ (8,600)  $ (47,769)  $ (31,364)  $ 57,287
                                 =========   =========   =========   ========   =========   =========   ========
  Net income (loss) available
    to common stock............  $  42,633   $ (56,908)  $(152,963)  $(15,484)  $ (53,791)  $ (34,516)  $ 54,702
                                 =========   =========   =========   ========   =========   =========   ========
OTHER FINANCIAL DATA:
EBITDA(2)......................  $ 114,874   $ 115,017   $  85,755   $ 96,516   $ 112,093   $  59,479   $ 46,713
Net cash provided by operating
  activities...................    108,059     101,523      86,345     78,044      86,698   $  44,505   $ 52,808
Net cash used in investing
  activities...................   (143,826)   (363,136)   (138,526)   (74,542)   (175,282)  $(114,676)  $(60,697)
Net cash provided by (used in)
  financing activities.........     77,684     230,400      42,356     (3,832)     89,145   $  71,197   $  6,810
Capital expenditures (net).....    142,712     564,459     126,506     73,183     175,328     114,447     60,532

                                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                 --------------------------------------------------------   --------------------
                                   1996        1997        1998        1999       2000        2000        2001
                                 ---------   ---------   ---------   --------   ---------   ---------   --------
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AS OF
  PERIOD END):
Cash and cash equivalents......  $  43,473   $  12,260   $   2,435   $  2,105   $   2,666   $   3,131   $  1,587
Working capital (deficit)(3)...     48,667      36,757      14,821     (8,389)   (101,729)    (40,058)   (51,585)
Total assets...................    303,918     697,109     505,536    510,973     657,374     610,618    661,914
Total debt.....................         --     352,090     294,990    306,744     402,033     380,899    409,656
Stockholders' equity...........    233,203     184,648     138,291    113,972      60,400      90,060    107,065

---------------

(1) 1996 includes a one-time non-cash deferred tax charge of $30.1 million recognized as a result of the combination of assets consummated on March 29, 1996 in connection with Belco's initial public offering.

(2) EBITDA (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of oil and natural gas properties, impairment of equity securities, the non-cash portion of derivative gain (loss) and cumulative effect of change in accounting principle. While EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Belco believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditure commitments and working capital requirements.

(3) Excluding the commodity price risk management non-cash mark-to-market balance sheet items, working capital would have been positive $6.6 million and $7.5 million at December 31, 1999 and December 31, 2000, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the historical consolidated financial statements and related notes of Old Westport and Belco and other financial information included elsewhere in this prospectus.

OVERVIEW

     Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Our reserves and production operations are concentrated in the following diversified divisions: Northern (Rocky Mountains); Southern (Permian Basin, Mid-Continent and Gulf Coast); and Gulf of Mexico (offshore). We focus on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for our exploitation, acquisition and exploration activities.

     In 1999 and 2000, results of operations were significantly impacted by the prices of oil and natural gas, which are volatile. In these two years, oil and natural gas prices increased compared to prices in the previous two years. However, beginning in mid-2001, oil and natural gas prices began declining. The prices we receive for our oil vary from NYMEX prices based on the location and quality of the crude oil. The prices we receive for our natural gas are based on Henry Hub prices reduced by transportation and processing fees.

     Revenues are derived from the sale of oil and natural gas and natural gas liquids. We utilize the sales method of accounting for natural gas sales, whereby revenues are recognized based on cash received and not on our proportionate share of production. We periodically enter into fixed price sales agreements or other hedging transactions to take advantage of prices that we believe to be attractive and to reduce risks related to potential price declines. While our hedging contracts protect us from price declines related to future production volumes that are hedged, such contracts can also reduce the benefits we could realize from increases in oil and natural gas prices. Gains and losses from hedging transactions are recognized as oil and natural gas revenue when the associated production occurs.

     Oil and natural gas production costs are composed of lease operating expense and production taxes. Lease operating expense consists of pumpers' salaries, utilities, maintenance and other costs necessary to operate our producing properties. In general, lease operating expense per unit of production is lower on our offshore properties and does not fluctuate proportionately with our production. Production taxes are assessed by applicable taxing authorities as a percentage of revenues. However, properties located in Federal waters offshore are generally not subject to production taxes.

     Exploration expense consists of geological and geophysical costs, delay rentals and the cost of unsuccessful exploratory wells. Delay rentals are typically fixed in nature in the short term. However, other exploration costs are generally discretionary and exploration activity levels are determined by a number of factors, including oil and natural gas prices, availability of funds, quantity and character of investment projects, availability of service providers and competition.

     Depletion of capitalized costs of producing oil and natural gas properties is computed using the units-of-production method based upon proved reserves. For purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. Because the economic life of each producing well depends upon the assumed price for production, fluctuations in oil and natural gas prices impact the level of proved reserves. Higher prices generally have the effect of increasing reserves, which reduces depletion, while lower prices generally have the effect of decreasing reserves, which increases depletion.

     General and administrative expenses consist primarily of salaries and related benefits, stock compensation expense, office rent, legal fees, consultants, systems costs and other administrative costs incurred in our Denver, Dallas and Houston offices. While we expect such costs to increase with our growth, we expect such increases to be proportionately smaller than our production growth.

MERGER OF OLD WESTPORT AND BELCO

     On August 21, 2001, the stockholders of Belco approved the Agreement and Plan of Merger, dated as of June 8, 2001, between Belco and Old Westport. Pursuant to the merger agreement, Old Westport was merged with and into Belco, with Belco surviving and changing its name to Westport Resources Corporation. The Merger was accounted for as a purchase transaction for financial accounting purposes. Because former Old Westport stockholders now own a majority of the outstanding Westport common stock as a result of the Merger, the Merger is accounted for as a reverse acquisition in which Old Westport is the purchaser of Belco.

     Old Westport was formed by the merger on April 7, 2000 of Westport Oil and Gas with EPGC. As a result of the merger, Westport Oil and Gas became a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation, and the stockholders of Westport Oil and Gas became the majority stockholders of EPGC. The senior management team of Westport Oil and Gas became the management team for the combined company, complemented by certain key managers from EPGC.

     Based on pro forma production levels for the first nine months of 2001, we are one of the 20 largest publicly traded independent exploration and production companies in the United States. Our corporate headquarters are in Denver, Colorado and we have division offices in Denver, Colorado, Dallas, Texas and Houston, Texas. All of our oil and natural gas properties are located within the continental United States, the Gulf of Mexico and Canada.

     Our results of operations are significantly impacted by the price of oil and natural gas. The prices we receive for our oil vary from NYMEX prices based on the location and quality of the crude oil. The prices we receive for our natural gas are based on Henry Hub prices reduced by transportation and processing fees.

     We account for our oil and natural gas properties using the successful efforts method of accounting, which Old Westport followed prior to the Merger. Under this method, all costs associated with property acquisitions, successful exploration wells and all development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. Belco previously used the full cost method of accounting. Under that method, all costs associated with acquisition, exploration and development of oil and natural gas reserves, including directly related internal costs such as general and administrative costs, geological and geophysical costs and unsuccessful exploratory wells, were capitalized.

INTERNAL RESTRUCTURING OF THE COMPANY'S SUBSIDIARIES

     Effective December 31, 2001, we completed an internal restructuring of some of our subsidiaries, the primary purpose of which was to eliminate inactive subsidiaries and to consolidate our assets and properties into an ownership and decision-making structure consistent with the regional business units into which our operations have been organized. The restructuring was accomplished through creation of two new corporate subsidiaries, a series of mergers and transfers of equity interests, and the statutory conversion of Westport Oil and Gas Company, Inc. into a limited partnership.

RESULTS OF OPERATIONS -- THE COMPANY

     As indicated above, the merger between Belco and Old Westport was accounted for using purchase accounting with Old Westport as the surviving accounting entity. We began consolidating the results of Belco with the results of Old Westport as of the August 21, 2001 closing date. The merger between EPGC and Westport Oil and Gas was accounted for using purchase accounting with Westport Oil and Gas as the surviving accounting entity. Old Westport began consolidating the results of EPGC with the results of Westport Oil and Gas as of the April 7, 2000 closing date.

     The discussion below includes a comparison of our consolidated results of operations with Old Westport's for the nine months ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998.

     Revenues. Oil and natural gas revenues for the nine months ended September 30, 2001 increased by $76.1 million, or 48%, from $158.4 million to $234.4 million, over the comparable period in 2000. Production from the acquired EPGC properties accounted for $17.1 million of the increase and production from the acquired Belco properties accounted for $11.7 million of the increase. The increase was also a result of an increase of 20% in realized natural gas prices partially offset by a decrease of 12% in oil prices. Production volumes increased 15.9 Bcfe from 39.7 Bcfe in 2000 to 55.6 Bcfe in 2001 (acquired EPGC and Belco properties accounted for 1.4 Bcfe and 4.7 Bcfe, respectively, of the increase). Production volumes also increased 7.9 Bcfe from recent discoveries in the Gulf of Mexico, 0.8 Bcfe from coalbed methane development in the Powder River Basin area, 0.6 Bcfe from the horizontal drilling program in the Wiley Field, 0.6 Bcfe from the drilling program in northern Louisiana and 0.6 Bcfe from the acquired interest in the Ward Estes Field in August 2000. Increases were partially offset by declines in existing properties. Hedging transactions had the effect of reducing oil and natural gas revenues by $1.8 million and $15.7 million, or $0.03 and $0.39 per Mcfe, for the nine months ended September 30, 2001 and 2000, respectively.

     Oil and natural gas revenues for 2000 increased by $144.5 million, or 191%, from $75.5 million to $220.0 million. Production from the acquired EPGC properties accounted for $95.3 million of the increase and the remaining increase resulted from increases of 70% and 92% in realized oil and natural gas prices, respectively. The increase of 22,709 Mmcfe in production volumes from 33,113 Mmcfe in 1999 to 55,822 Mmcfe in 2000 was primarily due to 21,260 Mmcfe from the acquired EPGC properties. Hedging transactions had the effect of reducing oil and natural gas revenues by $24.6 million and $7.9 million, or $0.44 and $0.24 per Mcfe, for the year ended December 31, 2000 and 1999, respectively.

     Oil and natural gas revenues for 1999 increased by $23.1 million, or 44%, from $52.4 million to $75.5 million. This increase resulted from increases of 52% and 22% in realized oil and natural gas prices, respectively, and an increase of 64% in natural gas production volumes partially offset by a decrease of 5% in oil production volumes. The increase in production volumes from 29.0 Bcfe to 33.1 Bcfe was primarily attributable to oil and natural gas properties acquired from Total Minatome Corporation in October 1998. Hedging transactions had the effect of reducing oil and natural gas revenues by $7.9 million, or $0.24 per Mcfe, in 1999 and increasing oil and natural gas revenues by $0.3 million, or $0.01 per Mcfe, in 1998.

     Commodity Price Risk Management Activities, or CPRM, Activities. For the nine months ended September 30, 2001, we recorded a net gain of $24.5 million in the non-hedge non-cash change in fair value of derivatives and a net loss of $0.6 million in non-hedge cash settlements of derivatives. The net gain relates to cash settlements of derivatives and changes in fair value on derivatives that under SFAS No. 133 do not qualify for hedge accounting. Old Westport had no derivatives that did not qualify for hedge accounting for the nine months ended September 30, 2000.

     Lease Operating Expense. Lease operating expense for the nine months ended September 30, 2001 increased by $11.2 million, or 47%, from $23.6 million to $34.8 million, compared to the same period in 2000. Lease operating expenses from the acquired EPGC properties and Belco properties accounted for $1.5 million and $2.5 million, respectively, of the increase. An increase of $1.4 million was due to chemicals used in initiating the alkaline surfactant polymer flood in the Mellot Ranch field in the Powder River Basin. Lease operating expenses increased in the Gooseberry field in the Big Horn Basin by $0.6 million as a result of several workovers to enhance current production. Recent discoveries in the Gulf of Mexico and recent onshore discoveries accounted for $1.1 million and $1.5 million, respectively, of the increase. Also the acquired interest in the Ward Estes lease in West Texas in August 2000 accounted for $0.5 million of the increase. Remaining increase was primarily due to workovers performed on certain fields in the Williston Basin. On a per Mcfe basis, lease operating expense increased from $0.59 to $0.63 in the 2000 and 2001 periods, respectively.

     Lease operating expense for 2000 increased by $11.5 million, or 50%, from $22.9 million to $34.4 million. Lease operating expenses from the acquired EPGC properties accounted for $6.5 million of the increase. On a per Mcfe basis, lease operating expense decreased from $0.69 to $0.62, primarily due to the lower lease operating expense associated with the acquired EPGC properties.

     Lease operating expense for 1999 increased by $1.3 million, or 6%, from $21.6 million to $22.9 million. The increase in lease operating expense was the result of additional expense recorded as a result of oil and natural gas properties acquired from Total Minatome Corporation in October 1998, offset by uneconomic properties shut in during 1999 and sales of oil and natural gas properties during 1999. On a per Mcfe basis, lease operating expense decreased from $0.74 in 1998 to $0.69 in 1999. The cost per Mcfe decreased because the acquired properties are primarily natural gas properties, which have lower operating costs than oil properties.

     Production Taxes. Production taxes for the nine months ended September 30, 2001 increased by $1.4 million, or 19%, from $7.5 million to $8.9 million, compared to the same period in 2000. Acquired Belco properties accounted for $1.1 million of the increase in production taxes. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 4.7% to 3.8%. The decrease in production taxes as a percent of revenue is primarily the result of the EPGC merger and recent discoveries in the Gulf of Mexico, which increased the number of offshore properties that are not subject to production taxes.

     Production taxes for 2000 increased by $4.9 million, or 85%, from $5.7 million to $10.6 million. The increase in production taxes is primarily attributable to an increase in the average realized price of oil and natural gas. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 6.9% to 4.3%. The decrease in production taxes as a percent of revenue is primarily the result of the EPGC Merger, which increased the number of offshore properties Old Westport owns that are not subject to production taxes.

     Production taxes for 1999 increased by $1.8 million, or 48%, from $3.9 million to $5.7 million. The increase in production taxes is primarily attributable to an increase in the average realized price of oil and natural gas. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 7.5% in 1998 to 6.9% in 1999. The decrease in production taxes as a percent of revenue is primarily the result of the Total Minatome acquisition, which increased the number of offshore properties Old Westport owns that are not subject to production taxes.

     Transportation Costs. Transportation costs for the nine months ended September 30, 2001 increased by $1.9 million, or 95%, from $2.0 million to $3.9 million, compared to the same period in 2000. Transportation costs from the acquired EPGC properties accounted for $0.2 million of the increase. The remaining increase was primarily due to additional offshore and coalbed methane wells that started producing in the latter part of 2000 and 2001.

     Transportation costs for 2000 increased by $1.3 million, or 76%, from $1.7 million to $3.0 million. Transportation costs from the acquired EPGC properties accounted for $0.4 million of the increase. The remaining increase was due to additional natural gas offshore wells and coalbed methane wells that started producing in 2000, which incur higher costs to process and transport the natural gas.

     Transportation costs for 1999 increased by $0.9 million, or 103%, from $0.8 million to $1.7 million. The increase in transportation costs was primarily the result of natural gas properties located in northern Louisiana acquired from Total Minatome Corporation in October 1998.

     Exploration Costs. Exploration costs for the nine months ended September 30, 2001 increased by $16.7 million, or 220%, from $7.6 million to $24.3 million, compared to the same period in 2000. Dry hole costs increased $14.5 million as a result of five unsuccessful exploratory wells drilled in the Gulf of Mexico during the nine months ended September 30, 2001. For the nine months ended September 30, 2000 there were two unsuccessful exploratory offshore wells and two unsuccessful exploratory onshore wells. Purchases of Gulf of Mexico 3-D seismic data increased $1.8 million during the nine months ended September 30, 2001 compared to the same period in 2000.

     Exploration costs for 2000 increased by $5.5 million, or 75%, from $7.3 million to $12.8 million. Exploration costs consist of $6.0 million of dry hole costs, $5.6 million of geological and geophysical costs and $1.2 million of delay rentals. The increase was primarily due to $4.0 million in additional dry hole costs as a result of five unsuccessful offshore exploratory wells and three unsuccessful onshore exploratory wells drilled during 2000. Geological and geophysical costs increased $1.0 million due to increased offshore activity in

2000. Delay rentals accounted for $0.5 million of the increase as a result of acquiring offshore leases in the EPGC Merger.

     Exploration costs decreased $7.4 million, or 50%, during 1999, from $14.7 million to $7.3 million. The decrease was primarily due to four unsuccessful offshore exploratory wells and seven unsuccessful onshore exploratory wells drilled during 1998 compared to one unsuccessful offshore exploratory well and two unsuccessful onshore exploratory wells drilled during 1999.

     Depletion, Depreciation and Amortization, or DD&A, Expense. DD&A expense increased $30.2 million during the nine months ended September 30, 2001, from $42.0 million to $72.2 million, compared to the same period in 2000. Depletion related to the acquired EPGC properties and Belco properties caused DD&A expense to increase $8.9 million and $5.3 million, respectively. Recent discoveries in the Gulf of Mexico caused DD&A expense to increase $10.8 million. An increase of $2.2 million was due to additions in oil and natural gas properties in northern Louisiana since September 30, 2000. These increases were the primary factors which caused DD&A expense to increase on a per Mcfe basis from $1.06 to $1.30.

     DD&A expense increased $39.7 million during 2000 from $25.2 million to $64.9 million. Depletion related to the acquired EPGC properties caused DD&A expense to increase $36.8 million. The remaining increase was due to the additions in oil and natural gas properties during 2000. The average DD&A rate increased from $0.76 per Mcfe during 1999 to $1.16 per Mcfe during 2000, a 53% increase in the DD&A rate primarily due to the acquired offshore EPGC properties.

     DD&A expense decreased $11.1 million, or 30%, during 1999, from $36.3 million to $25.2 million. The average DD&A rate of $0.76 per Mcfe of production during 1999 represents a 39% decrease from the $1.25 per Mcfe recorded in 1998. This decrease was attributable primarily to an increase in estimated proved reserves attributable to higher oil and natural gas prices at December 31, 1999 as compared to December 31, 1998, as well as to proved property impairments of $8.8 million recorded in 1998.

     Impairment of Proved Properties. During 2000, 1999 and 1998, Old Westport recognized proved property impairments of $2.9 million, $3.1 million and $8.8 million, respectively. Impairments recorded in 2000 were mainly the result of a decline in Old Westport's oil and natural gas reserve value due to reserve volume reductions in under performing fields in Wyoming, offshore and Louisiana. The impairment recorded in 1999 was the result of a decrease in risk adjusted probable reserves for the Ward Estes lease located in West Texas, which were subsequently assigned to the operator of the lease in exchange for existing producing property equipment and infrastructure owned by the operator. The impairments recorded in 1998 were as follows: $4.9 million resulting from depressed oil prices for certain long-lived oil properties located primarily in the Rocky Mountains, $2.5 million resulting from depressed natural gas prices for certain natural gas properties located in the Mid-Continent and $1.4 million based on the results of unsuccessful development drilling in the Mid-Continent.

     Impairment of Unproved Properties. During the nine months ended September 30, 2001, we recognized unproved property impairments of $3.1 million on offshore leases, as a result of an assessment of the exploration opportunities existing on such properties. During the nine months ended September 30, 2000, we recognized unproved property impairments of $1.9 million of which impairments of $0.6 million were taken on offshore leases, $0.4 million for leases held in Kansas and the remaining $0.9 million for various leases held in North Dakota, Wyoming and Louisiana.

     In 2000, Old Westport recognized unproved property impairments of $5.1 million, as a result of an assessment of the exploration opportunities existing on such properties. The $5.1 million consisted of $2.5 million for leases held in North Dakota, $1.5 million for leases held offshore and $1.1 million for various leases held in Kansas, Wyoming and Louisiana. In 1999, Old Westport recognized unproved property impairments of $2.3 million of which $1.3 million was associated with a prospect off the coast of Argentina and the remaining $1.0 million for various leases held in North Dakota and Wyoming. In 1998, $1.7 million and $0.2 million were impaired for leases held in Michigan and North Dakota, respectively.

     Stock Compensation Expense. During the nine months ended September 30, 2001, we recorded a $1.4 million reduction in stock compensation expense previously recognized as a result of applying the
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

provisions of FASB Interpretation No. 44 and $0.3 million in expense related to the issuance of restricted stock. The reduction of $1.4 million partially offsets the $2.2 million of stock compensation expense recorded in the second half of 2000 related to provisions of FASB Interpretation No. 44. During the nine months ended September 30, 2000, we recognized $3.7 million of stock compensation expense due to a $3.4 million one-time stock compensation expense related to the repurchase of employee stock options and $0.3 million related to provisions of FASB Interpretation No. 44.

     During 2000, Old Westport recognized $5.5 million of stock compensation expense composed of $2.1 million related to applying the provisions of FASB Interpretation No 44, and a one-time stock compensation charge of $3.4 million related to the repurchase of employee stock options in connection with the EPGC Merger. There was no stock compensation expense recorded in 1999 and 1998.

     General and Administrative, or G&A, Expense. G&A expense increased $5.5 million, or 104%, during the nine months ended September 30, 2001, from $5.3 million to $10.8 million, compared to the same period in 2000. In connection with the EPGC merger additional employees were hired in the Houston office which accounted for a $2.3 million increase in G&A expense. The Belco Merger accounted for $0.9 million of the increase. A majority of the remaining increase was due to payroll costs resulting from an increase in staff and costs incurred in 2001 as a result of the reporting requirements of being an SEC registrant.

     G&A expense increased $2.2 million, or 42%, during 2000, from $5.3 million to $7.5 million. In connection with the EPGC Merger additional employees were hired in the Houston office, which accounted for a $3.4 million increase in G&A expense. Offsetting the increase in G&A expense was a $0.6 million increase in overhead recoveries from additional drilling in 2000 and $0.5 million additional costs incurred in 1999 related to closing down an office acquired in an acquisition. On a Mcfe basis, G&A expense decreased 13% from $0.16 during 1999 to $0.14 during 2000.

     G&A expense decreased $0.6 million, or 10%, during 1999, from $5.9 million to $5.3 million. The decrease was the result of a reduction in workforce during 1999 combined with increased overhead recoveries from development of its interest in the coalbed methane play in the Powder River Basin. On a Mcfe basis, G&A expense decreased 20% from $0.20 during 1998 to $0.16 during 1999.

     Other Income (Expense). Other expense for the nine months ended September 30, 2001 was $1.1 million compared to $7.7 million for the nine months ended September 30, 2000. Interest expense decreased $3.9 million during the nine months ended September 30, 2001, as a result of a reduction in our debt balance. Other income increased $1.8 million primarily from changes in fair values on interest rate swap contracts that were not designated as hedges for accounting purposes. Interest income increased $0.9 million due to the increase in our cash balance.

     Other income (expense) for 2000 was ($6.0 million) compared to ($5.1 million) for 1999. The variance was primarily due to interest expense which increased $0.5 million from $9.2 million in 1999 to $9.7 million in 2000 as a result of $50 million in additional borrowings relating to the EPGC Merger.

     Other income (expense) for 1999 was ($5.1 million) compared to ($7.9 million) for 1998. The variance was attributable to a $3.6 million gain on the sale of assets recorded in 1999. The gain was partially offset by an increase in interest expense of $0.9 million, resulting from an increase in average borrowings related to acquiring oil and natural gas properties from Total Minatome Corporation in October 1998, and an increase in interest rates in 1999. Substantially all of the borrowings in both periods were under a bank line of credit.

     Income Taxes. We recorded income tax expense of $35.9 million ($33.9 million deferred and $2.0 million current) for the nine months ended September 30, 2001 and $15.2 million for the nine months ended September 30, 2000. The difference between the income tax expense for those periods and the amounts that would be calculated by applying statutory income tax rates to income before income taxes is due primarily to the reversal of deferred tax valuation allowance in the 2000 period and the utilization of credits generated from applying enhanced recovery methods in both periods.

     Old Westport recorded income tax expense of $23.7 million for 2000 and no income tax expense or benefit for 1999 resulting from a loss incurred in 1999. The difference between the income tax expense

(benefit) for those periods and the amounts that would be calculated by applying statutory income tax rates to income before income taxes is due primarily to the credits from applying enhanced recovery methods in 2000 and a deferred tax valuation allowance recorded in 1999. As of December 31, 2000, Old Westport had a net deferred tax liability of $38.5 million, which includes net operating loss carryforwards of $16.7 million.

     Old Westport recorded no income tax benefit in 1999 and 1998 resulting from losses incurred in those years. The difference between the income tax benefit for those years and the amount that would be calculated by applying statutory income tax rates to loss before income taxes is due primarily to deferred tax asset valuation allowances recorded in those years.

     Net Income. Net income for the nine months ended September 30, 2001 was $62.4 million compared to net income of $29.6 million for the nine months ended September 30, 2000. The variance was primarily attributable to increases in revenues of $110.4 million and decreases in other expenses of $6.7 million offset by increases of $63.6 million in operating expenses and $20.7 million in income tax expense.

     Net income for 2000 was $43.5 million compared to a net loss of $3.1 million for 1999. The variance was primarily attributable to an increase in revenues of $144.6 million, partially offset by increases of $39.6 million in DD&A, $11.5 million in lease operating expenses and $23.7 million in income tax expense.

     Net loss for 1999 was $3.1 million compared to $49.4 million for 1998. The decrease in net loss was primarily attributable to an increase in revenues of $23.1 million and decreases in exploration costs of $7.4 million and DD&A expense of $11.1 million.

RESULTS OF OPERATIONS -- BELCO

     The following is a discussion of the financial condition and results of operations of Belco for the years ended December 31, 2000, 1999 and 1998.

  YEAR ENDED 2000 COMPARED TO YEAR ENDED 1999

     Revenues. Oil and natural gas sales revenues for the year 2000, net of hedging activities, increased $57.5 million, or 41% to $199.4 million when compared to the prior year, primarily the result of both higher production and higher commodity prices. Natural gas production increased 3% over the prior year. Average Mcfe price realizations, net of hedging activities, increased by 32% when compared to last year's price realizations. Natural gas production represented approximately 63% of total production on an Mcfe basis compared to the 66% reported for 1999. Oil production increased by 14% over the prior year due to property acquisitions and newly drilled well additions during the year, less oil producing properties sold.

     CPRM activities, including hedged and non-hedged transactions, for the year 2000 resulted in reported revenue reductions of $92.2 million in actual cash settlements paid compared to incremental revenues of $0.2 million received in the prior year. In addition, $103.6 million in non-cash mark-to-market unrealized future losses related to CPRM activities were recorded under costs and expenses in compliance with current accounting rules. In the prior year, Belco reported $34.1 million in non-cash mark-to-market unrealized losses.

     Costs and Expenses. Production and operating expenses for the year 2000 increased by 11% to $33.3 million compared to $29.9 million reported in the prior year. The increase was related to the addition of wells, both acquired and drilled, in the current year. On an equivalent unit basis, lifting costs were $0.52 per Mcfe for the year 2000 compared to $0.49 per Mcfe in 1999. Production taxes were $0.22 and $0.16 per Mcfe for the years 2000 and 1999, respectively, with the increase related to higher commodity prices.

     DD&A for the year 2000 increased $2.5 million to $56.7 million when compared to the $54.2 million recorded in the prior year due to higher production volumes. The annual DD&A rate per Mcfe was $0.88, a 2% decline as compared to the prior year when $0.90 per Mcfe was recorded.

     G&A costs increased by 32% in 2000 to $6.5 million when compared to the $4.9 million incurred in 1999. The increase was principally due to reduced amounts charged to the full cost pool. The G&A costs per Mcfe increased from $0.08 to $0.10.

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

     Interest expense is incurred on $147 million of 8 7/8% senior subordinated notes due 2007 issued in September 1997, $109 million of 10 1/2% notes assumed in Belco's acquisition of Coda Energy, Inc. in November 1997 and bank debt incurred to fund various activities. Interest expense for the year 2000 increased by $4.2 million to $25.3 million, a 20% increase over the $21.0 million incurred in the prior year. The increase is due to higher interest rates charged and additional borrowings outstanding under Belco's credit facility related to property acquisitions. The higher interest costs were partially offset by additional amounts capitalized during the current year.

     Income (Loss) Before Income Taxes. Belco's reported loss before income tax benefits for the year 2000 was ($73.5 million). This compares to a pre-tax loss of ($13.2 million) reported for the year 1999. The 2000 and 1999 reported losses are the result of recognizing the required non-cash mark-to-market unrealized CPRM losses as required by current accounting rules. Excluding the effect of the non-cash mark-to-market unrealized CPRM losses, Belco had income before income taxes of $30.1 million and $20.9 million for the years 2000 and 1999, respectively.

     Income Taxes. Income tax benefits were recorded for the year 2000 in the amount of $25.7 million as a result of the reported pre-tax loss. The benefit for income taxes for 1999 was $4.6 million.

  YEAR ENDED 1999 COMPARED TO YEAR ENDED 1998

     Revenues. Oil and natural gas sales revenues for the year 1999, net of hedging activities, increased 9% to $141.9 million compared to $129.9 million realized in 1998. The year over year increase is due to higher commodity prices and higher natural gas production partially offset by lower crude oil production. In 1999, weighted average oil prices realized, net of hedging, totaled $19.25 per barrel, a 20% increase when compared to the $16.09 realized in 1998. The natural gas weighted average prices realized, net of hedging, increased by 13% from $1.69 in 1998 to $1.91 in 1999. Average daily production volume in 1999 on an Mcfe basis declined by 3% to 165 Mmcfe/d.

     CPRM activities, including hedged and non-hedged transactions, increased revenues by $0.2 million in the year 1999 and $5.9 million in 1998. In addition, a $34.1 million charge and a ($18.9) million reduction was recorded in 1999 and 1998, respectively, under costs and expenses representing non-cash mark-to-market unrealized future losses or (gains) related to CPRM activities in compliance with current accounting rules.

     Costs and Expenses. Production and operating expenses declined to $39.2 million or 4% in 1999 when compared to the $40.8 million incurred during 1998. The decrease is identified with cost reduction efforts in response to lower commodity prices realized in the first half of 1999 combined with the implementation of other operating efficiencies on newly operated properties located in Wyoming. On a unit basis, operating costs were $0.65 per Mcfe for 1999 compared to $0.66 per Mcfe for 1998, including production taxes.

     DD&A costs for the year totaled $54.2 million when compared to the $56.1 million recorded for the prior year. The DD&A rate for the year was unchanged at $0.90 per Mcfe. For the year 1998, Belco also recorded $229 million ($149 million after-tax) in non-cash ceiling test provisions as required by full-cost accounting rules. The provisions were the result of applying substantially lower commodity prices to estimated recoverable reserves.

     G&A costs declined by 5% during 1999 to $4.9 million when compared to the $5.2 million incurred in 1998. The decrease is primarily due to the cost controls implemented in response to lower commodity prices. The rate per Mcfe for such costs was unchanged at $0.08 for both years. Exploration related G&A expenses for 1999 in the amount of $5.5 million have been capitalized to oil and natural gas property accounts. The decrease of $0.7 million when compared to 1998 comparable capitalized amount of $6.2 million principally reflects reduced exploration activities.

     Interest expense is incurred on $150 million of the 8 7/8% Senior Subordinated Notes due 2007 issued in September 1997, $109 million of the 10 1/2% Senior Subordinated Notes due 2006 and bank debt incurred under Belco's revolving credit facility. Net interest costs incurred for the year 1999 totaled $25.9 million, with approximately $4.9 million of this total capitalized to property accounts. The 1999 net total interest cost declined modestly when compared to 1998 when net total interest costs were $26.1 million, with $5.1 million capitalized.

     As a result of the substantial decline in the market value of Big Bear Exploration Ltd., or Big Bear, securities acquired in June 1998, impairment provisions were $450,000 and $9.7 million recorded by Belco in 1999 and 1998, respectively.

     Income (Loss) Before Income Taxes. Belco's reported loss before income tax benefits for the year 1999 was $13.2 million. This compares to a loss of $225.7 million reported in 1998. The substantially lower loss reported for 1999 reflects improved commodity prices and the absence of non-cash ceiling test and securities impairment provisions of $229.0 million and $24.2 million, respectively, reported in 1998.

     Income Taxes. Income tax benefits were recorded for 1999 in the amount of $4.6 million and $78.1 million for 1998 as a result of reported pre-tax losses.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal uses of capital have been for the exploitation, acquisition and exploration of oil and natural gas properties.

     Cash flow from operating activities was $175.7 million for the nine months ended September 30, 2001 compared to $64.9 million generated by Old Westport for the nine months ended September 30, 2000. Operating cash flow in the nine month period increased compared to the prior period due to an increase in natural gas prices, increase in production as a result of the mergers with EPGC and Belco, recent discoveries in the Gulf of Mexico, additional production from coalbed methane development and activity in the Wiley, northern Louisiana and Ward Estes Fields.

     Cash flow used in investing activities was $138.4 million for the nine months ended September 30, 2001 compared to $88 million used by Old Westport for the nine months ended September 30, 2000. Of this total, $132.7 million was used for exploitation and exploration activities and $6.3 million was used for acquisitions, offset by proceeds from sales of properties of $0.7 million. Investing activities for the nine months ended September 30, 2000 included $49.7 million for exploitation and exploration activities and $43.9 million for acquisitions, of which $42.4 million was related to the merger with EPGC.

     Net cash used in financing activities was $20.5 million for the nine months ended September 30, 2001 compared to $39.1 million cash generated by Old Westport for the nine months ended September 30, 2000. Financing activities for the nine months ended September 30, 2001 consisted of $273.3 million in repayment of long-term debt, new financing fees of $2 million and stock repurchase of $0.4 million offset by $255.0 million in borrowings and $0.3 million from the issuance of common stock. Financing activities for the nine months ended September 30, 2000 reflected borrowings of $50 million utilized to consummate the merger with EPGC and $0.1 million from the issuance of common stock offset by repayments of long-term debt of $11.0 million.

  FINANCING ACTIVITY

  Revolving Credit Facility

     We entered into a new credit facility, which we refer to as the Revolving Credit Facility, with a syndicate of banks upon closing of the Merger. The Revolving Credit Facility was subsequently amended on November 5, 2001. The Revolving Credit Facility, as amended, provides for a maximum committed amount of $500 million and a borrowing base of approximately $400 million as of November 5, 2001. The facility matures on July 1, 2005. Advances under the Revolving Credit Facility are in the form of either a base rate loan or a Eurodollar loan.

     The interest on a base rate loan is a fluctuating rate based upon the highest of:

     - the rate of interest announced by JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as its prime rate;

     - the secondary market rate for three month certificates of deposits plus 1%; and

     - the federal funds effective rate plus 0.5%;

in each case plus a margin of 0% to 0.125% based upon the ratio of total debt to EBITDAX.

     The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.25% to 1.50% based upon the ratio of total debt to EBITDAX.

     As of September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, we had borrowings and letters of credit issued of approximately $16 million outstanding under the Revolving Credit Facility, and available unused borrowing capacity of approximately $384 million with an average interest rate of 4.58%.

  Redemption of 10 1/2% Senior Subordinated Notes due 2006

     On September 20, 2001, we redeemed all of our outstanding 10 1/2% Senior Subordinated Notes due 2006 at a price of $1,050.25 per note plus accrued interest. The notes were originally issued by Coda Energy and assumed in connection with the Merger, and they were redeemed pursuant to the optional redemption provision of the related indenture at 105.25% of the principal amount of each note plus accrued interest, for a total amount of approximately $120.1 million, consisting of $114.7 million in principal and $5.4 million in accrued interest. The redemption was funded by borrowings under the Revolving Credit Facility and available cash. No gain or loss was recognized in connection with the redemption as the fair value of the 10 1/2% Senior Subordinated Notes recorded in connection with the Merger equaled the redemption cost.

  8 7/8% Senior Subordinated Notes due 2007

     In connection with the Merger, we assumed $147 million face amount, $149 million fair value, of Belco's 8 7/8% Senior Subordinated Notes due 2007. On November 1, 2001, approximately $24.3 million face amount of these notes was tendered to us pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. We used borrowings under our Revolving Credit Facility to fund the repayment. No gain or loss was recorded in connection with the redemption as the fair value of the 8 7/8% Senior Subordinated Notes recorded in connection with the Merger equaled the redemption cost.

  8 1/4% Senior Subordinated Notes due 2011

     On November 5, 2001, we completed the private placement of $275 million of 8 1/4% Senior Subordinated Notes due 2011 pursuant to SEC rule 144A. Proceeds of approximately $268 million, net of underwriting discounts and offering costs, were used to reduce outstanding indebtedness under the Revolving Credit Facility.

  Stock Repurchase

     On September 21, 2001, the board of directors authorized management to repurchase up to $30 million of our common stock. Under this authorization, we have repurchased 30,000 shares at an average price of $13.61 per share including broker commissions.

  Capital Expenditures

     We anticipate that our capital expenditures for 2002 will be approximately $200 million. Our capital expenditures for 2001 on a combined basis were between $265-$270 million, not including acquisitions. We will continue to seek opportunities for acquisitions of proved reserves with substantial exploitation and exploration potential. The size and timing of capital requirements for acquisitions is inherently unpredictable and we therefore do not budget for them. We expect to fund our capital expenditure activities through cash flow from operations.

     We believe that our capital resources are adequate to meet the requirements of our business. However, future cash flows are subject to a number of variables including the level of production and oil and natural gas prices. We cannot assure you that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken. Actual levels of capital expenditures may vary significantly due to a variety of factors, including but not limited to:

     - drilling results;

     - product prices;

     - industry conditions and outlook; and

     - future acquisition of properties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We produce and sell crude oil, natural gas and natural gas liquids. Accordingly, our operating results may be significantly affected by fluctuations in commodity prices and interest rates caused by changing market conditions. We enter into various commodity price risk management transactions involving a variety of derivatives instruments to hedge the impact of crude oil and natural gas price fluctuations. In addition, we enter into interest rate swap agreements to reduce current interest burdens related to our fixed long-term debt.

     The derivative commodity price instruments are generally put in place to limit the risk of adverse oil and natural gas price movements. However, such instruments can limit future gains resulting from upward favorable oil and natural gas price movements. Recognition of both realized and unrealized gains or losses are reported currently in our financial statements as required by existing generally accepted accounting principles.

     As of September 30, 2001, we had substantial derivative financial instruments outstanding related to our price risk management program.

  COMMODITY DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     We periodically enter into commodity price risk management, or CPRM, transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. All CPRM data is presented in accordance with requirements of Statement of Financial Accounting Standards, or SFAS, No. 133 which became effective January 1, 2001. Accordingly, unrealized gains and losses related to the change in fair market value of derivative contracts which qualify and are designated as hedges are recorded as other comprehensive income or loss and recognized as revenues or expenses as the associated production occurs.

     Derivative contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the reporting period as assets and liabilities in the consolidated balance sheet, and the associated unrealized gains and losses are reflected in the consolidated statement of operations.

     For the nine months ended September 30, 2001, we recorded CPRM cash settlements paid in the amount of $0.6 million and unrealized non-cash mark to market gains of $24.5 million. There was no non-hedge activity for the nine months ended September 30, 2000.

     For the nine months ended September 30, 2001 and 2000, we recorded hedging cash settlements paid out by us in the amounts of $1.8 million and $15.7 million, respectively.

     On November 29, 2001, we terminated our commodity derivative contracts with Enron North America Corp., or ENA, formerly known as Enron Capital & Trade Resources Corp., a wholly-owned subsidiary of Enron Corp. We exercised our rights pursuant to the early termination provisions of such contracts as a result of ENA's ratings downgrade and related events. ENA subsequently declared bankruptcy. We believe that we had the legal right to terminate these agreements, but ENA may challenge our termination in bankruptcy

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court. Applying the mark-to-market and setoff methodology of our contracts with
ENA, we have calculated that we owed ENA a net $204,000 for all hedging transactions outstanding under our ENA contracts. Although we believe this methodology was correct, it is possible that ENA will challenge our calculations and claim larger amounts owed.

     As of November 1, 2001, we had approximately 0.5 million barrels of oil and
7.9 Bcf of natural gas subject to CPRM contracts for the fourth quarter of 2001. These contracts are subject to weighted average floor prices of $19.82 per barrel and $2.44 per Mmbtu and weighted average ceiling prices of $20.49 per barrel and $3.33 per Mmbtu, respectively. We have approximately 4.0 million barrels of oil and 20.8 Bcf of natural gas subject to CPRM contracts for 2002. The 2002 contracts have weighted average floor prices of $22.32 per barrel and $3.09 per Mmbtu, with weighted average ceiling prices of $24.43 per barrel and $3.81 per Mmbtu, respectively. We have approximately 1.6 million barrels of oil and 5.0 Bcf of natural gas subject to CPRM contracts for 2003. The contracts for 2003 are at weighted average floor prices of $21.59 per barrel and $3.08 per Mmbtu and weighted average ceiling prices of $22.96 per barrel and $4.58 per Mmbtu, respectively. These contracts represent our hedge and non-hedge positions.

     The tables below provide details about the volumes and prices of all open CPRM commitments, hedge and non-hedge, as of September 30, 2001.

                                                           REMAINDER
HEDGES                                                      OF 2001     2002     2003
------                                                     ---------   ------   ------
GAS
  Price Swaps Sold -- receive fixed price (thousand
     Mmbtu)..............................................        --        --    1,363
     Average price, per Mmbtu............................        --        --   $ 3.69
  Price Swaps Bought -- pay fixed price (thousand
     Mmbtu)..............................................    (2,300)     (460)      --
     Average price, per Mmbtu............................   $  4.59    $ 4.47       --
  Collars Sold (thousand Mmbtu)..........................     3,404     5,925    3,650
     Average floor price, per Mmbtu......................   $  2.75    $ 2.66   $ 2.85
     Average ceiling price, per Mmbtu....................   $  3.87    $ 3.80   $ 4.91
  Puts Bought (thousand Mmbtu)...........................        --     3,650       --
     Average price per Mmbtu.............................        --    $ 3.13       --
OIL
  Price Swaps Sold -- receive fixed price (Mbbls)........       240       840      480
     Average price, per bbl..............................   $ 19.49    $20.29   $20.60
  Collars Sold (Mbbls)...................................        60       300       90
     Average floor price per bbl.........................   $ 18.75    $19.60   $21.00
     Average ceiling price per bbl.......................   $ 22.68    $25.10   $24.63
NON-HEDGES
GAS
  Price Swaps Sold -- received fixed price (thousand
     Mmbtu)..............................................     5,290        --       --
     Average price, per Mmbtu............................   $  2.55        --       --
  Price Swaps Bought -- pay fixed price (thousand
     Mmbtu)..............................................      (230)       --       --
     Average price, per Mmbtu............................   $  3.25        --       --
  Puts Sold (thousand Mmbtu).............................      (690)       --       --
     Average price, per Mmbtu............................   $  4.34        --       --
  Extension Swaps Sold -- receive fixed price (thousand
     Mmbtu)..............................................        --     3,650       --
     Average price per Mmbtu.............................        --    $ 2.65       --
  Calls Sold (thousand Mmbtu)............................       966     4,380       --
     Average price per Mmbtu.............................   $  3.28    $ 2.95       --
  Collars Sold (Mmbtu)(1)................................     1,472     3,650       --

                                                           REMAINDER
HEDGES                                                      OF 2001     2002     2003
------                                                     ---------   ------   ------
     Average floor price, per Mmbtu......................   $  5.19    $ 4.50       --
     Average ceiling price, per Mmbtu....................   $  7.38    $ 6.75       --
OIL
  Price Swaps Sold -- received fixed price (Mbbls).......        30        --       --
     Average price, per bbl..............................   $ 17.25        --       --
  Calls Sold (Mbbls).....................................       165       720       --
     Average price, per bbl..............................   $ 20.55    $22.00       --
  Puts Sold (Mbbls)......................................       (45)       --       --
     Average price, per bbl..............................   $ 16.00        --       --
  Extension Swaps Sold -- receive fixed price (Mbbls)....        --       300      300
     Average price, per bbl..............................        --    $18.86   $18.86
  Extension Collars Sold.................................        30        --       --
     Average floor price.................................   $ 17.50        --       --
     Average ceiling price...............................   $ 20.35        --       --
  Collars Sold (Mbbls)(1)................................        --     1,820      730
     Average floor price, per bbl........................        --    $24.39   $23.25
     Average ceiling price, per bbl......................        --    $28.10   $26.00

---------------

(1) On certain contracts the counterparties hold options to put volumes of natural gas or oil to us over similar time periods at $3.54/MmBtu and $3.50/MmBtu for the remainder of a 2001 natural gas collar and the 2002 natural gas collar, respectively, and between $19.00/bbl and $19.75/bbl for the 2002 oil collars and $18.65 for the 2003 oil collar.

  INTEREST RATE SWAP AGREEMENTS

     The following table summarizes the interest rate derivative contracts we currently have in place:

                                                                        CURRENT
                                 TRANSACTION        EXPIRATION         ESTIMATED
NOTIONAL AMOUNT                     DATE               DATE               RATE
---------------                 -------------   ------------------   --------------
$25 million...................  March 1999      March 11, 2002       5.61%
$122.7 million................  November 2001   September 15, 2007   LIBOR + 3.44%
$100 million..................  November 2001   November 1, 2011     LIBOR + 2.42%

     For the nine month period ended September 30, 2001, we recorded $2.3 million in unrealized derivative gain for the change in fair value of interest rate derivative contracts.

                                    BUSINESS

OVERVIEW

     We are an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Our reserves and production operations are concentrated in the following divisions: Northern (Rocky Mountains); Southern (Permian Basin, Mid-Continent and Gulf Coast); and Gulf of Mexico (offshore). We focus on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for our exploitation, acquisition and exploration activities. As of June 30, 2001, our reserve base consisted of 54% natural gas and 46% oil and had a reserve life index of 8.7 years, based upon annualized production for the six months ended June 30, 2001. We produced 126.9 Bcfe in 2000 and 95.0 Bcfe in the nine months ended September 30, 2001. Based upon pro forma production levels for the nine months ended September 30, 2001, we are among the 20 largest domestic independent exploration and production companies. Pro forma for the nine months ended September 30, 2001, we generated net revenues and EBITDAX of $451,982 million and $230,457 million, respectively.

     Over the last several years, growth in our reserves, production and cash flow has resulted primarily from our acquisitions and subsequent development drilling activities focused in core project areas. From Old Westport in 1997 to Westport pro forma as of June 30, 2001, we increased proved reserves from 197 Bcfe to 1,081 Bcfe, a compounded annual growth rate of approximately 63%. Over the same period we increased average daily production from 66 Mmcfe/d to 341 Mmcfe/d, a compounded annual growth of approximately 60%. This growth has been complemented by management's ability to substantially reduce our cost structure, including lease operating expenses, transportation costs, production taxes and general and administrative costs, over the same period from $1.32 per Mcfe to $1.14 per Mcfe.

     We believe that our exploitation and acquisition expertise and our sizable exploration inventory, together with our operating experience and efficient cost structure, provide us with the ability to generate substantial current cash flow and position us for future growth. We operate approximately 70% of the net present value of our reserves, allowing us to better manage expenses, capital allocation and the decision-making processes related to other aspects of exploitation and exploration activities. We expect to further develop our properties through lower-risk recovery methods. Our capital budget for 2001 was approximately $265 million balanced between exploitation and exploration both onshore and offshore. We have a capital budget of approximately $200 million for 2002. We have over 1,300 identified drilling opportunities. We anticipate drilling approximately 300 to 350 of these locations in 2002.

     As of June 30, 2001, our proved reserves of 1,081 Bcfe had a net present value before income taxes, discounted at 10%, of $1,474 million based on NYMEX prices of $26.23 per barrel of oil and $3.22 per Mmbtu of natural gas. This provides a 3.6x coverage ratio of our debt, which, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, totaled $411.7 million as of September 30, 2001. Assuming lower NYMEX prices of $20.00 per barrel of oil and $2.50 per Mmbtu of natural gas, our net present value of proved reserves before income taxes discounted at 10% would have been $974 million based on June 30, 2001 reserve estimates. This provides a 2.4x coverage ratio of our total debt as of September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001. Approximately 75% of our reserves were classified as proved developed as of June 30, 2001.

COMPANY HISTORY

     We are an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Based upon pro forma production levels for the nine months ended September 30, 2001, we are among the 20 largest domestic independent exploration and production companies. Our corporate headquarters are in Denver, Colorado and we have division offices in Denver, Colorado, Dallas, Texas and Houston, Texas.

     Prior to the Merger, Old Westport was a Denver-based independent energy company with exploitation, exploration and acquisition activities in the Gulf of Mexico, the Rocky Mountains, West Texas/Mid-Continent and the Gulf Coast. Old Westport was formed in connection with the merger in April 2000 of Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company, an indirect, wholly-owned subsidiary of Equitable Resources, Inc.

     Prior to the Merger, Belco was an independent energy company with its primary operating office in Dallas, Texas. Belco was engaged in the exploration for, and the acquisition, exploitation, development and production of, natural gas and oil in the United States, primarily in the Rocky Mountains, the Gulf Coast, the Permian Basin and the Mid-Continent region.

     We are managed by the executive management team of Old Westport with the addition of Grant W. Henderson, former President and Chief Operating Officer of Belco. Mr. Henderson joined our management team as Executive Vice President and General Manager of the Southern Division based in Dallas. Our Board of Directors consists of members of Old Westport's Board of Directors with the addition of Robert A. Belfer, former Chairman and Chief Executive Officer of Belco, and Laurence D. Belfer, former Vice Chairman of Belco. Robert A. Haas, a former director of Westport Oil and Gas Company, Inc. and Old Westport, joined our Board of Directors on November 28, 2001.

PROPERTIES

     The following table sets forth the volume and net present value of our proved reserves as of June 30, 2001, undeveloped acreage as of December 31, 2001 and a summary of third quarter 2001 production by our three divisions.

                                                                             AS OF
                                       AS OF JUNE 30, 2001             DECEMBER 31, 2001     THIRD QUARTER 2001
                             ---------------------------------------   -----------------   -----------------------
                              TOTAL             NET PRESENT                   NET
                              PROVED    % OF    VALUE BEFORE   % OF       UNDEVELOPED       AVERAGE        % OF
DIVISION                     RESERVES   TOTAL    INCOME TAX    TOTAL         ACRES         PRODUCTION   PRODUCTION
--------                     --------   -----   ------------   -----   -----------------   ----------   ----------
                              (BCFE)            ($MILLIONS)                 (000S)         (MMCFE/D)
Northern...................     346       32%      $  391        27%          562             103           29%
Southern...................     564       52          753        51            81             138           39
Gulf of Mexico.............     171       16          330        22           204             117           32
                              -----      ---       ------       ---           ---             ---          ---
  Total....................   1,081      100%      $1,474       100%          847             358          100%
                              =====      ===       ======       ===           ===             ===          ===

  NORTHERN DIVISION

     The Northern Division conducts operations in the Rocky Mountain region. The Division represented 27% of our net present value as of June 30, 2001 and contributed 39% of our third quarter 2001 production. We have interests in 731,788 developed and 1,419,208 undeveloped gross acres in the region and in 1,862 gross producing wells (approximately 522 net). The average daily net production in the third quarter of 2001 from wells in this Division was 103 Mmcfe/d. We had 346 Bcfe of proved reserves in the properties in this Division at June 30, 2001.

     The majority of the net present value of our Northern Division reserves is concentrated in North Dakota and Wyoming. The Northern Division's strategy is to develop lower-risk opportunities, exploit its infill, horizontal and secondary/tertiary recovery opportunities and make tactical acquisitions to enhance current operations.

     North Dakota. Our two most active projects in North Dakota are in the South Fryburg Tyler area and the Wiley field.

     - South Fryburg Tyler Area. The South Fryburg Tyler area continues to be one of our most active drilling programs. We continue development within the South Fryburg Tyler Unit, where we are the operator. We are also involved in exploration and development drilling in the Mission Canyon formation on two contiguous acreage blocks southeast of the Unit and are exploring a prospect to the east of the Unit. Within the South Fryburg Tyler Unit, we expanded the Tyler sand production with development drilling in 2000. On our acreage blocks adjoining the Unit to the southeast, our drilling program targets zones within the Mission Canyon formation. On the first block, where our working interests vary from 25% to 100%, we drilled four wells in 2000 and 13 wells in 2001, all of which were successful. In 2002, we expect to participate in an additional 8 to 12 wells. On the second block, we own approximately 75,000 net acres in four separate prospects. We drilled 16 wells in 2000 with a 75% success ratio. In 2001, we drilled six wells, all of which were successful.

     - Wiley Field. We operate this waterflood with a 54% working interest. In 2000, we initiated a horizontal drilling program and in 2001 drilled 17 wells, all of which were successful. In addition to the horizontal drilling, we increased water injection capacity. As a result of this activity, gross daily production has increased from 600 bbl/d in April 2000 to nearly 2,100 bbl/d in November 2001. Over the next 12 months, we plan to drill 8 to 10 additional wells while continuing to increase water injection capacity.

     Wyoming. Our three primary areas of focus in Wyoming are the Big Horn Basin, the Powder River Basin and the Greater Green River area. The Merger added in excess of 1.2 million gross acres of exploratory acreage in the Big Horn, Wind River and Greater Green River gas basins of Wyoming. We plan to drill 18 to 22 exploration wells in these areas over the next 12 to 24 months. The wells will target multiple formations and successful projects hold the potential for multi-well development programs.

     - Big Horn Basin. The Gooseberry field is our most significant property in the basin. We own a 100% working interest (nearly 90% net revenue interest) in this field, which consists of two waterflood units. Since acquiring the field in 1995, we increased production by nearly 70% through the acquisition of proprietary 3-D seismic data, drilling of delineation wells, installation of the two waterfloods and the addition of shallower producing zones. During the next 12 months, we plan to drill from two to three additional producing wells and to expand water injection capacity.

     - Powder River Basin. We currently own more than 28,000 net undeveloped acres in the Powder River basin, on which we emphasize coalbed methane drilling. In 2000 and 2001, we participated in the drilling of 178 wells, all of which were successful. We operate 84 of these wells. In 2002, we expect to participate in another 100 to 125 wells.

     - Greater Green River Area. One of the primary operating locations within the Greater Green River Area is the Moxa Arch Trend, where we drilled 16 wells in 2001, 14 of which were successful. In 2002, we expect to drill 8 to 10 wells. This area represents a multi-year program with more than 100 potential drilling locations. Wells target the Frontier and Dakota formations at depths that range from approximately 10,000 to 12,500 feet. Production from Moxa Arch wells, particularly from the Frontier formation, tends to be long-lived, with 25 to 30 year reserve life potential.

  SOUTHERN DIVISION

     The Southern Division conducts operations in the Permian Basin, the Mid-Continent and the onshore Gulf Coast regions. This division represented 51% of our net present value as of June 30, 2001 and contributed 39% of our third quarter 2001 pro forma production. We have interests in 578,252 developed and 165,939 undeveloped gross acres and in 3,900 gross (approximately 1,603 net) producing wells. The average net daily production in the third quarter 2001 was approximately 138 Mmcfe/d from properties in this division. We had 564 Bcfe of proved reserves in this area at June 30, 2001.

     Permian Basin. The Southern Division's principal Permian Basin properties are the Andrews Unit, Howard Glasscock Field and the Shafter Lake San Andres Unit.

     - Andrews Unit. The Andrews Unit produces from the Wolfcamp/Penn formation at approximately 8,600 feet. We have a 98.6% working interest in this 3,230-acre Unit. Water injection began in late 1996 with the first response occurring in late 1998. During 2000, we expanded the waterflood program by drilling one producing and two injector wells, converting three additional wells to injection, re-entering a plugged well for conversion to injection and performing 13 workovers. The conversion and workover activity continued in 2001. We plan to drill three wells in 2002. We believe that production from this waterflood Unit can be enhanced with the use of CO(2) flooding or other tertiary recovery methods.

     - Howard Glasscock Field. We continue to exploit our 100% working interest in the Howard Glasscock field. Based on the results from adjacent successful waterfloods, we believe that additional potential exists through the installation and expansion of waterfloods on our leases. In May 2001, we initiated a drilling program for 20 to 25 injection and development wells to expand waterfloods on two of our leases. Additionally, we have identified opportunities for recompletions and well deepenings.

     - Shafter Lake San Andres Unit. The Shafter Lake San Andres Unit is a 12,880-acre Unit that produces from the Grayburg and San Andres formations at approximately 4,500 feet. We have an 81.4% working interest in this secondary recovery Unit. In 2000, we drilled nine wells on 20-acre spacing along with six wells on 10-acre spacing, all of which were successful. Operators of nearby San Andres fields have successfully drilled to 10-acre spacing before CO(2) injection. We have identified the next 15 wells to expand the 20-acre and 10-acre spacing pattern and these wells will be drilled during the next 12-18 months. Potential exists for CO(2) flooding as the field matures.

     Mid-Continent. The Southern Division's Mid-Continent operations are currently focused in Oklahoma and Kansas. Oil production is concentrated in our operated waterfloods in Oklahoma, while natural gas production is primarily in third party operated wells in Oklahoma and in our operated wells in Kansas. The two most significant waterflood units in Oklahoma are the Oakdale Unit and Calumet Unit.

     - Oakdale Red Fork Unit. We own a 97.3% working interest in this 3,600 acre Unit in northwestern Oklahoma. We operate the secondary recovery Unit that produces from the Red Fork formation at 6,400 feet. Operations in 2000 included drilling two wells and re-entering one. We drilled two wells successfully in 2001. We expanded our water injection program in 2001 and plan to continue this expansion through 2002.

     - Calumet Cottage Grove Unit. We operate this secondary recovery Unit consisting of 11,400 acres in central Oklahoma. Production is from the Pennsylvanian Cottage Grove formation at 8,100 feet. We have a 44.1% working interest in this Unit. We drilled five wells in 2000 and seven wells in 2001, all of which were successful. We plan to drill six to eight additional wells in 2002.

     Onshore Gulf Coast. The Southern Division's Gulf Coast operations are primarily focused in the Austin Chalk/Georgetown trend of east-central Texas and in Northern Louisiana where we are active in two fields, the Elm Grove Field and the North Louisiana Field Complex.

     - Austin Chalk/Georgetown Trend. The trend is a fractured carbonate formation that has been highly conducive to the application of horizontal drilling technology. The Austin Chalk formation is encountered in this field at depths ranging between approximately 7,000 and 17,000 feet. The Georgetown formation, approximately 300 to 500 feet below the base of the Austin Chalk, has been a secondary objective in the field. Recent success targeting the Georgetown formation indicates it may be the main objective for future development in the field. We control approximately 203,000 gross (60,500 net) undeveloped acres in this area. In 2001, we participated in the drilling of six wells, all of which were successful. At least one drilling rig should remain active in this area throughout 2002 and we will continue an active workover program in the Austin Chalk.

     - Elm Grove Field. In early-2000, we acquired an approximately 37% working interest in 20 wells in the Elm Grove field in Caddo and Bossier Parishes in Northern Louisiana. The 20 wells in 17 sections were drilled to extend the Cotton Valley production downdip from the mature Caspiana field. In addition to the Cotton Valley, shallower secondary objectives include the Hosston and Rodessa intervals. Four rigs are currently drilling in the field, where we drilled 42 wells in 2001, all of which were successful. At least two rigs will continue drilling through 2002.

     - North Louisiana Field Complex. We acquired this interest in late 1998 and have identified over 100 development locations in its four fields -- Ada, Sibley, West Bryceland and Sailes. The 2,000 foot thick Hosston interval contains over 20 separate producing zones. Gross reserves per well average approximately two Bcf. In 2000, we participated in 33 wells, of which 30 were successful. In 2001, we drilled 34 wells, all of which were successful. We anticipate drilling between 35 and 45 wells in this region in each of the next two years.

  GULF OF MEXICO DIVISION

     The Gulf of Mexico Division represented 22% of our net present value as of June 30, 2001 and contributed nearly 32% of our third quarter 2001 production. We have interests in 303,804 developed and 357,059 undeveloped gross acres in the Gulf of Mexico and in 158 gross producing wells (approximately 47 net). Our average net daily production for third quarter 2001 in the Gulf of Mexico was over 117 Mmcfe/d. We had 171 Bcfe of proved reserves in the Gulf of Mexico at June 30, 2001.

     In addition to a production base with numerous exploitation opportunities within our developed acreage, the Gulf of Mexico provides us with moderate-risk exploration targets. We drilled 18 exploratory wells in the Gulf of Mexico in 2000 and 16 exploratory wells in 2001. We have under license 3-D seismic data covering over 18,000 square miles (approximately 2,300 blocks) and 2-D seismic data covering 150,000 linear miles within the Gulf of Mexico.

     West Cameron Blocks 180/198. The West Cameron Blocks 180/198 complex consists of all or a portion of seven offshore blocks, including 30,000 gross developed and 5,000 gross undeveloped acres. This field was never owned by an independent producer prior to its purchase by Old Westport in October 1997. The complex is located 30 miles offshore in 52 feet of water. It has produced approximately 1.7 Tcf of natural gas and 10 Mmbbl of oil from over 20 separate producing zones since its discovery. Since acquiring this field, we have increased production from approximately 26 Mmcfe/d to 59 Mmcfe/d at September 2001. At the time of the acquisition, proved reserves were 77 Bcfe. As of June 30, 2001, we had 84 Bcfe of proved reserves in the complex.

     In the first quarter of 2001, we commenced production on three development wells drilled in 2000 and in the third quarter of 2001 we commenced production on three development wells drilled in the first half of 2001. We also drilled a successful exploration well in the complex in 2001. The complex holds additional drilling opportunities.

     West Cameron Blocks 613/614. In 1999, we discovered this field, located approximately 120 miles offshore in 290 feet of water. We drilled a second exploration well on an adjoining block in the third quarter of 2000. We operate the field with a working interest of 50% and installed facilities and commenced production in December 2000. The wells are currently producing 25 Mmcfe/d (10 Mmcfe/d net).

     West Cameron Block 370. We discovered this field, located approximately 60 miles offshore in 78 feet of water, in the fourth quarter of 2000. We operate the field with a 60% working interest. Following the discovery well we drilled three additional wells, installed a platform and commenced production in the third quarter of 2001. The wells are currently producing at 30 Mmcfe/d (15 Mmcfe/d net).

     East Cameron Block 369. We discovered this field in the first quarter of 2001 and commenced production from it in December 2001. It is located approximately 132 miles offshore in 350 feet of water. We operate the two-well field with a 60% working interest. The wells are currently producing at 18 Mmcfe/d (9 Mmcfe/d net).

     Recent Discoveries. In 2002, we will continue to exploit the following discoveries in the Gulf of Mexico:

     - Vermilion Block 408. This field is located approximately 110 miles offshore in 400 feet of water and was discovered in 1999. We have a 25% non-operated working interest in the field. A second well was drilled in this block in the third quarter of 2000. A third well was in progress at year end 2001. Facilities were installed in late 2001 and production is expected to commence in the first quarter of 2002.

     - Mississippi Canyon Block 322. This field is located approximately 35 miles offshore in 750 feet of water and was discovered in the second quarter of 2001. We own a non-operated 25% working interest in the field. A second well was also drilled. Both wells have been completed and production is expected to commence in the second quarter of 2002.

     - High Island Block 197. This field is located approximately 28 miles offshore in 50 feet of water and was discovered in the third quarter of 2001. We have a 25% non-operated working interest in the field. A second well was in progress at year end 2001. We expect a platform to be installed and production to be commenced in the third quarter of 2002.

     - High Island Block 84. This field is located approximately 23 miles offshore in 50 feet of water and was discovered in the third quarter of 2001. We operate the field with a 30% working interest. We plan to install a platform and commence production in the third quarter of 2002.

PROVED RESERVES

     The following table sets forth estimated proved reserves for the dates indicated:

                                                                                               PRO FORMA
                                                                                               ----------
                       OLD WESTPORT AS OF DECEMBER 31,          BELCO AS OF DECEMBER 31,         AS OF
                       --------------------------------     --------------------------------    JUNE 30,
                         1998       1999        2000          1998       1999        2000         2001
                       --------   --------   ----------     --------   --------   ----------   ----------
OIL (MBBLS):
  Developed..........    20,323     29,489       28,673       41,475     42,352       40,642       64,321
  Undeveloped........     4,053      3,261        6,127       11,579     10,724       16,849       17,787
                       --------   --------   ----------     --------   --------   ----------   ----------
       Total.........    24,376     32,750       34,800       53,054     53,076       57,491       82,108
                       ========   ========   ==========     ========   ========   ==========   ==========
NATURAL GAS (MMCF):
  Developed..........    80,327     82,639      183,872      213,449    224,143      231,380      424,225
  Undeveloped........    19,957     36,531       58,839       72,084     98,005      149,943      163,160
                       --------   --------   ----------     --------   --------   ----------   ----------
       Total.........   100,284    119,170      242,711      285,533    322,148      381,323      587,385
                       ========   ========   ==========     ========   ========   ==========   ==========
NATURAL GAS LIQUIDS
  (MBBLS):
  Developed..........        50         28          247            0          0            0          105
  Undeveloped........         0          0          212            0          0            0          128
                       --------   --------   ----------     --------   --------   ----------   ----------
       Total.........        50         28          459            0          0            0          233
                       ========   ========   ==========     ========   ========   ==========   ==========
TOTAL (MMCFE)........   246,840    315,838      454,265      603,857    640,604      726,269    1,081,431
                       ========   ========   ==========     ========   ========   ==========   ==========
PRESENT VALUE ($ IN
  THOUSANDS):
  Developed..........  $101,574   $300,328   $1,234,605     $317,916   $527,783   $1,480,512   $1,161,565
  Undeveloped........     9,710     48,771      336,287       38,400    106,931      775,875      312,067
                       --------   --------   ----------     --------   --------   ----------   ----------
       Total.........  $111,284   $349,099   $1,570,892(1)  $356,316   $634,714   $2,256,387   $1,473,632
                       ========   ========   ==========     ========   ========   ==========   ==========
STANDARDIZED MEASURE
  ($ IN
  THOUSANDS)(2)......  $104,606   $322,435   $1,098,399     $353,159   $465,329   $1,666,004   $1,094,284

---------------

(1) The difference in net present value from December 31, 1999 to December 31, 2000 resulted almost entirely from (i) the addition of 134 Bcfe of proved reserves acquired in connection with the EPGC Merger, (ii) the addition of 52 Bcfe as discoveries and extensions and (iii) the increase in commodity prices used to determine net present value (from $25.60 to $26.83 per bbl of oil and $2.30 to $9.52 per Mmbtu of natural gas).

(2) The standardized measure is the value of the future after-tax net revenues discounted at 10%. The difference between the net present value and the standardized measure is the effect of income taxes discounted at 10%.

     Estimated quantities of oil and natural gas reserves and the present value thereof are based upon reserve reports prepared by the independent petroleum engineering firms of Ryder Scott Company, L.P., Netherland, Sewell and Associates, Inc. and Miller and Lents, Ltd. and internal estimates. The Ryder Scott, Netherland Sewell and Miller and Lents, Ltd. reports covered approximately 85% of the total net present value of the reserves and the internally-generated report covered the remaining 15% of the net present value.

     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of exploitation expenditures. The data in the above tables represent estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered.

     Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The present value shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is mandated by generally accepted accounting principles, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties that we operate, expenses exclude our share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

PRODUCTION AND PRICE HISTORY

     The following table sets forth information regarding net production of oil, natural gas and natural gas liquids, and certain price and cost information for each of the periods indicated.

                                         OLD WESTPORT YEAR ENDED     NINE MONTHS ENDED
                                              DECEMBER 31,             SEPTEMBER 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
PRODUCTION DATA:
Oil (Mbbls)..........................    3,483     3,300     3,584     2,642     3,075
Natural gas (Mmcf)...................    8,101    13,313    34,318    23,842    37,177
Total Mmcfe..........................   28,999    33,113    55,822    39,694    55,627
AVERAGE SALES PRICES(1):
Oil (per bbl)........................  $ 10.79   $ 16.45   $ 27.98   $ 27.45   $ 24.12
Natural gas (per Mcf)................     1.79      2.19      4.21      3.60      4.31
Total per Mcfe.......................     1.80      2.52      4.38      3.99      4.21
AVERAGE COSTS (PER MCFE):
Lease operating expenses.............  $  0.74   $  0.69   $  0.62   $   .59   $   .63
General and administrative...........     0.20      0.16      0.14       .13       .19
Depletion, depreciation and
  amortization.......................     1.25      0.76      1.16      1.06      1.30

---------------

(1) Does not include the effects of hedging transactions.

                                            BELCO YEAR ENDED         SIX MONTHS ENDED
                                              DECEMBER 31,               JUNE 30,
                                       ---------------------------   -----------------
                                        1998      1999      2000      2000      2001
                                       -------   -------   -------   -------   -------
PRODUCTION DATA:
Oil (Mbbls)..........................    4,177     3,439     3,922     2,014     1,878
Natural gas (Mmcf)...................   37,207    39,737    40,847    21,051    18,518
Total Mmcfe..........................   62,272    60,370    64,379    33,136    29,786
AVERAGE SALES PRICES(1):
Oil (per bbl)........................  $ 13.17   $ 17.49   $ 29.23   $ 27.70   $ 26.90
Natural gas (per Mcf)................     1.86      1.99      3.50      2.65      5.43
Total per Mcfe.......................     1.99      2.31      4.00      3.37      5.07
AVERAGE COSTS (PER MCFE):
Lease operating expenses.............  $  0.50   $  0.49   $  0.52   $  0.46   $  0.64
General and administrative...........     0.08      0.08      0.10      0.09      0.12
Depletion, depreciation and
  amortization.......................     0.90      0.90      0.88      0.85      0.98

---------------

(1) Does not include the effects of hedging transactions.

PRODUCING WELLS

     The following table sets forth information at December 31, 2001 relating to the producing wells in which Westport owned a working interest as of that date. We also held royalty interests in 1,726 producing wells as of that date. Wells are classified as oil or natural gas wells according to their predominant production stream.

                                                         GROSS                     AVERAGE
                                                       PRODUCING   NET PRODUCING   WORKING
                                                         WELLS         WELLS       INTEREST
                                                       ---------   -------------   --------
Crude oil and liquids................................    3,601        1,584.3        44.0%
Natural gas..........................................    2,319          588.0        25.4%
                                                         -----        -------        ----
  Total..............................................    5,920        2,172.3          --
                                                         =====        =======        ====

ACREAGE

     The following table sets forth information at December 31, 2001 relating to acreage held by us. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well; including leasehold interests identified for exploitation or exploratory drilling. "Gross" acres refers to the total number of acres in which we own a working interest. "Net" acres refers to gross acres multiplied by our fractional working interest.

                                                                GROSS       NET
                                                               ACREAGE    ACREAGE
                                                              ---------   -------
DEVELOPED:
  Gulf of Mexico............................................    303,804    75,299
  Northern..................................................    731,788   216,322
  Southern..................................................    578,252   230,390
       Total Developed......................................  1,613,844   522,011
                                                              =========   =======
UNDEVELOPED:
  Gulf of Mexico............................................    357,059   204,223
  Northern..................................................  1,419,208   561,519
  Southern..................................................    165,939    80,996
       Total Undeveloped....................................  1,942,206   846,738
                                                              =========   =======

DRILLING RESULTS

     The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

                                                                              PRO FORMA
                                                                                TWELVE
                                                                                MONTHS
                                  OLD WESTPORT YEAR     BELCO YEAR ENDED        ENDED
                                 ENDED DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                 -------------------   -------------------   ------------
                                 1998   1999   2000    1998   1999   2000        2001
                                 ----   ----   -----   ----   ----   -----   ------------
DEVELOPMENT WELLS DRILLED:
Productive
  Gross........................  61.0   83.0   169.0   69.0   46.0   106.0      308.0
  Net..........................  14.5   28.2    40.0   47.1   29.4    57.2      115.6
Dry
  Gross........................   1.0      0     8.0    1.0    2.0     7.0        9.0
  Net..........................   0.6      0     1.7    1.0    1.0     5.1        4.6
EXPLORATORY WELLS DRILLED:
Productive
  Gross........................   5.0    8.0    12.0   28.0   11.0    17.0       28.0
  Net..........................   1.9    1.4     5.8    9.4    8.2    10.8       12.3
Dry
  Gross........................   8.0    3.0     8.0    7.0    3.0     5.0        9.0
  Net..........................   1.8    1.3     3.4    4.0    2.5     3.7        5.1

     As of December 31, 2001, three additional exploration wells and seven development wells were in progress.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and directors of Westport.

NAME                              AGE                       POSITION
----                              ---                       --------
Donald D. Wolf..................  58    Chairman of the Board and Chief Executive Officer
Barth E. Whitham................  45    President and Chief Operating Officer
Grant W. Henderson..............  42    Executive Vice President and General Manager --
                                        Southern Division
Lon McCain......................  53    Vice President, Chief Financial Officer and
                                        Treasurer
Kenneth D. Anderson.............  59    Vice President -- Accounting
Lynn S. Belcher.................  48    Vice President and General Manager -- Northern
                                        Division
Brian K. Bess...................  41    Vice President -- Engineering
Howard L. Boigon................  55    Vice President, General Counsel and Secretary
Robert R. McBride, Jr. .........  45    Vice President and General Manager -- Gulf of
                                        Mexico Division
Robert A. Belfer................  66    Director
Laurence D. Belfer..............  35    Director
James M. Funk...................  52    Director
Murry S. Gerber.................  48    Director
Robert A. Haas..................  49    Director
Peter R. Hearl..................  50    Director
David L. Porges.................  44    Director
Michael Russell.................  51    Director
Randy Stein.....................  48    Director
William F. Wallace..............  62    Director

     Donald D. Wolf has served as Chairman of the Board and Chief Executive Officer of Westport since August 2001. From April 2000 until August 2001, Mr. Wolf served as Chairman of the Board and Chief Executive Officer of Old Westport. Mr. Wolf joined Westport Oil and Gas Company, Inc. in June 1996 as Chairman and Chief Executive Officer and has a diversified 35-year career in the oil and natural gas industry. In 1981, Mr. Wolf founded General Atlantic Energy Co., where he was Chairman and Chief Executive Officer when it successfully completed an initial public offering in 1993. General Atlantic subsequently merged with UMC Petroleum in 1994. Mr. Wolf resigned from UMC in May 1996 as President and Chief Operating Officer. Prior to that time, Mr. Wolf held positions with Sun Oil Co. and Bow Valley Exploration in Canada before moving to Denver in 1974, where he was employed by Tesoro Petroleum and Southland Royalty Co. In 1977, he co-founded Terra Marine Energy Co., which was sold in 1980 to Southport Exploration.

     Barth E. Whitham has served as President and Chief Operating Officer of Westport since August 2001. From April 2000 until August 2001, Mr. Whitham served as President, Chief Operating Officer and Secretary of Old Westport. Mr. Whitham joined Westport Oil and Gas Company, Inc. at its inception in 1991, where he held the positions of President and Chief Operating Officer until the merger with EPGC. Prior to joining Westport Oil and Gas Company, Inc., Mr. Whitham was Manager of Production Operations for the Caza companies. From 1979 to 1991, Mr. Whitham was associated with several U.S. and Canadian oil and natural gas companies, including Pennzoil Exploration and Production Co. and Pembina Resources Ltd., where his experience included reservoir engineering, strategic planning, property evaluation and operations management.

     Grant W. Henderson has served as Executive Vice President and General Manager -- Southern Division since August 2001. Prior to August 2001, Mr. Henderson served as President and Chief Operating Officer of

Belco. He was named President effective March 1, 1999 and Chief Operating Officer effective May 2000. Prior to this, Mr. Henderson served as Senior Vice President -- Corporate Development of Belco. Mr. Henderson was formerly President and Chief Financial Officer of Coda Energy, Inc., or Coda. Mr. Henderson joined Coda in October 1993 as Executive Vice President and Chief Financial Officer. He was elected a director of Coda in 1995 and became President of Coda in February 1996. Mr. Henderson was previously employed by NationsBank (now Bank of America N.A.), beginning in 1981, last serving as Senior Vice President in its Energy Banking Group.

     Lon McCain has served as Vice President and Chief Financial Officer of Westport since August 2001. From April 2001 until August 2001, Mr. McCain served as Vice President and Chief Financial Officer of Old Westport. Mr. McCain served as Senior Vice President and Principal for the eight years prior to joining Old Westport with Petrie Parkman & Co., where he was involved with the firm's capital market activities. Prior to joining Petrie Parkman, Mr. McCain had over 15 years experience as a senior financial executive in operating independent oil and natural gas companies. Mr. McCain has taught as an adjunct professor of finance since 1982 at the University of Denver's Graduate School of Business.

     Kenneth D. Anderson has served as Vice President -- Accounting since August 2001. From April 2000 until August 2001, Mr. Anderson served as Vice
President -- Accounting of Old Westport. Mr. Anderson joined Westport Oil and Gas Company, Inc. in September 1991 as Controller.

     Lynn S. Belcher has served as Vice President and General
Manager -- Northern Division since August 2001. From June 2001 until August 2001, Mr. Belcher served as Vice President and General Manager -- Northern Unit of Old Westport. From April 2000 until June 2001, Mr. Belcher served as Vice President -- Business Development of Old Westport. Mr. Belcher joined Westport Oil and Gas Company, Inc. in September 1996 as Vice President -- Land. Mr. Belcher served in this position until June 1998 when he was named Vice President -- Business Development. Mr. Belcher co-founded Focus Exploration, Inc. in 1985 and Peak Energy Co., in 1992. Mr. Belcher served as Vice
President -- Land for Peak Energy Co. from June 1995 through September 1996.

     Brian K. Bess has served as Vice President -- Engineering since August 2001. From April 2000 until August 2001, Mr. Bess served as Vice
President -- Engineering of Old Westport. Mr. Bess joined Westport Oil and Gas Company, Inc. in May 1999 as Vice President -- Engineering. Prior to joining Westport Oil and Gas Company, Inc., Mr. Bess was the Acquisitions and Reservoir Manager for General Atlantic Resources/ UMC Petroleum Corp. from February 1993 until May 1998.

     Howard L. Boigon has served as Vice President, General Counsel and Secretary since August 2001. From May 2001 until August 2001, Mr. Boigon served as Vice President, General Counsel and Secretary of Old Westport. Mr. Boigon served in the same positions and as a director of Basin Exploration, Inc. from 1992 until its merger with Stone Energy Corporation on February 1, 2001. Prior to joining Basin, Mr. Boigon was with the Denver law firm of Davis, Graham & Stubbs for 18 years, where he specialized in the practice of natural resources law.

     Robert R. McBride, Jr. has served as Vice President and General
Manager -- Gulf of Mexico Division since August 2001. From June 2001 until August 2001, Mr. McBride served as Vice President -- General Manager -- Gulf of Mexico Unit of Old Westport. Mr. McBride joined Old Westport in February 2001 as Vice President and General Manager -- Gulf of Mexico. Prior to joining Old Westport, Mr. McBride was Vice President and Regional Manager of Cabot Oil & Gas Corporation from September 1999 to January 2001. From September 1997 to September 1999, Mr. McBride served as President and General Manager of Pennzoil Venezuela Corporation. Mr. McBride held various positions with American Exploration Company from April 1992 to May 1997.

     Robert A. Belfer has served as a Director of Westport since August 2001. Mr. Belfer was a director of Belco from 1996 until August 2001. Mr. Belfer served as Chairman of the Board and Chief Executive Officer of Belco since March 1996. From March 1996 to April 1, 1997, Mr. Belfer was also President of Belco. Mr. Belfer joined Belco Petroleum Corporation, or BPC, in 1958 and became Executive Vice President in 1964, President in 1965 and Chairman of the Board in 1984. BPC went public in 1959 and merged with

InterNorth, Inc. (now Enron Corp.) in 1983. Following the InterNorth merger, Mr. Belfer became Chief Operating Officer of BelNorth Petroleum Corp., a combination of oil and natural gas producing operations of BPC and InterNorth. He resigned from his position with InterNorth in 1986 and pursued personal investments in oil and natural gas and other industries. In April 1992, Mr. Belfer founded Belco. Mr. Belfer also serves on the board of Enron Corp.

     Laurence D. Belfer has served as a Director of Westport since August 2001. Mr. Belfer was a director of Belco from 1996 until August 2001. Mr. Belfer joined Belco as Vice President in September 1992. He was promoted to Executive Vice President in May 1995 and Chief Operating Officer in December 1995, was named President in April 1997 and Vice Chairman in March 1999. He is a founder and Chairman of Harvest Management, Inc., a money management firm. Laurence D. Belfer is the son of Robert A. Belfer.

     James M. Funk has served as a Director of Westport since August 2001. Mr. Funk was a director of Old Westport from April 2000 until August 2001. Mr. Funk joined Equitable Resources, Inc. as president, Equitable Production Company, in June 2000. Prior to joining Equitable Production Company, Mr. Funk was an independent consultant for J.M. Funk & Assoc., Inc. from February 1999 through June 2000. Prior to this, Mr. Funk worked for 23 years at Shell Oil, where he held positions of president, Shell Continental Companies (January 1998 through January 1999), vice president, Shell Offshore, Inc. and general manager, Shelf E&P Business Unit (October 1991 through December 1997), and chief executive officer of Shell Midstream Enterprises, Inc. (April 1996 through December 1997). Mr. Funk is a certified petroleum geologist.

     Murry S. Gerber has served as a Director of Westport since August 2001. Mr. Gerber was a director of Old Westport from April 2000 until August 2001. Mr. Gerber is chairman, president and chief executive officer of Equitable Resources, Inc. where he has served since June 1998. Prior to joining Equitable Resources, Inc., Mr. Gerber served as chief executive officer of Coral Energy, a joint venture of Shell Oil, Tejas Gas and Shell Canada from November 1995 through June 1998. Prior to that, he held various positions at Shell Oil, including treasurer from November 1994 through November 1995. Mr. Gerber also serves on the board of BlackRock, Inc.

     Robert A. Haas LLB is the son of the Senior Partner of Dr. Richard J. Haas Partners, Trust Lawyers in London. He has been a partner in the firm for 17 years and for the last 10 years has been responsible for developing and heading a diversified family office unit, responsible for overseeing the strategy and global activities of a major European family group who have been clients of the practice for over 35 years. Mr. Haas' principal experience is in private banking and he has been responsible for the banking relationships with large European banks who manage clients' assets worldwide. Mr. Haas sat on the Controlling Board of Amro Bank und Finanz, Switzerland while it was a wholly owned subsidiary of Amro Bank Holland until the merger with ABN Holland 11 years ago. Mr. Haas was a Director of Westport Oil and Gas and is a Director of the investment vehicle which still controls a major stake in Westport Resources. Mr. Haas also reports to clients on all their real estate, private equity and philanthropic activities.

     Peter R. Hearl has served as a Director of Westport since August 2001. Mr. Hearl was a director of Old Westport from July 2000 until August 2001. Mr. Hearl is executive vice president of Tricon Restaurants International, formerly PepsiCo Restaurants International. Mr. Hearl joined Tricon in 1991. During his tenure with Tricon, Mr. Hearl has served in various senior management and executive positions throughout Europe, Asia, Australia, the Middle East and Africa. Mr. Hearl also serves on Tricon's Partners Council and is Tricon's senior representative for joint venture businesses in Japan, Canada and Poland. Prior to joining Tricon, Mr. Hearl worked for Exxon in Australia and the United States in a variety of strategic planning, marketing, operational and senior management positions. He serves as a director of Kentucky Fried Chicken Ltd. Japan.

     David L. Porges has served as a Director of Westport since August 2001. Mr. Porges was a director of Old Westport from April 2000 until August 2001. Mr. Porges is executive vice president and chief financial officer of Equitable Resources, Inc. Mr. Porges joined Equitable Resources, Inc. in July 1998. Prior to joining Equitable Resources, Inc., Mr. Porges was a managing director for Bankers Trust Corporation, a financial services firm, from 1991 through July 1998. He has been involved in the oil and natural gas business, and financial services supporting that business, for more than 20 years.

     Michael Russell has served as a Director of Westport since August 2001. Mr. Russell was a director of Old Westport from April 2000 until August 2001. Mr. Russell is a partner of Dr. Richard J. Haas Partners, London, the Trust Lawyers who are responsible worldwide for overseeing the affairs of the founder of Westport Oil and Gas Company, Inc. and a major shareholder of Westport. He was a director of Westport Oil and Gas Company, Inc. and served as its president from its inception through June 1996. He has been involved in the U.S. oil and natural gas industry for the past 20 years. Mr. Russell has worked for Dr. Richard J. Haas Partners for the past 24 years. Together with senior partner Dr. Richard J. Haas, he was responsible for starting in 1981 the original U.S. oil and natural gas operations that led to the formation of Westport Oil and Gas Company, Inc. Mr. Russell was called to the bar at Lincoln's Inn, London.

     Randy Stein has served as a Director of Westport since August 2001. Mr. Stein was a director of Old Westport from July 2000 until August 2001. Since July 1, 2000, Mr. Stein has been a self-employed tax and business consultant. From November 1986 to June 30, 2000, Mr. Stein served as a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, where he was in charge of the Denver tax practice with responsibility for client service, business development and other operational affairs. From 1980 through November 1986, Mr. Stein was an executive officer of Petro Lewis Corporation, a Denver based energy company. Mr. Stein has over 25 years of experience in the energy industry providing accounting and tax consulting, and has been involved in numerous mergers, acquisitions and initial public offerings.

     William F. Wallace has served as a Director of Westport since August 2001. Mr. Wallace was a director of Old Westport from April 2000 until August 2001. Mr. Wallace is an advisory member of the Beacon Alliance of the Beacon Group, a private investment and venture capital fund recently purchased by Chase Manhattan Bank Group. Mr. Wallace has worked with Beacon Alliance since January 1996. Mr. Wallace was a director of Westport Oil and Gas Company, Inc. prior to the EPGC Merger. He also serves on the board of directors of Input/Output, Inc. and the Khanty Mansiysk Oil Corp. Mr. Wallace was vice chairman of Barrett Resources from August 1995 through March 1996. He served as president, chief operating officer and director of Plains Petroleum Co. from September 1994 to August 1995. Prior to joining Plains Petroleum in 1994, Mr. Wallace spent a combined total of 23 years with Texaco Inc., including six years of service as vice president of exploration for Texaco USA and as regional vice president of Texaco's Eastern Region, responsible for all exploration and producing activities onshore and offshore throughout the eastern United States.

BOARD OF DIRECTORS

     Pursuant to a shareholders agreement dated July 20, 2001, entered into in connection with the Merger, ERI and WELLC each have the right to designate a total of three directors, one to each class, and a group of former Belco stockholders, or the Belfer Group, has a right to designate a total of two directors, one director to Class III and one director to Class I. The number of directors a party may designate is reduced if such party's ownership of Westport common stock is reduced below certain thresholds. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS

     We are party to employment agreements entered into by Old Westport on May 8, 2000 with each of Donald D. Wolf and Bart E. Whitham, pursuant to which Messrs. Wolf and Whitham serve as Westport's Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively. The initial term of each employment agreement extends through May 31, 2003. During 2001, Mr. Wolf and Mr. Whitham received a salary of $357,000 and $247,000. The agreements provide that if any payments or distributions to Mr. Wolf or Mr. Whitham by us or any of our affiliates are subject to Section 4999 of the Code, we are required to compensate such person for the amount of any excise tax imposed pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment. Section 4999 of the Code addresses additional taxes payable in the event of a change of control of us.

     The employment agreements also provide for severance payments to Mr. Wolf and Mr. Whitham if we terminate such person's employment other than for cause or if such person's employment is terminated upon a change of control of us. In such case, we must pay accrued base salary and business expenses incurred as of the date of termination, an amount equal to three times the individual's then applicable base salary and three times the average of the bonus he received for the last three years. The employment agreements also include a non-competition provision for one year if the individual voluntarily terminates his employment and a non-solicitation provision for one year following the termination of such person's employment.

RETENTION AGREEMENTS

     Following the Merger, we entered into retention agreements with our executive officers. The retention agreements set forth the terms and conditions of the officers' compensation in the event of termination of their employment following a change in control, as defined in the agreements, within five years of the date of such retention agreements. Each agreement automatically expires if a change in control has not occurred within the five-year period, and may be renewed for successive one-year periods by written agreement of the parties. If a termination following a change in control occurs within the specified period, other than a termination for cause or without good reason, as defined in the agreement, the terminated person will be entitled to all earned and accrued compensation and benefits plus severance compensation equal to a stated percentage of the sum of their respective base salary and average bonus for three prior years, plus the amount of any excise tax imposed on such severance payment under Section 4999 of the Code. In addition, all equity incentive awards become immediately vested.

THE RETENTION AND SEVERANCE PLAN

     Under the Retention and Severance Plan adopted by Belco prior to the Merger, we will pay certain benefits to former employees of Belco. The Retention and Severance Plan generally provides that each former Belco employee will receive a lump sum retention payment equal to 30% of such employee's aggregate wages earned during a retention period lasting from June 8, 2001 until the earlier of (1) 90 days after the effective date of the Merger or (2) the termination of the merger agreement relating to the Merger. The retention payment will be paid by us within 30 days of the end of the retention period. The Retention and Severance Plan also generally provides that severance benefits will be paid to former Belco employees whose employment is terminated for any reason other than "cause" during the period from June 8, 2001 through the earlier of (1) 18 months after the effective date of the Merger or (2) the termination of the merger agreement. The severance compensation payable under the Retention and Severance Plan is as follows:

TITLE                                                 AMOUNT OF PAYMENT(1)
-----                                                 --------------------
Senior Vice President or higher..........   Three months' salary per year of service
                                            with a maximum payment of 18 months'
                                            salary
Vice President...........................   Two months' salary per year of service
                                            with a maximum payment of 12 months'
                                            salary
All other employees......................   One months' salary per year of service
                                            with a maximum payment of 6 months'
                                            salary

---------------

(1) Minimum severance compensation for any eligible employee will be two months salary.

     Severed employees eligible for severance benefits under the Retention and Severance Plan may also be eligible for certain health insurance benefits. Compensation payable under the Retention and Severance Plan will be subject to applicable withholding taxes and will not be eligible for 401(k) matching benefits.

EXECUTIVE COMPENSATION

     The following tables set forth certain information with respect to the compensation for the years ended December 31, 2000, 1999 and 1998 of the chief executive officer and the four other most highly compensated executive officers for each of Belco and Old Westport. These executive officers' annual compensation amounts in the table exclude perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 and (ii) 10% of the total annual salary and bonus for such executive officer in that year.

                      SUMMARY COMPENSATION TABLE OF BELCO

                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                             ---------------------------   ----------------------------------------------
                                                                               SECURITIES
                                                                               UNDERLYING
                                                           RESTRICTED STOCK   OPTIONS/SARS    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   AWARDS($)(1)(2)       (#)(1)      COMPENSATION
---------------------------  ----   ---------   --------   ----------------   ------------   ------------
Robert A. Belfer(3)......    2000   $180,000         --              --              --         $8,177(4)
  Chairman of the Board      1999   $180,000         --              --              --         $8,010(5)
  and Chief Executive        1998   $180,047         --              --              --         $5,610(6)
     Officer
Laurence D. Belfer(7)....    2000   $300,000         --              --          40,000         $8,550(8)
  Vice Chairman              1999   $251,923         --        $ 97,500(9)       40,000         $8,100(10)
                             1998   $186,923         --              --          40,000         $8,100(10)
Grant W. Henderson(11)...    2000   $321,827         --              --          50,000         $8,550(8)
  President and Chief        1999   $257,692         --        $551,250(12)     100,000         $8,100(10)
  Operating Officer          1998   $224,306         --        $225,000(13)     100,000         $8,100(10)
Dominick J. Golio(14)....    2000   $274,616    $20,000              --          20,000         $8,550(8)
  Senior Vice President --   1999   $253,077         --        $129,375(15)      20,000         $8,100(10)
  Financing, Chief           1998   $233,416         --        $ 81,250(16)      50,000         $6,863(17)
  Financial Officer,
     Secretary and
     Treasurer
Shiv K. Sharma(18).......    2000   $234,539    $ 5,825        $ 48,750(19)      10,000         $8,100(10)
  Senior Vice President --   1999   $224,539         --              --          10,000         $5,691(20)
  Engineering                1998   $212,482         --              --              --             --

---------------

 (1) As a result of the Merger, stock options issued under Belco's 1996 Non-employee Directors' Stock Option Plan and the 1996 Stock Incentive Plan became fully vested and exercisable at the effective time of the Merger notwithstanding any exercisability or vesting provisions. In addition, the restriction on disposition and forfeiture provisions on all restricted shares of Belco common stock issued under these plans terminated at the effective time of the Merger.

 (2) Except as described in note 1 above, each of the grants of restricted stock generally vest 20% per year beginning at the first anniversary date of the grant. Holders of restricted stock are entitled to receive dividends, if and when declared by the board of directors of Belco. As of December 31, 2000, the officers listed above had the following number of restricted shares having a value (based on the closing price of Belco's unrestricted common stock at December 29, 2000 of $12.4375) as follows:

     Laurence D. Belfer 20,000 shares, value $248,750; Dominick J. Golio 55,000 shares, value $684,063; Grant W. Henderson 130,000 shares, value $1,616,875; Shiv K. Sharma 15,000 shares, value $186,563.

 (3) Robert A. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

 (4) This amount includes $7,650 contributed by Belco under Belco's 401(k) profit sharing plan and $527 paid by Belco for life insurance premiums.

 (5) This amount includes $7,200 contributed by Belco under Belco's 401(k) profit sharing plan and $810 paid by Belco for life insurance premiums.

 (6) This amount includes $4,800 contributed by Belco under Belco's 401(k) profit sharing plan and $810 paid by Belco for life insurance premiums.

 (7) Laurence D. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

 (8) This amount includes $7,650 contributed by Belco under Belco's 401(k) profit sharing plan and $900 paid by Belco for life insurance premiums.

 (9) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (20,000) by the closing market price of Belco's unrestricted common stock on March 1, 1999 ($4.875), the date of the grant.

(10) This amount includes $7,200 contributed by Belco under Belco's 401(k) profit sharing plan and $900 paid by Belco for life insurance premiums.

(11) Mr. Henderson resigned from Belco effective as of August 21, 2001 and is currently Westport's Executive Vice President and General
     Manager -- Southern Division.

(12) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (100,000 and 10,000) by the closing market price of Belco's unrestricted common stock on March 1, 1999 ($4.875) and November 1, 1999 ($6.375), the dates of the grants.

(13) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (10,000 and 10,000) by the closing market price of Belco's unrestricted common stock on April 7, 1998 ($16.25) and November 2, 1998 ($6.25), the dates of the grants.

(14) Mr. Golio resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

(15) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (20,000 and 5,000) by the closing market price of Belco unrestricted common stock on March 1, 1999 ($4.875) and November 1, 1999 ($6.375), the dates of the grants.

(16) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (5,000) by the closing market price of Belco unrestricted common stock on April 7, 1998, the date of the grant ($16.25).

(17) This amount includes $6,000 contributed by Belco under Belco's 401(k) profit sharing plan and $863 paid by Belco for life insurance premiums.

(18) Mr. Sharma resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

(19) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (10,000) by the closing market price of Belco unrestricted common stock on March 1, 1999, the date of the grant ($4.875).

(20) This amount includes $4,800 contributed by Belco under Belco's 401(k) profit sharing plan and $891 paid by Belco for life insurance premium.

                   SUMMARY COMPENSATION TABLE OF OLD WESTPORT

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                               ANNUAL COMPENSATION              ------------
                                    -----------------------------------------    SECURITIES
                                                              OTHER ANNUAL       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)
---------------------------  ----   ---------   --------   ------------------   ------------   ---------------
Donald D. Wolf...........    2000    323,396    100,000          14,204           900,000              --
  Chairman,                  1999    220,631     50,000          13,117           308,250              --
  Chief Executive            1998    217,087     30,000          13,994                --              --
  Officer
Barth E. Whitham(2)......    2000    224,251     65,000          14,684           337,500              --
  President, Chief           1999    196,181     33,000          12,533            98,100              --
  Operating Officer,         1998    194,121     25,000          16,093                --              --
  Secretary
James H. Shonsey(3)......    2000    166,506     35,000              --            38,812              --
  Chief Financial            1999    153,181     11,945              --            18,000              --
  Officer                    1998    151,621         --              --                --          20,000(4)
Brian K. Bess............    2000    152,422     40,000              --            77,710              --
  Vice President --          1999    140,000     23,500              --            18,000              --
  Engineering                1998    106,755     50,000              --            37,500          10,000(4)
Klein P. Kleinpeter(5)...    2000    145,167     40,000              --            45,000              --
  Vice President and         1999         --         --              --                --              --
  General Manager,           1998         --         --              --                --              --
  Gulf Coast

---------------

(1) Includes an automobile allowance and club membership dues.

(2) As of August 21, 2001, the effective time of the Merger, Mr. Whitham serves as President and Chief Operating Officer of Westport.

(3) Mr. Shonsey resigned from Old Westport on May 31, 2001.

(4) Reimbursement for moving expenses.

(5) Mr. Kleinpeter resigned from Old Westport on January 31, 2001.

STOCK OPTIONS GRANTED IN 2000

     The following tables set forth information concerning stock options granted to the named executive officers of each of Belco and Old Westport in 2000.

                         STOCK OPTIONS GRANTED BY BELCO

                                       INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                                -------------------------------                                  VALUE AT ASSUMED
                                   NUMBER OF        % OF TOTAL                                 ANNUAL RATES OF STOCK
                                   SECURITIES      OPTIONS/SARS     EXERCISE                  PRICE APPRECIATION FOR
                                   UNDERLYING       GRANTED TO     PRICE PER                    OPTION TERMS($)(3)
                                  OPTIONS/SARS     EMPLOYEES IN      SHARE       EXPIRATION   -----------------------
NAME                            GRANTED(#)(1)(2)       2000       ($/SHARE)(2)      DATE        5%($)        10%($)
----                            ----------------   ------------   ------------   ----------   ----------   ----------
Robert A. Belfer(4)...........           --              --              --            --            --           --
  Chairman of the Board and
  Chief Executive Officer
Laurence D. Belfer(5).........       24,000(6)          6.8%        $7.5625        3/1/10      $114,144     $289,264
  Vice Chairman                      16,000(7)          4.5%        $8.3187        3/1/10      $ 63,996     $180,743
Grant W. Henderson(8).........       50,000(9)         14.2%        $7.5625        3/1/10      $237,801     $602,634
  President and Chief
  Operating Officer
Dominick J. Golio(10).........       20,000(11)         5.7%        $7.5625        3/1/10      $ 95,120     $241,054
  Senior Vice President  --
  Finance, Chief Financial
  Officer, Secretary and
  Treasurer
Shiv K. Sharma(12)............       10,000(13)         2.8%        $7.5625        3/1/10      $ 47,560     $120,527
  Senior Vice President  --
  Engineering

---------------

 (1) All options were granted under Belco's 1996 Stock Incentive Plan. The options expire 10 years from the date of grant. The options became fully vested and exercisable as of August 21, 2001, the effective time of the Merger, notwithstanding any exercisability or vesting provisions.

 (2) The number of securities and the exercise price per share were adjusted on August 21, 2001, the effective time of the Merger, to reflect the reverse stock split providing for the conversion of options to purchase Belco common stock into options to purchase Westport common stock based on a
     0.4125 conversion ratio.

 (3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Belco common stock holdings are dependent on the future performance of the Belco common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

 (4) Robert A. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

 (5) Laurence D. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

 (6) Represent non-statutory stock options.

 (7) Represent incentive stock options.

 (8) Mr. Henderson resigned from Belco effective as of August 21, 2001 and is currently Westport's Executive Vice President and General
     Manager -- Southern Division.

 (9) 10,000 are incentive stock options; 40,000 are non-statutory stock options.

(10) Mr. Golio resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

(11) 8,000 are incentive stock options; 12,000 are non-statutory stock options.

(12) Mr. Sharma resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

(13) 6,544 are incentive stock options; 3,456 are non-statutory stock options.

                     STOCK OPTIONS GRANTED BY OLD WESTPORT

                               INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
                        -------------------------------                                 VALUE AT ASSUMED
                           NUMBER OF        % OF TOTAL                               ANNUAL RATES OF STOCK
                           SECURITIES      OPTIONS/SARS                              PRICE APPRECIATION FOR
                           UNDERLYING       GRANTED TO     EXERCISE                    OPTION TERMS($)(4)
                          OPTIONS/SARS      EMPLOYEES      PRICE PER    EXPIRATION   ----------------------
NAME                    GRANTED(#)(1)(2)    IN 2000(3)    SHARE($/SH)      DATE         5%          10%
----                    ----------------   ------------   -----------   ----------   ---------   ----------
Donald D. Wolf........      750,000            35.5          10.85         5/8/10    5,120,000   12,975,000
  Chairman,                 150,000             7.1          17.63       12/13/10    1,663,000    4,213,000
  Chief Executive
  Officer
Barth E. Whitham(5)...      262,500            12.4          10.85         5/8/10    1,792,000    4,541,250
  President, Chief           75,000             3.6          17.63       12/13/10      831,000    2,107,000
  Operating Officer,
  Secretary
James H. Shonsey(6)...       38,812             1.8          10.85         5/8/10      264,960      671,456
  Chief Financial
  Officer
Brian K. Bess.........       52,710             2.5          10.85         5/8/10      359,833      911,883
  Vice President --          25,000             1.2          17.63       12/13/10      277,000      702,000
  Engineering
Klein P.
  Kleinpeter(7).......       45,000             2.1          10.85         5/8/10      499,000    1,264,000
  Vice President and
  General Manager,
  Gulf Coast

---------------

(1) The options expire ten years from the date of grant and vest 1/3 on each anniversary of the date of grant.

(2) On August 21, 2001, the effective time of the Merger, these options to purchase Old Westport common stock were converted into the same number of options to purchase Westport common stock having the same terms as Old Westport options.

(3) In 2000, Old Westport granted to employees and directors options to purchase a total of 2,110,880 shares of Old Westport common stock, of which 44,421 were subsequently forfeited and 13,018 were exercised as of December 31, 2000.

(4) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect Westport's estimates or projections of the future price of Westport common stock. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of Westport common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(5) As of August 21, 2001, the effective time of the Merger, Mr. Whitham serves as President and Chief Executive Officer of Westport.

(6) Mr. Shonsey resigned from Old Westport on May 31, 2001.

(7) Mr. Kleinpeter resigned from Old Westport on January 31, 2001.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following tables contain certain information concerning stock options exercised during 2000 and the value of unexercised options at December 31, 2000 for the named executive officers of each of Belco and Old Westport.

           STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES OF BELCO

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                             DECEMBER 31, 2000(#)(1)       DECEMBER 31, 2000($)(2)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ---------------   -----------   -----------   -------------   -----------   -------------
Robert A. Belfer(3)......         --              --             --              --             --             --
  Chairman of the Board
  and Chief Executive
  Officer
Laurence D. Belfer(4)....         --              --         96,000         124,000       $ 98,588       $467,677
  Vice Chairman
Grant W. Henderson(5)....         --              --         72,000         198,000       $248,750       $995,000
  President and Chief
  Operating Officer
Dominick J. Golio(6).....         --              --         60,000          80,000       $ 79,000       $291,625
  Senior Vice
  President -- Finance,
  Chief Financial
  Officer, Secretary and
  Treasurer
Shiv K. Sharma(7)........         --              --         39,000          36,000       $ 24,875       $123,875
  Senior Vice
  President --
  Engineering

---------------

(1) On August 21, 2001, the effective time of the Merger, all of the options became fully vested and exercisable notwithstanding any exercisability or vesting provisions.

(2) The value of each in-the-money stock option is equal to the difference between the closing price of the Belco common stock on the NYSE on December 29, 2000 of $12.4375 and the per share exercise price of the stock option.

(3) Robert A. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

(4) Laurence D. Belfer resigned from Belco effective as of August 21, 2001 and is currently a director of Westport.

(5) Mr. Henderson resigned from Belco effective as of August 21, 2001 and is currently Westport's Executive Vice President and General
    Manager -- Southern Division.

(6) Mr. Golio resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

(7) Mr. Sharma resigned from Belco effective as of August 21, 2001, the effective time of the Merger.

       STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES OF OLD WESTPORT

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                SHARES                       DECEMBER 31, 2000(#)         DECEMBER 31, 2000($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Donald D. Wolf..............       --            --            --          900,000           --         8,964,750
  Chairman, Chief Executive
  Officer
Barth E. Whitham(2).........       --            --            --          337,500           --         3,234,750
  President, Chief Operating
  Officer, Secretary
James H. Shonsey(3).........       --            --            --           38,812           --           430,425
  Chief Financial Officer
Brian K. Bess...............       --            --            --           77,710           --           664,754
  Vice
  President -- Engineering
Klein P. Kleinpeter(4)......       --            --            --           45,000           --           499,050
  Vice President and General
  Manager, Gulf Coast

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of Old Westport common stock on the NYSE on December 29, 2000 of $21.94 per share and the exercise price of the stock option.

(2) As of August 21, 2001, the effective time of the Merger, Mr. Whitham serves as President and Chief Executive Officer of Westport.

(3) Mr. Shonsey resigned from Old Westport on May 31, 2001.

(4) Mr. Kleinpeter resigned from Old Westport on January 31, 2001.

     The following table sets forth certain information with respect to the compensation for the year ended December 31, 2001 for the chief executive officer and the four other most highly compensated executive officers of Westport. These executive officers' annual compensation amounts in the table exclude perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 and (ii) 10% of the total annual salary and bonus for such executive officer in that year.

                     SUMMARY COMPENSATION TABLE OF WESTPORT

                                                                                          LONG-TERM COMPENSATION
                                                                                                  AWARDS
                                                    ANNUAL COMPENSATION(*)             ----------------------------
                                             -------------------------------------     RESTRICTED     SECURITIES
                                                                      OTHER ANNUAL       STOCK        UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR   SALARY($)     BONUS($)   COMPENSATION     AWARDS($)    OPTIONS/SARS(#)
---------------------------           ----   ---------     --------   ------------     ----------   ---------------
Donald D. Wolf......................  2001   $356,557      $100,000     $ 14,358(1)     $ 42,750             0
  Chairman, Chief Executive Officer
Barth E. Whitham....................  2001   $246,847      $ 65,000     $ 20,475(1)     $ 32,063             0
  President, Chief Operating Officer
Brian K. Bess.......................  2001   $171,102      $ 40,000     $     --        $ 12,825        10,000
  Vice President --
  Engineering
Grant W. Henderson..................  2001   $345,576(2)   $     --     $     --        $228,700(3)     85,310(4)
  Executive Vice President, General
     Manager --
  Southern Division
Robert R. McBride, Jr. .............  2001   $183,333      $     --     $104,741(5)     $263,925        45,000
  Vice President,
  General Manager --
  Gulf of Mexico

---------------

(*) The compensation committee may make additional compensation awards to the Company's officers and employees for performance during 2001. The Compensation Committee had not made such determinations as of the date of this prospectus.

(1) Includes an automobile allowance and club membership dues.

(2) $245,192 paid by Belco prior to August 21, 2001, the effective time of the Merger, and $100,384 paid by Westport after the effective time of the Merger. Prior to the Merger, Mr. Henderson served as the President and Chief Operating Officer of Belco and is currently the Executive Vice President and General Manager -- Southern Division of Westport.

(3) $27,600 of the amount represents the value of 3,000 shares of restricted common stock granted by Belco prior to the Merger, which were converted into 1,237 shares of Westport common stock on August 21, 2001, the effective time of the Merger. The restrictions on these shares of common stock were removed as of that date. $201,100 of the amount represents the value of 10,000 shares of restricted common stock granted by Westport after the effective time of the Merger.

(4) Options to purchase 25,000 shares of Belco common stock and the exercise price per share were adjusted on August 21, 2001, the effective time of the Merger, to reflect the reverse stock split providing for the conversion of options to purchase Belco common stock into options to purchase Westport common stock based on a 0.4125 conversion ratio. These options were converted into options to purchase 10,310 shares of Westport common stock, which became immediately vested and exercisable as of the effective time of the Merger. Options to purchase 75,000 shares of Westport common stock were granted by Westport after the effective time of the Merger.

(5) Reimbursement for moving expenses.

     The following table sets forth information concerning stock options granted to the named executive officers of Westport in 2001.

                       STOCK OPTIONS GRANTED BY WESTPORT

                                INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                         --------------------------------                               VALUE AT ASSUMED
                             NUMBER OF        % OF TOTAL                              ANNUAL RATES OF STOCK
                            SECURITIES       OPTIONS/SARS   EXERCISE                 PRICE APPRECIATION FOR
                            UNDERLYING        GRANTED TO    PRICE PER                  OPTION TERMS($)(1)
                           OPTIONS/SARS      EMPLOYEES IN     SHARE     EXPIRATION   -----------------------
NAME                        GRANTED(#)           2001       ($/SHARE)      DATE       5%/($)       10%($)
----                     -----------------   ------------   ---------   ----------   ---------   -----------
Donald D. Wolf.........           --               --            --            --          --            --
  Chairman,
  Chief Executive
     Officer
Barth E. Whitham.......           --               --            --            --          --            --
  President,
  Chief Operating
     Officer
Brian K. Bess..........       10,000(2)          1.27%        31.07     5/18/2011     195,000       495,000
  Vice President --
  Engineering
Grant W. Henderson.....       10,310(3)          1.31%       22.303      3/1/2011     145,000       366,000
  Executive Vice
     President --             75,000(2)          9.51%        20.11     8/21/2011     949,000     2,404,000
  General Manager --
  Southern Division
Robert R. McBride,
  Jr. .................       35,000(2)          4.44%        19.55      2/1/2001     430,000     1,091,000
  Vice President --           10,000(2)          1.27%        31.07     5/18/2001     195,000       495,000
  General Manager --
  Gulf of Mexico

---------------

(1) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect Westport's estimates or projections of the future price of Westport common stock. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of Westport common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(2) Non-statutory stock options, which were granted under Westport's 2000 Stock Incentive Plan. The options expire ten year from the date of grant and vest 1/3 on each anniversary of the grant.

(3) The number of securities and the exercise price per share were adjusted on August 21, 2001, the effective time of the Merger, to reflect the reverse stock split providing for the conversion of options to purchase Belco common stock into options to purchase Westport common stock based on a 0.4125 conversion ratio. As a result, incentive stock options to purchase 13,297 shares of Belco common stock and non-statutory stock options to purchase 11,697 shares of Belco common stock granted under Belco's 1996 Stock Incentive Plan were converted into incentive stock options to purchase 5,485 shares of Westport common stock and non-statutory stock options to purchase 4,825 shares of Westport common stock. The options became immediately vested and exercisable on August 21, 2001. The options expire ten years from the date of grant.

     The following table contains certain information concerning stock options exercised during 2001 and the value of unexercised options as of December 31, 2001 for the named executives of Westport.

         STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES OF WESTPORT

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                                                        UNDERLYING UNEXERCISED OPTIONS           MONEY OPTIONS AT
                                                            AT DECEMBER 31, 2001(#)           DECEMBER 31, 2001(#)(1)
                       SHARES ACQUIRED      VALUE      ---------------------------------   -----------------------------
NAME                   ON EXERCISE(#)    REALIZED($)   EXERCISABLE      UNEXERCISABLE(2)   EXERCISABLE    UNEXERCISABLE
----                   ---------------   -----------   ------------     ----------------   ------------   --------------
Donald D. Wolf.......         --              --         300,000(3)          600,000        1,625,000       3,250,000
  Chairman,
  Chief Executive
     Officer
Barth E. Whitham.....         --              --         112,500(3)          225,000          568,750       1,137,500
  President,
  Chief Operating
     Officer
Brian K. Bess........         --              --          25,904(3)           61,806          114,205         228,410
  Vice President --
  Engineering
Grant W. Henderson...         --              --         121,683(4)           75,000          228,195              --
  Executive Vice
     President --
  General Manager --
  Southern Division
Robert R. McBride,
  Jr. ...............         --              --              --              45,000               --              --
  Vice President --
  General Manager --
  Gulf of Mexico

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of Westport common stock on the NYSE on December 31, 2001 of $17.35 per share and the exercise price of the stock option.

(2) Non-statutory stock options. The options expire ten year from the date of grant and vest 1/3 on each anniversary of the grant.

(3) Non-statutory stock options. The options expire ten years from the date of grant.

(4) The number of securities and the exercise price per share were adjusted on August 21, 2001, the effective time of the Merger, to reflect the reverse stock split providing for the conversion of options to purchase Belco common stock into options to purchase Westport common stock based on a 0.4125 conversion ratio. As a result, options to purchase 294,989 shares of Belco common stock granted under Belco's 1996 Stock Incentive Plan were converted into options to purchase 121,683 shares of Westport common stock. The options became immediately vested and exercisable on August 21, 2001. The options expire ten years from the date of grant.

EMPLOYEE BENEFIT PLANS OF WESTPORT

     Employee Benefit Plan. Effective October 17, 2000, Old Westport adopted the Westport Resources Corporation 2000 Stock Incentive Plan. The plan merged, amended and restated the EPGC Directors' Stock Option Plan and the EPGC 2000 Stock Option Plan, each of which was adopted effective March 1, 2000. As amended and restated, the plan contains terms regarding stock option awards that are substantially similar to the terms of the predecessor plans, other than with respect to the vesting period for options issued pursuant to the EPGC Directors' Stock Option Plan, which formerly vested in full on the date of grant and now vest on a schedule determined by Westport's Compensation Committee. Further, the plan contemplates awards of stock appreciation rights, restricted stock and other performance awards, in addition to the stock option grants contemplated by the predecessor plans. Immediately prior to the Merger, the plan was amended to increase the number of shares of common stock authorized and reserved under the plan from 4,110,813 shares to 6,232,484 shares. In the Merger, we assumed the obligations of Old Westport under the 2000 Stock Incentive Plan, and options to purchase Old Westport common stock became options to purchase Westport common stock on a one-for-one basis.

     As of December 31, 2001, 1,197,000 options had been granted under the plan. As of December 31, 2001, 175,333 options to purchase Westport common stock issued under the plan became fully vested and immediately exercisable. These options terminate not later than 10 years from the date of grant. In addition, as of December 31, 2001, 36,550 shares of restricted stock were granted under the plan.

     Retirement Savings Plan. Old Westport assumed a retirement savings plan pursuant to the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company. This savings and profit sharing plan covers all of our employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Code.

     The assets of the plan are held and the related investments are executed by the plan's trustee. Participants in the plan have investment alternatives in which to place their funds. We pay all administrative fees on behalf of the plan. The plan currently provides for discretionary matching by us of 75% of each participant's contributions up to 6% of the participant's compensation. Westport contributed $341,200 for the year ended December 31, 2001. Old Westport contributed $155,000 for the year ended December 31, 2000 and Westport Oil and Gas Company, Inc. (prior to Old Westport's assumption of the plan) contributed $114,000 and $104,000 for the years ended December 31, 1999 and 1998, respectively.

     Annual Incentive Plan. The Westport Annual Incentive Plan 2000 provides an opportunity for specified employees within a business unit to be eligible for a bonus based on both Westport and the business unit achieving various performance objectives. Under the plan, the administrator of the plan annually determines the goals that each business unit must achieve, as well as the target bonus amount for achieving the goals. The administrator also establishes our performance goal, which must be achieved before any bonuses will be paid out under this plan. If we obtain our performance goal and the individual business units achieve their respective goals, 25% of the bonus amount allocated to a business unit will be paid out to each participating employee within such business unit and 75% of the bonus will be awarded to various individuals within such business unit on a discretionary basis.

     Royalty Participation Program. On October 17, 1997, Westport Overriding Royalty LLC was established, through which Old Westport implemented a royalty participation program. This program is designed to provide an incentive for specified key employees to contribute to our success. Under the terms of the program, participants can receive a percentage of an overriding royalty working interest on prospects owned by us. Percentages are established at our discretion, but in no event exceed 2% of our net interest. Effective March 31, 2000, officers or directors were permitted to retain existing royalty interests but are no longer eligible to receive any new royalty interests from this program.

     Belco's 1996 Stock Incentive Plan. Prior to the Merger, Belco adopted its 1996 Stock Incentive Plan, which authorizes the stock option committee to award incentive stock options, nonstatutory stock options and restricted stock to employees of Belco. The aggregate maximum number of shares that may be issued pursuant to awards granted under Belco's 1996 Stock Incentive Plan is 3,250,000 shares of common stock. Prior to the Merger, Belco's stock option committee generally granted incentive stock options; however, in the case of the value of a grant of stock options totaling more than $100,000, Belco's stock option committee was authorized to grant the remainder as non-statutory stock options, both at an exercise price equal to the fair market value of Belco common stock on the date of the grant. Options issued under Belco's 1996 Stock Incentive Plan generally have ten-year terms, with exercise restrictions that lapse over a five-year period. Belco's stock option committee was also authorized to grant awards of restricted stock which are characterized as shares of Belco common stock that are subject to forfeiture under the circumstances specified by the stock option committee at the time of the award of such shares. Stock option grants were designed to align the long-term interests of Belco's employees with those of its shareholders by directly linking compensation to shareholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in Belco. During 2001, options to purchase 20,000, 10,000, 25,000 and 5,000 shares of Belco common stock were granted to Messrs. Laurence D. Belfer, Dominick J. Golio, Grant W. Henderson and Shiv K. Sharma, respectively. At the effective time of the Merger, these options were converted into options to purchase 8,249, 4,125, 10,310 and 2,062 shares of Westport common stock, respectively. As of the effective time of the Merger, Messrs. Belfer, Golio and Sharma resigned as officers of Belco, and Mr. Henderson became Executive Vice President -- Southern Division of Westport.

     As a result of the Merger, stock options issued under Belco's 1996 Stock Incentive Plan became fully vested and exercisable at the effective time of the Merger. In addition, the restrictions on disposition and forfeiture provisions on all restricted shares of Belco common stock issued under Belco's 1996 Stock Incentive Plan terminated on August 21, 2001, the effective time of the Merger. Since the effective time of the Merger, Westport has not awarded any incentive stock options, nonstatutory stock options, or restricted stock under Belco's 1996 Stock Incentive Plan to any of its employees and does not currently intend to grant any awards under such plan in the future.

DIRECTOR COMPENSATION

  BELCO

     Pursuant to Belco's 1996 Nonemployee Directors' Stock Option Plan, or the Directors' Plan, directors of Belco who were not officers or employees of Belco or any of its subsidiaries, also known as Non-Employee Directors, each received, as of the date of each annual meeting of the shareholders of Belco, a nonqualified stock option to purchase 6,000 shares of Belco common stock. Each option has an exercise price equal to the fair market value of the Belco common stock on the NYSE on the date of grant. The exercise price may be paid in cash, in shares of Belco common stock having a fair market value equal to the purchase price thereof, or by a combination of such means of payment. The number of shares covered by each option and the exercise price per share are proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by Belco. The aggregate number of shares of common stock that may be issued pursuant to the exercise of options granted under the Directors' Plan cannot, on the date of the grant of any such option, exceed an amount equal to 0.5% of the number of then outstanding shares of common stock. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and may be purchased for this purpose.

     Options granted under the Directors' Plan have a maximum term of ten years and vest in three equal annual installments beginning on the first anniversary of the date of grant. Notwithstanding the foregoing, upon the occurrence of a "Change of Control" as defined in the Directors' Plan while a Non-Employee Director is a member of the Board of Directors, or in the event that a Non-Employee Director's membership on Belco's board of directors terminates by reason of death or disability, each option then held by such Non-Employee Director is exercisable in full. As a result of the Merger, all of the options issued under the Directors' Plan became fully vested and exercisable notwithstanding any exercisability or vesting provisions.

     Pursuant to the Directors' Plan, on May 9, 2001, each of Messrs. Arnold, Berlin, Saltz and Dr. Allison were granted an option to purchase 6,000 shares of Belco common stock at an exercise price of $8.90 per share (the fair market value of the Belco common stock on the NYSE on such date). On August 21, 2001, the effective time of the Merger, the number of shares subject to these options and the exercise price per share were adjusted to reflect the reverse stock split in connection with the conversion of options to purchase Belco common stock into options to purchase Westport common stock, based on a 0.4125 conversion ratio. As a result, each option to purchase 6,000 shares of Belco common stock was converted into an option to purchase 2,475 shares of Westport common stock and became immediately vested and exercisable. Messrs. Arnold, Berlin, Saltz and Dr. Allison resigned as directors of Belco at the effective time of the Merger and each of their respective options to purchase 2,475 shares of Westport common stock lapsed on November 21, 2001.

     During 2001, each of Messrs. Arnold and Berlin and Dr. Allison received an annual retainer of $12,500 payable quarterly in arrears, and was reimbursed for expenses incurred in attending meetings of the Belco board of directors and committees thereof.

  WESTPORT

     Old Westport's outside directors received a retainer of $10,000 per year for serving as members of the board of directors of Old Westport and could have elected to receive this amount in the form of shares of Old Westport common stock. In addition, each director received $2,000 per board meeting and $750 per sub-committee meeting attended and was granted an annual stock option to purchase 4,500 shares of our common stock, which vested annually over two years. After the Merger, our outside directors are compensated by an annual retainer fee of $20,000, plus fees of $2,000 per meeting attended in person and $1,000 per meeting attended by telephone, plus annual grants of options to purchase 4,500 shares of common stock of Westport granted at the time of each annual meeting of stockholders and vesting over two years. Fees are payable in cash or, at the election of each director, in common stock of Westport.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS AGREEMENT

     In connection with the Merger, Westport Energy LLC, or WELLC, ERI Investments, Inc., or ERI, and a group of Belco stockholders, or the Belfer Group, entered into a shareholders agreement with Old Westport and Belco. The shareholders agreement contains provisions that determine how WELLC, ERI and the Belfer Group will vote their respective shares of Westport common stock and that, among other things, will have the effect, based on their share ownership, of giving these parties the ability to determine the composition of our board of directors and otherwise affect our corporate governance and business activities, including provisions whereby:

     - WELLC, ERI and the Belfer Group must vote their shares according to and consistent with the terms of the shareholders agreement;

     - Westport, WELLC, ERI and the Belfer Group are obligated to take or cause to be taken all lawful action necessary to ensure that our articles of incorporation and bylaws are at all times consistent with the provisions of the shareholders agreement;

     - Our board of directors will be comprised of 11 directors, two of whom must be independent directors, as such term is defined in the shareholders agreement, divided into three classes, with directors in each class having a three-year term following a transition period in which the initial Class I directors serve a one-year term, the initial Class II directors serve a two-year term and the initial Class III directors serve a three-year term;

     - WELLC and ERI each have the right to nominate one director to Class III, one director to Class II and one director to Class I and the Belfer Group has the right to nominate one director to Class III and one director to Class I. The number of directors any such party may nominate is reduced if such party's ownership of our common stock falls below specified percentages of the total number of shares of our common stock then outstanding;

     - WELLC, ERI and the Belfer Group, respectively, each have the right (1) subject to applicable law, to remove, with or without cause, any director nominated in accordance with the terms of the shareholders agreement by WELLC, ERI or the Belfer Group, respectively, and (2) to nominate any replacement for a director nominated in accordance with the terms of the new shareholders agreement by WELLC, ERI or the Belfer Group, respectively, upon the death, resignation, retirement, disqualification or removal from office of such director. Our board of directors will duly appoint as a director each person so nominated to fill a vacancy on the board of directors. Notwithstanding the foregoing, pursuant to Nevada law, an incumbent director may not be removed from office except upon the affirmative vote of at least two-thirds of the issued and outstanding voting power;

     - We may take and may permit our subsidiaries to take and engage in the following actions only upon receiving supermajority approval (as such term is defined in the shareholders agreement) of our board of directors:

     - subject to certain conditions, neither ERI, WELLC nor the Belfer Group will acquire any additional shares of our common stock without the consent of the other parties;

      - Issuance of Common Stock. Issue, sell, grant or award or enter into any agreement to issue, sell, grant or award any of our common stock other than (1) pursuant to agreements or obligations in existence as of the effective time of the Merger, (2) the issuance of our common stock pursuant to any rights or agreements including without limitation any security convertible or exchangeable into or exercisable for, with or without consideration, our common stock so long as such rights or agreements received supermajority approval and (3) the grant of options and the issuance of restricted stock under our stock incentive plans for the benefit of our employees and directors and the issuance of our common stock upon the exercise of such options;

      - Debt to Total Capitalization. Incur funded debt of Westport and our subsidiaries so that the ratio of debt of Westport and our subsidiaries to total capitalization is greater than 0.4 to 1.0; and

      - Sale Transactions. Enter into any merger or consolidation, sale of all or substantially all of our assets or sale of assets or transfer to a third party by sale of assets, merger or otherwise by Westport or any of our subsidiaries (in one transaction or a series of related transactions) of any subsidiary or the assets or business of Westport or a subsidiary thereof which involves more than $150 million (or such other amount, established by resolution of our board of directors (approved by supermajority approval) from time to time), of our total assets and our subsidiaries taken as a whole, including a sale of Westport effected by means of a sale of our common stock, but excluding, however, dispositions of assets in the ordinary course of business (including, but not limited to, oil and natural gas production);

     - each of WELLC, ERI and the Belfer Group is granted unlimited piggyback registration rights;

     - each of WELLC and ERI is granted three demand registration rights and the Belfer Group is granted two demand registration rights; and

     - each of WELLC, ERI and the Belfer Group agree to enter into holdback agreements if requested by the underwriters in underwritten offerings.

ENRON

     Prior to the Merger, Belco entered into a substantial portion of its natural gas and crude oil commodity swap agreements and option agreements with Enron North America Corp., or ENA, formerly known as Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron Corp. Mr. Robert A. Belfer, one of our directors, is a member of the Board of Directors of Enron Corp. These agreements were entered into in the ordinary course of business of Belco have are on terms that we believe are no less favorable to Belco than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements Belco paid ENA a net amount of approximately $32 million in fiscal year 2000 and approximately $45 million in 2001.

     On November 29, 2001, we terminated our commodity derivative contracts with ENA. We exercised our rights pursuant to the early termination provisions of such contracts as a result of ENA's ratings downgrades and related events. ENA subsequently declared bankruptcy. We believe that we had the legal right to terminate these agreements, but ENA may challenge our termination in bankruptcy court. Applying the mark-to-market and setoff methodology of our contracts with ENA, we have calculated that we owed ENA a net $204,000 for all hedging transactions outstanding under our ENA contracts. Although we believe this methodology was correct, it is possible that ENA will challenge our calculations and claim larger amounts owed.

     We have also terminated our production sales contracts with ENA or its affiliates except for an ongoing month-to-month sales arrangement with EOTT Energy Partners, L.P., a publicly traded entity owned in part by Enron Corp. which has a viable credit line and has supported its payment obligations to us by posting letters of credit. We believe that our exposure to potential loss for payment on production delivered to Enron affiliates is less than $1 million.

OFFICE LEASE

     Belco paid Robert A. Belfer, former Chairman of the Board and Chief Executive Officer of Belco and one of our directors, a fee of $269,582 during 2000 for office space and services provided through such office. The fee is based on the actual cost of such office space pro-rated to the amount utilized in our operations. We believe the fee compares favorably to the terms which might have been available from a non-affiliated party. We will not use this office space, nor reimburse Mr. Belfer for this fee, after December 31, 2001.

RESTRICTED STOCK

     Pursuant to current federal income tax laws, recipients of awards of restricted stock under Belco's 1996 Stock Incentive Plan are deemed to have income equal to the fair market value of the vested shares of our common stock on the date of vesting. As of December 31, 2000, Dominick J. Golio was indebted to us in the amount of $88,078, representing federal income taxes paid by us on behalf of Dominick J. Golio that arose pursuant to the vesting of Mr. Golio's restricted stock. Interest is not being charged on this indebtedness. Since the effective time of the Merger, Mr. Golio has relinquished his restricted stock and some of his options to satisfy a portion of his indebtedness to us. He is currently indebted to us in the amount of $69,320.

            SECURITY OWNERSHIP OF WESTPORT'S PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information, as of November 30, 2001, regarding beneficial ownership of Westport common stock by (1) each person, or group of affiliated persons, known by Westport to own beneficially 5% or more of its outstanding common stock, (2) each of Westport's directors and executive officers and (3) all of Westport's executive officers and directors as a group. The number of shares of Westport common stock outstanding as of November 30, 2001 was 52,058,382 shares.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
NAME OF BENEFICIAL OWNER                                         SHARES       PERCENT
------------------------                                      ------------   ---------
Westport Energy LLC(2)......................................   35,591,676      68.4
  21 Glen Oaks Ave
  Summit, NJ 07901
ERI Investments, Inc.(3)....................................   35,591,676      68.4
  801 West Street, 2nd Floor
  Wilmington, Delaware 19804
Richard J. Haas(4)..........................................   35,591,676      68.4
Robert A. Haas**(4).........................................   35,591,676      68.4
Eugen von Liechtenstein(4)..................................   35,591,676      68.4
Graham Garner(4)............................................   35,591,676      68.4
Robert A. Belfer**(5).......................................   35,831,093      68.5
Renee E. Belfer(6)..........................................   35,600,060      68.4
Belfer Corp.(7).............................................   35,688,561      68.4
The Robert A. and Renee E. Belfer Family Foundation(8)......   35,591,676      68.4
Trust for the Benefit of Elizabeth Kones Belfer (T-6)(9)....   35,591,676      68.4
Trust for the Benefit of Elizabeth Kones Belfer (T-7)(10)...   35,591,676      68.4
Renee Holdings Partnership, L.P.(11)........................   35,666,203      68.4
A&B Investors, Inc.(12).....................................   35,656,887      68.4
Belwest Petroleum, Inc.(13).................................   35,591,676      68.4
LDB Corp.(14)...............................................   35,591,676      68.4
Robert A. Belfer Family Trust(15)...........................   35,591,676      68.4
The Laurence D. Belfer Family Foundation(16)................   35,591,676      68.4
Vantz Limited Partnership(17)...............................   35,591,676      68.4
Laurence D. Belfer**(18)....................................   35,591,676      68.4
Jack Saltz(19)..............................................   35,591,676      68.4
Saltz Investment Group, LLC(20).............................   35,591,676      68.4
Jack and Anita Saltz Foundation(21).........................   35,591,676      68.4
Donald D. Wolf**(22)........................................      335,750         *
Barth E. Whitham**(23)......................................      147,750         *
Lon McCain**(24)............................................        2,500         *
Grant W. Henderson**(25)....................................      165,095         *
Howard L. Boigon**(26)......................................        2,500         *
Kenneth D. Anderson**(27)...................................       10,298         *
Lynn S. Belcher**(28).......................................       37,545         *
Brian K. Bess**(29).........................................       26,504         *
Robert R. McBride, Jr.**(30)................................       13,500         *
James M. Funk**(31).........................................        5,422         *

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
NAME OF BENEFICIAL OWNER                                         SHARES       PERCENT
------------------------                                      ------------   ---------
Murry S. Gerber**(32).......................................   35,598,176      68.4
Peter R. Hearl**(33)........................................        3,052         *
David L. Porges**(34).......................................   35,593,676      68.4
Michael Russell**...........................................           --        --
Randy Stein**(35)...........................................        3,052         *
William F. Wallace**(36)....................................       15,920         *
Directors and executive officers as a group(37).............   36,608,481      69.2

---------------

  * Less than one percent.

 ** Director or Executive Officer of Westport.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Westport common stock subject to options, warrants, convertible notes and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of November 30, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Westport common stock shown as beneficially owned by them.

 (2) Based on a report on Schedule 13D filed with the SEC on August 31, 2001 and Westport's records. This number includes (i) 14,238,001 shares of Westport common stock held by WELLC subject to the Second Amended and Restated Shareholders Agreement, dated as of July 20, 2001, between Westport, Belco, ERI, WELLC and certain stockholders of Belco (the "Belfer Group") named therein (the "Shareholders Agreement") and (ii) an aggregate of 21,353,675 shares of Westport common stock held by ERI and the Belfer Group of which WELLC may be deemed to have shared voting power and thus to be the beneficial owner pursuant to the Shareholders Agreement. The Belfer Group is defined to include the following stockholders of Westport: Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer, The Robert A. and Renee E. Belfer Foundation ("Belfer Foundation"), Belfer Corp. ("BC"), Belwest Petroleum, Inc. ("BPI"), A&B Investors, Inc. ("A&B"), Renee Holdings Partnership, L.P. ("Renee Holdings"), Trust for the benefit of Elizabeth Kones Belfer (T-6) ("T-6"), Trust for the benefit of Elizabeth Kones Belfer (T-7) ("T-7"), The Laurence D. Belfer Family Foundation (the "LDB Foundation"), LDB Corp. ("LDB"), Robert A. Belfer 1990 Family Trust (the "RAB Trust"), Vantz Limited Partnership ("Vantz LP"), Jack Saltz, Saltz Investment Group, LLC ("Saltz Investment") and Jack and Anita Saltz Foundation ("JAS Foundation"). WELLC disclaims beneficial ownership of 21,353,675 shares of Westport common stock held by ERI and the Belfer Group subject to the Shareholders Agreement. All of the interests of WELLC are held by Westport Investments Limited, a Bahamas corporation. All voting decisions with respect to the shares of Westport held by WELLC are made by the board of directors of Westport Investments Limited. No member of the board of directors of Westport Investments Limited holds any position with Westport.

 (3) Based on a report on Schedule 13D filed with the SEC on August 31, 2001 and Westport's records. This number includes (i) 13,911,152 shares of Westport common stock held by ERI subject to the Shareholders Agreement and (ii) an aggregate of 21,680,524 shares of Westport common stock held by WELLC and the Belfer Group subject to the Shareholders Agreement of which ERI may be deemed to have shared voting power and thus to be the beneficial owner pursuant to the Shareholders Agreement. ERI disclaims beneficial ownership of 21,680,524 shares of Westport common stock held by WELLC and the Belfer Group subject to the Shareholders Agreement. ERI is an indirect, wholly-owned subsidiary of Equitable Resources, Inc. Murry S. Gerber, a director of Westport, is Chairman, President and Chief Executive Officer of Equitable Resources, Inc. David L. Porges, a director of Westport, is Executive Vice President and Chief Financial Officer of Equitable Resources, Inc. James M. Funk, a

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     director of Westport, is President of Equitable Production Company, an
     indirect, wholly-owned subsidiary of Equitable Resources, Inc.

 (4) Includes (i) 14,238,001 shares of Westport common stock held by WELLC and
     (ii) an aggregate of 21,353,675 shares of Westport common stock held by ERI and the Belfer Group subject to the Shareholders Agreement, of which shares WELLC may be deemed to be the beneficial owner pursuant to the Shareholders Agreement. All of the interests of WELLC are held by Westport Investments Limited. The board of directors of Westport Investments Limited consists of Dr. Richard J. Haas, Robert A. Haas, Eugen von Liechtenstein and Graham Garner, each of whom disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and the Belfer Group. The address of Dr. Haas and each of Messrs. Haas, von Liechtenstein and Garner is c/o Westport Resources Corporation, 410 Seventeenth Street, Suite 2300, Denver, Colorado 80202.

 (5) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 2,407,093 shares of Westport common stock held by Robert A. Belfer subject to the Shareholders Agreement, (ii) 6,000 shares of Westport's 6 1/2% convertible preferred stock held by Mr. Belfer, which are convertible into 2,794 shares of Westport common stock, (iii) an aggregate of 508,000 shares of Westport's
     6 1/2% convertible preferred stock held by BC, A&B and Renee Holdings, which are convertible into 236,623 shares of Westport common stock and of which Mr. Belfer may be deemed to have shared voting and dispositive powers, and (iv) an aggregate of 33,184,583 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Mr. Belfer, subject to the Shareholders Agreement, with respect to which shares Mr. Belfer may be deemed to have shared voting power pursuant to the Shareholders Agreement. Among the shares held by the Belfer Group subject to the Shareholders Agreement, Mr. Belfer may be deemed to share voting and dispositive powers with respect to an aggregate of 1,343,084 shares of Westport common stock held by BC, BPI, the Belfer Foundation, T-6 and Renee Holdings by virtue of his position as the sole executive officer and director of BC and BPI, Donor Trustee of Belfer Foundation, co-trustee of T-6 and general partner of Renee Holdings. Mr. Belfer disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group subject to the Shareholders Agreement, excluding shares held by Mr. Belfer, BC, BPI, Belfer Foundation, T-6 and Renee Holdings. The address of Mr. Belfer is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

 (6) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 1,157,310 shares of Westport common stock held by Ms. Belfer subject to the Shareholders Agreement, (ii) 18,000 shares of Westport's 6 1/2% convertible preferred stock held by Ms. Belfer, which are convertible into 8,384 shares of Westport common stock, and (iii) an aggregate of 34,434,366 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Ms. Belfer, subject to the Shareholders Agreement, with respect to which shares Ms. Belfer may be deemed to have shared voting power pursuant to the Shareholders Agreement. Among the shares held by the Belfer Group subject to the Shareholders Agreement, Ms. Belfer may be deemed to have shared voting and dispositive powers with respect to an aggregate of 415,342 shares of Westport common stock held by T-6 and T-7 due to her position as co-trustee of T-6 and sole trustee of T-7. Ms. Belfer disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group subject to the Shareholders Agreement, excluding shares held by Ms. Belfer, T-6 and T-7. The address of Ms. Belfer is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

 (7) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 348,674 shares of Westport common stock held by BC subject to the Shareholders Agreement, (ii) 208,000 shares of Westport's 6 1/2% convertible preferred stock held by BC, which are convertible into 96,885 shares of Westport common stock, and (iii) an aggregate of 35,243,002 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding BC, subject to the Shareholders Agreement, with respect to which shares BC may be deemed to have shared voting power pursuant to the Shareholders Agreement. BC disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer

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     Group, excluding BC, subject to the Shareholders Agreement. The address of
     BC is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

 (8) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 294,318 shares of Westport common stock held by Belfer Foundation and (ii) an aggregate of 35,297,358 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Belfer Foundation, subject to the Shareholders Agreement, with respect to which shares Belfer Foundation may be deemed to have shared voting power pursuant to the Shareholders Agreement. Belfer Foundation disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Belfer Foundation, subject to the Shareholders Agreement. The address of Belfer Foundation is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

 (9) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 207,671 shares of Westport common stock held by T-6 subject to the Shareholders Agreement and (ii) an aggregate of 35,384,005 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding T-6, subject to the Shareholders Agreement, with respect to which shares T-6 may be deemed to have shared voting power pursuant to the Shareholders Agreement. T-6 disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding T-6, subject to the Shareholders Agreement. The address of T-6 is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(10) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 207,671 shares of Westport common stock held by T-7 subject to the Shareholders Agreement and (ii) an aggregate of 35,384,005 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding T-7, subject to the Shareholders Agreement, with respect to which shares T-7 may be deemed to have shared voting power pursuant to the Shareholders Agreement. T-7 disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding T-7, subject to the Shareholders Agreement. The address of T-7 is c/o Renee E. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(11) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 492,283 shares of Westport common stock held by Renee Holdings subject to the Shareholders Agreement,
     (ii) 160,000 shares of Westport's 6 1/2% convertible preferred stock held by Renee Holdings, which are convertible into 74,527 shares of Westport common stock, and (iii) an aggregate of 35,099,393 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Renee Holdings, subject to the Shareholders Agreement, with respect to which shares Renee Holdings may be deemed to have shared voting power pursuant to the Shareholders Agreement. Renee Holdings disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Renee Holdings, subject to the Shareholders Agreement. The address of Renee Holdings is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(12) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 140,000 shares of Westport preferred stock held by A&B, which are convertible into 65,211 shares of Westport common stock and (ii) an aggregate of 35,591,676 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group subject to the Shareholders Agreement, with respect to which shares A&B may have shared voting power pursuant to the Shareholders Agreement. A&B disclaims beneficial ownership of 35,591,676 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group subject to the Shareholders Agreement. The address of A&B is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(13) Based on a report on Schedule 13D/A filed with the SEC on September 5, 2001 and Westport's records. This number includes (i) 136 shares of Westport common stock held by BPI subject to the

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     Shareholders Agreement and (ii) an aggregate of 35,591,540 shares of
     Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding BPI, subject to the Shareholders Agreement, with respect to which shares BPI may be deemed to have shared voting power pursuant to the Shareholders Agreement. BPI disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding BPI, subject to the Shareholders Agreement. The address of BPI is c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(14) Based on a report on Schedule 13D/A filed with the SEC on August 31, 2001 and Westport's records. This number includes 112,552 shares of Westport common stock held by LDB subject to the Shareholders Agreement and (ii) an aggregate of 35,479,124 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding LDB, subject to the Shareholders Agreement, with respect to which shares LDB may be deemed to have shared voting power pursuant to the Shareholders Agreement. LDB disclaims beneficial ownership of the shares held by WELLC, ERI and members of the Belfer Group, excluding LDB, subject to the Shareholders Agreement. The address of LDB is c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(15) Based on a report on Schedule 13D/A filed with the SEC on August 31, 2001 and Westport's records. This number includes 230,040 shares of Westport common stock held by the RAB Trust subject to the Shareholders Agreement and (ii) an aggregate of 35,361,636 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding the RAB Trust, subject to the Shareholders Agreement, with respect to which shares the RAB Trust may be deemed to have shared voting power pursuant to the Shareholders Agreement. The RAB Trust disclaims beneficial ownership of the shares held by WELLC, ERI and members of the Belfer Group, excluding the RAB Trust, subject to the Shareholders Agreement. The address of the RAB Trust is c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(16) Based on a report on Schedule 13D/A filed with the SEC on August 31, 2001 and Westport's records. This number includes 5,077 shares of Westport common stock held by the LDB Foundation subject to the Shareholders Agreement and (ii) an aggregate of 35,586,599 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding the LDB Foundation, subject to the Shareholders Agreement, with respect to which shares the LDB Foundation may be deemed to have shared voting power pursuant to the Shareholders Agreement. The LDB Foundation disclaims beneficial ownership of the shares held by WELLC, ERI and members of the Belfer Group, excluding the LDB Foundation, subject to the Shareholders Agreement. The address of the LDB Foundation is c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(17) Based on a report on Schedule 13D/A filed with the SEC on August 31, 2001 and Westport's records. This number includes 261,611 shares of Westport common stock held by Vantz LP subject to the Shareholders Agreement and
     (ii) an aggregate of 35,330,065 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Vantz LP, subject to the Shareholders Agreement, with respect to which shares Vantz LP may be deemed to have shared voting power pursuant to the Shareholders Agreement. Vantz LP disclaims beneficial ownership of shares held by WELLC, ERI and members of the Belfer Group, excluding Vantz LP, subject to the Shareholders Agreement. The address of Vantz LP is c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(18) Based on a report on Schedule 13D/A filed with the SEC on August 31, 2001, Form 4 filed with the SEC on December 17, 2001 and Westport's records. This number includes (i) 873,031 shares of Westport common stock held by Laurence D. Belfer subject to the Shareholders Agreement and (ii) an aggregate of 34,718,645 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Mr. Belfer, subject to the Shareholders Agreement, with respect to which shares Mr. Belfer may be deemed to have shared voting power pursuant to the Shareholders Agreement. Among the shares held by the Belfer Group subject to the Shareholders Agreement, Mr. Belfer may be deemed to have shared voting and dispositive powers with respect to an aggregate of 609,280 shares of Westport common stock held by LDB, the RAB Trust, LDB Foundation and Vantz, LP due to his

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     position as the sole director and shareholder of LDB, the sole trustee of the RAB Trust, the sole trustee of the LDB Foundation and the sole member of Vantz LLC, the general partner of Vantz LP. Mr. Belfer disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group subject to the Shareholders Agreement, excluding shares held by Mr. Belfer, LDB, RAB Trust, the LDB Foundation and Vantz LP. The address of Mr. Belfer is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(19) Includes (i) 6,187 shares of Westport common stock held by Mr. Saltz subject to the Shareholders Agreement and (ii) an aggregate of 35,585,489 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Mr. Saltz, subject to the Shareholders Agreement, with respect to which shares Mr. Saltz may be deemed to have shared voting power pursuant to the Shareholders Agreement. Mr. Saltz disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Mr. Saltz, subject to the Shareholders Agreement. The address of Mr. Saltz is 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(20) Includes (i) 776,829 shares of Westport common stock held by Saltz Investment subject to the Shareholders Agreement and (ii) an aggregate of 34,814,847 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Saltz Investment, subject to the Shareholders Agreement, with respect to which shares Saltz Investment may be deemed to have shared voting power pursuant to the Shareholders Agreement. Saltz Investment disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding Saltz Investment, subject to the Shareholders Agreement. The address of Saltz Investment is c/o Jack Saltz, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(21) Includes (i) 62,040 shares of Westport common stock held by JAS Foundation subject to the Shareholders Agreement and (ii) an aggregate of 35,529,636 shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding JAS Foundation, subject to the Shareholders Agreement, with respect to which shares JAS Foundation may be deemed to have shared voting power pursuant to the Shareholders Agreement. JAS Foundation disclaims beneficial ownership of the shares of Westport common stock held by WELLC, ERI and members of the Belfer Group, excluding JAS Foundation, subject to the Shareholders Agreement. The address of JAS Foundation is c/o Jack Saltz, 767 Fifth Avenue, 46th Floor, New York, New York 10153.

(22) Includes (i) 33,750 shares of Westport common stock held by Donald D. Wolf Family Limited Partnership, (ii) 2,000 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001, and (iii) options to purchase 300,000 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 600,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001. Mr. Wolf is the sole general partner of the Donald D. Wolf Family Limited Partnership.

(23) Includes (i) 33,750 shares of Westport common stock held by Mr. Whitham,
     (ii) 1,500 shares of Westport common stock held by Mr. Whitham subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001, and (iii) options to purchase 112,500 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 225,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(24) Includes 2,500 shares of Westport common stock held by Mr. McCain subject to restrictions pursuant to a restricted stock agreement dated April 9, 2001. Excludes options to purchase 65,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(25) Includes (i) 33,412 shares of Westport common stock held by Mr. Henderson,
     (ii) 10,000 shares of Westport common stock held by Mr. Henderson subject to restrictions pursuant to a restricted stock agreement dated September 10, 2001, and (iii) options to purchase 121,683 shares of Westport common stock, all of which are exercisable within 60 days of November 30, 2001. Excludes options to purchase 75,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

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(26) Includes 2,500 shares of Westport common stock held by Mr. Boigon subject to restrictions pursuant to a restricted stock agreement dated April 3, 2001. Excludes options to purchase 55,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(27) Includes (i) 500 shares of Westport common stock held by Mr. Anderson and
     (ii) options to purchase 9,798 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 19,596 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(28) Includes (i) 3,000 shares of Westport common stock held by Mr. Belcher,
     (ii) 600 shares of Westport common stock held by Mr. Belcher subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001, and (iii) options to purchase 33,945 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 77,886 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(29) Includes (i) 600 shares of Westport common stock held by Mr. Bess subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001 and (ii) options to purchase 25,904 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 61,806 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(30) Includes 13,500 shares of Westport common stock held by Mr. McBride subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Excludes options to purchase 45,000 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(31) Includes (i) 922 shares of Westport common stock held by Mr. Funk and (ii) options to purchase 4,500 shares of Westport common stock, all of which are exercisable within 60 days of November 30, 2001.

(32) Based on a report filed with the SEC on August 31, 2001 and Westport's records. This number includes (i) 6,500 shares of Westport common stock held by Mr. Gerber, (ii) 13,911,152 shares of Westport common stock held by ERI subject to the Shareholders Agreement, beneficial ownership of which shares may be attributable to Mr. Gerber, and (iii) an aggregate of 21,680,524 shares of Westport common stock held by WELLC and the Belfer Group subject to the Shareholders Agreement, with respect to which shares ERI and, as a result, Mr. Gerber may be deemed to have shared voting power pursuant to the Shareholders Agreement. Mr. Gerber disclaims beneficial ownership of 35,591,676 shares of Westport common stock subject to the Shareholders Agreement. The address of Mr. Gerber is One Oxford Centre, Suite 3300, 301 Grant Street, Pittsburgh, Pennsylvania 15219-6401.

(33) Includes (i) 802 shares of Westport common stock held by Mr. Hearl and (ii) options to purchase 2,250 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 6,750 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(34) Based on a report filed with the SEC on August 31, 2001 and Westport's records. This number includes (i) 2,000 shares of Westport common stock held by Mr. Porges, (ii) 13,911,152 shares of Westport common stock held by ERI subject to the Shareholders Agreement, beneficial ownership of which shares may be attributable to Mr. Porges, and (iii) an aggregate of 21,680,524 shares of Westport common stock held by WELLC and the Belfer Group subject to the Shareholders Agreement, with respect to which shares ERI and, as a result, Mr. Porges may be deemed to have shared voting power pursuant to the Shareholders Agreement. Mr. Porges disclaims beneficial ownership of 35,591,676 shares of Westport common stock subject to the Shareholders Agreement. The address of Mr. Porges is One Oxford Centre, Suite 3300, 301 Grant Street, Pittsburgh, Pennsylvania 15219-6401.

(35) Includes (i) 802 shares of Westport common stock held by Mr. Stein and (ii) options to purchase 2,250 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 6,750 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

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(36) Includes (i) 3,922 shares of Westport common stock held by Mr. Wallace and
     (ii) options to purchase 11,998 shares of Westport common stock exercisable within 60 days of November 30, 2001. Excludes options to purchase 4,500 shares of Westport common stock, none of which are exercisable within 60 days of November 30, 2001.

(37) The directors and executive officers together hold (i) options to purchase 1,867,116 shares of Westport common stock, 624,828 of which are exercisable within 60 days of November 30, 2001, and (ii) 514,000 shares of Westport's 6 1/2% convertible preferred stock, which are convertible into 239,417 shares of Westport common stock within 60 days of November 30, 2001.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

     Under our Revolving Credit Facility, certain banks provided us a revolving credit facility of up to $400 million, subject to a borrowing base calculation, which is secured by liens on the stock of most of our subsidiaries. The Revolving Credit Facility was amended on November 5, 2001 to increase the aggregate commitments to $500 million, subject to a borrowing base calculation. Our obligations under the Revolving Credit Facility are also guaranteed by most of our subsidiaries. Final maturity of the Revolving Credit Facility is July 1, 2005.

     The Revolving Credit Facility establishes a borrowing base if our senior unsecured debt rating is (i) BB or less by Standard and Poor's Rating Group,
(ii) Ba2 or less by Moody's Investors Service, Inc., or (iii) unrated by either. When the borrowing base is in effect, the amount available to be borrowed under the Revolving Credit Facility is limited to the lesser of the facility size or the borrowing base, which is based on the value of certain of our and our subsidiaries' proved reserves of oil and natural gas properties.

     Outstanding advances under the Revolving Credit Facility bear interest payable quarterly. Advances under the Revolving Credit Facility are in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is a fluctuating rate based upon the highest of:

     - the rate of interest announced by JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as its prime rate;

     - the secondary market rate for three month certificates of deposits plus 1%; and

     - the federal funds effective rate plus 0.5%;

     in each case plus a margin of 0% to 0.125% based upon the ratio of total debt to EBITDAX.

     The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.25% to 1.50% based upon the ratio of total debt to EBITDAX.

     At September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001, the unused portion of the Revolving Credit Facility was approximately $384 million, based on the current borrowing base of $400 million.

THE 8 7/8% SENIOR SUBORDINATED NOTES

     We have outstanding an aggregate principal amount of $149 million of our 8 7/8% Senior Subordinated Notes due 2007. The 8 7/8% Senior Subordinated Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future senior debt. Our 8 7/8% Senior Subordinated Notes rank pari passu in right of payment with all our other senior subordinated debt, and they rank senior in right of payment to all of our indebtedness and other liabilities that are subordinated by their express terms. Our obligations under the 8 7/8% Senior Subordinated Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value, priority and validity of the assets securing such indebtedness and are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries that are not or do not become guarantors of the 8 7/8% Senior Subordinated Notes. The 8 7/8% Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated unsecured basis by most of the Company's subsidiaries, which we refer to as the Subsidiary Guarantors, which guarantees are subordinated to senior debt of the Subsidiary Guarantors to the same extent and in the same manner as the 8 7/8% Senior Subordinated Notes are subordinated to the senior debt. Interest on the 8 7/8% Senior Subordinated Notes is payable semi-annually on March 15 and September 15 of each year. The 8 7/8% Senior Subordinated Notes are redeemable on or at any time after September 15, 2002, at a declining premium.

     The Merger on August 21, 2001 required us to make a change of control offer to registered holders of the 8 7/8% Senior Subordinated Notes at 101% of the aggregate principal amount of 8 7/8% Senior Subordinated

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Notes outstanding. Such offer expired on October 29, 2001 and approximately $24 million principal amount of the 8 7/8% Senior Subordinated Notes were tendered. We acquired such notes at an aggregate purchase price of approximately $25 million with borrowings under the Revolving Credit Facility. We used a portion of the proceeds from the offering of the old notes to repay those borrowings. We also expect to use a portion of the proceeds of the offering of the old notes to acquire, on an opportunistic basis, additional 8 7/8% Senior Subordinated Notes due 2007 in open market purchases.

                         DESCRIPTION OF EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer thereof, will not be entitled to certain registration rights under the registration rights agreement and will have different administrative terms. Westport Resources Corporation will issue the exchange notes under an indenture (the "Indenture") among itself, the Guarantors and The Bank of New York, as Trustee. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

     Certain terms used in this description are defined under the subheading
"-- Certain Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Westport Resources Corporation and not to any of its subsidiaries. As used in this section, the term "notes" refers to both old notes and exchange notes.

     The old notes, the exchange notes and any additional notes issued from time to time in accordance with the terms of the Indenture will constitute a single class of debt securities under the Indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for exchange notes will vote together with holders of the exchange notes and, if applicable, any holders of additional notes for all relevant purposes under the Indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the exchange notes and, if applicable, any additional notes, and the holders of the old notes, the exchange notes and the additional notes will vote together as a single class. All references in this prospectus to specified percentages in aggregate principal amount of the notes that are outstanding means, at any time after the exchange offer is consummated, the percentage in aggregate principal amount of the old notes, the exchange notes and the additional notes then outstanding (if any).

     The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of the exchange notes. You may request copies of the Indenture at our address set forth under the heading "Where You Can Find More Information."

BRIEF DESCRIPTION OF EXCHANGE NOTES

     These exchange notes:

     - are unsecured senior subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are senior in right of payment to any future Subordinated Obligations of the Company;

     - are guaranteed by each Subsidiary Guarantor; and

     - are subject to registration rights pursuant to the Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

     We will issue up to $275 million principal amount of exchange notes in this exchange offer. We will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on
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November 1, 2011. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitation on Indebtedness," we are permitted to issue more notes from time to time under the Indenture ("Additional Notes") in an unlimited principal amount. The exchange notes, together with any old notes not exchanged in the exchange offer, and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Exchange Notes," references to the "notes" include any Additional Notes actually issued.

     Interest on the notes will accrue at the rate of 8 1/4% per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on May 1, 2002. We will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the notes at our option prior to November 1, 2006.

     On and after November 1, 2006, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2006........................................................    104.125%
2007........................................................    102.750
2008........................................................    101.375
2009 and thereafter.........................................    100.000%

     In addition, before November 1, 2004, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) issued prior to the redemption date, at a redemption price (expressed as a percentage of principal amount) of 108.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that:

          (1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

          (2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

     We will be entitled, at our option, at any time as a whole prior to November 1, 2006, to redeem the notes (which includes Additional Notes, if any) at a redemption price equal to the sum of:

          (1) the principal amount thereof, plus

          (2) accrued and unpaid interest, if any, to the redemption date, plus

          (3) the Applicable Premium at the redemption date.

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

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions
"-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

GUARANTIES

     The Subsidiary Guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under the notes. The Subsidiary Guarantors include substantially all of our Subsidiaries existing on the Issue Date and, subject to certain exceptions, will include any of our future Restricted Subsidiaries that Incur Indebtedness. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

          (1) upon the sale or other disposition (including by way of consolidation or merger) of that Subsidiary Guarantor; or

          (2) upon the sale or disposition of all or substantially all the assets of that Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

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

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the notes and any other payment obligation of the Company in respect of the notes (including any obligation to purchase notes) and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Revolving Credit Facility.

     As of September 30, 2001, adjusted to reflect the offering of $275.0 million of the old notes and the application of the proceeds therefrom on November 5, 2001:

          (1) the Company's Senior Indebtedness would have been approximately $12.0 million, all of which would have consisted of secured indebtedness; and

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $12.0 million, all of which would have consisted of their respective guaranties of Senior Indebtedness of the Company under the Revolving Credit Facility.

     Although the indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

     At September 30, 2001, our subsidiaries (other than the Subsidiary Guarantors existing as of the Issue Date) had no liabilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

  OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guaranty in accordance with the provisions of the indenture. The notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively (including the obligations of the Company and such Subsidiary Guarantor with respect to the Existing Notes).

     As of September 30, 2001, after giving effect to the application of the net proceeds from the offering of the old notes:

          (1) the Company's Senior Subordinated Indebtedness would have been approximately $411.7 million, consisting of the notes and Senior Subordinated Indebtedness represented by the Existing Notes; and

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

          (2) the Senior Subordinated Indebtedness of the Subsidiary Guarantors would have been approximately $411.7 million, consisting of their respective Guarantees of Senior Subordinated Indebtedness of the Company represented by the notes and the Existing Notes.

     We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

  PAYMENT OF NOTES

     We are not permitted to pay principal of, premium, if any, or interest on the notes or any other payment obligation of the Company in respect of the notes (including any obligation to purchase the notes) or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following occurs (a "Payment Default"):

          (1) a default in the payment of any principal of, premium, if any, or interest on Designated Senior Indebtedness of the Company occurs; or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. If a distribution is made to holders of the notes that, due to the foregoing provisions limiting payments on the notes, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

          (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

          (2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations; and

          (3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     To the extent any payment of or distribution in respect of Senior Indebtedness (whether by or on behalf of the Company or any Subsidiary Guarantor, if any, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

     A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

     No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided in the Indenture will at any time in any way be prejudiced or impaired by noncompliance by the Company or any Subsidiary Guarantor (if any) with the terms of the Indenture, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or otherwise be charged with. The subordination provisions of the Indenture are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

     Each holder of notes by the holder's acceptance thereof authorizes and directs the Trustee on the holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture, and appoints the Trustee to act as the holder's attorney-in-fact for any and all such purposes.

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

     The holders of Senior Indebtedness may, at any time and from time to time subject to the terms of such Senior Indebtedness, without the consent of or notice to the Trustee or the holders of the notes, without incurring responsibility to the holders of the notes and without impairing or releasing the subordination provided in the Indenture or the obligations hereunder of the holders of the notes to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and each Subsidiary Guarantor (if any) and any other Person.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the exchange notes in the form of one or more global notes (the "Global Exchange Note"). The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Exchange Note directly through the Depository if you have an account with the Depository or indirectly through organizations that have accounts with the Depository.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Exchange Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Exchange Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Exchange Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Exchange Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Exchange Note for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Exchange Note, you will not be entitled to have the notes represented by the Global Exchange Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the Depository, as the holder of the Global Exchange Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on notes represented by the Global Exchange Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the notes represented by the Global Exchange Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Exchange Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the notes represented by the Global Exchange Note; or

          (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Upon the closing of the offering of the old notes, we and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchasers, which provides for the exchange offer. A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Please read the section captioned "The Exchange Offer" for more details regarding the terms of the Registration Rights Agreement and the exchange offer.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), then unless the Company shall have exercised its right to redeem all the notes, each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such other person is the beneficial owner (as defined in this clause
     (1)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than a Permitted Holder), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities

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     that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the notes and a Subsidiary of the transferor of such assets.

     Unless the Company has exercised its right to redeem all the notes and shall have delivered an irrevocable notice of redemption to the Trustee, then within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

          (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

     The Revolving Credit Facility prohibits us from purchasing any notes prior to April 1, 2002 and may restrict us from purchasing any notes on or after April 1, 2002 if our senior unsecured debt rating is BB or less by S&P or Ba2 or less by Moody's, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of a Change of Control, the terms of the Revolving Credit Facility prohibit the Company from making a Change of Control Offer or from purchasing the notes pursuant thereto, the Company shall, prior to the mailing of the notice to Noteholders described in the preceding paragraph, but in any event within 30 days following any Change of Control:

          (1) repay in full all Indebtedness outstanding under the Revolving Credit Facility or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

          (2) obtain the requisite consent under the Revolving Credit Facility to permit the purchase of the notes as described above.

     The Company must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control, provided, however, that the Company's failure to comply with the covenant described in the preceding sentence or to make a Change of Control Offer because of any such failure shall constitute a default described in clause (4) under "-- Defaults" below (and not under clause (2) thereof). As a result of the foregoing, a holder of the notes may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all Indebtedness outstanding under the Revolving Credit Facility or obtain requisite consents under the Revolving Credit Facility.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of

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the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. The covenants set forth in the Indenture may not afford Noteholders protection in the event of a highly leveraged transaction.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes the sale of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

  COVENANT SUSPENSION

     During any period that the notes have a rating equal to or higher than BBB-by S&P and Baa3 by Moody's ("Investment Grade Ratings") and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

          (a) paragraphs (a) through (d) of the covenant described under "-- Limitation on Indebtedness;"

          (b) "-- Limitation on Restricted Payments;"

          (c) "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries;"

          (d) "-- Limitation on Sales of Assets and Subsidiary Stock;"

          (e) "-- Limitation on Affiliate Transactions;"

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          (f) clause (3) of the covenant described under "-- Merger and
     Consolidation;" and

          (g) "-- Future Guarantors,"

(collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence, and subsequently one or both of S&P and Moody's downgrades the rating assigned to the notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody's, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as though such covenant had been in effect since the Issue Date.

     Subject to the provisions described under "Amendments and Waivers," if the Indenture is amended by eliminating the subordination provisions contained therein, including those set out in paragraph (e) of the covenant described under "-- Limitation on Indebtedness," in connection with achieving Investment Grade Ratings for the notes or otherwise, then, in addition to the suspension of the Suspended Covenants described above and the suspension of the covenant described under "-- Limitation on Liens," the Indenture will also be amended by adding covenants, in the form attached as an annex to the Indenture, limiting the Company and the Restricted Subsidiaries' ability to Incur or permit to exist Liens on their properties or enter into any Sale/ Leaseback Transactions.

  LIMITATION ON INDEBTEDNESS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

          (1) Indebtedness Incurred pursuant to Credit Facilities; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $500 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (B) $250 million plus 20% of ACNTA as of the date of such Incurrence;

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (3) the notes (including the exchange notes but excluding any Additional Notes) and all Subsidiary Guaranties;

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) including the Existing Notes;

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such
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     Subsidiary became a Restricted Subsidiary or was acquired by the Company);
     provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or, so long as such Restricted Subsidiary has no liability with respect to such Refinancing Indebtedness, by the Company or a Subsidiary Guarantor;

          (7) Indebtedness consisting of Guarantees of production or payment with respect to Production Payments; provided, however, that the Net Present Value of the reserves related to such Production Payments shall not exceed 2.5% of ACNTA at the time of Incurrence;

          (8) Hedging Obligations consisting of Interest Rate Agreements related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and the Restricted Subsidiaries pursuant to the Indenture;

          (9) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

          (10) obligations in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

          (12) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by the Company or a Subsidiary Guarantor;

          (13) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $20 million;

          (14) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

          (15) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

          (16) Indebtedness of the Company or its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses
     (1) through (15) above or paragraph (a)) does not exceed $25 million, of which not more than $10 million may be Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors.

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     (c) Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above (including paragraph (a) above), (1) the Company, in its sole discretion may classify such item of Indebtedness at the time of Incurrence, in any manner in compliance with this covenant, (2) the Company will only be required to include the amount and type of such Indebtedness in one of the above categories and (3) the Company will be entitled to divide and classify such item of Indebtedness in more than one of the categories of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

  LIMITATION ON RESTRICTED PAYMENTS

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

             (C) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal

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

        repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

             (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

             (F) $15.0 million.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause
     (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence or sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of
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     such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments at the time of payment;

          (5) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments;

          (6) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

          (7) so long as no Default has occurred and is continuing, the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of the Company issued on or after the Issue Date; provided, however, that at the time of the designation of such Preferred Stock as Designated Preferred Stock, and after giving effect to such designation on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause (7), treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if the same will in fact be, or have in fact been, paid in cash), the Company would have been able to incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; provided further, however, that such declaration and payment shall be excluded from the calculation of Restricted Payments;

          (8) so long as no Default has occurred and is continuing, any declaration or payment of dividends and other distributions in respect of, and any purchase, redemption or other acquisition or retirement for value of, the Existing Preferred Stock; provided, however, that such dividends, distributions, purchases, redemptions or other acquisitions or retirements for value will be excluded from the calculation of Restricted Payments;

          (9) Restricted Payments in or to the Company or any of its Restricted Subsidiaries; provided, however, that such Restricted Payments will be excluded from the calculation of Restricted Payments; or

          (10) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under "-- Change of Control" above or "-- Limitation on Sales of Assets and Subsidiary Stock" below, (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

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     For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) with respect to clauses (a), (b) and (c),

             (A) any encumbrance or restriction pursuant to an agreement governing Indebtedness, Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date, including the Revolving Credit Facility, the Indenture, the notes and the Subsidiary Guaranties;

             (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired (including by merger or otherwise) by the Company or otherwise becomes a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement, or extension of, an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

             (D) any customary restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (E) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term "Permitted Business Investments;"

             (F) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders' agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries; and

          (2) with respect to clause (c) only,

             (A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests

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        and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

             (B) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

             (C) restrictions contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

             (D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

             (E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

             (F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary.

  LIMITATION ON LIENS

     The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the shares or assets subject to such Asset Disposition;

          (2) in the case of an Asset Disposition in excess of $5.0 million, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents, oil and natural gas properties or capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business; and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company so elects, to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of the Company or any

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        Subsidiary Guarantor or Indebtedness of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company so elects, to acquire Additional Assets or make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

             provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause
        (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of paragraph (a)(2) above, the following are deemed to be cash or cash equivalents:

          (1) the release of, pursuant to a novation or other agreement, or the discharge of, the Company or such Restricted Subsidiary from all liability on Indebtedness in connection with such Asset Disposition; and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     Notwithstanding the foregoing, the 75% limitation referred to in paragraph
(a)(2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

     The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will make such offer to purchase notes on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company,
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such lesser price, if any, as may be provided for by the terms of such Senior
Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the notes and any other Senior Subordinated Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the notes and other Senior Subordinated Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  LIMITATION ON AFFILIATE TRANSACTIONS

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $15 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

          (3) if such Affiliate Transaction involves an amount in excess of $30 million, the Board of Directors shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under "-- Limitation on Restricted Payments;"

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other benefit plans approved by the Board of Directors;

          (3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

          (4) any transaction between or among the Company, a Restricted Subsidiary or joint venture or other Person that would constitute an Affiliate Transaction solely because the Company or a Restricted

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     Subsidiary owns an equity interest in or otherwise controls such Restricted
     Subsidiary, joint venture or other Person;

          (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

          (6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company's senior management; and

          (7) with respect to any agreements or arrangements in effect on, or entered into on or prior to, the Issue Date, and which are disclosed in the Offering Circular dated October 31, 2001, any amendment, modification, or supplement thereto or any replacement thereof, so long as any such amendment, modification, supplement or replacement agreement or arrangement is not materially more disadvantageous to the holders of the Notes than the original agreements and arrangements as in effect on the Issue Date, and any transactions contemplated by any of the foregoing agreements or arrangements.

  MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

          (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

          (5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its assets to the Company or a Subsidiary Guarantor, (B) to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at any time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.

     The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

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     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1) (other than in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company complies with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition), the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if such Person is not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) in the event a Guaranty Agreement is executed and delivered pursuant to clause (1) above, the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such Guaranty Agreement comply with the Indenture.

  FUTURE GUARANTORS

     The Company will cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of paragraph (b)(16) of the covenant described under "-- Limitation on Indebtedness") to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

  SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the notes when due, continued for 30 days;

          (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

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          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions," "-- Future Guarantors" or
     "-- SEC Reports;"

          (5) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

          (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $10.0 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

          (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty other than in accordance with the terms of such Subsidiary Guaranty (the "Guarantor failure provision").

However, a default under clauses (4), (5) and (9) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
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          (5) holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs (and such notice must specify that it is a notice of default under the Indenture). Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption;"

          (5) make any note payable in money other than that stated in the note;

          (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (7) make any change in the provisions which require each affected holder's consent to an amendment or waiver;

          (8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

          (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders in any material respect.

     Notwithstanding the preceding, the covenant described under the caption
"-- Change of Control" may be amended as described in the last paragraph of that description.

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     Notwithstanding the preceding, without the consent of any holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) to eliminate the subordination provisions contained therein and add covenants relating to Liens and Sale/Leaseback Transactions described under "Certain Covenants -- Covenant Suspension;"

          (5) to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

          (6) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

          (7) to make any change that does not adversely affect the rights of any holder of the notes; or

          (8) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     Except as is specified in clause (4) above, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or of a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.

     The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time we may terminate the subordination provisions described above under "Ranking" and our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default and Guarantor failure provisions described under "-- Defaults" above and the limitation contained in

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clause (3) of the first paragraph under "-- Certain Covenants -- Merger and
Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and Registrar and Paying Agent with regard to the notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. The Trustee is currently a lender under the Revolving Credit Facility and we are currently in compliance with the terms of the Indebtedness owed by us to The Bank of New York under the Revolving Credit Facility.

     The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

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GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property, plant, equipment or other assets used in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination:

          (a) the sum of:

             (1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 45 days prior to the date of determination (or for the period prior to the earlier of April 1, 2002 and the date the reserve report for 2001 is available, as of June 30, 2001), which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

                (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

                (B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to:

                (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

                (D) reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance

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           with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report);

                provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

             (2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company's books and records as of a date no earlier than the most recent fiscal quarter ending at least 45 days prior to the date of determination;

             (3) the Net Working Capital as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of determination; and

             (4) the greater of (i) the net book value as of a date no earlier than the most recent fiscal quarter ending at least 45 days prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year ending at least 45 days prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

          (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

             (1) minority interests;

             (2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

             (3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

             (4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

             (5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "ACNTA" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of
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such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). No Person shall be deemed an Affiliate of an oil and natural gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

     "Applicable Premium" means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of the principal amount of such note plus any required interest payments due on such note through November 1, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

     "Asset Disposition" means any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, issuances, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

          Notwithstanding the foregoing, the following shall be deemed not to be Asset Dispositions:

             (A) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

             (B) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment;

             (C) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "-- Certain Covenants -- Merger and Consolidation;"

             (D) the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein (including any cash or cash equivalents) so traded or exchanged;

             (E) the creation of a Lien;

             (F) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;
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             (G) a disposition of the Capital Stock of or any Investment in any
        Unrestricted Subsidiary;

             (H) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

             (I) any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

             (J) a disposition of assets with a fair market value of less than $1.0 million.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means all obligations pursuant to any Credit
Facilities.

     "Board of Directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to
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     calculate the Consolidated Coverage Ratio, then EBITDA and Consolidated
     Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

          (3) if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition, then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4) if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

          (5) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

     The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

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     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expense;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net payments pursuant to Interest Rate Agreements;

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

          (2) solely for purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments," any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an
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

        amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

          (5) extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

          (6) the cumulative effect of a change in accounting principles;

          (7) any impairment losses on oil and natural gas properties;

          (8) any unrealized noncash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS
     133); and

          (9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company; plus

          (2) paid-in capital or capital surplus relating to such Capital Stock; plus

          (3) any retained earnings or earned surplus,

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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     "Designated Preferred Stock" means Preferred Stock (not constituting
Disqualified Stock) of the Company (excluding any Preferred Stock issued prior to or on the Issue Date and any Preferred Stock issued in exchange or substitution therefor or in a transaction to which clause (b)(1) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" applies) that is designated as Designated Preferred Stock on or after the date of issuance thereof pursuant to an Officers' Certificate delivered to the Trustee on the designation thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3)(B) of the covenant described under "Certain Covenants -- Limitation on Restricted Payments."

     "Designated Senior Indebtedness" with respect to a Person means:

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that:

          (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if:

             (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control;" and

             (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto,

          (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by any such plan to such employees and may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or

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repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

          (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

          (A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

          (B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     "Existing Investments" means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.

     "Existing Notes" means the Company's 8 7/8% Senior Subordinated Notes Due 2007.

     "Existing Preferred Stock" means the Company's 6 1/2% Convertible Preferred Stock, par value $.01 per share and liquidation preference $25.00 per share.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and
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

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any Indebtedness.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security, (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and (3) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133) will be deemed not to be Incurrences of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in

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

     the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term "Incur Indebtedness" and similar terms include issuances of such Disqualified Stock and Preferred Stock);

          (6) all obligations of the types referred to in clauses (1) through
     (5) of other Persons for which, and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, including by means of any Guarantee;

          (7) all obligations of the types referred to in clauses (1) through
     (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property and the amount of the obligation so secured;

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

          (9) any Guarantee by such Person of production or payment with respect to a Production Payment,

if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     Except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute "Indebtedness."

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit, including by way of Guarantee (but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by, such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value therein or in the consideration received in exchange for such Investment.
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

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments:"

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means November 5, 2001.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

          (1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

          (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such assets or received in any other noncash form), in each case net of:

          (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

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

     Notwithstanding the foregoing, to the extent that any or all of the Net Available Cash from an Asset Disposition made outside the United States of America is prohibited or delayed from being repatriated to the United States pursuant to applicable local law (or to the extent that the Board of Directors determines, in good faith, that repatriation of such Net Available Cash would have a material adverse tax consequence to the Company) despite reasonable effort by the Company or such Restricted Subsidiary to exclude or release those funds from such restrictions or to avoid such tax, the portion of such Net Available Cash so affected shall be deemed excluded from Net Available Cash for so long as such restrictions or material adverse tax consequences exist.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Present Value" means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the date of this Offering Circular.

     "Net Working Capital" means:

          (1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

          (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, determined in accordance with GAAP.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Oil and Gas Business" means:

          (1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

          (2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil and gas obtained from unrelated Persons;

          (3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, gas and other minerals and products produced in association therewith;

          (4) any other related energy business, including power generation and electrical transmission business in a jurisdiction outside North America where fuel required by such business is supplied, directly or indirectly, from hydrocarbons produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

          (5) any business relating to oil field sales and service; and

          (6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.

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     "Oil and Natural Gas Hedging Contract" means any oil and natural gas hedging agreement, and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and natural gas through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

          (1) ownership interests in oil and natural gas properties or gathering, transportation, processing, storage or related systems; and

          (2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

     "Permitted Holders" means:

          (1) Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer and Jack Saltz;

          (2) Saltz Investment Group, LLC, Jack & Anita Saltz Foundation, The Robert A. and Renee E. Belfer Family Foundation, Belfer Corp., Belwest Petroleum, Inc., A&B Investors, Inc., Renee Holdings Partnership, L.P., Trust for the benefit of Elizabeth Kones Belfer (T-6), Trust for the benefit of Elizabeth Kones Belfer (T-7), The Laurence D. Belfer Family Foundation, LDB Corp., Robert A. Belfer 1990 Family Trust and Vantz Limited Partnership (together with the Persons listed in clause (1), the "Belfer Group");

          (3) Westport Energy LLC, Richard J. Haas, Robert A. Haas, Eugen von Liechtenstein and Graham Garner (the "Westport Energy Group");

          (4) ERI Investments, Inc.;

          (5) the direct and indirect beneficial owners of the Persons described in clauses (2), (3) and (4);

          (6) the spouses or descendants of such individuals described or listed above;

          (7) the estates or legal representatives of the individuals described or listed above;

          (8) trusts created for the benefit of such Persons; and

          (9) entities 80% or more directly or indirectly owned by any of the preceding Persons,

provided, however, that to the extent Voting Stock beneficially owned (as defined in clause (1) of the definition of "Change of Control") by any of the Belfer Group, the Westport Energy Group or ERI Investments, Inc. (together with their respective related persons identified in clauses (5) to (9)), exceeds in the aggregate 30% of the Voting Stock of the Company, such Voting Stock shall be deemed not to be beneficially owned by a Permitted Holder.

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     "Permitted Investment" means an Investment by the Company or any Restricted
Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will as a result of such Investment and all other related transactions, become a Restricted Subsidiary or be merged, consolidated or amalgamated with or into, or transfer or convey all or substantially all of its assets to, or be liquidated into, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary or Person is a Related Business;

          (2) cash and Temporary Cash Investments;

          (3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (4) payroll, travel and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (5) extensions of credit to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

          (6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" or consideration received for a disposition not constituting an Asset Disposition;

          (8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the fair market value of such Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by the Company or its Restricted Subsidiaries, does not exceed $10.0 million;

          (10) Hedging Obligations;

          (11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual's acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries is paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

          (12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

          (13) Permitted Business Investments;

          (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

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          (15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

          (16) any Person, not otherwise permitted to be made pursuant to clause
     (1) through (15), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $20 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens securing Senior Indebtedness;

          (2) Liens in favor of the Company or a Restricted Subsidiary;

          (3) Liens securing the notes:

          (4) Liens existing as of the Issue Date;

          (5) Liens for taxes, assessments and governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (6) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (7) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

          (8) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

          (9) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (10) Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

          (11) Liens on pipeline or pipeline facilities that arise under operation of law;

          (12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;

          (13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (14) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its
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     Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries;

          (15) Liens encumbering assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;

          (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (18) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (19) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such institutions; and

          (20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "Certain Covenants -- Limitation on Restricted Payments."

     In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Production Payments and Reserve Sales" means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

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     "Refinance" means, in respect of any Indebtedness, to refinance or refund, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor which Refinances Indebtedness of the Company and (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated October 31, 2001, among the Company, Credit Suisse First Boston Corporation, Fleet Securities, Inc., Fortis Investment Services LLC, J.P. Morgan Securities Inc., Lehman Brothers, Inc., TD Securities (USA) Inc. and U.S. Bancorp Piper Jaffray Inc.

     "Related Business" means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.

     "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment (without duplication) of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (C) dividends or other distributions made by a Subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

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          (4) the making of any Investment (other than a Permitted Investment)
     in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the Credit Agreement dated as of August 21, 2001 among the Company, the lenders referred to therein, The Chase Manhattan Bank, as Issuing Bank and Administrative Agent, Credit Suisse First Boston and Fleet National Bank, as Syndication Agents, and Fortis Capital Corp. and U.S. Bank National Association, as Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents, whether made by the Company or any Restricted Subsidiary), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or agent or group of lenders or agents.

     "S&P" means Standard and Poor's Ratings Group.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and thereafter the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the U.S. Securities Act of 1933, as amended.

     "Senior Indebtedness" means with respect to any Person:

          (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) (i) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) and (ii) reimbursement obligations, fees, commissions, expenses, indemnitees and other similar amounts in respect of (A) indebtedness of such Person for money borrowed (and all Hedging Obligations directly related thereto) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

          (A) any obligation of such Person to any Subsidiary;

          (B) any liability for Federal, state, local or other taxes owed or owing by such Person;

          (C) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (D) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person;

          (E) any Disqualified Stock; and

          (F) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for the purposes of this clause
     (F) if the Trustee shall have received an Officers' Certificate of the Company at the time of such Incurrence to the effect that the Incurrence of such Indebtedness does not violate the Indenture) other than Indebtedness under (i) the Revolving Credit Facility or (ii) any other Credit Facility that is
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     incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture.

     "Senior Subordinated Indebtedness" means, with respect to a Person, the notes and the Existing Notes (in the case of the Company), a Subsidiary Guaranty and a Guarantee of the Existing Notes (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture on the Issue Date as a guarantor and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in demand accounts, time deposit accounts, bankers' acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company is a lender under the Revolving Credit Facility or has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

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          (3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

          (4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (5) investments in commercial paper issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

          (6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to November 1, 2006 or, in the case of defeasance, to maturity; provided, however, that if the average life to November 1, 2006 or maturity, as the case may be, of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to November 1, 2006 or maturity, as the case may be, of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Issue Date, except as specified in the Indenture.

     "Trust Officer" means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;

          (2) any Subsidiary of an Unrestricted Subsidiary; and

          (3) Belco Energy (Cayman Islands) Corp., AWM-Chile LLC and AWM-Chile Two LLC,

in each case unless and until such time as such Subsidiary is designated a Restricted Subsidiary for the purposes of the Indenture.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary

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has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" (the amount of such Restricted Payment being calculated in the manner set forth in the definition of the term "Investment").

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain of the material United States federal income tax consequences of exchanging for, holding and selling the exchange notes. Except where we state otherwise, this summary deals only with notes held as capital assets, as defined in the Internal Revenue Code of 1986, as amended, or the Code, by a United States Holder (as defined below) who is the initial beneficial owner of the exchange note.

     We do not address all of the tax consequences that may be relevant to a United States Holder. We also do not address, except as stated below, any of the tax consequences to holders that are Foreign Holders (as defined below) or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

     - the United States federal income tax consequences to persons who hold the notes in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

Accordingly, you should consult your own tax advisor regarding the particular tax consequences of exchanging for, owning and selling the notes in light of your circumstances.

     A "United States Holder" is a beneficial owner of the notes who, for United States federal income tax purposes, is:

     - an individual who is a citizen or resident of the United States;

     - a corporation or another entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein;

     - an estate if its income is subject to United States federal income taxation regardless of its source;

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions; or

     - specified electing trusts that were in existence on August 20, 1996 and treated as domestic trusts on that date.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

     A "Foreign Holder" is a beneficial owner of the notes other than a United States Holder.

     This summary is based on the currently existing provisions of the Code, Treasury regulations issued under the Code, and administrative judicial interpretations thereof, all as they currently exist as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions made below and that could affect the tax consequences discussed below. We have not asked, and do not intend to ask, for a ruling from the Internal Revenue Service on any of the tax consequences discussed below. Accordingly, we can give you no assurance that the Internal Revenue Service will not take a contrary view.

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UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     Payment of Interest on the Notes. Interest paid or payable on a note will be taxable to a United States Holder as ordinary income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

     Exchange Offer. The exchange of old notes for exchange notes in the Registered Exchange Offer will not constitute a taxable event for United States Holders. Consequently, a United States Holder will not recognize gain or loss on the exchange, the holding period of the exchange note will include the holding period of the old note, and the basis of the exchange note will be the same as the basis of the old note immediately before the exchange.

     If a United States Holder receives additional interest, we believe it should be treated in the same manner as regular interest on the notes. However, the United States Holder might instead be required to report it as income when it accrues or becomes fixed, even if the United States Holder is a cash method taxpayer.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all non-cash property received on such disposition (except to the extent such cash or property is attributable to accrued, but unpaid, interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder. Gain or loss recognized on the disposition of a note will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. Long-term capital gain realized by individual taxpayers is generally taxable at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitations.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to payments made with respect to the notes. We, or our agent or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding United States federal income tax a portion of such payment not to exceed 30.5% (30% beginning January 1, 2002); if a United States Holder fails to furnish its taxpayer identification number (social security or employer identification number) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Corporations and certain other entities are generally exempt from the backup withholding and information reporting requirements. Generally, income on the notes will be reported to non-exempt United States Holders on an applicable Internal Revenue Service Form 1099.

     Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service by the United States Holder.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     Payment of Interest on the Notes. Payments of interest to a Foreign Holder that are not effectively connected to the conduct of a United States trade or business will generally not be subject to United States federal income tax, or the withholding thereof, provided the Foreign Holder:

     - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our capital stock entitled to vote;

     - is not a controlled foreign corporation that is related to us through stock ownership; and

     - is not a bank receiving interest described in section 881(c)(3)(A) of the Code.

     A Foreign Holder that receives interest payments that are not effectively connected with a United States trade or business but that does not satisfy each of the three above mentioned conditions will be subject to withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

     To qualify for exemption from withholding, the last United States payor in the chain of payment prior to payment to a Foreign Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     - is signed by the Foreign Holder under penalties of perjury;

     - certifies that the holder of the securities is a Foreign Holder; and

     - provides the name and address of the Foreign Holder.

     The statement may be made on an Internal Revenue Service Form W-8BEN or a substantially similar form, and the Foreign Holder must inform the withholding agent of any change in the information on the statement within 30 days of any change. If the notes are held through a securities clearing organization or certain other financial institutions that are not qualified intermediaries, the organization or institution may provide a signed statement to the withholding agent along with a copy of Internal Revenue Service Form W-8BEN or a substitute form provided by the Foreign Holder. If the financial institution is a qualified intermediary, it generally will not be required to furnish a copy of the Internal Revenue Service Form W-8BEN. A qualified intermediary is a financial institution that has entered into a withholding agreement with the Internal Revenue Service.

     Exchange Offer. The exchange of old notes for exchange notes in the Registered Exchange Offer will not constitute a taxable event for Foreign Holders. Consequently, for United States federal income tax purposes, a Foreign Holder will not recognize gain or loss on the exchange, the holding period of the exchange note will include the holding period of the old note, and the basis of the exchange note will be the same as the basis of the old note immediately before the exchange. If a Foreign Holder receives additional interest on the notes, we believe it should be treated in the same manner as regular interest on the notes.

     Sale, Exchange or Retirement of the Notes. A Foreign Holder will generally not be subject to United States federal income tax, or the withholding thereof, on any gain realized upon the sale, exchange, redemption, retirement at maturity or other disposition of the notes. If, however, the gain is effectively connected with the conduct of a trade or business within the United States by the Foreign Holder or if the Foreign Holder is present in the United States for 183 days or more during the taxable year of sale, redemption, retirement or other disposition and certain other conditions are met, the Foreign Holder may be subject to income tax on all income and gains recognized.

     United States Trade or Business. If a Foreign Holder holds the notes in connection with a trade or business that the Foreign Holder is conducting in the United States:

     - Any interest on the notes, and any gain from disposing of the notes, generally will be subject to income tax as if the Foreign Holder were a United States Holder.

     - If the Foreign Holder is a corporation, the Foreign Holder may be subject to the "branch profits tax" on the earnings that are connected with Foreign Holder's United States trade or business, including earnings from the notes. This tax is 30%, but may be reduced or eliminated by an applicable United States income tax treaty.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made to Foreign Holders if the certification needed to avoid withholding tax on interest, as described above, is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a note effected outside the United States to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by or through a foreign office of a broker of principal and interest or the proceeds of a sale of a note effected outside the United States if that broker has specified types of relationships with the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the Foreign Holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate not to exceed 30.5% (30% beginning January 1, 2002) and information reporting unless the holder certifies, under penalties of perjury, in the manner required as to its Foreign Holder status or otherwise establishes an exemption.

                              PLAN OF DISTRIBUTION

     Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - you are acquiring exchange notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on those interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of old notes, and will indemnify the holders of the old notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain matters related to the exchange offer will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Brown, Drew & Massey, LLP, Woodburn and Wedge and Howard L. Boigon, General Counsel of Westport.

                                    EXPERTS

     The audited consolidated financial statements of Westport Resources Corporation included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited consolidated financial statements of Belco Oil & Gas Corp. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited statements of revenues and direct operating expenses for the EPGC properties included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     Certain information with respect to the oil and natural gas reserves associated with Old Westport's oil and natural gas properties is derived from the reports of Netherland, Sewell & Associates, Inc. and Ryder Scott Company L.P., independent consulting petroleum engineers, and has been included in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

     Certain information with respect to the oil and natural gas reserves associated with Belco's oil and natural gas reserves associated with Belco's oil and natural gas properties is derived from the reports of Miller and Lents, Ltd., independent consulting petroleum engineers, and has been included in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at:

     - the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549; and

     - the public reference facility at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock and 6 1/2% convertible preferred stock are listed and traded on the New York Stock Exchange under the trading symbols "WRC" and "WRC P," respectively.

     We are incorporating by reference the documents listed below, all filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we file with the SEC the Registration Statement on Form S-4 of which this prospectus is a part, which date was January 18, 2002, and before the date such registration statement is declared effective by the SEC, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date and time the SEC declares such registration statement effective until the exchange offer has been completed:

BELCO SEC FILINGS:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 30, 2001 and as amended on April 2, 2001 by Belco;

     - Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2001 by Belco;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001 by Belco;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001 by Belco;

     - Current Report on Form 8-K filed on January 29, 2001 by Belco;

     - Current Report on Form 8-K filed on June 14, 2001 by Belco;

     - Current Report on Form 8-K filed on July 23, 2001 by Belco;

OLD WESTPORT SEC FILINGS:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 16, 2001 by Old Westport;

     - Definitive Proxy Statement on Schedule 14A filed on April 17, 2001 by Old Westport;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 9, 2001 by Old Westport;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001 by Old Westport;

     - Current Report on Form 8-K filed on June 11, 2001 by Old Westport;

WESTPORT SEC FILINGS:

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed on November 14, 2001 by Westport;

     - Current Report on Form 8-K filed on August 31, 2001 by Westport;

     - Current Report on Form 8-K filed on October 9, 2001 by Westport;

     - Current Report on Form 8-K filed on October 22, 2001 by Westport;

     - Current Report on Form 8-K filed on October 25, 2001 by Westport;

     - Current Report on Form 8-K filed on November 1, 2001 by Westport;

     - Current Report on Form 8-K filed on November 2, 2001 by Westport;

     - Current Report on Form 8-K filed on November 2, 2001 by Westport;

     - Current Report on Form 8-K filed on November 5, 2001 by Westport;

     - Current Report on Form 8-K filed on November 7, 2001 by Westport;

     - Current Report on Form 8-K filed on November 29, 2001 by Westport;

     - Current Report on Form 8-K filed on November 30, 2001 by Westport;

     - Current Report on Form 8-K filed on December 6, 2001 by Westport; and

     - Current Report on Form 8-K filed on January 4, 2002 by Westport.

     You may request copies of these documents by writing or telephoning us at the following address:

        Westport Resources Corporation
        Attention: Investor Relations
        410 Seventeenth Street
        Suite 2300
        Denver, Colorado 80202-4436
        (303) 573-5404

     To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later that five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m. New York City time on March 8, 2002. The exchange offer can be extended by us in our sole discretion. See the caption "The Exchange Offer" for more detailed information.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this offering circular:

     ASP flood. A tertiary recovery technique that includes injection of a mixture of chemicals into the producing reservoir designed to aid in the efficiency of producing the oil in place, thus increasing ultimate produced reserves.

     bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     bbl/d.  One stock tank barrel of oil or other liquid hydrocarbons per day.

     Bcfe. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     CO(2) flooding or injection. A tertiary recovery technique in which CO(2) is used as the injectant.

     Completion. The installation of permanent equipment for the production of oil or natural gas.

     Delay Rentals. Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

     Finding and Development Costs. Capital costs incurred in the acquisition, exploration, development and revisions of proved oil and natural gas reserves divided by proved reserve additions.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which we have a working interest.

     Horizontal Drilling. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

     Infill Drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field between two or more other wells.

     Injector Well or Injector. A well which is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

     Mbbl.  One thousand barrels of oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Mmbbl.  One million barrels of oil or other liquid hydrocarbons.

     Mmbtu. One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     Mmbtu/d.  One million British thermal units per day.

     Mmcf.  One million cubic feet of natural gas.

     Mmcfe. One million cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Mmcfe/d. One million cubic feet equivalent of natural gas per day, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 bbl of oil.

     Net Acres or Net Wells. Gross acres or wells multiplied, as the case may be, by the percentage working interest owned by us.

     Net Production. Production that is owned, less royalties and production due others.

     Net Unrisked Reserves.  Proved reserves which are owned, less royalties.

     NYMEX.  New York Mercantile Exchange.

     Oil.  Crude oil or condensate.

     Operating Income. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     Operator. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

     Present Value of Future Net Revenues or Present Value, or PV10. The pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     2-D Seismic. The method by which a cross-section of the earth's subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

     3-D Seismic. The method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

     Tcf.  One trillion cubic feet of natural gas.

     Tertiary Recovery. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or gasses are used as the injectant.

     Undeveloped Acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

     Waterflood. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     Working Interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Westport Resources Corporation
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1999 and 2000.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1998, 1999 and 2000...........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1999 and 2000.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
  Consolidated Balance Sheets as of December 31, 2000 and
     September 30, 2001 (unaudited).........................  F-26
  Consolidated Statements of Operations for the nine months
     ended September 30, 2000 and 2001 (unaudited)..........  F-27
  Consolidated Statements of Cash Flows for the nine months
     ended September 30, 2000 and 2001 (unaudited)..........  F-28
  Notes to Consolidated Financial Statements (unaudited)....  F-29
Belco Oil & Gas Corp.
  Report of Independent Public Accountants..................  F-43
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................  F-44
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1999 and 2000.......................  F-46
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1998, 1999 and 2000...........  F-47
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1999 and 2000.......................  F-48
  Notes to Consolidated Financial Statements................  F-49
  Condensed Consolidated Balance Sheets as of December 31,
     2000 and June 30, 2001 (unaudited).....................  F-72
  Condensed Consolidated Statements of Operations for the
     six months ended June 30, 2000 and 2001 (unaudited)....  F-73
  Condensed Consolidated Statements of Stockholders' Equity
     for the six months ended June 30, 2001 (unaudited).....  F-74
  Condensed Consolidated Statements of Cash Flows for the
     six months ended June 30, 2000 and 2001 (unaudited)....  F-75
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-76
EPGC Properties:
  Report of Independent Public Accountants..................  F-83
  Statements of Revenues and Direct Operating Expenses for
     the EPGC Properties for the years ended December 31,
     1998 and 1999 and the three months ended March 31,
     2000...................................................  F-84
  Notes to Statements of Revenues and Direct Operating
     Expenses for the EPGC Properties.......................  F-85

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Westport Resources Corporation:

     We have audited the accompanying consolidated balance sheets of Westport Resources Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westport Resources Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
February 23, 2001 (except with respect to the
              matter discussed in Note 14,
              as to which the date is January 18, 2002)

                         WESTPORT RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
                                      ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 19,475   $  20,154
  Accounts receivable, net..................................    14,645      49,200
  Prepaid expenses..........................................     1,712       4,670
                                                              --------   ---------
       Total current assets.................................    35,832      74,024
                                                              --------   ---------
Property and equipment, at cost:
  Oil and gas properties, successful efforts method:
  Proved properties.........................................   307,068     591,367
  Unproved properties.......................................    18,089      40,653
  Office furniture and equipment............................     2,182       2,642
  Leasehold improvements....................................       488         501
                                                              --------   ---------
                                                               327,827     635,163
  Less accumulated depletion, depreciation and
     amortization...........................................   (92,950)   (157,739)
                                                              --------   ---------
  Net property and equipment................................   234,877     477,424
                                                              --------   ---------
  Other assets..............................................       768         383
                                                              --------   ---------
          Total assets......................................  $271,477   $ 551,831
                                                              ========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  8,482   $  28,547
  Accrued expenses..........................................    10,574      19,827
  Ad valorem taxes payable..................................     2,606       4,788
  Income taxes payable......................................        --         375
  Current portion of long-term debt.........................     1,333          --
                                                              --------   ---------
          Total current liabilities.........................    22,995      53,537
                                                              --------   ---------
  Long-term debt............................................   105,462         162
  Deferred income taxes.....................................        --      38,503
  Other liabilities.........................................     3,009       1,573
                                                              --------   ---------
          Total liabilities.................................   131,466      93,775
                                                              --------   ---------
  Commitments and contingencies (Note 11)
  Stockholders' equity:
     Common stock, $0.01 par value; 70,000,000 shares
      authorized; 15,630,501 and 38,419,041 shares issued
      and outstanding at December 31, 1999 and 2000,
      respectively..........................................       156         384
     Additional paid-in capital.............................   198,295     472,576
     Accumulated deficit....................................   (58,440)    (14,904)
                                                              --------   ---------
          Total stockholders' equity........................   140,011     458,056
                                                              --------   ---------
          Total liabilities and stockholders' equity........  $271,477   $ 551,831
                                                              ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1998        1999       2000
                                                              ----------   --------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER
                                                                       SHARE AMOUNTS)
Operating revenues:
  Oil and natural gas sales.................................  $  52,355    $75,488    $220,042
                                                              ---------    -------    --------
Operating expenses:
  Lease operating expense...................................     21,554     22,916      34,397
  Production taxes..........................................      3,888      5,742      10,631
  Transportation costs......................................        850      1,725       3,034
  Exploration...............................................     14,664      7,314      12,790
  Depletion, depreciation and amortization..................     36,264     25,210      64,856
  Impairment of proved properties...........................      8,794      3,072       2,911
  Impairment of unproved properties.........................      1,898      2,273       5,124
  Stock compensation expense................................         --         --       5,539
  General and administrative................................      5,913      5,297       7,542
                                                              ---------    -------    --------
          Total operating expenses..........................     93,825     73,549     146,824
                                                              ---------    -------    --------
     Operating income (loss)................................    (41,470)     1,939      73,218
                                                              ---------    -------    --------
Other income (expense):
  Interest expense..........................................     (8,323)    (9,207)     (9,731)
  Interest income...........................................        403        489       1,230
  Gain on sale of assets, net...............................         --      3,637       3,130
  Derivative gain (loss) and other..........................         29         16        (587)
                                                              ---------    -------    --------
Income (loss) before income taxes...........................    (49,361)    (3,126)     67,260
                                                              ---------    -------    --------
Provision for income taxes:
  Current...................................................         --         --        (675)
  Deferred..................................................         --         --     (23,049)
                                                              ---------    -------    --------
          Total provision for income taxes..................         --         --     (23,724)
                                                              ---------    -------    --------
Net income (loss)...........................................  $ (49,361)   $(3,126)   $ 43,536
                                                              =========    =======    ========
Weighted average number of common shares outstanding:
  Basic.....................................................     11,004     14,727      28,296
                                                              =========    =======    ========
  Diluted...................................................     11,004     14,727      28,645
                                                              =========    =======    ========
Net income (loss) per common share:
  Basic.....................................................  $   (4.49)   $ (0.21)   $   1.54
                                                              =========    =======    ========
  Diluted...................................................  $   (4.49)   $ (0.21)   $   1.52
                                                              =========    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK     ADDITIONAL
                                             ---------------    PAID-IN     ACCUMULATED
                                             SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                             ------   ------   ----------   -----------   --------
                                                                (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997...............   9,638    $ 96     $136,955     $ (5,953)    $131,098
  Sale of common stock (Note 8)............   3,943      40       44,960           --       45,000
  Net loss.................................      --      --           --      (49,361)     (49,361)
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 1998...............  13,581     136      181,915      (55,314)     126,737
  Sale of common stock (Note 8)............   2,050      20       16,380           --       16,400
  Net loss.................................      --      --           --       (3,126)      (3,126)
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 1999...............  15,631     156      198,295      (58,440)     140,011
  Stock issuance for EPGC merger (Note
     4)....................................  15,236     152      165,204           --      165,356
  Merger costs paid by principal
     stockholder...........................      --      --        2,895           --        2,895
  Initial public offering of common
     stock.................................   7,535      75      103,836           --      103,911
  Option plan compensation.................      --      --        2,156           --        2,156
  Stock options exercised..................      13       1          140           --          141
  Stock issuance to directors..............       4      --           50           --           50
  Net income...............................      --      --           --       43,536       43,536
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 2000...............  38,419    $384     $472,576     $(14,904)    $458,056
                                             ======    ====     ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999       2000
                                                             ---------   --------   ---------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $ (49,361)  $ (3,126)  $  43,536
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depletion, depreciation and amortization..............     36,264     25,210      64,856
     Exploratory dry hole costs............................      9,487      2,032       6,020
     Impairment of proved properties.......................      8,794      3,072       2,911
     Impairment of unproved properties.....................      1,898      2,273       5,124
     Stock compensation expense............................         --         --       2,156
     Gain on sale of assets................................         --     (3,637)     (3,130)
     Deferred income taxes.................................         --         --      23,049
     Director retainers settled for stock..................         --         --          50
     Changes in assets and liabilities, net of effects of
       acquisitions:
       Decrease (increase) in accounts receivable..........     11,778     (6,448)    (28,678)
       Increase in prepaid expenses........................       (119)      (338)     (1,139)
       Increase (decrease) in accounts payable.............    (11,706)    (1,753)     17,930
       Increase in accrued expenses........................      1,817      4,236       9,622
       Increase (decrease) in ad valorem taxes payable.....     (1,097)       337       2,183
       Increase in income taxes payable....................         --         --         375
       Decrease in other liabilities.......................       (133)      (579)     (1,436)
                                                             ---------   --------   ---------
          Net cash provided by operating activities........      7,622     21,279     143,429
                                                             ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment......................    (49,630)   (14,005)   (102,229)
  Proceeds from sales of assets............................        299     31,994       6,259
  Merger with EPGC.........................................         --         --     (42,403)
  TMC acquisition, net of cash acquired....................    (56,348)        --          --
  Other acquisitions.......................................     (7,030)        --      (1,454)
  Other....................................................       (310)        (8)       (342)
                                                             ---------   --------   ---------
          Net cash provided by (used in) investing
            activities.....................................   (113,019)    17,981    (140,169)
                                                             ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net..............     45,000     16,400     104,052
  Proceeds from issuance of long-term debt.................     61,000         --      50,000
  Repayment of long-term debt..............................     (1,333)   (46,333)   (156,633)
                                                             ---------   --------   ---------
          Net cash provided by (used in) financing
            activities.....................................    104,667    (29,933)     (2,581)
                                                             ---------   --------   ---------
Net increase (decrease) in cash and cash equivalents.......       (730)     9,327         679
Cash and cash equivalents, beginning of year...............     10,878     10,148      19,475
                                                             ---------   --------   ---------
Cash and cash equivalents, end of year.....................  $  10,148   $ 19,475   $  20,154
                                                             =========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest...................................  $   7,472   $  9,575   $  10,649
                                                             =========   ========   =========
  Cash paid for income taxes...............................  $      --   $     --   $     300
                                                             =========   ========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock issued in connection with the EPGC merger...  $      --   $     --   $ 165,356
                                                             =========   ========   =========
  Liabilities assumed in connection with the EPGC merger...  $      --   $     --   $   1,850
                                                             =========   ========   =========
  EPGC merger expenses paid by principal stockholder.......  $      --   $     --   $   2,895
                                                             =========   ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     On April 7, 2000, Westport Oil and Gas Company, Inc. merged with Equitable Production (Gulf) Company ("EPGC"), an indirect subsidiary of Equitable Resources, Inc. that held certain Gulf of Mexico assets (the "EPGC Properties"). This transaction was effected by a merger (the "Merger") between a newly-formed subsidiary of EPGC and Westport Oil and Gas Company, Inc., resulting in Westport Oil and Gas Company, Inc. becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation (the "Company"). Business activities of the Company include the exploration for and production of oil and natural gas primarily in the Gulf of Mexico, Rocky Mountains, the Gulf Coast and the West Texas/Mid Continent area.

     A summary of the Company's significant accounting policies follows:

  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The total carrying amount of cash and equivalents approximates the fair value of such instruments.

  REVENUE RECOGNITION

     The Company follows the sales method of accounting for oil and natural gas revenues. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

  NATURAL GAS BALANCING

     The Company uses the sales method of accounting for natural gas imbalances. Under this method, revenue is recognized based on cash received rather than the Company's proportionate share of natural gas produced. Natural gas imbalances at December 31, 1999 and 2000 were not significant.

  OIL AND NATURAL GAS PROPERTIES

     The Company accounts for its oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. All of the Company's oil and natural gas properties are located within the continental United States, the Gulf of Mexico and Canada.

     The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires the Company to assess the need for an impairment of capitalized costs of oil and natural gas properties on a field-by-field basis. In applying this statement, the Company compares the expected undiscounted future net revenues on a field-by-field basis with the related net capitalized costs at the end of each period. When the net capitalized costs exceed the undiscounted future net revenues, the cost of the property is written down to "fair value," which is determined using the discounted future net revenues on a field-by-field basis. In 1998, 1999 and 2000, the Company recorded proved property impairments of $8.8 million, $3.1 million and $2.9 million, respectively. Gains and losses resulting from the disposition of proved properties are included in operations.

     Capitalized costs of proved properties are depleted on a field-by-field basis using the units-of-production method based upon proved oil and natural gas reserves. The amortizable base of the Company's offshore properties includes estimated dismantlement, restoration and abandonment costs, net of estimated salvage values. In management's opinion, abandonment, restoration and dismantlement costs from onshore properties

                         WESTPORT RESOURCES CORPORATION
generally approximate the residual value of equipment, and therefore, no accrual for such costs has been recorded.

     Unproved properties are assessed periodically to determine whether impairment has occurred. Sales proceeds from unproved oil and natural gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and natural gas properties. In 1998, 1999 and 2000, the Company recorded unproved property impairments of $1.9 million, $2.3 million and $5.1 million, respectively.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

  EARNINGS (LOSS) PER COMMON SHARE

     The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. All options to purchase common shares were excluded from the computation of diluted earnings per share in 1998 and 1999, because they were antidilutive as a result of the Company's net losses in those years. Dilutive securities of the Company consist entirely of outstanding options to purchase shares of the Company's common stock.

  CONSOLIDATED STATEMENTS OF CASH FLOWS

     For purposes of the Statements of Cash Flows, the costs of exploratory dry holes are included in cash flows from investing activities.

  INCOME TAXES

     The Company computes income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities. SFAS No. 109 also requires the recording of a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  OFFICE FURNITURE AND EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Office furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five to seven years. Leasehold improvements are amortized over the life of the related lease. Maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of office furniture and equipment are included in operations.

  COMMODITY DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company periodically enters into commodity derivative contracts and fixed-price physical contracts to manage its exposure to oil and natural gas price volatility. The Company primarily utilizes price swaps, futures contracts or collars, which are generally placed with major financial institutions or with counterparties of high credit quality that the Company believes are minimal credit risks. The oil and natural gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures which have a high degree of historical correlation with actual prices received by the Company. The Company accounts for

                         WESTPORT RESOURCES CORPORATION
its commodity derivatives contracts using the hedge (deferral) method of accounting when the derivative contracts are designated as hedges for accounting purposes and the mark to market method if such derivative contracts do not qualify as hedges for accounting purposes. Under the deferral method, gains and losses from derivative contracts accounted for as hedges are recognized in oil and natural gas revenue when the associated production occurs, and the resulting cash flows are reported as cash flows from operating activities. Gains and losses from commodity derivatives contracts accounted for as hedges that are closed before the hedged production occurs are deferred until the production month originally hedged. In the event of a loss of correlation between changes in oil and natural gas reference prices under a commodity derivatives contract and actual oil and natural gas prices, a gain or loss would be recognized currently to the extent the commodity derivatives contract did not offset changes in actual oil and natural gas prices. Under mark to market accounting, gains and losses on derivative contracts not qualifying as hedges are reflected as derivative gains (losses) in the accompanying statements of operations at each period end.

     At December 31, 2000, the Company had costless collar agreements for a total of 7,720,000 Mmbtus of natural gas for the months of January through December 2001 at a floor price ranging from $4.50 per Mmbtu to $5.00 per Mmbtu and a ceiling price ranging from $6.00 per Mmbtu to $7.00 per Mmbtu. One costless collar agreement for 4,380,000 Mmbtus of natural gas for the months of January through December 2001 was treated as a hedge for accounting purposes. The other costless collar agreement for 3,340,000 Mmbtus of natural gas was for the months of February through December. This gas collar did not qualify as a hedge for accounting purposes.

     In accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company has estimated the fair value of its commodity derivative arrangements at December 31, 2000 utilizing the then-applicable crude oil and natural gas strips. While it is not the Company's intention to terminate any of the arrangements, it is estimated that the Company would have to pay approximately $5.4 million to terminate the then-existing arrangements on December 31, 2000 (including $0.7 million which has been recorded as a derivative loss in the 2000 statement of operations). Due to the volatility of crude oil and natural gas prices, the fair market value may not be representative of the actual gain or loss that will be realized by the Company in 2001.

     The Company recognized reductions of oil and natural gas revenues of $7.9 million and $24.6 million from hedging agreements in 1999 and 2000, respectively. The Company recognized an increase in oil and natural gas revenues of $298,000 from oil hedging agreements in 1998. The Company recognized a derivative loss of $0.7 million in 2000 from commodity derivative contracts that did not qualify as hedges for accounting purposes.

  INTEREST RATE SWAP AGREEMENT

     The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate borrowings into fixed rate obligations. The interest rate differential to be received or paid is recognized as a current period adjustment to interest expense.

     The Company entered into an interest rate swap contract for a period commencing on July 30, 1998 and ending on March 11, 2002. The contract, as amended, is for an aggregate notional amount of $25 million with a fixed interest rate of 5.58% payable by the Company and the variable interest rate, a three-month LIBOR, payable by the third party. The difference between the Company's fixed rates and the three-month LIBOR rate, which is reset every 90 days, is received or paid by the Company in arrears every 90 days and recognized as an adjustment to interest expense. Accordingly, the Company received $7,000 in December, 1998, paid $192,000 in 1999 and received $423,000 in 2000. As a result of the Company's minimal debt balance at December 31, 2000, the interest rate swap did not qualify as a hedge for accounting purposes. As such, the Company recorded a mark to market gain of approximately $65,000 on the interest rate swap at December 31, 2000.

                         WESTPORT RESOURCES CORPORATION

  RECENT PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Accordingly, upon adoption of SFAS No. 133 on January 1, 2001, the Company recorded a hedging loss of approximately $3.1 million (net of tax effect of $1.6 million) as a cumulative effect of a change in accounting principal in other comprehensive income for the fair market value of derivative contracts designated as hedges. A corresponding entry of $4.7 million was recorded to derivative liability on the balance sheet.

     In September 2000, the Emerging Issues Task Force reached a consensus on issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF No. 00-10"), which requires shipping and handling costs to be reflected as an operating expense rather than as a reduction of revenue. The Company was required to adopt the provisions of EITF No. 00-10 in the fourth quarter of 2000. Accordingly, the Company restated oil and natural gas revenues for all periods presented to exclude the effects of transportation costs and recorded such transportation costs as a separate line in the statements of operations. Adoption of the provisions of EITF No. 00-10 had no impact on net income (loss).

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amount of the Company's long-term debt approximates fair value based on the variable borrowing rate of the credit facility.

  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's consolidated financial statements are based on a number of significant estimates including oil and natural gas reserve quantities which are the basis for the calculation of depletion and impairment of oil and natural gas properties. The Company's reserve estimates, which are inherently imprecise, are determined by outside petroleum engineers.

  COMPREHENSIVE INCOME

     The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to owner. The Company had no such changes in 1998, 1999 or 2000.

                         WESTPORT RESOURCES CORPORATION

  RECLASSIFICATIONS

     Certain amounts reported in the prior year consolidated financial statements have been reclassified to correspond to the December 31, 2000 presentation.

2. INITIAL PUBLIC OFFERING

     On October 19, 2000, the Company completed an initial public offering of
9.15 million shares of common stock at $15.00 per share. The over allotment of
1.035 million additional shares was completed on November 22, 2000. Of the total
10.185 million shares sold, 7.535 million shares were offered by the Company and
2.65 million shares were offered by selling stockholders. After payment of underwriting discounts and offering costs of $9.1 million, the Company received net proceeds of $103.9 million. The proceeds were used to repay a portion of the Company's outstanding debt.

     Prior to completion of the initial public offering, the Board of Directors approved a restated certificate of incorporation in Delaware. Subsequent to filing of the restated certificate, the Company split the common stock on a three-for-two basis by way of a stock dividend. All par value, authorized shares, common stock and common stock amounts have been retroactively restated in the accompanying consolidated financial statements to reflect the stock split.

3. STOCK OPTION REPURCHASE

     On March 24, 2000, the Company repurchased and cancelled 1,344,510 stock options, representing all outstanding stock options at that date, from employees and directors for approximately $3.4 million. The cost to repurchase the stock options is included in stock compensation expense in the accompanying statement of operations for the year ended December 31, 2000. The cost to repurchase the stock options was based on the difference between $10.85 and the exercise prices of $8.00 and $10.67 of such options. See Note 9.

4. MERGER

     The Merger was a non-taxable transaction accounted for using purchase accounting with Westport Oil and Gas as the surviving entity. Westport Resources Corporation paid $50 million in cash from bank borrowings, issued 15.236 million shares of common stock valued at $10.85 per share and assumed liabilities of $1.85 million to consummate the Merger. The EPGC Properties consist of 37 producing properties and 30 undeveloped blocks in the Gulf of Mexico. The results of operations of EPGC have been included in the Company's statement of operations since the closing date of April 7, 2000.

     The total purchase price of $217.2 million was allocated as follows (in thousands):

Acquisition Costs:
  Common stock issued.......................................  $165,356
  Cash paid/Long-term debt incurred.........................    50,000
  Liabilities assumed.......................................     1,850
                                                              --------
     Total acquisition costs................................  $217,206
                                                              ========
Allocation of Acquisition Costs:
  Oil and gas properties -- proved..........................  $193,603
  Oil and gas properties -- unproved........................    23,603
                                                              --------
     Total..................................................  $217,206
                                                              ========

                         WESTPORT RESOURCES CORPORATION

     The value of the common stock issued to consummate the Merger was determined utilizing a valuation model to determine a Net Asset Value ("NAV") for each company based on the pre-tax discounted future net revenues of the companies' oil and gas reserves, derived from third party engineering reports, adjusted for the companies' other assets and liabilities.

     In addition to the acquisition costs discussed above, the Company also recorded deferred taxes of $15.5 million (net of the reversal of previously established deferred tax valuation allowances of $21.9 million) for the difference between the historical tax basis of the EPGC Properties and the acquisition costs. Merger costs of $2.9 million paid by the Company's then principal stockholder were also recorded as acquisition costs (with a corresponding amount recorded to additional paid-in capital). The carrying value of the oil and gas properties was subsequently reduced by approximately $15 million for normal working capital adjustments for the period between the effective date, October 1, 1999, to the closing date.

  PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

     The following table reflects the unaudited pro forma results of operations for the years ended December 31, 1999 and 2000 as though the Merger had occurred as of January 1 of each year presented. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Revenues....................................................   $140,360      $238,974
Net income..................................................      9,452        46,860
Basic net income per share..................................       0.32          1.66
Diluted net income per share................................       0.31          1.64

5.  CONCENTRATION OF CREDIT RISK

     The Company has accounts with separate banks in Denver, Colorado and Calgary, Canada. The Company invests substantially all available cash in an overnight investment account consisting of U.S. Treasury obligations. At December 31, 2000, the balance in the overnight investment account was $17.2 million.

     The Company sells its oil and natural gas production to creditworthy companies. Allowances for potential credit losses relating to product sales are not maintained and the Company does not require collateral.

                         WESTPORT RESOURCES CORPORATION

6.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1998    1999     2000
                                                              -----   -----   -------
                                                                  (IN THOUSANDS)
CURRENT:
  Federal...................................................  $ --    $ --    $   675
  State.....................................................    --      --         --
                                                              -----   -----   -------
                                                                --      --        675
                                                              -----   -----   -------
DEFERRED:
  Federal...................................................    --      --     22,289
  State.....................................................    --      --        760
                                                              -----   -----   -------
                                                                --      --     23,049
                                                              -----   -----   -------
Provision for income taxes..................................  $ --    $ --    $23,724
                                                              =====   =====   =======

     The difference between the provision for income taxes and the amounts computed by applying the U.S. federal statutory rate are as follows:

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1998        1999       2000
                                                         ---------   --------   --------
                                                                 (IN THOUSANDS)
Federal statutory rate.................................  $(16,783)   $(1,063)   $23,541
State income taxes, net of Federal effect..............    (1,630)      (103)       760
Change in valuation allowance..........................    18,425      1,177       (460)
Other permanent differences............................       (12)       (11)      (117)
                                                         --------    -------    -------
                                                         $     --    $    --    $23,724
                                                         ========    =======    =======

     Long-term deferred tax assets (liabilities) are comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Oil and natural gas properties..............................  $  4,945   $(45,031)
Net operating loss carryforward.............................    17,443      5,853
Alternative minimum tax credit..............................        --        675
Valuation allowance.........................................   (22,388)        --
                                                              --------   --------
Net deferred tax liability..................................  $     --   $(38,503)
                                                              ========   ========

     As of December 31, 2000, the Company had net operating loss carryforwards for income tax purposes of approximately $16.7 million which expire between 2018 and 2019 and may be utilized to reduce future tax liability of the Company. In first quarter 2000, the Company reduced its valuation allowance by approximately $460,000 based on a determination that a portion of the Company's deferred tax assets would be realized in the future based on taxable income generated by current operations. In second quarter 2000, the Company reduced the remaining valuation allowance of $21.9 million as a result of the Merger (see Note 4). The

                         WESTPORT RESOURCES CORPORATION

Company believes under existing tax law it will be able to utilize its historical deductible temporary differences and carryforwards to offset the taxable temporary differences resulting from the Merger.

7.  LONG-TERM DEBT

     Long-term debt consisted of:

                                                               DECEMBER 31,
                                                              ---------------
                                                                1999     2000
                                                              --------   ----
                                                              (IN THOUSANDS)
9% bank term note, payable in 24 equal quarterly
  installments of $333,333 plus interest, January 31, 1995
  through December 31, 2000.................................  $  1,333   $ --
Bank line of credit due on April 4, 2003....................   105,462    162
                                                              --------   ----
                                                               106,795    162
Less current portion........................................    (1,333)    --
                                                              --------   ----
                                                              $105,462   $162
                                                              ========   ====

     The Company entered into a credit agreement as of April 7, 2000 among a syndicate of banks led by Bank of America, N.A. in the aggregate amount of $325.0 million. The amount available for borrowing under the credit facility is limited to an initial borrowing base of $200.0 million, but will be redetermined semi-annually beginning on October 1, 2000. The credit agreement matures on April 4, 2003 and is secured by substantially all of the Company's oil and gas properties. Advances under the credit agreement can be in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is a fluctuating rate equal to (i) the higher of (a) the Federal funds rate plus 0.5% and (b) Bank of America's prime rate, plus (ii) a margin of either 0% or 0.25% depending on the amounts outstanding under the credit agreement. The interest on a Eurodollar loan is equal to the sum of (i) a margin of between 1.00% and 1.75% depending on the amount outstanding under the credit agreement and (ii) the rate obtained by dividing the Eurodollar rate by one minus the reserve requirement for the Eurodollar loan. The weighted average rate in effect was 8.0% and 7.61% at December 31, 2000 and 1999, respectively. Commitment fees under the credit agreement fluctuate from 0.25% to 0.40% based on the ratio of the borrowing base to available borrowings. The credit agreement contains various covenants and restrictive provisions including two financial covenants that require the Company to maintain a current ratio of not less than 1.0 to 1.0 and a ratio of EBITDA, as defined, to consolidated interest expense for the preceding four consecutive fiscal quarters of not less than 2.5 to 1.0.

8.  STOCKHOLDERS' EQUITY

     In 1998 and 1999, 3,942,758, and 2,050,001 shares of common stock were purchased by the Company's then principal stockholder for share prices of $11.41, and $8.00, respectively. The share prices reflected the estimated market value of the Company's stock at the time of purchase. The estimated market value was determined utilizing a valuation model that was based on the pre tax discounted future net revenues from the Company's oil and gas reserves adjusted for the Company's other assets and liabilities.

9.  STOCK OPTIONS

     On October 17, 2000, the Westport Resources Directors' Stock Option Plan and the Westport Resources Corporation Stock Option Plan (the "Predecessor Plans") were merged into the Westport Resources Corporation 2000 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan provides for issuance of options to employees, officers and directors to purchase shares of common stock. The aggregate number of shares of common stock that may be issued under the Stock Option Plan is 4,110,813 shares. The exercise price, vesting and duration of the options may vary and will be determined at the time of issuance.

                         WESTPORT RESOURCES CORPORATION

During 2000, options to purchase 2,110,880 shares of the Company's common stock were granted under the Stock Option Plan at exercise prices between $10.85 and $17.63 per share, which reflected the estimated fair market value of the shares at the date of grant. The options vest ratably over two or three years from the date of grant and have a term of 10 years. Of the 2,110,880 options granted in 2000, 1,344,510 options are deemed to be replacement options (the "Replacement Options") for those options repurchased by the Company on March 24, 2000 (see
Note 3). During 1998 and 1999, options to purchase 93,750 and 597,600 shares of the Company's common stock were granted under the Predecessor Plans at exercise prices between $15.78 and $8.00 per share, which reflected the estimated fair market value of the shares at the date of grant.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." The Interpretation clarifies
(a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan,
(c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and (d) the accounting for an exchange of stock options and/or awards in a business combination. The Interpretation was effective July 1, 2000, but certain conclusions in the Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that the Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying the Interpretation are recognized on a prospective basis from July 1, 2000. Under provisions of the Interpretation, we are required to account for 1,080,473 of the Replacement Options as variable awards from July 1, 2000 until the date the options are exercised, forfeited or expire unexercised. Compensation cost will be measured for the amount of any increases in our stock price after July 1, 2000 and recognized over the remaining vesting period of the options. Any decreases in our stock price subsequent to July 1, 2000 will be recognized as a decrease in compensation cost, limited to the amount of compensation cost previously recognized as a result of increases in our stock price. Any adjustment to compensation cost for further changes in the stock price after the award vests will be recognized immediately. As of December 31, 2000, 1,018,223 of the Replacement Options were still outstanding, which resulted in $2.1 million of compensation cost recorded in the 2000 statement of operations.

     A summary of the status of the Company's Stock Option Plan and Predecessor Plans as of December 31, 1998, 1999 and 2000 and changes during the years ended December 31, 1998, 1999 and 2000 are as follows:

                                                             SHARES
                                                              UNDER      WEIGHTED AVERAGE
                                                           OPTION PLAN    EXERCISE PRICE
                                                           -----------   ----------------
Balance at December 31, 1997.............................     986,723         $15.74
  Options granted........................................      93,750          11.41
                                                           ----------
Balance at December 31, 1998.............................   1,080,473          15.37
  Options cancelled......................................    (333,563)         15.37
  Options granted........................................     597,600           8.64
                                                           ----------
Balance at December 31, 1999.............................   1,344,510           8.29
  Options repurchased....................................  (1,344,510)         12.43
  Options granted........................................   2,110,880          12.61
  Options forfeited......................................     (44,421)         10.85
  Options exercised......................................     (13,018)         10.85
                                                           ----------
Balance at December 31, 2000.............................   2,053,441          12.61
                                                           ==========
Options exercisable at December 31, 1998.................     397,619          15.65
                                                           ==========
Options exercisable at December 31, 1999.................     455,544           8.00
                                                           ==========
Options exercisable at December 31, 2000.................      29,516          10.85
                                                           ==========

                         WESTPORT RESOURCES CORPORATION

     The Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to adopt the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation costs for the Company's options been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company's net income would have been decreased and the net loss would have been increased to the pro forma amounts indicated below:

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1998          1999         2000
                                                         -----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)
  As reported..........................................    $(49,361)     $(3,126)     $43,536
  Pro forma............................................     (50,385)      (4,114)      41,885
Basic net income (loss) per common share
  As reported..........................................    $  (4.49)     $ (0.21)     $  1.54
  Pro forma............................................       (4.58)       (0.28)        1.51
Diluted net income (loss) per common share
  As reported..........................................    $  (4.49)     $ (0.21)     $  1.52
  Pro forma............................................       (4.58)       (0.28)        1.49

     The weighted average fair value of options granted during the years ended December 31, 1998, 1999 and 2000, calculated using the Black-Scholes option pricing model, was $2.69, $4.21 and $5.44, respectively. The fair value of each option granted is estimated with the following weighted average assumptions for grants in 1998, 1999 and 2000: risk-free interest rate of 5.52%, 5.53% and 6.25%, respectively; no dividend yields; expected volatility of 0.01%, 0.01% and 38.34%, respectively; and expected lives of 5 years.

10.  MAJOR PURCHASERS

     The following purchasers accounted for 10% or more of the Company's oil and gas sales for the years ended December 31, 1998, 1999 and 2000:

                                                              1998   1999   2000
                                                              ----   ----   ----
Dynegy Inc..................................................   --     --     23%
Conoco Inc..................................................   26%    26%    14%
Koch Oil Company............................................   18%    --     --
Energen Resources MAQ, Inc..................................   17%    20%    --
EOTT Energy Corporation.....................................   --     20%    13%

11.  COMMITMENTS AND CONTINGENCIES

     At December 31, 2000, the Company had two leases covering office space under noncancelable agreements which begin to expire in November, 2003. The minimum annual rental payments under the leases are as follows (in thousands):

YEAR ENDING DECEMBER 31
-----------------------
2001........................................................  $  502
2002........................................................     515
2003........................................................     482
                                                              ------
                                                              $1,499
                                                              ======

                         WESTPORT RESOURCES CORPORATION

     Rent expense for the years ended December 31, 1998, 1999 and 2000 was approximately $652,000, $497,000 and $820,000, respectively.

     The Company entered into employment agreements on May 8, 2000 with its chief executive officer and president, which provide for annual base salaries of $325,000 and $225,000, respectively, subject to annual adjustments through May 31, 2003. The agreements provide for severance payments equal to three times the individual's then applicable base salary and three times the average of the bonus the individual received the last three years if the Company terminates such person's employment other than for cause or if such person's employment is terminated upon a change of control.

     The Company is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company's management that there are no claims or litigation involving the Company that are likely to have a material adverse effect on its financial position or results of operations.

12.  PRODUCING PROPERTIES ACQUISITIONS AND DIVESTITURES

  TOTAL MINATOME CORPORATION ACQUISITION

     On October 15, 1998, the Company entered into an agreement ("Agreement") with an industry partner ("Purchaser") in connection with a stock purchase ("Stock Purchase") agreement between Purchaser and Total Minatome Corporation ("TMC") for the purchase of all of the outstanding stock of TMC ("TMC Acquisition"), as an express third party beneficiary of the rights of the Purchaser and the obligations of TMC under the Stock Purchase. Pursuant to the Agreement, subsequent to the TMC Acquisition the Purchaser assigned the Company a 31% interest in the individual assets and liabilities of TMC ("TMC Property Acquisition"), which consist primarily of working interests in oil and natural gas properties, for consideration of approximately $56 million. The TMC Property Acquisition was funded by sales of common stock to the Company's then principal stockholder and bank borrowings. The TMC Property Acquisition was accounted for using the purchase method with the purchase price allocated among proved and unproved oil and natural gas properties and other assets and liabilities based on their relative fair values. Revenue associated with the TMC Property Acquisition for the 3-month period ended December 31, 1998 was approximately $5.5 million.

  OTHER ACQUISITIONS

     During 1998 the Company acquired producing properties ("Other Acquisitions") for a total cash purchase price of approximately $7 million. The Other Acquisitions were funded by sales of common stock to the Company's then principal stockholder and bank borrowings. The Other Acquisitions were accounted for using the purchase method. Revenues associated with these properties for the year ended December 31, 1998 were approximately $1.3 million.

  SALE OF OFFSHORE PROPERTIES

     During 2000, the Company sold an interest in an oil and natural gas development and exploration prospect located offshore in the Gulf of Mexico for $6.2 million. The property had a book value of $2.9 million, and a $3.3 million gain was recorded on the sale. Proceeds from the sale were used to reduce borrowings under the credit agreement.

     During 1999, the Company sold certain interests in oil and natural gas development and exploration prospects located offshore in the Gulf of Mexico for $21.4 million. The properties had a book value of $17.4 million, and a $4.0 million gain was recorded on the sale. Proceeds from the sale were used to reduce borrowings under the credit agreement.

                         WESTPORT RESOURCES CORPORATION

13.  RETIREMENT SAVINGS PLAN

     Effective December 1, 1995, the Company adopted a retirement savings plan. The Westport Savings and Profit Sharing Plan (the "Plan") is a defined contribution plan and covers all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code.

     The assets of the Plan are held and the related investments are executed by the Plan's trustee. Participants in the Plan have investment alternatives in which to place their funds and may place their funds in one or more of these investment alternatives. Administrative fees are paid by the Company on behalf of the Plan. The Plan provides for discretionary matching by the Company of 60% of each participant's contributions up to 6% of the participant's compensation. The Company contributed $104,000, $114,000 and $155,000, for the years ended December 31, 1998, 1999, and 2000, respectively.

14.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF SUBSIDIARY GUARANTORS

     On November 5, 2001 the Company completed a private placement of $275 million 8 1/4% Senior Subordinated Notes due 2011 (the "8 1/4% Senior Subordinated Notes") pursuant to rule 144A. The 8 1/4% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following wholly-owned subsidiaries of
Westport: Westport Finance Co., Jerry Chambers Exploration Company, Westport Argentina LLC, Westport Canada LLC, Westport Oil and Gas Company, L.P., Westport Overriding Royalty LLC, WHG, Inc. and WHL, Inc. (collectively, the "Subsidiary Guarantors"). The guarantees of the Subsidiary Guarantors are subordinated to senior debt of the Subsidiary Guarantors. The only existing subsidiary of Westport that has not guaranteed the 8 1/4% Senior Subordinated Notes is Horse Creek Trading and Compression LLC, which is minor for purposes of the Securities and Exchange Commission's rules regarding presentation of the condensed consolidating financial statements below. As such, the financial position, results of operations, and related cash flow information of Horse Creek have been included in the Subsidiary Guarantor column.

     Presented below are condensed consolidating financial statements for Westport and the Subsidiary Guarantors. The condensed consolidating financial statements for Westport and the Subsidiary Guarantors as of and for the years ended December 31, 1999 and 1998 are not presented as Westport's only operations as of those dates were conducted through the wholly-owned Subsidiary Guarantors.

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                  PARENT    SUBSIDIARY
                                                 COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 --------   ----------   ------------   ------------
                                                                   (IN THOUSANDS)
                                               ASSETS

Current Assets:
  Cash and cash equivalents....................  $ 12,458   $   7,696      $     --      $  20,154
  Accounts receivable, net.....................    14,404      34,796            --         49,200
  Intercompany receivable......................    97,347          --       (97,347)            --
  Prepaid expenses.............................     3,075       1,595            --          4,670
                                                 --------   ---------      --------      ---------
       Total current assets....................   127,284      44,087       (97,347)        74,024
                                                 --------   ---------      --------      ---------
Property and equipment, at cost:
  Oil and gas properties, successful efforts
     method:
     Proved properties.........................   226,454     364,913            --        591,367
     Unproved properties.......................    25,007      15,646            --         40,653
  Office building, furniture and equipment.....       197       2,445            --          2,642
  Leasehold improvements.......................        --         501            --            501
                                                 --------   ---------      --------      ---------
                                                  251,658     383,505            --        635,163
Less accumulated depletion, depreciation and
  amortization.................................   (36,745)   (120,994)           --       (157,739)
                                                 --------   ---------      --------      ---------
       Net property and equipment..............   214,913     262,511            --        477,424
                                                 --------   ---------      --------      ---------
  Other assets.................................        --         383            --            383
                                                 --------   ---------      --------      ---------
       Total assets............................  $342,197   $ 306,981      $(97,347)     $ 551,831
                                                 ========   =========      ========      =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.............................  $  7,061   $  21,486      $     --      $  28,547
  Accrued expenses.............................     7,584      12,243            --         19,827
  Ad valorem taxes payable.....................        --       4,788            --          4,788
  Intercompany payable.........................        --      97,347       (97,347)            --
  Income taxes payable.........................        --         375            --            375
                                                 --------   ---------      --------      ---------
       Total current liabilities...............    14,645     136,239       (97,347)        53,537
                                                 --------   ---------      --------      ---------
Long-term debt.................................        --         162            --            162
Deferred income taxes..........................    28,610       9,893            --         38,503
Other liabilities..............................        --       1,573            --          1,573
                                                 --------   ---------      --------      ---------
       Total liabilities.......................    43,255     147,867       (97,347)        93,775
                                                 --------   ---------      --------      ---------
Stockholders' equity
  Common stock.................................       384           3            (3)           384
  Additional paid-in capital...................   274,125     198,448             3        472,576
  Retained earnings (accumulated deficit)......    24,433     (39,337)           --        (14,904)
                                                 --------   ---------      --------      ---------
       Total stockholders' equity..............   298,942     159,114            --        458,056
                                                 --------   ---------      --------      ---------
       Total liabilities and stockholders'
          equity...............................  $342,197   $ 306,981      $(97,347)     $ 551,831
                                                 ========   =========      ========      =========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                   PARENT    SUBSIDIARY
                                                  COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                  --------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
Operating revenues:
  Oil and natural gas sales.....................  $ 95,336    $124,706       $  --         $220,042
                                                  --------    --------       -----         --------
Operating expenses:
  Lease operating expense.......................     6,530      27,867          --           34,397
  Production taxes..............................        15      10,616          --           10,631
  Transportation costs..........................       384       2,650          --            3,034
  Exploration...................................     6,768       6,022          --           12,790
  Depletion, depreciation and amortization......    36,744      28,112          --           64,856
  Impairment of proved properties...............        --       2,911          --            2,911
  Impairment of unproved properties.............        --       5,124          --            5,124
  Stock compensation expense....................     2,156       3,383          --            5,539
  General and administrative....................     3,383       4,159          --            7,542
                                                  --------    --------       -----         --------
       Total operating expenses.................    55,980      90,844          --          146,824
                                                  --------    --------       -----         --------
       Operating income.........................    39,356      33,862          --           73,218
                                                  --------    --------       -----         --------
Other income (expense):
  Interest expense..............................    (2,257)     (7,474)         --           (9,731)
  Interest income...............................       416         814          --            1,230
  Gain on sale of assets, net...................        --       3,130          --            3,130
  Derivative gain (loss) and other..............        76        (663)         --             (587)
                                                  --------    --------       -----         --------
Income before income taxes......................    37,591      29,669          --           67,260
Provision for income taxes:
  Current.......................................        --        (675)         --             (675)
  Deferred......................................   (13,156)     (9,893)         --          (23,049)
                                                  --------    --------       -----         --------
       Total provision for income taxes.........   (13,156)    (10,568)         --          (23,724)
Net income......................................  $ 24,435    $ 19,101       $  --         $ 43,536
                                                  ========    ========       =====         ========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                             PARENT    SUBSIDIARY
                                                            COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                            --------   ----------   ------------   ------------
                                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net income..............................................  $ 24,435   $  19,101      $     --      $  43,536
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depletion, depreciation and amortization..............    36,744      28,112            --         64,856
    Exploration dry hole costs............................     1,564       4,456            --          6,020
    Impairment of proved properties.......................        --       2,911            --          2,911
    Impairment of unproved properties.....................        --       5,124            --          5,124
    Stock compensation expense............................     2,156          --            --          2,156
    Gain on sale of assets................................         0      (3,130)           --         (3,130)
    Deferred income taxes.................................    13,156       9,893            --         23,049
    Director retainers settled for stock..................        50          --            --             50
    Changes in asset and liabilities, net of effects of
      acquisitions:
      Increase in accounts receivable.....................    (8,527)    (20,151)           --        (28,678)
      Decrease (increase) in prepaid expenses.............    (1,256)        117            --         (1,139)
      Increase in accounts payable........................     4,926      13,004            --         17,930
      Decrease in accrued expenses........................     7,584       2,038            --          9,622
      Increase in ad valorem taxes payable................        --       2,183            --          2,183
      Increase in income taxes payable....................        --         375            --            375
      Decrease in other liabilities.......................        --      (1,436)           --         (1,436)
                                                            --------   ---------      --------      ---------
         Net cash provided by (used in) operating
           activities.....................................    80,832      62,597            --        143,429
                                                            --------   ---------      --------      ---------
Cash flows from investing activities:
  Additions to property and equipment.....................   (32,674)    (69,555)           --       (102,229)
  Proceeds from sales of assets...........................        --       6,259            --          6,259
  Merger with EPGC........................................   (42,403)         --            --        (42,403)
  Other acquisitions......................................        --      (1,454)           --         (1,454)
  Increase in intercompany receivable.....................   (97,347)         --        97,347             --
  Other...................................................        --        (342)           --           (342)
                                                            --------   ---------      --------      ---------
         Net cash used in investing activities............  (172,424)    (65,092)       97,347       (140,169)
                                                            --------   ---------      --------      ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock..................   104,052          --            --        104,052
  Proceeds from issuance of long-term debt................    50,000          --            --         50,000
  Repayment of long-term debt.............................   (50,000)   (106,633)           --       (156,633)
  Increase in intercompany payable........................        --      97,347       (97,347)            --
                                                            --------   ---------      --------      ---------
         Net cash provided by (used in) financing
           activities.....................................   104,052      (9,286)      (97,347)        (2,581)
                                                            --------   ---------      --------      ---------
Net increase (decrease) in cash and cash equivalents......    12,460     (11,781)           --            679
Cash and cash equivalents, beginning of year..............        --      19,475            --         19,475
                                                            --------   ---------      --------      ---------
Cash and cash equivalents, end of year....................  $ 12,460   $   7,694      $     --      $  20,154

                         WESTPORT RESOURCES CORPORATION

15.  SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS ACTIVITIES

     The following tables set forth certain historical costs and costs incurred related to the Company's oil and natural gas producing activities:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Capitalized costs
  Proved oil and natural gas properties..............  $316,243   $307,068   $591,367
  Unproved oil and natural gas properties............    32,611     18,089     40,653
                                                       --------   --------   --------
     Total oil and natural gas properties............   348,854    325,157    632,020
  Less: Accumulated depletion, depreciation and
     amortization....................................   (73,096)   (91,325)  (155,752)
                                                       --------   --------   --------
     Net capitalized costs...........................  $275,758   $233,832   $476,268
                                                       ========   ========   ========

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         1998        1999        2000
                                                       ---------   ---------   ---------
                                                                (IN THOUSANDS)
Costs incurred
  Proved property acquisition costs..................  $ 61,938    $     --    $182,944
  Unproved property acquisition costs................    15,873       2,336      31,821
  Exploration costs..................................    19,806       7,958      34,622
  Development costs..................................    15,164       3,695      58,958
                                                       --------    --------    --------
     Total...........................................  $112,781    $ 13,989    $308,345
                                                       ========    ========    ========

  OIL AND GAS RESERVE INFORMATION (UNAUDITED)

     The following summarizes the policies used by the Company in preparing the accompanying oil and natural gas reserve disclosures, Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves and reconciliation of such Standardized Measure between years.

     Estimates of total proved and proved developed reserves at December 31, 2000 were prepared by Ryder Scott Company, L.P. and Netherland, Sewell and Associates, Inc. and internal estimates. The Ryder Scott and Netherland Sewell reports covered approximately 85% of the total net present value of the reserves and the internally generated report covered the remaining 15% of the net present value. Estimates of total proved and proved developed reserves at December 31, 1998 and 1999 were prepared by Ryder Scott Company, L.P. Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be recovered through existing wells with existing equipment and operating methods. Substantially all of the Company's oil and natural gas reserves are located in the United States and the Gulf of Mexico.

     The Standardized Measure of discounted future net cash flows from production of proved reserves was developed as follows:

          1. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions.

                         WESTPORT RESOURCES CORPORATION

          2. The estimated future cash flows from proved reserves were determined based on year-end prices held constant, except in those instances where fixed and determinable price escalations are included in existing contracts.

          3. The future cash flows are reduced by estimated production costs and costs to develop and produce the proved reserves, all based on year-end economic conditions and by the estimated effect of future income taxes based on statutory income tax rates in effect at each year end, the Company's tax basis in its proved oil and natural gas properties and the effect of net operating loss, investment tax credit and other carryforwards.

     The Standardized Measure of discounted future net cash flows does not purport to present, nor should it be interpreted to present, the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

  QUANTITIES OF OIL AND GAS RESERVES (UNAUDITED)

     The following table presents estimates of the Company's net proved and proved developed oil and gas reserves:

                                                               OIL       GAS
                                                              (MBLS)   (MMCF)
                                                              ------   -------
Proved reserves at December 31, 1997........................  27,991    28,791
  Revisions of previous estimates...........................  (2,905)    5,618
  Discoveries...............................................   1,882     5,116
  Purchase of minerals in place.............................   1,212    70,395
  Sales of minerals in place................................    (321)   (1,235)
  Production................................................  (3,483)   (8,101)
                                                              ------   -------
Proved reserves at December 31, 1998........................  24,376   100,584
  Revisions of previous estimates...........................  13,814    20,332
  Discoveries...............................................     708    24,250
  Purchase of minerals in place.............................      --        --
  Sales of minerals in place................................  (2,848)  (12,515)
  Production................................................  (3,300)  (13,313)
                                                              ------   -------
Proved reserves at December 31, 1999........................  32,750   119,338
  Revisions of previous estimates...........................   1,417    10,662
  Discoveries...............................................   3,135    33,445
  Purchase of minerals in place.............................   3,249   116,783
  Sales of minerals in place................................  (2,167)     (447)
  Production................................................  (3,584)  (34,316)
                                                              ------   -------
Proved reserves at December 31, 2000........................  34,800   245,465
                                                              ======   =======
Proved developed reserves at December 31, 1998..............  20,323    80,627
                                                              ======   =======
Proved developed reserves at December 31, 1999..............  29,489    82,807
                                                              ======   =======
Proved developed reserves at December 31, 2000..............  28,673   185,354
                                                              ======   =======

                         WESTPORT RESOURCES CORPORATION

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
              RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

                                                               DECEMBER 31,
                                                    ----------------------------------
                                                      1998        1999         2000
                                                    ---------   ---------   ----------
                                                              (IN THOUSANDS)
Future cash flows.................................  $ 392,158   $ 986,992   $2,993,022
Future production costs...........................   (170,279)   (362,648)    (546,358)
Future development costs..........................    (42,957)    (44,552)    (119,415)
                                                    ---------   ---------   ----------
Future net cash flows before tax..................    178,922     579,792    2,327,249
Future income taxes...............................     (4,766)   (100,178)    (691,048)
                                                    ---------   ---------   ----------
Future net cash flows after tax...................    174,156     479,614    1,636,201
Annual discount at 10%............................    (69,550)   (157,179)    (537,802)
                                                    ---------   ---------   ----------
Standardized measure of discounted future net cash
  flows...........................................  $ 104,606   $ 322,435   $1,098,399
                                                    =========   =========   ==========
Discounted future net cash flows before income
  taxes...........................................  $ 111,284   $ 349,099   $1,570,892
                                                    =========   =========   ==========

      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                  (UNAUDITED)

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1998       1999       2000
                                                      --------   --------   ---------
                                                              (IN THOUSANDS)
Oil and natural gas sales, net of production
  costs.............................................  $(25,765)  $(53,009)  $(196,608)
Net changes in anticipated prices and production
  cost..............................................   (65,975)   147,678     369,244
Extensions and discoveries, less related costs......     6,536     19,831     228,685
Changes in estimated future development costs.......     5,114    (11,691)    (15,807)
Previously estimated development costs incurred.....     6,865      6,175      16,827
Net change in income taxes..........................    (4,821)   (19,985)   (445,830)
Purchase of minerals in place.......................    41,513         --     748,854
Sales of minerals in place..........................    (2,301)    (2,896)     (3,205)
Accretion of discount...............................    15,541     11,129      34,910
Revision of quantity estimates......................    (5,822)   130,750      48,384
Changes in production rates and other...............   (19,829)   (10,153)     (9,490)
                                                      --------   --------   ---------
  Change in standardized measure....................  $(48,944)  $217,829   $ 775,964
                                                      ========   ========   =========

                         WESTPORT RESOURCES CORPORATION

16.  SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                       FIRST    SECOND     THIRD    FOURTH
                                      QUARTER   QUARTER   QUARTER   QUARTER   FULL YEAR
                                      -------   -------   -------   -------   ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
Total revenues......................  $25,462   $53,154   $64,075   $77,351   $220,042
Gross profit(1).....................  $16,094   $41,330   $52,230   $62,326   $171,980
Net income..........................  $ 1,397   $ 9,209   $19,004   $13,926   $ 43,536
Net income per share(2)
  Basic.............................  $  0.13   $  0.40   $  0.62   $  0.38   $   1.54
  Diluted...........................  $  0.13   $  0.40   $  0.61   $  0.37   $   1.52
1999
Total revenues......................  $15,150   $17,516   $19,784   $23,038   $ 75,488
Gross profit(1).....................  $ 8,560   $11,006   $11,477   $14,062   $ 45,105
Net income (loss)...................  $  (159)  $(1,617)  $ 2,287   $(3,637)  $ (3,126)
Net income (loss) per share(2)
  Basic.............................  $ (0.02)  $ (0.12)  $  0.15   $ (0.23)  $  (0.21)
  Diluted...........................  $ (0.02)  $ (0.12)  $  0.14   $ (0.23)  $  (0.21)

---------------

(1) Gross profit is computed as the excess of oil and natural gas revenues over operating expenses. Operating expenses include lease operating expense, production taxes and transportation costs.

(2) The sum of the individual quarterly net income (loss) per share may not agree with year-to-date net income (loss) per share as each period's computation is based on the weighted average number of common shares outstanding during the period.

                         WESTPORT RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  2000              2001
                                                              ------------      -------------
                                                                                 (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                           DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  20,154         $   37,030
  Accounts receivable, net..................................      49,200             45,880
  Derivative asset..........................................          --             20,576
  Prepaid expenses..........................................       4,670              7,426
                                                               ---------         ----------
        Total current assets................................      74,024            110,912
                                                               ---------         ----------
Property and equipment, at cost:
  Oil and natural gas properties, successful efforts method:
    Proved properties.......................................     591,367          1,409,193
    Unproved properties.....................................      40,653            110,558
  Office building, furniture and equipment..................       2,642              7,514
  Leasehold improvements....................................         501                509
                                                               ---------         ----------
                                                                 635,163          1,527,774
Less accumulated depletion, depreciation and amortization...    (157,739)          (230,022)
                                                               ---------         ----------
      Net property and equipment............................     477,424          1,297,752
                                                               ---------         ----------
Other assets
  Long-term derivative assets...............................          --              3,599
  Goodwill..................................................          --            210,091
  Other assets..............................................         383              1,500
                                                               ---------         ----------
        Total other assets..................................         383            215,190
                                                               ---------         ----------
        Total assets........................................   $ 551,831         $1,623,854
                                                               =========         ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $  28,547         $   49,112
  Accrued expenses..........................................      19,827             31,598
  Ad valorem taxes payable..................................       4,788             11,201
  Derivative liabilities....................................          --             23,149
  Income taxes payable......................................         375                542
  Other current liabilities.................................          --                458
                                                               ---------         ----------
        Total current liabilities...........................      53,537            116,060
                                                               ---------         ----------
  Long-term debt............................................         162            404,205
  Deferred income taxes.....................................      38,503            161,898
  Long-term derivative liabilities..........................          --             10,415
  Other liabilities.........................................       1,573              1,466
                                                               ---------         ----------
        Total liabilities...................................      93,775            694,044
                                                               ---------         ----------
  Stockholders' equity:
    6 1/2% Convertible preferred stock, $.01 par value;
     10,000,000 shares authorized, 2,930,000 and 0 issued
     and outstanding at September 30, 2001 and December 31,
     2000, respectively.....................................          --                 29
  Common stock, $0.01 par value; 70,000,000 authorized;
    52,037,435 and 38,419,041 shares issued and outstanding
    at September 30, 2001 and December 31, 2000,
    respectively............................................         384                520
    Additional paid-in capital..............................     472,576            875,172
    Treasury stock..........................................          --               (408)
    Retained earnings (accumulated deficit).................     (14,904)            47,147
    Other comprehensive income..............................          --              7,350
                                                               ---------         ----------
        Total stockholders' equity..........................     458,056            929,810
                                                               ---------         ----------
        Total liabilities and stockholders' equity..........   $ 551,831         $1,623,854
                                                               =========         ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                                             ENDED                    ENDED
                                                         SEPTEMBER 30,            SEPTEMBER 30,
                                                     ----------------------   ----------------------
                                                       2000         2001        2000         2001
                                                     ---------    ---------   ---------    ---------
                                                     (IN THOUSANDS, EXCEPT    (IN THOUSANDS, EXCEPT
                                                       PER SHARE AMOUNTS)       PER SHARE AMOUNTS)
                                                          (UNAUDITED)              (UNAUDITED)
Operating revenues:
  Oil and natural gas sales........................   $70,956      $70,157    $158,351     $234,405
  Hedge cash settlements...........................    (7,189)        (307)    (15,660)      (1,824)
  Commodity price risk management activities:
     Non-hedge cash settlements....................        --       (1,025)         --         (558)
     Non-hedge non-cash change in fair value of
       derivatives.................................        --       17,720          --       24,486
     Gain on sale of operating assets, net.........     3,390           --       3,379           --
                                                      -------      -------    --------     --------
       Net revenues................................    67,157       86,545     146,070      256,509
                                                      -------      -------    --------     --------
Operating costs and expenses:
  Lease operating expenses.........................     8,130       14,775      23,609       34,770
  Production taxes.................................     2,816        3,009       7,460        8,942
  Transportation costs.............................       591        1,236       1,967        3,921
  Exploration......................................     1,347       13,463       7,610       24,333
  Depletion, depreciation and amortization.........    19,439       31,222      42,015       72,251
  Impairment of unproved properties................       366        1,366       1,908        3,114
  Stock compensation expense.......................       299       (2,331)      3,682       (1,060)
  General and administrative.......................     2,073        4,122       5,277       10,832
                                                      -------      -------    --------     --------
          Total operating expenses.................    35,061       66,862      93,528      157,103
                                                      -------      -------    --------     --------
     Operating income..............................    32,096       19,683      52,542       99,406
                                                      -------      -------    --------     --------
Other income (expense):
  Interest expense.................................    (3,166)      (3,892)     (8,454)      (4,483)
  Interest income..................................       239          456         614        1,522
  Change in interest rate swap fair value and
     other.........................................        68        2,272         100        1,897
                                                      -------      -------    --------     --------
                                                       (2,859)      (1,164)     (7,740)      (1,064)
                                                      -------      -------    --------     --------
Income before income taxes.........................    29,237       18,519      44,802       98,342
Provision for income taxes:
  Current..........................................        --           --          --       (2,006)
  Deferred.........................................   (10,233)      (6,759)    (15,192)     (33,889)
                                                      -------      -------    --------     --------
          Total provision for income taxes.........   (10,233)      (6,759)    (15,192)     (35,895)
                                                      -------      -------    --------     --------
     Net income....................................    19,004       11,760      29,610       62,447
                                                      -------      -------    --------     --------
Preferred stock dividends..........................        --          397          --          397
Net income available to common stock...............   $19,004      $11,363    $ 29,610     $ 62,050
                                                      -------      -------    --------     --------
Weighted average number of common shares
  outstanding:
  Basic............................................    30,871       44,527      25,474       40,496
                                                      =======      =======    ========     ========
  Diluted..........................................    31,235       45,238      25,729       41,329
                                                      =======      =======    ========     ========
Net income per common share:
  Basic............................................   $   .62      $   .26    $   1.16     $   1.53
                                                      =======      =======    ========     ========
  Diluted..........................................   $   .61      $   .25    $   1.15     $   1.50
                                                      =======      =======    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              --------------------
                                                                2000       2001
                                                              --------   ---------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 29,610   $  62,447
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depletion, depreciation and amortization................    42,015      72,251
    Exploratory dry hole costs..............................     1,976      16,623
    Impairment of unproved properties.......................     1,908       3,114
    Deferred income taxes...................................    15,192      33,889
    Director retainers settled for stock....................        50          --
    Stock compensation expense..............................       299      (1,060)
    Change in derivative fair value.........................        --     (26,363)
    Amortization of financing fees..........................        --         633
    Gain on sale of assets..................................    (3,379)         --
    Changes in assets and liabilities, net of effects of
     acquisitions:
      Decrease (increase) in accounts receivable............   (21,891)     27,001
      Decrease in prepaid expenses..........................       140         446
      Increase (decrease) in accounts payable...............     2,123      (5,426)
      Increase in ad valorem taxes payable..................     2,164       3,141
      Increase in income taxes payable......................        --         306
      Decrease in accrued expenses..........................    (3,930)    (11,200)
      Decrease in other liabilities.........................    (1,424)       (107)
                                                              --------   ---------
Net cash provided by operating activities...................    64,853     175,695
                                                              --------   ---------
Cash flows from investing activities:
  Additions to property and equipment.......................   (49,682)   (132,688)
  Proceeds from sales of assets.............................     6,259         654
  Merger with EPGC..........................................   (42,403)         --
  Other acquisitions........................................    (1,454)     (6,319)
  Other.....................................................      (682)         (2)
                                                              --------   ---------
Net cash used in investing activities.......................   (87,962)   (138,355)
                                                              --------   ---------
Cash flows from financing activities:
  Proceeds from insurance of common stock...................       141         264
  Repurchase of common stock................................        --        (408)
  Proceeds from long-term debt..............................    50,000     255,000
  Repayment of long-term debt...............................   (11,000)   (273,284)
  Financing fees............................................        --      (2,036)
                                                              --------   ---------
Net cash provided by (used in) financing activities.........    39,141     (20,464)
                                                              --------   ---------
Net increase in cash and cash equivalents...................    16,032      16,876
Cash and cash equivalents, beginning of period..............    19,475      20,154
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $ 35,507   $  37,030
                                                              ========   =========
Supplemental cash flow information:
  Cash paid for interest....................................  $  6,912   $  12,016
                                                              ========   =========
  Cash paid for income taxes................................  $     --   $   1,700
                                                              ========   =========
Supplemental schedule of noncash investing and financing
  activities:
  Common stock and stock options issued in connection with
    the Belco and EPGC mergers, respectively................  $165,356   $ 349,214
                                                              ========   =========
  Liabilities assumed in connection with the Belco and EPGC
    mergers, respectively...................................  $  1,850   $ 666,589
                                                              ========   =========
  EPGC merger costs paid by parent..........................  $  2,895   $      --
                                                              ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

     On August 21, 2001, the stockholders of each of Westport Resources Corporation, a Delaware corporation ("Old Westport") and Belco Oil & Gas Corp., a Nevada corporation ("Belco") approved the Agreement and Plan of Merger dated as of June 8, 2001 (the "Merger Agreement"), between Belco and Old Westport. Pursuant to the Merger Agreement, Old Westport was merged with and into Belco (the "Merger"), with Belco surviving as the legal entity and changing its name to Westport Resources Corporation (the "Company" or "Westport"). The merger of Old Westport into Belco was accounted for as a purchase transaction for financial accounting purposes. Because former Old Westport stockholders now own a majority of the outstanding Westport common stock as a result of the Merger, the Merger is accounted for as a reverse acquisition in which Old Westport is the purchaser of Belco. Business activities of the Company include the exploration for and production of oil and natural gas primarily in the Gulf of Mexico, the Rocky Mountains, the Gulf Coast and the West Texas/Mid Continent area.

2. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of September 30, 2001 and the results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Management believes the disclosures made are adequate to ensure that the information is not misleading, and suggests that these financial statements be read in conjunction with Old Westport's December 31, 2000 audited financial statements set forth in Old Westport's Form 10-K.

3. DEBT

  REVOLVING CREDIT FACILITY

     The Company entered into a new credit facility (the "Revolving Credit Facility") with a syndicate of banks upon closing of the Merger, which was subsequently amended on November 5, 2001. The Revolving Credit Facility, as amended, provides for a maximum committed amount of $500 million and a borrowing base of approximately $400 million as of November 5, 2001. The facility matures on July 1, 2005. Advances under the Revolving Credit Facility are in the form of either an ABR loan or a Eurodollar loan.

     The interest on an ABR loan is a fluctuating rate based upon the highest of: (1) the Chase Manhattan Bank prime rate; (2) the secondary market rate for three month certificates of deposits plus 1%; and (3) the Federal Funds Effective rate plus 0.5% plus in each case a margin of 0% to 1.25% based upon the ratio of total debt to EBITDAX.

     The interest on a Eurodollar loan is a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.25% to 1.50% based upon the ratio of total debt to EBITDAX.

     As of September 30, 2001, we had borrowings and letters of credit issued of approximately $260 million outstanding under the Revolving Credit Facility, and available unused borrowing capacity of approximately $140 million with an average interest rate of 4.58%. Of the total amount borrowed, approximately $140 million was borrowed in connection with the Merger and to fund our capital expenditures and working capital needs, and approximately $115 million was borrowed to redeem our 10.5% Senior Subordinated Notes due 2006. The 10.5% Senior Subordinated Notes, originally issued by Coda Energy and assumed in connection with the

                         WESTPORT RESOURCES CORPORATION

Merger, were redeemed pursuant to the optional redemption provision of the related indenture at 105.25% of the principal amount of each note plus accrued interest, for a total amount of approximately $120 million. No gain or loss was recognized in connection with the redemption as the fair value of the 10.5% Senior Subordinated Notes recorded in connection with the Merger equaled the redemption cost. As of November 5, 2001, after taking into account the items mentioned below, we had borrowings and letters of credit of approximately $20 million outstanding under the Revolving Credit Facility and approximately $380 million of unused borrowing capacity available.

  8.875% SENIOR SUBORDINATED NOTES DUE 2007

     In connection with the Merger, the Company assumed $147 million face amount, $149 million fair value of Belco's 8.875% Senior Subordinated Notes due 2007. On November 1, 2001, approximately $24.3 million face amount of these notes was tendered to us pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. The Company used borrowings under its Revolving Credit Facility to fund the repayment. No gain or loss will be recorded in connection with the redemption as the fair value of the 8.875% Senior Subordinated Notes recorded in connection with the Merger equaled the redemption cost.

  8.25% SENIOR SUBORDINATED NOTES DUE 2011

     On November 5, 2001, the Company completed the private placement of $275 million of 8.25% Senior Subordinated Notes due 2011 pursuant to SEC rule 144A. The notes are non-callable until November 1, 2006, when the Company has the right to redeem them for 104.125% of the face value, declining thereafter to face value in 2009. Proceeds of approximately $268 million, net of underwriting discounts, were used to reduce outstanding indebtedness under the Revolving Credit Facility.

4. MERGER

     In connection with the Merger, on August 21, 2001 the Company consummated a
0.4125 for 1 reverse stock split for existing Belco stockholders (issuing approximately 13.588 million shares) and issued approximately 38.469 million shares of common stock to Old Westport stockholders. Because former Old Westport stockholders received a majority of the Company's common stock as a result of the Merger, the Merger, which was a non-taxable transaction, was accounted for using purchase accounting with Old Westport as the accounting survivor. The Company began consolidating the results of Belco with the results of Old Westport as of the August 21, 2001 closing date of the Merger.

                         WESTPORT RESOURCES CORPORATION

     The total purchase price of $1,015.8 million was allocated as follows (in thousands):

Purchase Price:
Fair value of common stock issued...........................  $  341,455
Fair value of Belco stock options...........................       7,759
Fair value of liabilities assumed:
  Liabilities from commodity price risk management..........      52,388
  Current liabilities.......................................      45,135
  Long-term debt............................................     422,327
  Deferred taxes............................................      85,281
  Other liabilities.........................................         253
Fair value of Belco preferred stock.........................      54,205
Estimated merger costs......................................       7,000
                                                              ----------
     Total purchase price...................................  $1,015,803
                                                              ==========
Allocation of purchase price:
  Oil and gas properties -- proved..........................  $  701,116
  Oil and gas properties -- unproved........................      68,263
  Goodwill..................................................     210,091
  Current assets............................................      30,426
  Other assets..............................................       5,907
                                                              ----------
     Total allocation.......................................  $1,015,803
                                                              ==========

     The common stock issued to Belco stockholders in connection with the Merger was valued at $25.13 per share. The fair value of the Belco stock options assumed was determined using the Black-Scholes option pricing model. The fair value of Belco's publicly-traded debt and preferred stock was based on quoted market prices on August 21, 2001. The deferred taxes recorded were based on the difference between the historical tax basis of the Belco assets and liabilities and the acquisition costs.

     The purchase price allocation above is subject to change resulting from, among other things, actual merger costs incurred and changes in working capital. We expect to be able to finalize the purchase price allocation by August 2002.

  PRO FORMA RESULTS OF OPERATIONS

     The following table reflects the pro forma results of operations for the respective nine-month periods ended September 30, 2001 and 2000 as though the Merger had occurred as of January 1 of each year presented. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Revenues....................................................  $220,194    $451,982
Net income (loss)...........................................  $ (1,887)   $118,156
Basic net income (loss) per share...........................  $   (.05)   $   2.46
Diluted net income (loss) per share.........................  $   (.05)   $   2.42

                         WESTPORT RESOURCES CORPORATION

5. COMMODITY DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     We periodically enter into commodity price risk management ("CPRM") transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. All CPRM data is presented in accordance with requirements of Statement of Financial Accounting Standards ("SFAS") No. 133 which became effective January 1, 2001. Accordingly, unrealized gains and losses related to the change in fair market value of derivative contracts which qualify and are designated as hedges are recorded as other comprehensive income or loss and recognized as revenues or expenses as the associated production occurs.

     Derivative contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the reporting period as assets and liabilities in the consolidated balance sheet, and the associated unrealized gains and losses are reflected in the consolidated statement of operations.

     For the three months ended September 30, 2001, we recorded, as required by existing accounting rules, non-hedge CPRM cash settlements paid in the amount of $1.0 million and unrealized non-cash mark to market gains in the amount of $17.7 million. There was no non-hedge activity for the three months ended September 30, 2000. For the nine months ended September 30, 2001, we recorded CPRM cash settlements paid in the amount of $0.6 million and unrealized non-cash mark to market gains of $24.5 million. There was no non-hedge activity for the nine months ended September 30, 2000.

     For the three months ended September 30, 2001 and 2000, we recorded hedging cash settlements paid out by us in the amounts of $0.3 million and $7.2 million, respectively. For the nine months ended September 30, 2001 and 2000, we recorded hedging cash settlements paid out by us in the amounts of $1.8 million and $15.7 million, respectively.

     As of November 1, 2001, we had approximately 0.5 million barrels of oil and
7.9 Bcf of natural gas subject to CPRM contracts for the fourth quarter of 2001. These contracts are subject to weighted average floor prices of $19.82 per barrel and $2.44 per Mmbtu and weighted average ceiling prices of $20.49 per barrel and $3.33 per Mmbtu, respectively. We have approximately 4.0 million barrels of oil and 20.8 Bcf of natural gas subject to CPRM contracts for 2002. The 2002 contracts have weighted average floor prices of $22.32 per barrel and $3.09 per Mmbtu, with weighted average ceiling prices of $24.43 per barrel and $3.81 per Mmbtu, respectively. We have approximately 1.6 million barrels of oil and 5.0 Bcf of natural gas subject to CPRM contracts for 2003. The contracts for 2003 are at weighted average floor prices of $21.59 per barrel and $3.08 per Mmbtu and weighted average ceiling prices of $22.96 per barrel and $4.58 per Mmbtu, respectively. These contracts represent the Company's hedge and non-hedge positions.

                         WESTPORT RESOURCES CORPORATION

     The tables summarized below provide details about the volumes and prices of all open CPRM commitments, hedge and non-hedge, as of September 30, 2001.

                                                           REMAINDER
                                                            OF 2001     2002     2003
                                                           ---------   ------   ------
HEDGES
  GAS
     Price Swaps Sold-receive fixed price (thousand
       Mmbtu)............................................        --        --    1,363
       Average price, per Mmbtu..........................        --        --   $ 3.69
     Price Swaps Bought-pay fixed price (thousand
       Mmbtu)............................................    (2,300)     (460)      --
       Average price, per Mmbtu..........................   $  4.59    $ 4.47       --
     Collars Sold (thousand Mmbtu).......................     3,404     5,925    3,650
       Average floor price, per Mmbtu....................   $  2.75    $ 2.66   $ 2.85
       Average ceiling price, per Mmbtu..................   $  3.87    $ 3.80   $ 4.91
     Puts Bought (thousand Mmbtu)........................        --     3,650       --
       Average price per Mmbtu...........................        --    $ 3.13       --
  OIL
     Price Swaps Sold-receive fixed price (Mbbls)........       240       840      480
       Average price, per Bbl............................   $ 19.49    $20.29   $20.60
     Collars Sold (Mbbls)................................        60       300       90
       Average floor price, per bbl......................   $ 18.75    $19.60   $21.00
       Average ceiling price per bbl.....................   $ 22.68    $25.10   $24.63

                         WESTPORT RESOURCES CORPORATION

                                                           REMAINDER
                                                            OF 2001     2002     2003
                                                           ---------   ------   ------
NON-HEDGES
  GAS
     Price Swaps Sold-receive fixed price (thousand
       Mmbtu)............................................    5,290         --       --
       Average price, per Mmbtu..........................   $ 2.55         --       --
     Price Swaps Bought-pay fixed price (thousand
       Mmbtu)............................................     (230)        --       --
       Average price, per Mmbtu..........................   $ 3.25         --       --
     Puts Sold (thousand Mmbtu)..........................     (690)        --       --
       Average price, per Mmbtu..........................   $ 4.34         --       --
     Extension Swaps Sold-receive fixed price (thousand
       Mmbtu)............................................       --      3,650       --
       Average price, per Mmbtu..........................       --     $ 2.65       --
     Calls Sold (thousand Mmbtu).........................      966      4,380       --
       Average price per Mmbtu...........................   $ 3.28     $ 2.95       --
     Collars Sold (Mmbtu)(1).............................    1,472      3,650       --
       Average floor price, per Mmbtu....................   $ 5.19     $ 4.50       --
       Average ceiling price, per Mmbtu..................   $ 7.38     $ 6.75       --
  OIL
     Price Swaps Sold-receive fixed price (Mbbls)........       30         --       --
       Average price, per Bbl............................   $17.25         --       --
     Calls Sold (Mbbls)..................................      165        720       --
       Average price, per Bbl............................   $20.55     $22.00       --
     Puts Sold (Mbbls)...................................      (45)        --       --
       Average price, per Bbl............................   $16.00         --       --
     Extension Swaps Sold, receive fixed price (Mbbls)...       --        300      300
       Average price, per Bbl............................       --     $18.86   $18.86
     Extension Collars Sold..............................       30         --       --
       Average floor price...............................   $17.50         --       --
       Average ceiling price.............................   $20.35         --       --
     Collars Sold (Mbbls)(1).............................       --      1,820      730
       Average floor price, per Bbl......................       --     $24.39   $23.25
       Average ceiling price per Bbl.....................       --     $28.10   $26.00

---------------

(1) On certain contracts the counterparties hold options to put volumes of natural gas or oil to the Company over similar time periods at $3.54/ MMBtu and $3.50/ MMBtu for the remainder of a 2001 natural gas collar and the 2002 natural gas collar, respectively, and between $19.00/ Bbl and $19.75/ Bbl for the 2002 oil collars and $18.65 for the 2003 oil collar.

6.  INTEREST RATE SWAP AGREEMENTS

     As result of the Merger, the Company assumed an interest rate swap agreement entered into by Belco to effectively convert a portion of its floating-rate borrowings into fixed rate obligations and three interest rate swap agreements to convert fixed rate obligations to floating rate obligations.

                         WESTPORT RESOURCES CORPORATION

     The following table summarizes the interest rate derivative contracts the Company currently has in place:

NOTIONAL AMOUNT   TRANSACTION DATE   EXPIRATION DATE   CURRENT EFFECTIVE RATE   CURRENT CAP
---------------   ----------------   ---------------   ----------------------   -----------
 $100 million     December 1997      Sep. 15, 2007               8.75%             8.875%
 $ 50 million     January 1998       Sep. 15, 2007              8.695%             8.875%
 $ 85 million     December 1997      April 1, 2003             10.198%            11.625%
 $ 25 million     March 10, 1999     March 11, 2002              5.61%               N/A

     The Company accounts for the interest rate derivative contracts as speculative positions. For the three and nine month periods ended September 30, 2001, respectively, the Company recorded $2.3 million in unrealized derivative gain for the change in fair value of interest rate derivative contracts.

7.  COMPREHENSIVE INCOME

     The Company follows SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to the owners of the Company. The Company had no such changes for the nine months ended September 30, 2000. The components of other comprehensive income and related tax effects for the nine months ended September 30, 2001 are as follows (in thousands):

                                                         GROSS    TAX EFFECT   NET OF TAX
                                                        -------   ----------   ----------
Cumulative effect of accounting change................  $(4,700)   $ 1,600      $(3,100)
Change in derivative fair value of hedge..............   18,099     (6,491)      11,608
Reclassification adjustments -- contract
  settlements.........................................   (1,824)       666       (1,158)
                                                        -------    -------      -------
                                                        $11,575    $(4,225)     $ 7,350
                                                        =======    =======      =======

8.  RESTRICTED STOCK AWARDS

     The Company issued 36,550 shares of Common Stock as restricted stock awards pursuant to the Company's 2000 Stock Incentive Plan to certain employees during the nine months ended September 30, 2001. The shares are restricted for various periods ranging from one to three years after the date of grant. Compensation expense of $0.3 million was recorded as a result of the issuance.

9.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for under the purchase method initiated before but completed after June 30, 2001. The adoption of SFAS No. 141 is not expected to have a material impact on the Company's financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses, among other things, the financial accounting and reporting for goodwill subsequent to an acquisition. The new standard eliminates the requirement to amortize acquired goodwill; instead, such goodwill to be reviewed at least annually for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company has not yet evaluated the impact that SFAS No. 142 will have on its financial position or results of operations upon adoption.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of liabilities for retirement obligations of acquired assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS

                         WESTPORT RESOURCES CORPORATION

No. 143 on January 1, 2003, but has not yet quantified the effects of adopting SFAS No. 143 on its financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002, but has not yet quantified the effects of adopting SFAS No. 144 on its financial position or results of operations.

10.  SUBSEQUENT EVENTS

     In connection with the Merger, the Company assumed $147 million face amount, $149 million fair value of Belco's 8.875% Senior Subordinated Notes due 2007. On November 1, 2001, approximately $24.3 million face amount of the Company's 8.875% Senior Subordinated Notes due 2007 was tendered to us, pursuant to the change of control provisions of the related indenture. The tender price was equal to 101% of the principal amount of each note plus accrued and unpaid interest as of October 29, 2001. Including the premium and accrued interest, the total amount paid was $24.8 million. The Company used borrowings under its Revolving Credit Facility to fund the repayment.

     On November 5, 2001, the Company amended its Revolving Credit Facility. The amendment increased the maximum commitment to $500 million, the borrowing base to $520 million, subject to adjustment as described below, and allows the Company to incur up to $400 million of Subordinated Indebtedness, as defined in the Revolving Credit Facility. The borrowing base was adjusted downward by an amount equal to 30% of the amount of the Subordinated Indebtedness outstanding. As of November 5, 2001 the borrowing base was approximately $400 million, and there was approximately $20 million outstanding under the facility, including issued letters of credit. Unused availability was approximately $380 million.

     On November 5, 2001, the Company completed the private placement of $275 million 8.25% Senior Subordinated Notes due 2011 (the "8.25% Senior Subordinated Notes") pursuant to rule 144A. The notes are non-callable until November 1, 2006, when the Company has the right to redeem the 8.25% Senior Subordinated Notes for 104.125% of the face value, and declining thereafter to face value in 2009. Proceeds of approximately $268 million, net of underwriting discounts, were used to reduce outstanding indebtedness under the Revolving Credit Facility.

11.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF SUBSIDIARY GUARANTORS

     The 8.25% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following wholly-owned subsidiaries of Westport: Westport Finance Co., Jerry Chambers Exploration Company, Westport Argentina LLC, Westport Canada LLC, Westport Oil and Gas Company, L.P., Westport Overriding Royalty LLC, WHG, Inc. and WHL, Inc. (collectively, the "Subsidiary Guarantors"). The guarantees of the Subsidiary Guarantors are subordinated to senior debt of the Subsidiary Guarantors. The only existing subsidiaries of Westport that have not guaranteed the 8.25% Senior Subordinated Notes are Horse Creek Trading & Compression LLC and Belco Energy (Cayman Islands) Corp., which are minor for purposes of the Securities and Exchange Commission's rules regarding presentation of the condensed consolidating financial statements below. As such, the financial position, results of operations and cash flow information of Horse Creek have been included in the Subsidiary Guarantor column and the financial position, results of operations and cash flow information of Belco Energy (Cayman Islands) Corp., have been included in the Parent Company column. Presented below are condensed consolidating financial statements for Westport and the Subsidiary Guarantors.

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                  PARENT    SUBSIDIARY
                                                 COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                 --------   ----------   ------------   ------------
                                                                   (IN THOUSANDS)
                                               ASSETS

Current Assets:
  Cash and cash equivalents....................  $ 12,458   $   7,696      $     --      $  20,154
  Accounts receivable, net.....................    14,404      34,796            --         49,200
  Intercompany receivable......................    97,347          --       (97,347)            --
  Prepaid expenses.............................     3,075       1,595            --          4,670
                                                 --------   ---------      --------      ---------
       Total current assets....................   127,284      44,087       (97,347)        74,024
                                                 --------   ---------      --------      ---------
Property and equipment, at cost:
  Oil and gas properties, successful efforts
     method:
     Proved properties.........................   226,454     364,913            --        591,367
     Unproved properties.......................    25,007      15,646            --         40,653
  Office building, furniture and equipment.....       197       2,445            --          2,642
  Leasehold improvements.......................        --         501            --            501
                                                 --------   ---------      --------      ---------
                                                  251,658     383,505            --        635,163
Less accumulated depletion, depreciation and
  amortization.................................   (36,745)   (120,994)           --       (157,739)
                                                 --------   ---------      --------      ---------
       Net property and equipment..............   214,913     262,511            --        477,424
                                                 --------   ---------      --------      ---------
  Other assets.................................        --         383            --            383
                                                 --------   ---------      --------      ---------
       Total assets............................  $342,197   $ 306,981      $(97,347)     $ 551,831
                                                 ========   =========      ========      =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.............................  $  7,061   $  21,486      $     --      $  28,547
  Accrued expenses.............................     7,584      12,243            --         19,827
  Ad valorem taxes payable.....................        --       4,788            --          4,788
  Intercompany payable.........................        --      97,347       (97,347)            --
  Income taxes payable.........................        --         375            --            375
                                                 --------   ---------      --------      ---------
       Total current liabilities...............    14,645     136,239       (97,347)        53,537
                                                 --------   ---------      --------      ---------
Long-term debt.................................        --         162            --            162
Deferred income taxes..........................    28,610       9,893            --         38,503
Other liabilities..............................        --       1,573            --          1,573
                                                 --------   ---------      --------      ---------
       Total liabilities.......................    43,255     147,867       (97,347)        93,775
                                                 --------   ---------      --------      ---------
Stockholders' equity
  Common stock.................................       384           3            (3)           384
  Additional paid-in capital...................   274,125     198,448             3        472,576
  Retained earnings (accumulated deficit)......    24,433     (39,337)           --        (14,904)
                                                 --------   ---------      --------      ---------
       Total stockholders' equity..............   298,942     159,114            --        458,056
                                                 --------   ---------      --------      ---------
       Total liabilities and stockholders'
          equity...............................  $342,197   $ 306,981      $(97,347)     $ 551,831
                                                 ========   =========      ========      =========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                               PARENT    SUBSIDIARY
                                                              COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                              --------   ----------   ------------   ------------
                                                                                (IN THOUSANDS)
                                                                                  (UNAUDITED)
                                                     ASSETS

Current Assets:
  Cash and cash equivalents.................................  $  9,197   $   27,833    $      --      $   37,030
  Accounts receivable, net..................................     9,354       36,526           --          45,880
  Intercompany receivable...................................   357,259           --     (357,259)             --
  Derivative assets.........................................        --       20,576           --          20,576
  Prepaid expenses..........................................     3,159        4,267           --           7,426
                                                              --------   ----------    ---------      ----------
      Total current assets..................................   378,969       89,202     (357,259)        110,912
                                                              --------   ----------    ---------      ----------
Property and equipment, at cost:
  Oil and natural gas properties, successful efforts method:
    Proved properties.......................................   272,314    1,136,879           --       1,409,193
    Unproved properties.....................................    28,280       82,278           --         110,558
  Office building, furniture and equipment..................       482        7,032           --           7,514
  Leasehold improvements....................................        --          509           --             509
                                                              --------   ----------    ---------      ----------
                                                               301,076    1,226,698           --       1,527,774
Less accumulated depletion, depreciation and amortization...   (68,898)    (161,124)          --        (230,022)
                                                              --------   ----------    ---------      ----------
      Net property and equipment............................   232,178    1,065,574           --       1,297,752
                                                              --------   ----------    ---------      ----------
Other assets:
  Long-term derivative assets...............................        --        3,599           --           3,599
  Goodwill..................................................        --      210,091           --         210,091
  Other assets..............................................     1,448           52           --           1,500
                                                              --------   ----------    ---------      ----------
      Total other assets....................................     1,448      213,742           --         215,190
                                                              --------   ----------    ---------      ----------
      Total assets..........................................  $612,595   $1,368,518    $(357,259)     $1,623,854
                                                              ========   ==========    =========      ==========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $  9,975   $   39,137    $      --      $   49,112
  Accrued expenses..........................................     6,434       25,164           --          31,598
  Ad valorem taxes payable..................................        --       11,201           --          11,201
  Intercompany payable......................................        --      357,259     (357,259)             --
  Derivative liabilities....................................        --       23,149           --          23,149
  Income taxes payable......................................      (139)         681           --             542
  Other current liabilities.................................        --          458           --             458
                                                              --------   ----------    ---------      ----------
      Total current liabilities.............................    16,270      457,049     (357,259)        116,060
                                                              --------   ----------    ---------      ----------
Long-term debt..............................................   255,000      149,205           --         404,205
Deferred income taxes.......................................    34,026      127,872           --         161,898
Long-term derivative liabilities............................        --       10,415           --          10,415
Other liabilities...........................................        --        1,466           --           1,466
                                                              --------   ----------    ---------      ----------
      Total liabilities.....................................   305,296      746,007     (357,259)        694,044
                                                              --------   ----------    ---------      ----------
Stockholders' equity
  Preferred stock...........................................        --           29           --              29
  Common stock..............................................       385          135           --             520
  Additional paid-in capital................................   273,468      601,704           --         875,172
  Treasury stock............................................      (408)          --           --            (408)
  Retained earnings.........................................    33,854       13,293           --          47,147
  Other comprehensive income................................        --        7,350           --           7,350
                                                              --------   ----------    ---------      ----------
      Total stockholders' equity............................   307,299      622,511           --         929,810
                                                              --------   ----------    ---------      ----------
      Total liabilities and stockholders' equity............  $612,595   $1,368,518    $(357,259)     $1,623,854
                                                              ========   ==========    =========      ==========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
Operating revenues:
  Oil and natural gas sales......................  $76,524    $157,881       $  --         $234,405
  Hedge cash settlements.........................       --      (1,824)         --           (1,824)
  Commodity price risk management activities:
     Non-hedge cash settlements..................       --        (558)         --             (558)
     Non-hedge non-cash change in fair value of
       derivatives...............................       --      24,486          --           24,486
                                                   -------    --------       -----         --------
       Net revenues..............................   76,524     179,985          --          256,509
                                                   -------    --------       -----         --------
Operating costs and expenses:
  Lease operating expenses.......................    5,390      29,380          --           34,770
  Production taxes...............................        7       8,935          --            8,942
  Transportation costs...........................      410       3,511          --            3,921
  Exploration....................................   17,885       6,448          --           24,333
  Depletion, depreciation and amortization.......   32,154      40,097          --           72,251
  Impairment of unproved properties..............    2,297         817          --            3,114
  Stock compensation expense.....................   (1,060)         --          --           (1,060)
  General and administrative.....................    4,814       6,018          --           10,832
                                                   -------    --------       -----         --------
       Total operating expenses..................   61,897      95,206          --          157,103
                                                   -------    --------       -----         --------
       Operating income..........................   14,627      84,779          --           99,406
                                                   -------    --------       -----         --------
Other income (expense):
  Interest expense...............................     (974)     (3,509)         --           (4,483)
  Interest income................................    1,120         402          --            1,522
  Change in interest rate swap fair value and
     other.......................................       63       1,834          --            1,897
                                                   -------    --------       -----         --------
                                                       209      (1,273)         --           (1,064)
                                                   -------    --------       -----         --------
Income before income taxes.......................   14,836      83,506          --           98,342
Provision for income taxes:
  Current........................................       --      (2,006)         --           (2,006)
  Deferred.......................................   (5,415)    (28,474)         --          (33,889)
                                                   -------    --------       -----         --------
       Total provision for income taxes..........   (5,415)    (30,480)         --          (35,895)
Net income.......................................    9,421      53,026          --           62,447
                                                   -------    --------       -----         --------
Preferred stock dividends........................       --         397          --              397
                                                   -------    --------       -----         --------
Net income available to common stock.............  $ 9,421    $ 52,629       $  --         $ 62,050
                                                   =======    ========       =====         ========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                   PARENT    SUBSIDIARY
                                                   COMPANY   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                   -------   ----------   ------------   ------------
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
Operating revenues:
  Oil and natural gas sales......................  $59,395    $ 98,956       $  --         $158,351
  Hedge cash settlements.........................       --     (15,660)         --          (15,660)
     Gain on sale of operating assets, net.......       --       3,379          --            3,379
                                                   -------    --------       -----         --------
       Net revenues..............................   59,395      86,675          --          146,070
                                                   -------    --------       -----         --------
Operating costs and expenses:
  Lease operating expenses.......................    3,871      19,738          --           23,609
  Production taxes...............................        8       7,452          --            7,460
  Transportation costs...........................      176       1,791          --            1,967
  Exploration....................................    4,252       3,358          --            7,610
  Depletion, depreciation and amortization.......   23,221      18,794          --           42,015
  Impairment of unproved properties..............       --       1,908          --            1,908
  Stock compensation expense.....................      299       3,383          --            3,682
  General and administrative.....................    2,178       3,099          --            5,277
                                                   -------    --------       -----         --------
       Total operating expenses..................   34,005      59,523          --           93,528
                                                   -------    --------       -----         --------
       Operating income..........................   25,390      27,152          --           52,542
                                                   -------    --------       -----         --------
Other income (expense):
  Interest expense...............................   (2,042)     (6,412)         --           (8,454)
  Interest income................................       98         516          --              614
  Change in interest rate swap fair value and
     other.......................................       69          31          --              100
                                                   -------    --------       -----         --------
                                                    (1,875)     (5,865)         --           (7,740)
                                                   -------    --------       -----         --------
Income before income taxes.......................   23,515      21,287          --           44,802
Provision for income taxes:
  Current........................................       --          --          --               --
  Deferred.......................................   (8,230)     (6,962)         --          (15,192)
                                                   -------    --------       -----         --------
       Total provision for income taxes..........   (8,230)     (6,962)         --          (15,192)
Net income.......................................  $15,285    $ 14,325       $  --         $ 29,610
                                                   =======    ========       =====         ========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                         PARENT     SUBSIDIARY
                                                         COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                        ---------   ----------   ------------   ------------
                                                                           (IN THOUSANDS)
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $   9,421   $  53,026     $      --      $  62,447
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depletion, depreciation and amortization..........     32,154      40,097            --         72,251
    Exploration dry hole costs........................     11,310       5,313            --         16,623
    Impairment of unproved properties.................      2,297         817            --          3,114
    Deferred income taxes.............................      5,415      28,474            --         33,889
    Stock compensation expense........................     (1,060)         --            --         (1,060)
    Change in derivative fair value...................         --     (26,363)           --        (26,363)
    Amortization of financing fees....................         45         588            --            633
    Changes in asset and liabilities, net of effects
      of acquisitions:
      Decrease in accounts receivable.................      5,049      21,952            --         27,001
      Decrease (increase) in prepaid expenses.........        459         (13)           --            446
      Decrease in accounts payable....................       (815)     (4,611)           --         (5,426)
      Increase in ad valorem taxes payable............         --       3,141            --          3,141
      Increase in income taxes payable................         --         306            --            306
      Increase (decrease) in accrued expenses.........      1,311     (12,511)           --        (11,200)
      Decrease in other liabilities...................         --        (107)           --           (107)
                                                        ---------   ---------     ---------      ---------
         Net cash provided by (used in) operating
           activities.................................     65,586     110,109            --        175,695
                                                        ---------   ---------     ---------      ---------
Cash flows from investing activities:
  Additions to property and equipment.................    (65,485)    (67,203)           --       (132,688)
  Proceeds from sales of assets.......................         --         654            --            654
  Other acquisitions..................................         --      (6,319)           --         (6,319)
  Increase in intercompany receivable.................   (256,182)         --       256,182             --
  Other...............................................         --          (2)           --             (2)
                                                        ---------   ---------     ---------      ---------
         Net cash used in investing activities........   (321,667)    (72,870)      256,182       (138,355)
                                                        ---------   ---------     ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock..............        264          --            --            264
  Repurchase of common stock..........................       (408)         --            --           (408)
  Proceed from long-term debt.........................    255,000          --            --        255,000
  Repayment of long-term debt.........................         --    (273,284)           --       (273,284)
  Financing fees......................................     (2,036)         --            --         (2,036)
  Increase in intercompany payable....................         --     256,182      (256,182)            --
                                                        ---------   ---------     ---------      ---------
         Net cash provided by (used in) financing
           activities.................................    252,820     (17,102)     (256,182)       (20,464)
                                                        ---------   ---------     ---------      ---------
Net increase (decrease) in cash and cash
  equivalents.........................................     (3,261)     20,137            --         16,876
Cash and cash equivalents, beginning of period........     12,458       7,696            --         20,154
                                                        ---------   ---------     ---------      ---------
Cash and cash equivalents, end of period..............  $   9,197   $  27,833     $      --      $  37,030
                                                        =========   =========     =========      =========

                         WESTPORT RESOURCES CORPORATION

                         WESTPORT RESOURCES CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                               PARENT    SUBSIDIARY
                                                              COMPANY    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                                              --------   ----------   ------------   ------------
                                                                                (IN THOUSANDS)
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 15,284    $ 14,326      $     --       $ 29,610
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depletion, depreciation and amortization................    23,222      18,793            --         42,015
    Exploration dry hole costs..............................        --       1,976            --          1,976
    Impairment of unproved properties.......................        --       1,908            --          1,908
    Deferred income taxes...................................     8,230       6,962            --         15,192
    Director retainers settled for stock....................        50          --            --             50
    Stock compensation expense..............................       299          --            --            299
    Gain on sale of assets..................................        --      (3,379)           --         (3,379)
    Changes in asset and liabilities, net of effects of
      acquisitions:
      Increase in accounts receivable.......................   (13,151)     (8,740)           --        (21,891)
      Decrease (increase) in prepaid expenses...............      (154)        294            --            140
      Increase (decrease) in accounts payable...............    (2,727)      4,850            --          2,123
      Increase in ad valorem taxes payable..................        --       2,164            --          2,164
      Increase (decrease) in accrued expenses...............       541      (4,471)           --         (3,930)
      Decrease in other liabilities.........................        --      (1,424)           --         (1,424)
                                                              --------    --------      --------       --------
         Net cash provided by operating activities..........    31,594      33,259            --         64,853
                                                              --------    --------      --------       --------
Cash flows from investing activities:
  Additions to property and equipment.......................   (13,338)    (36,344)           --        (49,682)
  Proceeds from sales of assets.............................        --       6,259            --          6,259
  Merger with EPGC..........................................   (42,403)         --            --        (42,403)
  Other acquisitions........................................        --      (1,454)           --         (1,454)
  Increase in intercompany receivable.......................   (12,452)         --        12,452             --
  Other.....................................................      (523)       (159)           --           (682)
                                                              --------    --------      --------       --------
         Net cash used in investing activities..............   (68,716)    (31,698)       12,452        (87,962)
                                                              --------    --------      --------       --------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................       141          --            --            141
  Proceeds from long-term debt..............................    50,000          --            --         50,000
  Repayment of long-term debt...............................        --     (11,000)           --        (11,000)
  Increase in intercompany payable..........................        --      12,452       (12,452)            --
                                                              --------    --------      --------       --------
         Net cash provided by (used in) financing
           activities.......................................    50,141       1,452       (12,452)        39,141
                                                              --------    --------      --------       --------
Net increase in cash and cash equivalents...................    13,019       3,013            --         16,032
Cash and cash equivalents, beginning of period..............        --      19,475            --         19,475
                                                              --------    --------      --------       --------
Cash and cash equivalents, end of period....................  $ 13,019    $ 22,488      $     --       $ 35,507
                                                              ========    ========      ========       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Belco Oil & Gas Corp.:

     We have audited the accompanying consolidated balance sheets of Belco Oil & Gas Corp. (a Nevada Corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belco Oil & Gas Corp. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Dallas, Texas
February 23, 2001

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS

Current Assets:
  Cash and cash equivalents (including restricted cash of
     $800,000 at December 31, 1999).........................  $    2,105   $    2,666
  Accounts receivable.......................................      24,870       43,192
  Income taxes receivable...................................       6,661           --
  Assets from commodity price risk management activities....       2,879       15,721
  Prepaid expenses..........................................       1,230        4,372
  Other current assets......................................       2,266        1,911
                                                              ----------   ----------
          Total Current Assets..............................      40,011       67,862
Property and Equipment:
  Oil and gas properties at cost based on full-cost
     accounting --
     Proved oil and gas properties..........................   1,008,261    1,185,686
     Unproved oil and gas properties........................      71,075       68,979
     Less -- Accumulated depreciation, depletion and
      amortization..........................................    (619,446)    (674,735)
                                                              ----------   ----------
  Net oil and gas property..................................     459,890      579,930
                                                              ----------   ----------
  Building and other equipment..............................       9,107        9,159
     Less -- Accumulated depreciation.......................      (2,634)      (3,914)
                                                              ----------   ----------
  Net building and other equipment..........................       6,473        5,245
  Other Assets..............................................       4,599        4,337
                                                              ----------   ----------
          Total Assets......................................  $  510,973   $  657,374
                                                              ==========   ==========

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                               LIABILITIES AND EQUITY

Current Liabilities:
  Accounts payable..........................................  $   17,970   $   25,443
  Liabilities from commodity price risk management
     activities.............................................      17,822      124,981
  Accrued interest..........................................       7,098        7,695
  Accrued expenses..........................................       3,743        8,926
  Other liabilities.........................................       1,767        2,546
                                                              ----------   ----------
          Total Current Liabilities.........................      48,400      169,591
Long-Term Debt..............................................     306,744      402,033
Deferred Income Taxes.......................................      33,638        7,933
Liabilities from commodity price risk management
  activities................................................       8,219       17,417
Stockholders' Equity:
  Preferred stock, $0.01 par value; 10,000,000 shares
     authorized and 3,985,000 and 3,273,600 outstanding at
     December 31, 1999 and 2000, respectively...............          40           33
  Common Stock, $0.01 par value; 120,000,000 shares
     authorized; 31,797,300 and 32,342,315 issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................         318          323
  Additional paid-in capital................................     297,225      292,635
  Retained earnings deficit.................................    (177,111)    (230,902)
  Treasury Stock, 704,900 shares at December 31, 1999.......      (4,317)          --
  Unearned compensation.....................................      (1,430)        (936)
  Notes receivable for equity interest......................        (753)        (753)
                                                              ----------   ----------
          Total Stockholders' Equity........................     113,972       60,400
                                                              ----------   ----------
          Total Liabilities and Stockholders' Equity........  $  510,973   $  657,374
                                                              ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1998          1999          2000
                                                              ------------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales, net of hedging activities..............   $ 129,916      $141,932      $199,387
  Commodity Price Risk Management Activities -- Non-hedge
     cash settlements.......................................         172        (2,442)      (33,953)
  Interest..................................................       1,730         1,134           951
                                                               ---------      --------      --------
          Total revenues....................................     131,818       140,624       166,385
                                                               ---------      --------      --------
Costs and expenses:
  Oil and gas operating expenses............................      33,615        29,854        33,290
  Production taxes..........................................       7,232         9,314        14,464
  Depreciation, depletion and amortization..................      56,102        54,182        56,721
  Impairment of oil and gas properties......................     229,000            --            --
  Impairment of equity securities...........................      24,216           450            --
  General and administrative................................       5,216         4,940         6,538
  Interest expense..........................................      21,013        21,021        25,253
  Non-cash change in fair value of derivatives..............     (18,912)       34,094       103,610
                                                               ---------      --------      --------
          Total costs and expenses..........................     357,482       153,855       239,876
                                                               ---------      --------      --------
Income (loss) before income taxes...........................    (225,664)      (13,231)      (73,491)
Provision (benefit) for income taxes........................     (78,107)       (4,631)      (25,722)
                                                               ---------      --------      --------
  Net income (loss).........................................   $(147,557)     $ (8,600)     $(47,769)
                                                               =========      ========      ========
  Net income (loss) available to common stock...............   $(152,963)     $(15,484)     $(53,791)
                                                               =========      ========      ========
Basic and diluted earnings (loss) per common share..........   $   (4.85)     $  (0.49)     $  (1.71)
                                                               =========      ========      ========
Weighted average common shares outstanding..................      31,529        31,642        31,469
                                                               =========      ========      ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                   NOTES
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL                  RETAINED    RECEIVABLE
                                     ---------------   ---------------    PAID-IN       UNEARNED     EARNINGS    FOR EQUITY
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION   (DEFICIT)    INTEREST
                                     ------   ------   ------   ------   ----------   ------------   ---------   ----------
                                                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1997.........     --      --     31,584    $316     $196,864      $(1,093)     $  (8,664)    $(775)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Issuance of Preferred Stock........  4,370     $44         --      --     $105,025           --             --        --
Repurchase of Preferred Stock......    (58)     (1)        --      --         (806)          --             --        --
Restricted Stock Issued (Net)......     --      --         25      --          333           11             --        --
Unrealized loss on marketable
  equity securities................     --      --         --      --           --           --             --        --
Net income (loss)..................     --      --         --      --           --           --       (147,557)       --
Preferred Dividend paid............     --      --         --      --           --           --         (5,406)       --
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 1998.........  4,312     $43     31,609    $316     $301,416      $(1,082)     $(161,627)    $(775)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Repurchase of Preferred Stock......   (327)    $(3)        --      --     $ (5,049)          --             --        --
Restricted Stock Issued............     --      --        200       2        1,018       (1,020)            --        --
Restricted Stock Forfeited.........     --      --        (12)     --         (160)         160             --        --
Restricted Stock Amortized.........     --      --         --      --           --          512             --        --
Net Income (Loss)..................     --      --         --      --           --           --         (8,600)       --
Preferred Dividend Paid............     --      --         --      --           --           --         (6,884)       --
Treasury Stock Acquisitions........     --      --         --      --           --           --             --        --
Payment Received...................     --      --         --      --           --           --             --        22
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 1999.........  3,985     $40     31,797    $318     $297,225      $(1,430)     $(177,111)    $(753)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Exchanges of Preferred Stock to
  Common Stock.....................   (691)     (7)       536       5       (4,315)          --             --        --
Exercise of stock options..........     --      --          2      --           10           --             --        --
Repurchase of Preferred Stock......    (20)     --         --      --         (303)          --             --        --
Restricted Stock Issued............     --      --         10      --           49          (49)            --        --
Restricted Stock Forfeited.........     --      --         (3)     --          (31)          31             --        --
Restricted Stock Amortized.........     --      --         --      --           --          512             --        --
Net Income (Loss)..................     --      --         --      --           --           --        (47,769)       --
Preferred Dividend Paid............     --      --         --      --           --           --         (6,022)       --
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 2000.........  3,274     $33     32,342    $323     $292,635      $  (936)     $(230,902)    $(753)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............

                                                        UNREALIZED
                                         TREASURY        LOSS ON
                                       COMMON STOCK     MARKETABLE
                                     ----------------     EQUITY                COMPREHENSIVE
                                     SHARES   AMOUNT    SECURITIES    TOTAL        INCOME
                                     ------   -------   ----------   --------   -------------

BALANCE, DECEMBER 31, 1997.........     --    $    --    $(2,000)    $184,648
                                      ====    =======    =======     ========
Comprehensive Income...............                                               $ (58,228)
                                                                                  =========
Issuance of Preferred Stock........     --         --         --     $105,069            --
Repurchase of Preferred Stock......     --         --         --         (807)           --
Restricted Stock Issued (Net)......     --         --         --          344            --
Unrealized loss on marketable
  equity securities................     --         --      2,000        2,000       1,320(a)
Net income (loss)..................     --         --         --     (147,557)     (147,557)
Preferred Dividend paid............     --         --         --       (5,406)           --
                                      ----    -------    -------     --------     ---------
BALANCE, DECEMBER 31, 1998.........     --    $    --    $    --     $138,291
                                      ====    =======    =======     ========
Comprehensive Income...............                                               $(146,237)
                                                                                  =========
Repurchase of Preferred Stock......     --         --         --     $ (5,052)           --
Restricted Stock Issued............     --         --         --           --
Restricted Stock Forfeited.........     --         --         --           --            --
Restricted Stock Amortized.........     --         --         --          512            --
Net Income (Loss)..................     --         --         --       (8,600)       (8,600)
Preferred Dividend Paid............     --         --         --       (6,884)           --
Treasury Stock Acquisitions........   (705)    (4,317)        --       (4,317)           --
Payment Received...................     --         --         --           22            --
                                      ----    -------    -------     --------     ---------
BALANCE, DECEMBER 31, 1999.........   (705)   $(4,317)   $    --     $113,972
                                      ====    =======    =======     ========
Comprehensive Income...............                                               $  (8,600)
                                                                                  =========
Exchanges of Preferred Stock to
  Common Stock.....................    705      4,317         --           --            --
Exercise of stock options..........     --         --         --           10            --
Repurchase of Preferred Stock......     --         --         --         (303)           --
Restricted Stock Issued............     --         --         --           --            --
Restricted Stock Forfeited.........     --         --         --           --            --
Restricted Stock Amortized.........     --         --         --          512            --
Net Income (Loss)..................     --         --         --      (47,769)      (47,769)
Preferred Dividend Paid............     --         --         --       (6,022)           --
                                      ----    -------    -------     --------     ---------
BALANCE, DECEMBER 31, 2000.........     --    $    --    $    --     $ 60,400
                                      ====    =======    =======     ========
Comprehensive Income...............                                               $ (47,769)
                                                                                  =========

---------------

(a) Represents a reclassification adjustment for $2.0 million gross ($1.32 million net of tax) unrealized loss recognized in comprehensive income in 1997, but recognized in net income during 1998.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999       2000
                                                             ---------   --------   ---------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $(147,557)  $ (8,600)  $ (47,769)
  Adjustments to reconcile net income (loss) to net
     operating cash inflows --
     Depreciation, depletion and amortization..............     56,102     54,182      56,721
     Impairment of oil and gas properties..................    229,000         --          --
     Impairment of equity securities.......................      9,773        450          --
     Deferred tax benefit..................................    (78,107)    (4,856)    (25,722)
     Commodity price risk management activities............      2,942      5,901       9,293
     Other.................................................        (19)       203         202
     Changes in operating assets and liabilities --
       Commodity price risk management.....................    (21,869)    28,193      94,317
       Accounts receivable.................................     15,208      3,617     (11,781)
       Marketable equity securities........................     30,884         --          --
       Other current assets................................        247     (1,292)     (2,594)
       Accounts payable and accrued liabilities............    (10,259)       246      14,031
                                                             ---------   --------   ---------
          Net operating cash inflows.......................     86,345     78,044      86,698
                                                             ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures.................   (133,078)   (73,932)   (186,845)
  Proceeds from sale of oil and gas properties.............      6,292        215      11,517
  Purchase of marketable equity securities.................    (10,467)        --          --
  Changes in other assets..................................        (22)      (351)        569
  Other property additions.................................     (1,251)      (474)       (523)
                                                             ---------   --------   ---------
          Net investing cash outflows......................   (138,526)   (74,542)   (175,282)
                                                             ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings.....................................     68,000     53,500     324,500
  Long-term debt repayments................................   (124,500)   (41,100)   (225,500)
  Proceeds from issuance of Preferred Stock................    105,069         --          --
  Dividends on Preferred Stock.............................     (5,406)    (6,884)     (6,022)
  Repurchase of Common Stock...............................         --     (4,317)         --
  Repurchase of Preferred Stock............................       (807)    (5,052)       (303)
  Repurchase of Bonds......................................         --         --      (2,850)
  Credit Agreement fee.....................................         --         --        (691)
  Other....................................................         --         21          11
                                                             ---------   --------   ---------
          Net financing cash inflows (outflows)............     42,356     (3,832)     89,145
                                                             ---------   --------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........     (9,825)      (330)        561
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........     12,260      2,435       2,105
                                                             ---------   --------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $   2,435   $  2,105   $   2,666
                                                             =========   ========   =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS

  ORGANIZATION

     Belco Oil & Gas Corp. ("Belco") was organized as a Nevada corporation in January 1996 in connection with the combination of assets (the "Combination") consisting of ownership interests (the "Combined Assets") in certain entities and direct interests in oil and gas properties and certain hedge transactions owned by the predecessors and entities related thereto. On March 29, 1996, Belco Oil & Gas Corp. completed its initial public offering (the "Offering") issuing 6,500,000 shares of Common Stock at $19 per share. Belco Oil & Gas Corp. and the owners of the Combined Assets entered into an Exchange and Subscription Agreement and Plan of Reorganization dated as of January 1, 1996 (the "Exchange Agreement") that provided for the issuance by Belco of an aggregate of 25,000,000 shares of Common Stock to such owners in exchange for the Combined Assets on March 29, 1996, the date the Offering closed. The owners of the Combined Assets received shares of Common Stock proportionate to the value of the Combined Assets underlying their ownership interests in the predecessors and the direct interests.

     The Combination was accounted for as a reorganization of entities under common control because of the common control of our stockholders and by virtue of their direct ownership of the entities and interests exchanged. Accordingly, the net assets acquired in the Combination have been recorded at the historical cost basis of the affiliated predecessor owners. Belco currently conducts the majority of our business through our wholly owned subsidiaries, Belco Energy Corp. and Belco Energy I L.P.

  NATURE OF CURRENT OPERATIONS

     Belco is an independent energy company engaged in the exploration, development and production of natural gas and oil. Belco operates in this single industry segment, and all operations are presently conducted in the United States. Belco's operations are focused in four core areas including the Permian Basin (west Texas), the Mid-Continent (Oklahoma, north Texas and Kansas), the Rocky Mountains (Wyoming and North Dakota), and the Gulf Coast/Austin Chalk (Texas, Arkansas and Louisiana).

     Substantially all of Belco's production is sold under market-sensitive contracts. Belco's revenue, profitability and future rate of growth are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Belco. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. With the objective of reducing price risk, Belco has entered into hedging and related price risk management transactions with respect to a significant amount of its expected future production (See Note 6).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements for the periods presented include the accounts of Belco and its wholly-owned subsidiaries. Belco's interests in the Moxa Arch investment programs (the 1992 Moxa Arch Drilling Program, the 1993 Moxa Arch Drilling Program, the Moxa Arch 1992 Offset Drilling Program and the Moxa Arch 1993 Offset Drilling Program) (collectively, the "Programs") are accounted for using the proportionate consolidation method of accounting for investments in oil and gas property interests, whereby Belco's share of each program's assets, liabilities, revenues and expenses is included in the appropriate accounts of the consolidated financial statements. All material intercompany balances and transactions have

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
been eliminated. Certain reclassifications have been made to prior period amounts to conform to current year presentations.

  CASH EQUIVALENTS

     Belco considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1999 cash includes $800,000 of funds related to Commodity Price Risk Management activities on deposit with a counterparty. The depository amount varies from day to day and is dependent on the movement of commodity prices.

  PREPAID EXPENSES

     Prepaid expenses consist primarily of settlements paid on certain CPRM contracts applicable to future production months and prepaid insurance. All prepaid expenses are amortized over the contract life, which typically is one year or less.

  PROPERTY AND EQUIPMENT

     Belco follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related internal costs, are capitalized. Belco capitalized $6,054,000, $5,492,000 and $3,684,000 of related internal costs during 1998, 1999 and 2000, respectively.

     Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values.

     In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value net of related tax effects of future net cash flows from proved reserves. The estimated present value is based on current economic and operating conditions and discounted at a 10 percent interest rate (PV10). If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization.

     The PV10 value of Belco's year-end 1999 and 2000 estimated proved reserves were well in excess of the ceiling test limit. For the full year ended December 31, 1998 Belco recorded $229 million ($149 million after tax) in non-cash ceiling test provisions as required by full cost accounting rules. The provisions were the result of applying substantially lower commodity prices to estimated recoverable reserves.

     Sales and other dispositions of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless significant reserves are involved. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

     Buildings, equipment and gas processing facilities are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to 20 years.

  MANAGEMENT FEES

     Belco manages several investment programs, which were formed during 1992-1994 to acquire and develop interests in certain drilling prospects located in the Moxa Arch trend in Wyoming. Belco offered, to certain qualified investors, the opportunity to invest in the prospects through participation in the Programs. In return for its management activities on behalf of the Programs, Belco earns an annual management fee of one percent of committed capital. After elimination of management fees received from affiliated entities, including

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
predecessor owners, Belco earned management fees totaling $375,000 for the year 2000 and $305,000 for both 1998 and 1999.

  CAPITALIZATION OF INTEREST

     Interest costs related to the acquisition and development of unproved properties are capitalized to oil and gas properties. Interest costs capitalized for the years ended December 31, 1998, 1999 and 2000, totaled $5,123,000, $4,881,000 and $7,570,000, respectively.

  ACCOUNTING FOR COMMODITY PRICE RISK MANAGEMENT ACTIVITIES

     Belco engages in price risk management activities in order to manage its exposure to oil and gas price volatility. Commodity derivatives contracts, which are usually placed with major financial institutions that Belco believes are minimal credit risks, may take the form of futures contracts, swaps or options. The oil and gas reference prices upon which these commodity derivatives contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by Belco. Gains and losses related to qualifying hedges of Belco's oil and gas production are deferred and are recognized as revenues as the associated production occurs. In the event of a loss of correlation between changes in oil and gas reference prices under a commodity derivatives contract and actual oil and gas prices, a gain or loss is recognized currently to the extent the commodity derivatives have not offset changes in actual oil and gas prices.

     Transactions that do not qualify for hedge accounting are accounted for using the mark-to-market method. Under such method, the financial instruments are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated financial statements. Changes in the market value of outstanding financial instruments are recognized as a gain or loss in the period of change (See Note
6).

  GAS BALANCING/REVENUE RECOGNITION

     Belco uses the sales method to account for natural gas imbalances. Under the sales method, Belco recognizes revenues based on the amount of gas sold to purchasers, which may differ from the amounts to which Belco is entitled based on its interests in the properties. However, revenue is deferred and a liability is recorded for those properties where production sold by Belco exceeds its entitled share of remaining natural gas reserves. Gas balancing obligations as of December 31, 1999 and 2000 were not significant.

  INCOME TAXES

     Belco accounts for income taxes under the provisions of SFAS No.
109 -- "Accounting for Income Taxes," which provides for an asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimate, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

  NET INCOME (LOSS) PER COMMON SHARE

     Basic and diluted net income (loss) per common share have been computed in accordance with SFAS No. 128, "Earnings Per Share," which Belco adopted at year end 1997. Net income per share amounts for prior periods have been restated to conform with the provisions of the standard. Basic net income per common share is computed by dividing income available to common shareholders, after the payment of dividends to preferred stockholders, by the weighted average number of common shares outstanding for the periods.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

Diluted net income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Calculations of basic and diluted net income (loss) per common share are illustrated in Note 12.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimated fair value of oil and gas commodity price risk management contracts and the estimate of proved oil and gas reserve volumes and the related discounted future net cash flows therefrom (See Notes 6 and 15).

NOTE 3 -- LONG TERM DEBT

     Long term debt consists of the following at December 31, 1999 and 2000 (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Revolving credit facility due 2004..........................  $ 42,000   $141,000
8 7/8% Senior Subordinated Notes due 2007...................   150,000    147,000
10 1/2% Senior Subordinated Notes due 2006, including
  premium totaling approximately $5.0 and $5.7 million for
  2000 and 1999, respectively...............................   114,744    114,033
                                                              --------   --------
     Total Debt.............................................   306,744    402,033
Less: Current maturities....................................        --         --
                                                              --------   --------
Long term debt..............................................  $306,744   $402,033
                                                              ========   ========

     In September 1997, we entered into a five-year $150 million Credit Agreement dated September 23, 1997 with The Chase Manhattan Bank, N.A., as administrative agent and other lending institutions. In June 2000, the credit facility was amended and restated and now provides for an aggregate principal amount of revolving loans of up to the lesser of $250 million or a defined borrowing base in effect from time to time, includes a sub-facility for letters of credit and expires in January 2004. The borrowing base at December 31, 2000 was $200 million with $141.0 million advanced at that date. Additionally, there were letters of credit outstanding in the amount of $36.5 million in connection with CPRM activities. The borrowing base is redetermined by the agent and the banks semi-annually based upon their usual and customary oil and gas lending criteria as such exist from time to time. In addition, we may request two additional redeterminations and the banks may request one additional redetermination per year. During 2000 the credit facility weighted average interest rate was approximately 7.6%.

     Indebtedness under the credit facility is secured by a pledge of the capital stock of each of Belco's material subsidiaries. Covenants contained in the credit facility require us to maintain a minimum interest coverage ratio and current ratio, as defined in the agreement. Belco and its subsidiaries may not incur any indebtedness other than indebtedness falling within the enumerated exceptions contained in the credit facility. In addition, Belco's various debt instruments contain certain restrictive covenants that, among other things, limit our ability to pay dividends.

     Indebtedness under the credit facility bears interest at a floating rate based (at our option) upon (i) the ABR with respect to ABR Loans or (ii) the Eurodollar Rate (as defined) for one, two, three or six months (or nine or twelve months if available to the banks) Eurodollar Loans (as defined), plus the Applicable Margin.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

The ABR is the greater of (i) the Prime Rate (as defined), (ii) the Base CD Rate (as defined) plus 1% or (iii) the Federal Funds Effective Rate (as defined) plus 0.50%. The Applicable Margin for Eurodollar Loans varies from 1.125% to 1.625% depending on the borrowing base usage. Borrowing base usage is determined by a ratio of (i) outstanding Loans (as defined) and letters of credit to (ii) the then effective borrowing base. Interest on ABR Loans is payable quarterly in arrears and interest on Eurodollar Loans is payable on the last day of the interest period therefore and, if longer than three months, at three month intervals.

     We are required to pay to the banks a commitment fee based on the committed undrawn amount of the lesser of the aggregate commitments or the then effective borrowing base during a quarterly period equal to a percent that varies from 0.25% to 0.50% depending on the borrowing base usage.

     In September 1997, Belco issued $150 million of the 8 7/8% Notes. In January 2000, we purchased $3 million face value of the notes in the open market. Interest accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year. The 8 7/8% Notes mature on September 15, 2007 unless previously redeemed. Except under limited circumstances, the 8 7/8% Notes are not redeemable at Belco's option prior to September 15, 2002. Thereafter, the 8 7/8% Notes will be subject to redemption at the option of Belco, in whole or in part, at specified redemption prices, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. In addition, upon a change of control (as defined in the indenture pursuant to which the 8 7/8% Notes were issued (the "8 7/8% Indenture")) Belco is required to offer and redeem the 8 7/8% Notes for cash at 101% of the principal amount, plus accrued and unpaid interest, if any, thereon to the applicable date of repurchase.

     The 8 7/8% Notes are general unsecured obligations of Belco and are subordinated in right of payment to all existing and future senior debt (as defined in the 8 7/8% Indenture) of Belco, which includes borrowings under the Credit Facility described above. The 8 7/8% Notes rank pari passu in right of payment with any existing or future senior subordinated debt of Belco and rank senior in right of payment to all other subordinated indebtedness of Belco.

     As of December 31, 2000, Belco had outstanding $109 million face value of the 10 1/2% Notes. The debt was assumed in connection with the acquisition of Coda in 1997 and was recorded at $117.1 million, including premium, reflecting the fair value at the date of acquisition. The 10 1/2% Notes bear interest at an annual rate of 10 1/2% payable semiannually in arrears on April 1 and October 1 of each year. The Notes are general, unsecured obligations of Belco, are subordinated in right of payment to all Senior Debt (as defined in the Indenture governing the 10 1/2% Notes) of Belco, and are senior in right of payment to all future subordinated debt of Belco. On February 25, 1998, Belco merged Coda into Belco and Belco assumed the obligations under the Coda Indenture. Effective with the merger, the 10 1/2% Notes became pari passu in right of payment with the 8 7/8% Notes.

     The 10 1/2% Notes were issued pursuant to an Indenture, which contains certain covenants that, among other things, limit the ability of Coda and its restricted subsidiaries (as defined in the Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the Indenture), pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of Belco and engage in mergers and consolidations.

     The 10 1/2% Notes mature April 1, 2006 and are not redeemable by Belco prior to April 1, 2001. After April 1, 2001, the 10 1/2% Notes will be subject to redemption at the option of Belco, in whole or in part, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon to the applicable redemption date.

     As of December 31, 2000, Belco was in compliance with all debt covenants.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     Belco has entered into interest rate swap agreements converting two fixed rate obligations to floating rate obligations. The agreements cover $150 million of 8 7/8% long-term debt (comparable to the interest rate on the 8 7/8% Notes) and obligates Belco to pay an initial rate of 8.175% through September 15, 1998. Thereafter, the rate is redetermined at each six month period through September 15, 2007. The floating rates are capped at 8 7/8% through September 15, 2001 and at 10% from March 15, 2002 through September 15, 2007. The remaining agreement currently covers $85 million of 10 1/2% long-term debt (comparable to the interest rate on the 10 1/2% Notes) and obligates Belco to pay an initial rate of 9.8881% through April 1, 1998. Thereafter, the rate is redetermined at each six month period through 2003. Floating rates on this agreement are capped at 10 1/2% through October 1, 1999 and 11.625% from April 1, 2000 through April 1, 2003.

NOTE 4 -- RELATED-PARTY TRANSACTIONS

     Belco's executive offices are leased from its Chairman and approximately $250,000 was paid under such lease in 1998, 1999 and 2000. Management believes the fee compares favorably to the terms which might have been available from a non-affiliated party.

     Certain employees of Belco had an ownership interest in certain oil and gas properties held by Belco as of December 31, 1995. Belco had receivables of $753,000 as of December 31, 1999 and 2000 related to amounts loaned to employees in connection with purchases of oil and gas interests from such employees. The notes receivable have been recorded as a reduction of equity in the consolidated balance sheets, as such interests were exchanged for Common Stock in the Combination (See Note 1).

NOTE 5 -- INCOME TAXES

     Total provision (benefit) for income taxes consists of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1998      1999       2000
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
CURRENT:
  Federal(a)..........................................  $     20   $(6,661)  $    (17)
  State...............................................        87       225         --
                                                        --------   -------   --------
                                                             107    (6,436)       (17)
DEFERRED:.............................................   (78,214)    1,805    (25,705)
                                                        --------   -------   --------
     Total income tax provision (benefit).............  $(78,107)  $(4,631)  $(25,722)
                                                        ========   =======   ========

---------------

(a) The 1999 federal income tax amount reflects a tax benefit of $6.7 million for which a refund claim was filed in late 1999. Accordingly, this amount was recorded as an income tax refund receivable as of December 31, 1999. The refund was received in January 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     The differences between the statutory federal income taxes and Belco's effective taxes is summarized as follows (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1998      1999       2000
                                                        --------   -------   --------
Statutory federal income taxes........................  $(78,982)  $(4,631)  $(25,722)
State income tax, net of federal benefit..............        57       146         --
Section 29 tax credits................................        --        --         --
Capital loss valuation allowance......................       875      (161)        --
Other.................................................       (57)       15         --
                                                        --------   -------   --------
Provision (benefit) for income taxes..................  $(78,107)  $(4,631)  $(25,722)
                                                        ========   =======   ========

     The principal components of Belco's net deferred income tax liability are as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
DEFERRED INCOME TAX ASSETS:
  Net operating loss........................................  $ 21,416   $ 63,443
  Capital loss..............................................     4,495      4,495
  Other.....................................................     8,095      7,395
                                                              --------   --------
     Sub-total..............................................  $ 34,006   $ 75,333
                                                              --------   --------
DEFERRED INCOME TAX LIABILITIES:
  Depreciation, depletion and Amortization..................  $(60,834)  $(65,353)
  Commodity price risk management activities................    (1,875)   (15,710)
  Other.....................................................    (4,221)    (1,489)
                                                              --------   --------
     Sub-total..............................................   (66,930)   (82,552)
  Valuation allowance.......................................      (714)      (714)
                                                              --------   --------
     Total Net deferred income tax liability................  $(33,638)  $ (7,933)
                                                              ========   ========

     As a result of the acquisition of Coda, Belco succeeded to net operating loss carryforwards ("NOLs") for income tax purposes that expire from 2000 through 2004. Due to a change of ownership (as defined by the Tax Return Act of 1986) which occurred prior to the acquisition by Belco, the utilization of the Coda NOLs is severely restricted. At December 31, 2000, Belco estimates that approximately $13.3 million of the Coda NOLs is available to offset future income. Belco generated approximately $122.3 million of NOL for the year ended December 31, 2000 that can be carried forward through the year 2021. For the year ended December 31, 1999, Belco generated an NOL of $45.7 million which can be carried forward from 2000 to 2020. In addition to the NOLs, at December 31, 2000, Belco has approximately $12.8 million of capital loss carry forwards which may be used to offset capital gains realized over the next three years. A valuation allowance of $2.0 million was established against the capital loss carryforward since this amount is not expected to meet the realization test. Belco also has $0.6 million of alternative minimum tax ("AMT") credit carryovers. AMT credits may be carried forward indefinitely.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

Section 29 Tax Credit

     The natural gas production from wells drilled on certain of Belco's properties in the Moxa Arch Trend and Golden Trend Field qualifies for the
Section 29 Tax Credit. The Section 29 Tax Credit is an income tax credit against regular federal income tax liability with respect to sales of Belco's production of natural gas produced from tight gas sand formations, subject to a number of limitations. Fuels qualifying for the Section 29 Tax Credit must be produced from a well drilled or a facility placed in service after November 5, 1990 and before January 1, 1993, and be sold before January 1, 2003.

     The basic credit, which is currently approximately $0.52 per MMBtu of natural gas produced from tight sand reservoirs and approximately $1.05 per MMBtu of natural gas produced from Devonian Shale, is computed by reference to the price of crude oil and is phased out as the price of oil exceeds $23.50 in 1979 dollars (as adjusted for inflation) with complete phaseout if such price exceeds $29.50 in 1979 dollars (as adjusted for inflation). Under this formula, the commencement of phaseout would be triggered if the average price for crude oil rose above approximately $47 per Bbl in current dollars. Belco estimates that it generated approximately $0.5 million of Section 29 Tax Credits in 2000. The Section 29 Tax Credit may not be credited against the alternative minimum tax, but under certain circumstances may be carried over and applied against regular tax liability in future years. Therefore, no assurances can be given that Belco's Section 29 Tax Credits will reduce its federal income tax liability in any particular year. As production from qualified wells decline, the produced based tax credit will also decline.

Texas Severance Tax Abatement

     Production from natural gas wells that have been certified as tight formations or deep wells by the Texas Railroad Commission ("high cost gas wells") and that are spudded or completed during the period from May 24, 1989 to September 1, 1996 qualify for an exemption from the 7.5% severance tax in Texas on natural gas and natural gas liquids produced by such wells prior to August 31, 2001. The natural gas production from wells drilled on certain of Belco's properties in the Austin Chalk area qualify for this tax reduction. In addition, high cost gas wells that are spudded or completed during the period from September 1, 1996 to August 31, 2010 are entitled to receive a severance tax reduction upon obtaining a high cost gas certification from the Texas Railroad Commission within 180 days after first production. The tax reduction is based on a formula composed of the statewide "median" (as determined by the State of Texas from producer reports) and the producer's actual drilling and completion costs. More expensive wells will receive a greater amount of tax credit. This tax rate reduction remains in effect for 10 years or until the aggregate tax credits received equal 50% of the total drilling and completion costs. The reduction in severance taxes for such wells is reflected as a reduction in oil and gas operating expenses and an increase in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves (See
Note 14).

NOTE 6 -- COMMODITY PRICE RISK MANAGEMENT ACTIVITIES (OR CPRM):

     We periodically enter into CPRM transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. Gains and losses related to hedges of our oil and gas production that qualify for hedge accounting treatment are deferred and recognized as revenues as the associated production occurs.

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. Under mark-to-market accounting, those contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated balance sheet. Under such method, changes in the market value of outstanding financial instruments are recognized as unrealized gain or loss in the period of change.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     The tables and related notes set forth in this footnote provide details about the volumes and prices of all open Belco CPRM commitments, hedge and non-hedge, as of December 31, 2000. Since most of the contracts covering a substantial portion of the committed volumes were entered into in 1997 and early 1998 when commodity prices were substantially below current commodity price levels, it is not possible to estimate future average prices to be realized given the broad ranges covering both volumes and prices committed at different points in time.

     For the year ended December 31, 2000, we recorded as required by existing accounting rules non-hedge commodity price risk management losses of $137.6 million, consisting of $34.0 million in cash settlements and $103.6 million in unrealized non-cash mark-to-market losses. This compares to a $36.5 million net loss consisting of $2.4 million in cash settlements paid and $34.1 million in unrealized non-cash mark-to-market losses reported for 1999. Certain of Belco's CPRM arrangements require Belco to deliver cash collateral or other assurances of performance to the counterparties in the event that Belco's payment obligations with respect to its CPRM transactions exceed certain levels. Two of the inherent risks of a price risk management program are margin requirements and collateralization. Certain transactions may be subject to margin calls under certain conditions. Letters of credit in the amount of $36.5 million in favor of counterparties were outstanding at December 31, 2000 and related to unrealized non-cash mark-to-market and potential hedge losses at that date.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil commodity hedges as of December 31, 2000:

                                                               PRODUCTION PERIODS
                                                            -------------------------
                                                             2001      2002     2003
                                                            -------   ------   ------
GAS(1) --
  Price swaps sold -- receive fixed price (thousand
     MMBtu)(2)............................................      905       --      913
     Average price, per MMBtu.............................  $  2.30       --   $ 3.35
  Price swaps bought -- pay fixed price (thousand
     MMBtu)(2)............................................   (6,710)      --       --
     Average price, per MMBtu.............................  $  4.33       --       --
       Sub-total -- net swap volume (thousand MMBtu)......   (5,805)      --       --
  Collars (thousand MMBtu)(4).............................    9,125    5,475    3,650
     Average floor price, per MMBtu.......................  $  1.91   $ 2.50   $ 2.85
     Average ceiling price, per MMBtu.....................  $  2.85   $ 3.49   $ 4.91
  Puts bought (thousand MMBtu)(3).........................      228    3,650       --
     Average price per MMBtu..............................  $  4.50   $ 3.13       --
  Calls bought (thousand MMBtu)(3)........................   (1,513)      --       --
     Average price per MMBtu..............................  $  7.07       --       --
OIL --
  Price swaps sold -- receive fixed price (MBbls)(2)......    1,170      660      240
     Average price, per Bbl...............................  $ 19.54   $19.51   $19.60
  Price swaps bought -- pay fixed price (MBbls)(2)........     (165)      --       --
     Average price, per Bbl...............................  $ 28.53       --       --
       Sub-total -- net swap volumes......................    1,005      660      240
  Collars sold (MBbls)(4).................................      300      120       90
     Average floor price, per Bbl.........................  $ 18.30   $19.00   $21.00
     Average ceiling price per Bbl........................  $ 22.12   $22.63   $24.63

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

---------------

(1) Belco sells the majority of its Wyoming gas at prices based on the Northwest Pipeline Rocky Mountain Index and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Northwest Pipeline Rocky Mountain Index Price by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Northwest Pipeline Rocky Mountain Index Price by less than a stated differential (or in the event that the Northwest Pipeline Rocky Mountain Index Price is greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 10,000 MMBtu/d at $0.27 for the year 2001.

    Belco sells the majority of its East Texas gas at prices based on the Katy and Houston Ship Channel Indices and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Katy and Houston Ship Channel Indices Prices by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Katy and Houston Ship Channel Indices Prices by less than a stated differential (or in the event that the Katy and Houston Ship Channel Indices Prices are greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 25,000 MMBtu/d at $0.02 for Katy and 5,000 MMBtu/d at $0.005 (over the NYMEX Reference Price) for Houston Ship Channel for the year 2001.

(2) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge. Conversely, swaps bought require Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(3) Calls sold or puts sold under written option contracts, in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(4) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

  NON-HEDGING TRANSACTIONS

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. The year 2000 results of operations included an aggregate non-cash pre-tax loss of $103.6 million related to these activities resulting from net change in the value of Belco's market-to-market portfolio of price risk management activities. At December 31, 2000, Belco's consolidated balance sheet reflects $15.7 million and $142.4 million of price risk management assets and liabilities, respectively.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil financial instruments at December 31, 2000, that do not qualify for hedge accounting:

                                                               PRODUCTION PERIODS
                                                            -------------------------
                                                             2001      2002     2003
                                                            -------   ------   ------
GAS --
Calls sold (thousand MMBtu)(1)............................    3,788    4,380       --
  Average price, per MMBtu................................  $  3.27   $ 2.95       --
Price Swaps Sold -- receive fixed price (thousand
  MMBtu)(2)...............................................   21,900       --
  Average price, per MMBtu................................  $  2.55       --       --
Price Swaps Bought -- pay fixed price (thousand
  MMBtu)(2)...............................................   (1,365)      --       --
  Average price, per MMBtu................................  $  3.29       --       --
     Sub-total net swap volume (thousand MMBtu)...........   20,535       --       --
                                                            -------   ------   ------
Puts Sold (thousand MMBtu)(1).............................   (2,981)      --       --
  Average price, per MMBtu................................  $  4.58       --       --
Extension Swaps Sold -- receive fixed price (thousand
  MMBtu)(2)...............................................       --    3,650       --
  Average price, per MMBtu................................       --   $ 2.65       --
OIL --
Price Swaps Sold -- receive fixed price (MBbls)(2)........      120       --       --
  Average price, per Bbl..................................  $ 17.25       --       --
Calls Sold (MBbls)(1).....................................      840      720       --
  Average price, per Bbl..................................  $ 20.21   $22.00       --
Puts Sold (MBbls)(1)......................................     (345)      --       --
  Average price, per Bbl..................................  $ 21.99       --       --
Extension Swaps Sold, receive fixed price (MBbls)(2)......       --      300      300
  Average price, per Bbl..................................       --   $18.86   $18.86
Extension Collars Sold(3).................................      120       --       --
  Average ceiling price...................................  $ 20.35       --       --
  Average floor price.....................................  $ 17.50       --       --

---------------

(1) Calls sold or puts sold under written option contracts, in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(2) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such instrument and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such instrument. Conversely, swaps bought require Belco to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

(3) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

NOTE 7 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Belco's financial instruments at December 31, 1999 and 2000. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                             DECEMBER 31, 1999       DECEMBER 31, 2000
                                           ---------------------   ----------------------
                                           CARRYING                CARRYING
                                            AMOUNT    FAIR VALUE    AMOUNT     FAIR VALUE
                                           --------   ----------   ---------   ----------
                                                           (IN THOUSANDS)
Cash and cash equivalents................  $  2,105    $  2,105    $   2,666   $   2,666
Long-term debt...........................   306,744     296,323      402,033     390,733
Interest rate swaps......................        --      (6,549)          --      (6,652)
Oil and gas commodity -- Hedges..........        --      (8,603)          --     (36,172)
     -- Non-hedges.......................   (23,066)    (23,066)    (126,677)   (126,677)

     The carrying values of trade receivables and trade payables included in the accompanying consolidated balance sheets approximated market value at December 31, 1999 and 2000. The following methods and assumptions were used to estimate the fair value of the financial instruments summarized in the above table.

  CASH AND CASH EQUIVALENTS

     The carrying amounts approximate fair value because of the short maturity of those instruments.

  MARKETABLE EQUITY SECURITIES

     In June 1997, Belco purchased 2,940,000 shares of common stock of Hugoton Energy Corp. ("Hugoton") at $10.50 per share for a total investment of $30.9 million. At December 31, 1997 a non-cash investment valuation provision in the amount of $2 million was charged to stockholder's equity to reflect the value of this investment at that date. In March 1998, Hugoton was acquired by Chesapeake Energy Corporation ("CHK"). In the merger each share of Hugoton common stock was converted into 1.3 shares of CHK common stock. During 1998, Belco disposed of its holdings in CHK and realized a loss of $14.4 million.

     On June 12, 1998, Belco, through its wholly-owned Canadian subsidiary, purchased approximately $10.5 million of 5% Convertible Preferred Stock of Big Bear Exploration, Ltd. ("Big Bear"), a Canadian oil and gas company, at approximately $0.85 per share with each share convertible into one common share of Big Bear. Through a subsequent restructuring agreement, Belco's preferred stock holdings were converted to common stock and then subject to an 11:1 reverse stock split. As a result of the aforementioned transactions, Belco became the owner of 1,948,052 common shares or approximately 4.6% ownership in Big Bear. The substantial decline in the market value of Big Bear securities at year-end 1999 and 1998 required Belco to record $0.45 and $9.7 million in impairment provisions, respectively.

     In January 2000, shareholders of Big Bear approved its acquisition by AVID Oil & Gas, Ltd. ("AVID"), a Canadian based energy company providing for Big Bear shareholders to receive 1 share of AVID common stock for every 15 common shares of Big Bear. As a result of the transaction described above, Belco currently owns 129,870 shares of Avid with an approximate market value of $190,000 (US) as of December 31, 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  LONG-TERM DEBT

     The fair value of Belco's revolving credit facility debt of $141.0 million is assumed to be the same as the carrying value because the interest rate is variable and is reflective of market rates. The fair value of the 10 1/2% Notes is based upon the quoted market prices for that issue. The fair value of the 8 7/8% Notes is based upon estimates provided to Belco by independent banking firms.

  INTEREST RATE SWAPS AND OIL AND GAS COMMODITY FINANCIAL INSTRUMENTS

     The estimated fair values of interest rate swaps and oil and gas commodity financial instruments have been provided by responsible third parties and determined by using available market data and applying certain valuation methodologies. In some cases, quotes of termination values were available. Judgment is usually required in interpreting market data, and the use of different market assumptions or estimation methodologies could result in different estimates of fair value.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

  FUTURE CONTINGENCIES RELATED TO THE MOXA ARCH PROGRAMS

     From 1992 to 1994, Belco established three Moxa Arch investment programs: the 1992 Moxa Arch Drilling Program, the 1993 Moxa Arch Drilling Program, and the Moxa Arch 1992 Offset Drilling Program. The Programs were established to develop certain drilling prospects acquired as a result of a farmout agreement with Amoco Production Company and others. Belco offered certain qualified investors (the Investors) the opportunity to invest in the prospects through participation in the Programs. Through October 30, 1996, Belco owned approximately 55.20 percent of the 1992 Moxa Arch Drilling Program, 35.09 percent of the 1993 Moxa Arch Drilling Program, and 58.21 percent of the Moxa Arch 1992 Offset Drilling Program. On October 31, 1996 Belco purchased from certain third-party investors interests (the "Acquired Interests") in the Belco Oil & Gas Corp. 1992, 1993 and 1992 Offset Moxa Arch Drilling Programs. The effective date of the purchase was October 31, 1996 for financial reporting purposes. The Acquired Interests represent incremental working interests in Belco's natural gas wells in the Moxa Arch trend located in Lincoln, Sweetwater and Uinta Counties, Wyoming. Belco paid aggregate cash consideration of $9.9 million plus an 80% participation in potential natural gas price increases (net of incremental production costs) associated with production from the wells through July 31, 1999 (the "Price Participation Right"). In November 1999, pursuant to the 80% Price Participation Right provision Belco paid out $2.3 million to former third party investors in the Moxa Program. After the purchase, Belco's interest in these programs was increased to 81.5% of the 1992 Moxa Arch Drilling Program, 74.0% of the 1993 Moxa Arch Drilling Program, 80.5% of the Moxa Arch 1992 Offset Drilling Program, and 74% of the Moxa Arch 1993 Offset Drilling Program. The transaction was accounted for using the purchase method of accounting.

     The remaining third-party investors in the Programs may "put" their interest to Belco annually through 2003, based upon a valuation by a nationally recognized independent petroleum engineering firm of the discounted net present value of the future net revenues from production of proved reserves attributable to the interests. The put amount is to be calculated based upon certain specified parameters including prices, discount factors and reserve life. No investor under the Programs exercised the put right through December 31, 2000. Belco is not obligated to repurchase in any one calendar year more than 30% of the interests originally acquired by the program investors (including, for purposes of this calculation, Belco's interest). Belco's purchase price under the put right has not been calculated given that no investors have exercised such right. However, using reserve values presented in Note 15, Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (SEC basis using year end prices and a 10% discount rate), the maximum purchase price if all remaining investors exercised the put option would not be material to Belco as of December 31, 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  LEASE COMMITMENTS

     At December 31, 2000, Belco had operating leases covering office space. Minimum rental commitments under operating leases are $108,000, $99,000 and $65,000 for the years 2001, 2002 and 2003, respectively. For the years ended December 31, 1998, 1999 and 2000, total rental expense was approximately $512,000, $316,000 and $328,000, respectively.

  LEGAL PROCEEDINGS

     Belco is a named defendant in routine litigation incidental to its business. While the ultimate results of these proceedings cannot be predicted with certainty, Belco does not believe that the outcome of these matters will have a material adverse effect on Belco.

  ENVIRONMENTAL MATTERS

     Belco's operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, which have become increasingly stringent. Belco believes its current operations are in material compliance with current environmental laws and regulations. There are no material environmental claims pending or, to Belco's knowledge, threatened against Belco. There can be no assurance, however, that current regulatory requirements will not change, currently unforeseen environmental incidents will not occur or past noncompliance with environmental laws will not be discovered on Belco's properties.

NOTE 9 -- CASH FLOW INFORMATION

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                          FOR YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Cash paid (received) during the year for:
  Interest, including amounts capitalized...............  $26,139   $26,823   $32,105
  Income and other taxes, net of (refunds)..............     (788)      487    (6,679)

NOTE 10 -- CUSTOMER INFORMATION

  CONCENTRATIONS OF CREDIT RISK

     Belco's revenues are derived from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects Belco's overall exposure. Belco has not experienced significant credit losses on such sales.

     All of Belco's price risk management transactions are carried out in the over-the-counter market and not on the New York Mercantile Exchange ("NYMEX"). Belco currently utilizes approximately five financial counterparties that all have at least an investment grade credit rating. All of these transactions provide solely for financial settlements relating to closing prices on the NYMEX.

  MAJOR CUSTOMERS

     Oil and gas sales for 2000 include $42.6 million, $27.6 million $23.8 million, $18.9 million, $17.6 million and $16.6 million in revenues received from six customers. Oil and gas sales for 1999 include $26.6 million, $16.1 million, $14.1 million and $11.9 million in revenues received from four customers. No other customers individually accounted for 10 percent or more of revenues.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

NOTE 11 -- EMPLOYEE BENEFIT PLANS

  RETIREMENT PLAN

     Belco provides a 401(k) and savings plan for all its full-time employees. The plan qualifies under Section 401(k) of the Internal Revenue Code as a salary reduction plan. Under the plan, but subject to certain limitations imposed under the Internal Revenue Code, eligible employees are permitted to (a) defer receipt of up to 15 percent of their compensation on a pre-tax basis (salary deferral contributions) or (b) contribute up to 10 percent of their compensation to the plan on an after-tax basis. The plan provides for a Company matching contribution in an amount equal to 50 percent (75% for employees with more than three years of service) of a participant's salary deferral contributions that are not in excess of 6 percent of such participant's compensation. The plan also permits Belco, in its sole discretion, to make a contribution that is allocated on the last day of each calendar year to certain eligible participants. Company matching and discretionary contributions are vested over a period of five years at the rate of 20 percent per year.

     During 1998, 1999 and 2000, Belco incurred contribution expenses of $398,000, $378,000 and $409,000, respectively, in connection with this plan.

NOTE 12 -- CAPITAL STOCK

     In December 1998, Belco's Board of Directors (the "Board") authorized the purchase from time to time, in the open market or in privately negotiated transactions, shares of its Common Stock and 6 1/2% Convertible Preferred Stock in an aggregate amount not to exceed $10 million. This authorization was exhausted in December 1999. Subsequently, the Board authorized an additional $10 million for the purchase of additional Common and Preferred Shares.

  NET INCOME (LOSS) PER COMMON SHARE

     A reconciliation of the components of basic and diluted net income (loss) per common share for the three years ended December 31, 2000 is presented in the table below (in thousands, except per share amounts):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       ---------   -------   --------
Basic net income (loss) per share:
  Net loss...........................................  $(147,557)  $(8,600)  $(47,769)
  Less: Preferred Stock dividends....................     (5,406)   (6,884)    (6,022)
                                                       ---------   -------   --------
Loss attributable to common shareholders.............  $(152,963)  $15,484   $(53,791)
                                                       =========   =======   ========
Weighted average shares of common stock
  Outstanding........................................     31,529    31,642     31,469
                                                       =========   =======   ========
Basic net income (loss) per share....................  $   (4.85)  $ (0.49)  $  (1.71)
                                                       =========   =======   ========
Diluted net income (loss) per share:
  Weighted average shares of common stock
     outstanding.....................................     31,529    31,642     31,469
Effect of dilutive securities:
  Preferred stock, warrants and stock options(1).....         --        --         --
                                                       ---------   -------   --------
Average shares of common stock outstanding including
  dilutive securities................................     31,529    31,642     31,469
                                                       =========   =======   ========
Dilutive net loss per share..........................  $   (4.85)  $ (0.49)  $  (1.71)
                                                       =========   =======   ========

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

---------------

     (1) Amounts are not included in the computation of diluted net loss per share because to do so would have been antidilutive.

     Potential common stock not included in the calculation of diluted earnings per share because to do so would have been antidilutive amounted to 7,690,000, 7,673,000 and 5,463,000 for 1998, 1999 and 2000, respectively.

  PREFERRED STOCK

     Belco's 6 1/2% convertible preferred stock has a liquidation preference of $25 per share and is convertible at the option of the holder into shares of Belco's common stock at an initial conversion rate of 1.1292 shares of common stock for each share of preferred stock, equivalent to a conversion price of $22.14 per share of common stock.

     Belco's credit facility and the indentures governing its subordinated debt restrict the payments of dividends. As a result of reporting substantial unrealized non-cash mark-to-market losses required by existing accounting rules, dividends on Belco's preferred stock may be limited or prohibited by the restrictions contained in Belco's 10 1/2% bond indenture. Payment of the March 2001 dividend on Belco's preferred stock will be permitted. Subsequent dividends will be contingent upon the sale of equity interests or sufficient net income to restore dividend payment capacity under the indenture. At the present time, Belco management does not estimate that first quarter 2001 net income, as defined in the indenture, will be sufficient to restore this dividend payment capacity.

  STOCK INCENTIVE PLANS

     On March 25, 1996, Belco adopted a Stock Incentive Plan (the Plan) under which options for shares of Belco's Common Stock may be granted to officers and employees for up to 2,250,000 shares of Common Stock. Under the Plan, options granted may either be incentive stock options or non-qualified stock options with a maximum term of 10 years and are granted at no less than the fair market value of the stock at the date of grant. Options vest 20% per year until fully vested five years from the date of grant.

     A separate plan has been established under which options for shares of Belco's Common Stock may be granted to non-employee directors for up to approximately 158,000 shares of Common Stock. The plan provides that each non-employee director be granted stock options for 3,000 shares annually as of the date of the Annual Meeting. The option price of shares issued is equal to the fair market value of the stock on the date of grant. All options vest
33 1/3% per year, beginning one year from date of grant, until fully vested and expire ten years after the date of grant.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     A summary of the status of Belco's plans (the Plans) as of December 31, 1999 and 2000 and the changes during the years then ended is presented below:

                                     1998                       1999                       2000
                           ------------------------   ------------------------   ------------------------
                           SHS. UNDER    WTD. AVG.    SHS. UNDER    WTD. AVG.    SHS. UNDER    WTD. AVG.
                             OPTION     EXER. PRICE     OPTION     EXER. PRICE     OPTION     EXER. PRICE
                           ----------   -----------   ----------   -----------   ----------   -----------
Outstanding, beginning of
  year...................     960,500     $20.31       1,154,000     $16.25       1,506,500     $13.68
  Granted................     433,000       9.82         414,500       5.19         376,750       7.72
  Exercised..............          --         --              --         --          (2,100)      4.98
  Forfeited..............    (239,500)     19.37         (62,000)     15.00        (115,000)     14.92
                           ----------     ------      ----------     ------      ----------     ------
Outstanding, end of
  year...................   1,154,000     $16.25       1,506,500     $13.68       1,766,150     $12.36
                           ==========     ======      ==========     ======      ==========     ======
Exercisable, end of
  year...................     201,500     $20.24         432,300     $18.62         679,592     $16.36
                           ==========     ======      ==========     ======      ==========     ======
Available for grant, end
  of year................   1,254,000                    901,500                    639,750
                           ==========                 ==========                 ==========
Weighted average fair
  value of options
  granted during the
  year...................  $    10.36                 $     2.78                 $     7.69
                           ==========                 ==========                 ==========

     The following table summarizes information about stock options outstanding at December 31, 2000.

                                     OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                        ---------------------------------------------   -------------------------------
                           WEIGHTED        AVERAGE         NUMBER                            NUMBER
                        OUTSTANDING AT    REMAINING       WEIGHTED      EXERCISABLE AT      WEIGHTED
                         DECEMBER 31,    CONTRACTUAL      AVERAGE        DECEMBER 31,       AVERAGE
RANGE OF PRICES              2000           LIFE       EXERCISE PRICE        2000        EXERCISE PRICE
---------------         --------------   -----------   --------------   --------------   --------------
$4.88-$6.50...........     347,900          8.18           $ 5.00           71,499           $ 4.99
$7.41-$8.81...........     387,750          9.11           $ 7.69            9,299           $ 7.57
$9.19-$17.63..........     386,000          7.45           $10.47          154,596           $10.52
$18.88-$22.94.........     582,000          6.19           $19.56          391,799           $19.54
$24.06-$29.00.........      62,500          5.57           $26.85           52,399           $26.85

     As permitted by SFAS No. 123, Belco applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Plans. Had compensation costs been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, Belco's pro forma net income (loss) for the three years ended December 31, 2000 would have been reduced to the pro forma amounts indicated below (in thousands, except for per share amounts):

                                                        1998        1999       2000
                                                      ---------   --------   --------
Net Income (Loss) Available to Common Stock As
  Reported..........................................  $(152,963)  $(15,484)  $(53,791)
  Pro Forma.........................................  $(154,625)  $(15,886)  $(54,386)
Basic and Diluted Net Income (Loss) Per Share As
  Reported..........................................  $   (4.85)  $  (0.49)  $  (1.71)
  Pro Forma.........................................  $   (4.90)  $  (0.50)  $  (1.73)

     The fair value of grants was estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used in 1998, 1999 and 2000, respectively: risk-free interest

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
rate of 5.60, 5.43 and 6.67 percent, expected volatility of 49.0, 48.3 and 47.4 percent, expected lives of 6.0 years and no dividend yield.

     Under the Stock Incentive Plan, participants may be granted stock without cost (restricted stock). During 1998, 1999 and 2000, Belco granted 34,700, 200,000 and 10,000 shares, respectively, of restricted stock with a weighted average fair value based on the price of Belco's stock on the date of grant of $15.69, $5.09 and $4.94 per share, respectively. At December 31, 2000, 182,600 shares remained unvested, net of shares forfeited. The restrictions on disposition lapse 20% each year and non-vested shares must be forfeited in the event employment ceases. Unearned compensation was charged for the market value of the restricted shares at the date the shares were issued. The unearned compensation is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheet and is being amortized ratably as the restrictions lapse. During 1998, 1999 and 2000, $344,100, $512,000 and $512,000,
respectively, was charged to costs and expenses relating to the Plan.

NOTE 13 -- NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which was amended by Financial Accounting Standards No. 138 ("SFAS 138") in June 1999. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We will fully adopt SFAS 133 on January 1, 2001, the effective date as amended by SFAS 138. SFAS 133 is expected to increase volatility of stockholder's equity, reporting earnings (losses) and other comprehensive income. The current preliminary impact of full compliance with SFAS 133 on financial statements as if the implementation were to have occurred December 31, 2000, Belco would record an additional $17.5 million in current assets, $2.0 million in non-current assets, $52.2 million in current liabilities and $12.7 million in non-current liabilities related to Belco's existing oil and gas hedges based on the forward price curve in effect at December 31, 2000. These contracts should also qualify for hedge accounting treatment under SFAS 133. The total potential net liability of $45.4 million related to qualifying hedge instruments would be charged to Other Comprehensive Income and appear in the equity section of the balance sheet. This amount combined with amounts previously recorded on the balance sheet representing the non-cash mark-to-market unrealized losses in the net amount of $162.8 million as of December 31, 2000 represents the full potential exposure of Belco's CPRM related activities that may or may not be realized as they are dependent on future commodity prices. After adoption, Belco will be required to recognize any hedge ineffectiveness in the income statement each period. In addition, Belco has three interest rate swaps that will be effected by SFAS 133. We currently believe these swaps will not qualify for hedge accounting and as a result, Belco will be required to record an additional $6.6 million in non-current liabilities with the offsetting charge to the income statement.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

NOTE 14 -- SUPPLEMENTAL QUARTERLY FINANCIAL DATA:

                                                                QUARTERS
                                               -------------------------------------------
                                                FIRST      SECOND      THIRD      FOURTH
                                               --------   ---------   --------   ---------
                                                               (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
Revenues.....................................  $32,220    $ 35,093    $37,456    $ 35,855
Costs and Expenses...........................  $37,159    $ 45,272    $52,040    $ 19,384
Net Income (Loss)............................  $(3,212)   $ (6,617)   $(9,480)   $ 10,709
Basic and Diluted Net Income (Loss) Per
  Common Share...............................  $ (0.16)   $  (0.26)   $ (0.35)   $   0.29

2000
Revenues.....................................  $40,159    $ 45,188    $41,470    $ 39,568
Costs and Expenses...........................  $54,155    $ 79,444    $51,001    $ 55,276
Net Income (Loss)............................  $(9,097)   $(22,267)   $(6,195)   $(10,210)
Basic and Diluted Net Income (Loss) Per
  Common Share...............................  $ (0.34)   $  (0.76)   $ (0.25)   $  (0.36)

     The sum of the individual quarterly pro forma basic and diluted net income
(loss) per share amounts may not agree with year-to-date pro forma basic and diluted net income per share as each period's computation is based on the weighted average number of common shares outstanding during that period. In addition, certain potentially dilutive securities were not included in certain of the quarterly computations of diluted net income per common share because to do so would have been antidilutive.

NOTE 15 -- SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCING ACTIVITIES (UNAUDITED):

  CAPITALIZED COSTS

     The following table sets forth the capitalized costs and related accumulated depreciation, depletion and amortization relating to Belco's oil and gas production, exploration and development activities as of December 31, 1999 and 2000 (in thousands):

                                                                 1999         2000
                                                              ----------   ----------
Proved properties...........................................  $1,008,261   $1,185,686
Unproved properties.........................................      71,075       68,979
                                                              ----------   ----------
     Total capitalized costs................................   1,079,336    1,254,665
Less -- Accumulated depreciation, depletion and
  amortization..............................................    (619,446)    (674,735)
                                                              ----------   ----------
Net capitalized costs.......................................  $  459,890   $  579,930
                                                              ==========   ==========

  COSTS NOT BEING AMORTIZED

     The following table sets forth a summary of unproved oil and gas property costs not being amortized at December 31, 2000, by the year in which such costs were incurred (in thousands):

                                     1995   1996    1997      1998     1999     2000      TOTAL
                                     ----   ----   -------   ------   ------   -------   -------
Leasehold and seismic..............  $251   $168   $49,831   $2,957   $5,292   $10,480   $68,979

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  COSTS INCURRED

     The following table sets forth the costs incurred in oil and gas acquisition, exploration and development activities as of December 31, 1998, 1999 and 2000 (in thousands):

                                                          1998      1999       2000
                                                        --------   -------   --------
Property Acquisitions Costs --
  Proved..............................................  $ 56,695   $17,608   $ 79,532
  Unproved............................................    14,414    10,390     11,991
Exploration costs.....................................    18,597    10,943     21,442
Development costs.....................................    37,969    29,576     66,310
Capitalized interest..................................     5,123     4,881      7,570
Property sales........................................    (6,292)     (215)   (11,517)
                                                        --------   -------   --------
     Total costs incurred.............................  $126,506   $73,183   $175,328
                                                        ========   =======   ========

  RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

     The following table sets forth revenue and direct cost information relating to Belco's oil and gas exploration and production activities as of December 31, 1998, 1999 and 2000 (in thousands):

                                                        1998        1999       2000
                                                      ---------   --------   --------
Oil and gas revenues (including commodity price risk
  management activities)............................  $ 130,088   $139,490   $165,434
Costs and expenses --
  Lease operating expenses..........................     33,615     29,854     33,290
  Production taxes..................................      7,232      9,314     14,464
  Impairment of oil and gas properties..............    229,000         --         --
  Depreciation, depletion and amortization..........     54,863     52,833     55,289
  Non-cash change in fair value of derivatives......    (18,912)    34,094    103,610
                                                      ---------   --------   --------
Results of operations from producing activities
  before income taxes...............................   (175,710)    13,395    (41,219)
Provision (benefit) for income taxes................    (61,498)     4,688    (14,427)
                                                      ---------   --------   --------
Results of operations from producing activities.....  $(114,212)  $  8,707   $(26,792)
                                                      =========   ========   ========
Amortization rate per Mcf equivalent, recurring.....  $    0.88   $   0.88   $   0.86
                                                      =========   ========   ========

  OIL AND GAS RESERVE INFORMATION

     The following summarizes the policies used by Belco in preparing the accompanying oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in such standardized measure from period to period.

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved oil and gas reserve quantities and the related discounted future net cash flows as of December 31, 2000 are based on internal estimates and audited by Miller & Lents, independent petroleum engineers.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

Estimated reserve quantities for 1998 and 1999 were based upon independent reports prepared by Miller & Lents. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission
(SEC).

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of Belco. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     The standardized measure of discounted future net cash flows from production of proved reserves was developed by first estimating the quantities of proved reserves and the future periods during which they are expected to be produced based on year end economic conditions. The estimated future cash flows from proved reserves were then determined based on year end prices, except in those instances where fixed contracts provide for a higher or lower amount. Estimates of future cash flows applicable to oil and gas commodity hedges have been prepared by Belco and are reflected in future cash flows from proved reserves with such estimates based on prices in effect as of the date of the reserve report. Additionally, future cash flows were reduced by estimated production costs, costs to develop and produce the proved reserves, and when significant, certain abandonment costs, all based on year end economic conditions. Future net cash flows have been discounted by 10 percent in accordance with SEC guidelines.

     The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Belco's oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

     Under SEC rules, companies that follow full-cost accounting methods are required to make quarterly "ceiling test" calculations. Under this test, proved oil and gas property costs may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, as adjusted for related tax effects and deferred tax reserves. Application of these rules during periods of relatively low oil and gas prices, even if of short-term duration, may result in write-downs.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                    RELATING TO PROVED OIL AND GAS RESERVES

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                     1998         1999         2000
                                                  ----------   ----------   -----------
                                                             (IN THOUSANDS)
Future cash inflows.............................  $1,215,691   $1,945,175   $ 5,139,439
Future production costs.........................    (405,171)    (588,932)     (977,369)
Future development costs........................     (99,342)    (110,091)     (184,305)
                                                  ----------   ----------   -----------
Future net inflows before income taxes..........     711,178    1,246,152     3,977,765
Discount at 10% annual rate.....................    (350,562)    (619,610)   (1,721,378)
                                                  ----------   ----------   -----------
Discounted future net cash flows before income
  taxes.........................................     360,616      626,542     2,256,387
Pro forma discounted future income taxes(1).....      (7,457)    (161,213)     (590,383)
                                                  ----------   ----------   -----------
Standardized measure of discounted future net
  cash flows....................................  $  353,159   $  465,329   $ 1,666,004
                                                  ==========   ==========   ===========

---------------

(1) The estimated undiscounted future income taxes related to future net inflows were $32.6, $354.5 and $1,309.2 million for the years 1998, 1999 and 2000, respectively.

      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                      1998        1999         2000
                                                    ---------   ---------   ----------
                                                              (IN THOUSANDS)
BALANCE, BEGINNING OF YEAR........................  $ 426,208   $ 353,159   $  465,329
Sales and transfers of oil and gas produced, net
  of production costs.............................    (83,353)   (100,075)    (209,916)
Net change in sales price and production costs....   (142,014)    239,549    1,430,220
Extensions and discoveries........................     29,730      65,424      101,596
Purchases of minerals in place....................     66,409      21,346      118,390
Sale of reserves in place.........................     (1,401)       (112)     (13,633)
Changes in estimated future development costs.....     21,382      33,925       24,303
Revisions in quantities...........................    (39,163)     (8,841)    (147,218)
Accretion of discount.............................     51,040      36,062       62,654
Other, principally revisions in estimates of
  timing of production............................    (53,923)    (21,352)     263,449
Change in income taxes............................     78,244    (153,756)    (429,170)
                                                    ---------   ---------   ----------
BALANCE, END OF YEAR..............................  $ 353,159   $ 465,329   $1,666,004
                                                    =========   =========   ==========

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                          RESERVE QUANTITY INFORMATION

                                PROVED RESERVES

                                                                OIL       GAS
                                                              -------   -------
                                                              (MBBLS)   (MMCF)
Balance at December 31, 1996................................   3,327    284,992
                                                              ------    -------
  Purchases of minerals in place............................  45,646     44,855
  Extensions, discoveries and other additions...............   2,004     39,248
  Revisions of previous estimates...........................   1,478    (22,200)
  Production................................................  (1,295)   (49,710)
                                                              ------    -------
Balance at December 31, 1997................................  51,160    297,185
                                                              ------    -------
  Purchases of minerals in place............................   9,800     25,903
  Extensions, discoveries and other additions...............     249     34,279
  Revisions of previous estimates...........................  (3,775)   (33,977)
  Sales of minerals in place................................    (203)      (649)
  Production................................................  (4,177)   (37,208)
                                                              ------    -------
Balance at December 31, 1998................................  53,054    285,533
                                                              ------    -------
  Purchases of minerals in place............................   1,066     20,982
  Extensions, discoveries and other additions...............   3,342     57,881
  Revisions of previous estimates...........................    (947)    (2,322)
  Sales of minerals in place................................      --       (189)
  Production................................................  (3,439)   (39,737)
                                                              ------    -------
Balance at December 31, 1999................................  53,076    322,148
                                                              ======    =======
  Purchases of minerals in place............................   8,346     57,726
  Extensions, discoveries and other additions...............   4,289     76,433
  Revisions of previous estimates...........................  (1,316)   (33,128)
  Sales of minerals in place................................  (2,982)    (1,009)
  Production................................................  (3,922)   (40,847)
                                                              ------    -------
Balance at December 31, 2000................................  57,491    381,323
                                                              ======    =======
PROVED DEVELOPED RESERVES
December 31, 1996...........................................   2,070    184,904
December 31, 1997...........................................  41,255    226,071
December 31, 1998...........................................  41,475    213,449
December 31, 1999...........................................  42,352    224,143
December 31, 2000...........................................  40,642    231,380

                             BELCO OIL & GAS CORP.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 2000   JUNE 30, 2001
                                                              -----------------   -------------
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
                                                                         (UNAUDITED)
                                            ASSETS
Current Assets:
  Cash and cash equivalents.................................     $    2,666        $    1,587
  Accounts receivable.......................................         43,192            26,761
  Assets from commodity price risk management activities....         15,721             6,557
  Prepaid expenses..........................................          4,372             1,547
  Other current assets......................................          1,911             2,303
                                                                 ----------        ----------
        Total current assets................................         67,862            38,755
                                                                 ----------        ----------
Property and Equipment:
  Oil and gas properties at cost based on full cost
    accounting --
    Proved oil and gas properties...........................      1,185,686         1,240,050
    Unproved oil and gas properties.........................         68,979            75,146
    Less -- Accumulated depreciation, depletion and
      amortization..........................................       (674,735)         (703,143)
                                                                 ----------        ----------
  Net oil and gas property..................................        579,930           612,053
                                                                 ----------        ----------
  Building and other equipment..............................          9,159             9,305
    Less -- Accumulated depreciation........................         (3,914)           (4,692)
                                                                 ----------        ----------
  Net building and other equipment..........................          5,245             4,613
                                                                 ----------        ----------
  Other Assets..............................................          4,337             6,493
                                                                 ----------        ----------
        Total assets........................................     $  657,374        $  661,914
                                                                 ==========        ==========
                                    LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable..........................................     $   25,443        $   29,088
  Liabilities from commodity price risk management
    activities..............................................        124,981            43,809
  Accrued interest..........................................          7,695             7,537
  Accrued expenses..........................................          8,926                --
  Other liabilities.........................................          2,546             9,906
                                                                 ----------        ----------
        Total current liabilities...........................        169,591            90,340
                                                                 ----------        ----------
Long-Term Debt..............................................        402,033           409,656
Deferred Income Taxes.......................................          7,933            33,643
Liabilities from Commodity Price Risk Management
  Activities................................................         17,417            21,210
Stockholders' Equity:
  6 1/2% Convertible Preferred stock, $.01 par value;
    10,000,000 shares authorized; 3,273,600 and 2,930,000
    issued and outstanding at December 31, 2000 and June 30,
    2001, respectively......................................             33                29
  Common stock ($.01 par value, 120,000,000 shares
    authorized; 32,342,315 and 32,957,150 shares issued and
    outstanding at December 31, 2000 and June 30, 2001,
    respectively)...........................................            323               330
  Additional paid-in capital................................        292,635           292,719
  Other comprehensive income (loss).........................             --            (9,540)
  Retained earnings (deficit)...............................       (230,902)         (174,930)
  Unearned compensation.....................................           (936)             (790)
  Notes receivable for equity interest......................           (753)             (753)
                                                                 ----------        ----------
        Total stockholders' equity..........................         60,400           107,065
                                                                 ----------        ----------
        Total liabilities and stockholders' equity..........     $  657,374        $  661,914
                                                                 ==========        ==========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
Revenues:
  Oil and gas sales, net of hedging activities..............  $ 97,842    $127,778
  Non-hedge commodity price risk management activities cash
     settlements(a).........................................   (12,995)    (47,685)
  Interest and other........................................       500         145
                                                              --------    --------
     Net revenues...........................................    85,347      80,238
Costs and expenses:
  Oil and gas operating expenses............................    15,201      19,079
  Production taxes..........................................     7,522      10,881
  Depreciation, depletion and amortization..................    28,166      29,192
  General and administrative................................     3,145       3,565
  Interest expense..........................................    13,602      14,571
  Non-cash change in fair value of derivatives..............    65,963     (91,836)
                                                              --------    --------
     Total costs and expenses...............................   133,599     (14,548)
                                                              --------    --------
Income (loss) before income taxes...........................   (48,252)     94,786
Provision (benefit) for income taxes........................   (16,888)     33,175
                                                              --------    --------
Net income (loss) before cumulative effect of change in
  accounting principle......................................   (31,364)     61,611
Cumulative effect of change in accounting
  principle -- net..........................................        --      (4,324)
                                                              --------    --------
Net income (loss)...........................................   (31,364)     57,287
Preferred stock dividends(b)................................     3,152       2,585
                                                              --------    --------
Net income (loss) available to common stock.................  $(34,516)   $ 54,702
                                                              ========    ========
Per share data:
  Basic:
     -- Net income (loss) before cumulative change in
      accounting principle..................................  $  (1.11)   $   1.80
                                                              ========    ========
     -- Net income (loss)...................................  $  (1.11)   $   1.67
                                                              ========    ========
  Diluted:
     -- Net income (loss) before cumulative change in
      accounting principle..................................  $  (1.11)   $   1.70
                                                              ========    ========
     -- Net income (loss)...................................  $  (1.11)   $   1.58
                                                              ========    ========
  Average number of common shares used in computation:
     -- Basic...............................................    31,200      32,721
                                                              ========    ========
     -- Diluted.............................................    31,200      36,302
                                                              ========    ========

---------------

(a) Includes cash premiums received and settlements.

(b) Cumulative preferred stock dividends in the amount of $1.3 million for the three months ended June 30, 2001 were neither declared nor paid.
    The accompanying notes are an integral part of these condensed financial statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               PREFERRED STOCK    COMMON STOCK     ADDITIONAL                  RETAINED    COMPREHENSIVE
                               ---------------   ---------------    PAID-IN       UNEARNED     EARNINGS       INCOME
                               SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION   (DEFICIT)      (LOSS)
                               ------   ------   ------   ------   ----------   ------------   ---------   -------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
BALANCE, DECEMBER 31, 2000...  3,274     $33     32,342    $323     $292,635       $(936)      $(230,902)     $    --
Exchanges of Preferred Stock
  to Common Stock............   (344)     (4)       602       7           (3)         --              --           --
Exercise of Stock Options....     --      --          7      --           36          --              --           --
Restricted Stock Issued......     --      --          6      --           51         (51)             --           --
Restricted Stock Amortized...     --      --         --      --           --         197              --           --
Cumulative change in
  accounting principle.......     --      --         --      --           --          --              --           --
Comprehensive Income:
Net Income...................     --      --         --      --           --          --          57,287       57,287
                                                                                                              -------
  Unrealized hedge gains
    (losses).................     --      --         --      --           --          --              --           --
                                                                                                              -------
  Total other comprehensive
    income...................     --      --         --      --           --          --              --       13,972
                                                                                                              -------
Comprehensive Income.........     --      --         --      --           --          --              --      $71,259
                                                                                                              =======
Preferred Dividend Paid......     --      --         --      --           --          --          (1,315)
                               -----     ---     ------    ----     --------       -----       ---------
BALANCE, JUNE 30, 2001.......  2,930     $29     32,957    $330     $292,719       $(790)      $(174,930)
                               =====     ===     ======    ====     ========       =====       =========

                                ACCUMULATED      NOTES
                                   OTHER       RECEIVABLE
                               COMPREHENSIVE   FOR EQUITY
                                  INCOME        INTEREST     TOTAL
                               -------------   ----------   --------
                                          (IN THOUSANDS)
                                            (UNAUDITED)
BALANCE, DECEMBER 31, 2000...    $     --        $(753)     $ 60,400
Exchanges of Preferred Stock
  to Common Stock............          --           --            --
Exercise of Stock Options....          --           --            36
Restricted Stock Issued......          --           --            --
Restricted Stock Amortized...          --           --           197
Cumulative change in
  accounting principle.......     (23,512)          --       (23,512)
Comprehensive Income:
Net Income...................          --           --        57,287
  Unrealized hedge gains
    (losses).................      13,972                     13,972
  Total other comprehensive
    income...................          --           --            --
Comprehensive Income.........          --           --            --
Preferred Dividend Paid......          --           --        (1,315)
                                 --------        -----      --------
BALANCE, JUNE 30, 2001.......    $ (9,540)       $(753)     $107,065
                                 ========        =====      ========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $ (31,364)    $  57,287
  Adjustments to reconcile net income (loss) to net
     operating cash inflows --
     Depreciation, depletion and amortization...............      28,166        29,192
     Deferred tax expense (benefit).........................     (16,888)       33,175
     Commodity price risk management activities.............      15,081        (8,420)
     Other..................................................         312           134
     Cumulative change in accounting principle, net of
      tax...................................................          --         4,324
     Changes in operating assets and liabilities --
       Commodity price risk management......................      50,882       (83,416)
       Accounts receivable, oil and gas.....................        (233)       16,371
       Commodity Price Risk Management related funds on
        deposit.............................................      (6,350)           --
       Other current assets.................................      (2,934)        2,240
       Accounts payable and accrued liabilities.............       7,833         1,921
                                                               ---------     ---------
          Net operating cash inflows........................      44,505        52,808
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures..................     (46,765)      (60,008)
  Purchases of oil and gas properties.......................     (68,699)         (803)
  Proceeds from sale of oil and gas properties..............       1,017           279
  Proceeds from sale of securities..........................          --           289
  Proceeds from sale of other assets........................          --            27
  Other property additions..................................        (298)         (187)
  Changes in other assets...................................          69          (294)
                                                               ---------     ---------
          Net investing cash outflows.......................    (114,676)      (60,697)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock option exercise.......................          --            36
  Repurchase of bonds.......................................      (2,850)           --
  Repurchases of preferred stock............................        (302)           --
  Long-term borrowings......................................     188,200       112,800
  Long-term debt repayments.................................    (110,700)     (104,800)
  Preferred dividend paid...................................      (3,152)       (1,315)
  Other.....................................................           1            89
                                                               ---------     ---------
          Net financing cash inflows........................      71,197         6,810
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       1,026        (1,079)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       2,105         2,666
                                                               ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $   3,131     $   1,587
                                                               =========     =========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

     We have prepared the financial statements included herein, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods, on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for an entire year. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with our Form 10-K for the calendar year 2000, which includes financial statements and notes thereto. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

NOTE 2 -- USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimated fair value of oil and gas commodity price risk management contracts and the estimate of proved oil and gas reserve volumes and the related discounted future net cash flows therefrom.

NOTE 3 -- COMMODITY PRICE RISK MANAGEMENT ACTIVITIES (OR CPRM)

     We periodically enter into commodity price risk management transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. All CPRM data is presented in accordance with requirements of Statement of Financial Accounting Standards No. 133 which became effective January 1, 2001. Gains and losses related to hedges of our oil and gas production that qualify for hedge accounting treatment are deferred and recognized as revenues as the associated production occurs.

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. Under mark-to-market accounting, those contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated balance sheet. Under such method, changes in the market value of outstanding financial instruments are recognized as unrealized gain or loss in the period of change.

     The tables and related notes set forth in this footnote and summarized below provide details about the volumes and prices of all open Belco CPRM commitments, hedge and non-hedge, as of June 30, 2001. Since most of the contracts covering a substantial portion of the committed volumes were entered into in 1997 and early 1998 when commodity prices were substantially below current commodity price levels, it is not possible to estimate future average prices to be realized given the broad ranges covering both volumes and prices committed at different points in time. A summary of committed volumes and prices by year (last six months

                             BELCO OIL & GAS CORP.

for 2001), assuming the NYMEX forward curve reference prices for oil and gas as of June 30, 2001 is as follows:

                                                                                 AVERAGE
                                                                       VOLUME    REALIZED
                                                          YEAR         PER DAY    PRICE
                                                    ----------------   -------   --------
OIL --
  Barrels per day.................................  2001(last 6 mos.)   6,000     $20.24
                                                    2002                5,400     $20.84
                                                    2003                2,100     $19.93

GAS --
  MMBtu per day...................................  2001(last 6 mos.)  58,000     $ 1.70
                                                    2002               32,000     $ 2.91
                                                    2003                3,700     $ 3.69

     For the six months ended June 30, 2001, we recorded, as required by existing accounting rules, non-hedge commodity price risk management cash settlements paid out by us in the amount of $15.7 million and $45.1 million in unrealized non-cash mark-to-market gains. This compares to $7.5 million in cash settlements paid by us and $43.8 million in unrealized non-cash mark-to-market losses reported for the 2000 comparable period. No letters of credit were outstanding at June 30, 2001.

     At June 30, 2001, Belco's consolidated balance sheet reflects $56.2 million in potential price risk management net liabilities consisting of $49.1 million related to commodities and $7.1 million related to interest rate swaps. The full potential net liabilities may or may not be realized as they are dependent on future commodity price and interest rate behavior.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil commodity hedges as of June 30, 2001:

                                                               PRODUCTION PERIODS
                                                           ---------------------------
                                                           REMAINDER
                                                            OF 2001     2002     2003
                                                           ---------   ------   ------
GAS --
  Price swaps sold -- receive fixed price (thousand
     MMBtu)(1)...........................................        --        --    1,363
     Average price, per MMBtu............................   $    --        --   $ 3.69
  Price swaps bought -- pay fixed price (thousand
     MMBtu)(1)...........................................    (4,140)     (460)      --
     Average price, per MMBtu............................   $  4.46    $ 4.47       --
                                                            -------    ------   ------
       Sub-total -- net swap volume (thousand MMBtu).....    (4,140)     (460)   1,363
                                                            -------    ------   ------
  Collars sold (thousand MMBtu)(2).......................     4,600     5,925    3,650
     Average floor price, per MMBtu......................   $  1.91    $ 2.73   $ 2.85
     Average ceiling price, per MMBtu....................   $  2.85    $ 3.14   $ 4.91
  Puts bought (thousand MMBtu)(3)........................        --     3,650       --
     Average price per MMBtu.............................        --    $ 3.13       --
  Calls bought (thousand MMBtu)(3).......................      (460)       --       --
     Average price per MMBtu.............................   $  6.00        --       --

                             BELCO OIL & GAS CORP.

                                                               PRODUCTION PERIODS
                                                           ---------------------------
                                                           REMAINDER
                                                            OF 2001     2002     2003
                                                           ---------   ------   ------
OIL --
  Price swaps sold -- receive fixed price (MBbls)(1).....       525       840      480
     Average price, per Bbl..............................   $ 19.81    $20.29   $20.60
  Price swaps bought -- pay fixed price (MBbls)(1).......        --        --       --
  Average price, per Bbl.................................        --        --       --
                                                            -------    ------   ------
       Sub-total -- net swap volumes.....................       525       840      480
                                                            -------    ------   ------
  Collars sold (MBbls)(2)................................       120       300       90
     Average floor price, per Bbl........................   $ 18.75    $19.60   $21.00
     Average ceiling price per Bbl.......................   $ 22.68    $25.10   $24.63

---------------

(1) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge. Conversely, swaps bought require Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(2) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

(3) Calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

NON-HEDGING TRANSACTIONS

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. The second quarter 2001 results of operations included an aggregate non-cash pre-tax gain of $45.1 million related to these activities resulting from the net change in value of Belco's mark-to-market portfolio of non-hedge price risk management activities.

                             BELCO OIL & GAS CORP.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil financial instruments at June 30, 2001, that do not qualify for hedge accounting:

                                                                  PRODUCTION PERIODS
                                                              ---------------------------
                                                              REMAINDER
                                                               OF 2001     2002     2003
                                                              ---------   ------   ------
GAS(1) --
  Price Swaps Sold -- receive fixed price (thousand
     MMBtu)(3)..............................................    10,580        --       --
     Average price, per MMBtu...............................   $  2.55        --       --
  Price Swaps Bought -- pay fixed price (thousand
     MMBtu)(3)..............................................      (690)       --       --
     Average price, per MMBtu...............................   $  4.15        --       --
                                                               -------    ------   ------
       Sub-total net swap volume (thousand MMBtu)...........     9,890        --       --
                                                               -------    ------   ------
  Puts Sold (thousand MMBtu)(2).............................    (1,380)       --       --
     Average price, per MMBtu...............................   $  4.34        --       --
  Extension Swaps Sold -- receive fixed price (thousand
     MMBtu).................................................        --     3,650       --
     Average price, per MMBtu...............................        --    $ 2.65       --
  Calls sold (thousand MMBtu)(2)............................     1,702     4,380       --
     Average price, per MMBtu...............................   $  3.30    $ 2.95       --
OIL --
  Price Swaps Sold -- receive fixed price (MBbls)(3)........        60        --       --
     Average price, per Bbl.................................   $ 17.25        --       --
  Calls Sold (MBbls)(2).....................................       330       720       --
     Average price, per Bbl.................................   $ 20.55    $22.00       --
  Puts Sold (MBbls)(2)......................................       (90)       --       --
     Average price, per Bbl.................................   $ 16.00        --       --
  Extension Swaps Sold, receive fixed price (MBbls)(3)......        --       300      300
     Average price, per Bbl.................................        --    $18.86   $18.86
  Extension Collars Sold(4).................................        60        --       --
     Average floor price....................................   $ 17.50        --       --
     Average ceiling price..................................   $ 20.35        --       --

---------------

(1) Belco sells the majority of its Wyoming gas at prices based on the Northwest Pipeline Rocky Mountain Index and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Northwest Pipeline Rocky Mountain Index Price by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Northwest Pipeline Rocky Mountain Index Price by less than a stated differential (or in the event that the Northwest Pipeline Rocky Mountain Index Price is greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 10,000 MMBtu/d at $0.27 for the year 2001.

    Belco sells the majority of its East Texas gas at prices based on the Katy and Houston Ship Channel Indices and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Katy and Houston Ship Channel Indices Prices by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Katy and

                             BELCO OIL & GAS CORP.

    Houston Ship Channel Indices Prices by less than a stated differential (or in the event that the Katy and Houston Ship Channel Indices Prices are greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 25,000 MMBtu/d at $0.02 for Katy and 5,000 MMBtu/d at $0.005 (over the NYMEX Reference Price) for Houston Ship Channel for the year 2001.

(2) Calls or puts are sold under written option contracts in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(3) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such instrument and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such instrument. Conversely, swaps bought require Belco to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(4) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

NOTE 4 -- CAPITAL STOCK

     From January 1, 2000 through June 30, 2001, we exchanged 1,034,600 shares of our 6 1/2% convertible preferred stock for 1,844,010 shares of our common stock. The preferred shares that were exchanged had a liquidation preference value of $25.9 million.

     As previously reported, Belco's credit facility and the indentures governing its subordinated debt restrict the payment of dividends. As a result of recording substantial unrealized non-cash mark-to-market losses in prior periods as required by existing accounting rules, dividends on Belco's preferred stock may be limited or prohibited by the restriction contained in Belco's
10 1/2% bond indenture. Payment of the June 2001 dividend on Belco's preferred stock was not permitted. The declaration and payment of subsequent dividends will be contingent upon the sale of equity interests or sufficient net income to restore dividend payment capacity under the indenture. Reported second quarter and first six months of 2001 net income, as defined in the 10 1/2% bond indenture, was sufficient to restore this dividend payment capacity. The Board of Directors declared a preferred dividend at a special board meeting held on August 10, 2001.

                             BELCO OIL & GAS CORP.

  NET INCOME (LOSS) PER COMMON SHARE

     A reconciliation of the components of basic and diluted net income (loss) per common share for the six months ended June 30, 2000 and 2001 is presented in the table below (in thousands, except per share amounts):

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                                2000      2001
                                                              --------   -------
Basic net income (loss) per share:
  Net income (loss) before cumulative effect of change in
     accounting principle...................................  $(31,364)  $61,611
  Cumulative change in accounting principle -- net..........        --    (4,324)
                                                              --------   -------
  Net income (loss).........................................   (31,364)   57,287
  Less: Preferred stock dividends(1)........................    (3,152)   (2,585)
                                                              --------   -------
  Income (loss) attributable to common shareholders.........  $(34,516)  $54,702
                                                              ========   =======
     Weighted average shares of common stock outstanding....    31,200    32,721
                                                              ========   =======
     Basic net income (loss) per share before cumulative
       effect of change in accounting principle.............  $  (1.11)  $  1.80
                                                              ========   =======
  Basic net income (loss) per share.........................  $  (1.11)  $  1.61
                                                              ========   =======
Diluted net income (loss) per share:
  Net income (loss) before cumulative effect of change in
     accounting principle...................................  $(31,364)  $61,611
  Cumulative change in accounting principle.................        --    (4,324)
                                                              --------   -------
  Net income (loss).........................................   (31,364)   57,287
  Less: Preferred stock dividends(2)........................    (3,152)   (2,585)
                                                              --------   -------
  Income (loss) attributable to common shareholders.........  $(34,516)  $54,702
                                                              ========   =======
     Diluted weighted average shares of common stock
       outstanding..........................................    31,200    36,302
                                                              ========   =======
     Diluted net income (loss) per share before cumulative
       effect of change in accounting principle.............  $  (1.11)  $  1.70
                                                              ========   =======
       Diluted net income (loss) per share..................  $  (1.11)  $  1.58
                                                              ========   =======
Weighted average sales of common stock outstanding..........    31,200    32,721
Effect of dilutive securities:
  Stock options(3)..........................................        --       272
  Preferred stock(3)........................................        --     3,309
                                                              --------   -------
Diluted weighted average shares of common stock
  outstanding...............................................    31,200    36,302
                                                              ========   =======

---------------

(1) Cumulative preferred stock dividends in the amount of $1.3 million for the three months ended June 30, 2001 were neither declared nor paid.

(2) Amounts are not included in the computation of diluted net income (loss) per share for 2001, because to do so would have been antidilutive.

                             BELCO OIL & GAS CORP.

(3) Amounts are not included in the computation of diluted net income (loss) per share for 2000, because to do so would have been antidilutive.

NOTE 5 -- LONG TERM DEBT

     Long term debt consists of the following at December 31, 2000 and June 30, 2001 (in thousands):

                                                              DECEMBER 31,   JUNE 30,
                                                                  2000         2001
                                                              ------------   --------
Revolving credit facility due 2004..........................    $141,000     $149,000
8 7/8% Senior Subordinated Notes due 2007...................     147,000      147,000
10 1/2% Senior Subordinated Notes due 2006, including
  premium totaling approximately $4.7 and $5.0 million for
  2001 and 2000, respectively...............................     114,033      113,656
                                                                --------     --------
     Total Debt.............................................     402,033      409,656
Less: Current maturities....................................          --           --
                                                                --------     --------
Long term debt..............................................    $402,033     $409,656
                                                                ========     ========

     As of June 30, 2001, Belco's effective interest rate on the outstanding balance of $149.0 million on its line of credit was approximately 6.0% per annum.

     There were no outstanding letters of credit at June 30, 2001.

     Total cash interest expense paid for the six months ended June 30, 2001 was approximately $17.6 million. Interest capitalized during the first six months of 2001 was $3.6 million.

NOTE 6 -- NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which was amended by Financial Accounting Standards No. 138 ("SFAS 138") in June 1999. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We adopted SFAS 133 on January 1, 2001, the effective date as amended by SFAS 138. SFAS 133 will increase volatility of stockholder's equity, reporting earnings (losses) and other comprehensive income. The impact of compliance with SFAS 133 on the financial statements was that we recorded an additional $17.5 million in current assets, $2.0 million in non-current assets, $43.0 million in current liabilities and $12.7 million in non-current liabilities related to Belco's existing oil and gas hedges based on the forward price curve in effect at December 31, 2000. These contracts qualified for hedge accounting treatment under SFAS 133. The total potential net liability of $36.2 million ($23.5 million net of tax) related to qualifying hedge instruments was charged to Other Comprehensive Income and appears in the equity section of the balance sheet. After adoption, Belco was required to recognize any hedge ineffectiveness in the income statement which resulted in a charge of $355,000 for the six months ended June 30, 2001. In addition, Belco has three interest rate swaps that were affected by SFAS 133. These swaps did not qualify for hedge accounting and as a result, Belco recorded an additional $6.6 million ($4.3 million net of tax) in non-current liabilities with the offsetting charge to the income statement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Westport Resources Corporation:

     We have audited the accompanying statements of revenues and direct operating expenses for the oil and natural gas properties of Equitable Production (Gulf) Company (the "EPGC Properties") for the years ended December 31, 1998 and 1999. These statements are the responsibility of EPGC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The statements of revenues and direct operating expenses for the EPGC Properties were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of revenues and expenses.

     In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses for the EPGC Properties for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
June 15, 2000.

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                            FOR THE EPGC PROPERTIES

                                                                                      FOR THE
                                                                                    THREE MONTHS
                                                                                       ENDED
                                                              FOR THE YEAR ENDED     MARCH 31,
                                                                 DECEMBER 31,           2000
                                                              -------------------   ------------
                                                                1998       1999
                                                              --------   --------   (UNAUDITED)
Oil and natural gas revenue.................................  $45,803    $64,872      $18,932
Direct operating expenses...................................   10,030      7,215        1,215
                                                              -------    -------      -------
Revenues in excess of direct operating expenses.............  $35,773    $57,657      $17,717
                                                              =======    =======      =======

        The accompanying notes are an integral part of these statements.

                        NOTES TO STATEMENTS OF REVENUES
                       AND DIRECT OPERATING EXPENSES FOR
                              THE EPGC PROPERTIES

1.  BASIS OF PRESENTATION:

     On April 7, 2000, Westport Oil and Gas Company, Inc. ("Westport Oil and Gas") merged with Equitable Production (Gulf) Company ("EPGC"). The transaction was effected by a merger between a newly-formed subsidiary of EPGC and Westport Oil and Gas, resulting in Westport Oil and Gas becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation. The merger had an October 1, 1999 effective date. EPGC was an indirect subsidiary of Equitable Resources, Inc. ("Equitable") formed to hold interests in Equitable's Gulf of Mexico oil and natural gas properties, including 37 producing properties and 30 undeveloped blocks (the "EPGC Properties"). The merger was accounted for using purchase accounting with Westport Oil and Gas as the surviving entity.

     The accompanying statements of revenues and direct operating expenses were derived from the historical accounting records of the EPGC Properties and reflect the revenues and direct operating expenses of EPGC's 37 producing properties. The statements do not include depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense as these costs may not be comparable to the expenses expected to be incurred by the combined company.

2.  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED):

     Supplemental oil and natural gas reserve information related to the EPGC Properties is reported in compliance with FASB Statement No. 69, "Disclosures about Oil and Gas Producing Activities." Net proved oil and natural gas reserves and the discounted future net cash flows related to those reserves were prepared by EPGC's petroleum engineers and audited by Netherland, Sewell & Associates, Inc. at December 31, 1997 and 1998. For December 31, 1999, the report was prepared by Netherland, Sewell & Associates, Inc. Information presented in that report was the basis for the net proved oil and natural gas reserve and standardized measure disclosures presented below.

     The following tables set forth information for the years ended December 31, 1998 and 1999, with respect to changes in the proved reserves for the EPGC Properties.

                                                        1998                1999
                                                  -----------------   -----------------
                                                    OIL       GAS       OIL       GAS
                                                  (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                                  -------   -------   -------   -------
Total Proved Reserves:
  Beginning of year.............................   3,357     84,926    4,681     86,648
  Production....................................    (614)   (18,782)    (761)   (23,100)
  Revisions of previous estimates...............     282     (4,195)    (652)     8,821
  Extensions, discoveries and other additions...   1,661     24,699    1,141     41,939
  Purchases of reserves in place................      --         --       --         --
  Sale of reserves in place.....................      --         --      (50)    (1,758)
                                                   -----    -------    -----    -------
  End of year...................................   4,686     86,648    4,359    112,550
                                                   =====    =======    =====    =======

     At December 31, 1998 and 1999, proved developed reserves were estimated to be 3,171,863 and 2,421,913, respectively, barrels of oil and 75,467,573 and 91,945,596, respectively, Mcf of natural gas.

                        NOTES TO STATEMENTS OF REVENUES
                       AND DIRECT OPERATING EXPENSES FOR
                       THE EPGC PROPERTIES -- (CONTINUED)

     Information with respect to the estimated discounted future net cash flows for the EPGC Properties for the years ended December 31, 1998 and 1999, is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Future cash flows...........................................   $215,350     $361,475
Future production costs.....................................    (75,702)     (48,296)
Future development costs....................................    (28,525)     (58,025)
                                                               --------     --------
Future net cash flows before tax............................    111,123      255,154
Future income taxes.........................................         --      (52,578)
                                                               --------     --------
Future net cash flows after tax.............................    111,123      202,576
Annual discount at 10%......................................    (19,041)     (38,916)
                                                               --------     --------
Standardized measure of discounted future net cash flows....   $ 92,082     $163,660
                                                               ========     ========

     The calculated weighted average sales prices utilized for the purposes of estimating the proved reserves and future net revenue of the EPGC Properties were $2.30 per Mcf of natural gas and $25.60 per barrel of oil at December 31, 1999 and $1.97 per Mcf of natural gas and $9.62 per barrel of oil at December 31, 1998.

     Principal changes in the estimated discounted future net cash flows for the EPGC Properties for the years ended December 31, 1998 and 1999, are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Beginning of year...........................................   $119,577     $ 92,082
  Oil and natural gas sales, net of production costs........    (35,525)     (55,844)
  Net changes in anticipated prices and production costs....    (84,392)      48,741
  Extensions and discoveries, less related costs............     45,423       83,188
  Changes in estimated future development costs.............     16,783       14,000
  Revision of quantity estimates............................     (2,385)       7,129
  Purchases of minerals in place............................         --           --
  Sales of minerals in place................................         --        2,096
  Accretion of discount.....................................     11,958        9,208
  Net change in income taxes................................     17,508      (31,624)
  Changes in production rates and other.....................      3,135       (5,316)
                                                               --------     --------
End of year.................................................   $ 92,082     $163,660
                                                               ========     ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $275,000,000

                               OFFER TO EXCHANGE

                                [WESTPORT LOGO]

                         WESTPORT RESOURCES CORPORATION

                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2001

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                February 5, 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                             LETTER OF TRANSMITTAL

                         WESTPORT RESOURCES CORPORATION

        OFFER TO EXCHANGE ITS 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
      THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                            UNDER THE SECURITIES ACT

               Pursuant to the Prospectus dated February 5, 2002

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
 TIME, ON MARCH 8, 2002, UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN
        PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

  By Registered or Certified     By Hand or Overnight Delivery:      Facsimile Transmissions:
             Mail:                    The Bank of New York         (Eligible Institutions Only)
     The Bank of New York           Reorganization Department             (212) 235-2261
   Reorganization Department      15 Broad Street, 16(th) Floor
 15 Broad Street, 16(th) Floor      New York, New York 10005        To Confirm by Telephone or
   New York, New York 10005               Attn: Kin Lau                for Information Call:
         Attn: Kin Lau                                                        Kin Lau
                                                                          (212) 235-2358

                            ------------------------

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

     This Letter of Transmittal is to be completed either if (a) certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth under "The Exchange
Offer -- Procedures for Tendering Old Notes" in the Prospectus and an Agent's Message (as defined below) is not delivered. Certificates, or book-entry confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"), as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Tenders by book-entry transfer also may be made by delivering an Agent's Message in lieu of this Letter of Transmittal. The term "book-entry confirmation" means a confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Letter of Transmittal and that Westport Resources Corporation, a Nevada corporation (the "Company"), may enforce this Letter of Transmittal against such participant.

     Holders (as defined below) of Old Notes whose certificates (the "Certificates") for such Old Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange

Agent on or prior to the Expiration Date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

ALL TENDERING HOLDERS COMPLETE THIS BOX:

------------------------------------------------------------------------------------------------------------------
                                             DESCRIPTION OF OLD NOTES
------------------------------------------------------------------------------------------------------------------
IF BLANK, PLEASE PRINT NAME AND ADDRESS                                 OLD NOTES
        OF REGISTERED HOLDER(S)                           (ATTACH ADDITIONAL LIST IF NECESSARY)
------------------------------------------------------------------------------------------------------------------
                                                                        AGGREGATE           PRINCIPAL AMOUNT OF
                                              CERTIFICATE            PRINCIPAL AMOUNT        OLD NOTES TENDERED
                                               NUMBER(S)*              OF OLD NOTES         (IF LESS THAN ALL)**
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                        TOTAL:
------------------------------------------------------------------------------------------------------------------
   * Need not be completed by book-entry Holders.
  ** Old Notes may be tendered in whole or in part in multiples of $1,000. All Old Notes held shall be deemed tendered unless a lesser number is specified in this column. See Instruction 4.
------------------------------------------------------------------------------------------------------------------

           (BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER
    MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

   Name of Tendering Institution
                                 -----------------------------------------------

   DTC Account Number ------------------- Transaction Code Number --------------

[ ] CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF
    TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (SEE INSTRUCTION 1):

   Name(s) of Registered Holder(s)
                                   ---------------------------------------------

   Window Ticket Number (if any)
                                 -----------------------------------------------

   Date of Execution of Notice of Guaranteed Delivery
                                                      --------------------------

   Name of Institution that Guaranteed Delivery
                                                --------------------------------

   If Guaranteed Delivery is to be made by Book-Entry Transfer:

   Name of Tendering Institution
                                 -----------------------------------------------

   DTC Account Number ------------------- Transaction Code Number --------------

[ ] CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OLD NOTES
    ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

[ ] CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL
    COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

   Name:
         -----------------------------------------------------------------------

   Address:
            --------------------------------------------------------------------

Ladies and Gentlemen:

     The undersigned hereby tenders to Westport Resources Corporation, a Nevada corporation (the "Company"), the above described principal amount of the Company's 8 1/4% Senior Subordinated Notes due 2011 (the "Old Notes") in exchange for an equivalent amount of the Company's 8 1/4% Senior Subordinated Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Prospectus dated February 5, 2002 (as the same may be amended or supplemented from time to time, the "Prospectus"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer").

     Subject to and effective upon the acceptance for exchange of all or any portion of the Old Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Old Notes as is being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Old Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to be issued in exchange for such Old Notes, (ii) present Certificates for such Old Notes for transfer, and to transfer the Old Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Old Notes tendered hereby and that, when the same is accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Old Notes tendered hereby, and the undersigned will comply with its obligations under the Registration Rights Agreement. The undersigned has read and agrees to all of the terms of the Exchange Offer.

     The name(s) and address(es) of the registered Holder(s) of the Old Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the Certificates representing such Old Notes. The Certificate number(s) and the Old Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.

     If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Old Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Old Notes will be returned (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to an account maintained at
DTC), without expense to the tendering Holder, promptly following the expiration or termination of the Exchange Offer.

     The undersigned understands that tenders of Old Notes pursuant to any one of the procedures described in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus and in the instructions attached hereto will, upon the Company's acceptance for exchange of such tendered Old Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Old Notes tendered hereby.

     Unless otherwise indicated herein in the box entitled "Special Issuance Instructions" below, the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Old Notes, that such Exchange Notes be credited to the account indicated above maintained at DTC. If applicable, substitute Certificates representing Old Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Old Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under "Special Delivery Instructions," please deliver Exchange Notes to the undersigned at the address shown below the undersigned's signature.

     By tendering Old Notes and executing this Letter of Transmittal or effecting delivery of an Agent's Message in lieu thereof, the undersigned hereby represents and agrees that (i) the undersigned is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by the undersigned are being acquired in the ordinary course of its business, (iii) the undersigned has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer, and (iv) if the undersigned is not a broker-dealer, the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. The Company may require the undersigned, as a condition to the undersigned's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" within the meaning of Rule 13d-3 under the Exchange Act on behalf of whom the undersigned holds the Old Notes to be exchanged in the Exchange Offer. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed that, subject to the provisions of the Registration Rights Agreement, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer (as defined below) in connection with resales of Exchange Notes received in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the effective date of the registration statement relating to the Exchange Notes (the "Effective Date") (subject to extension under certain limited circumstances described in the Prospectus) or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. In that regard, each broker-dealer who acquired Old Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer"), by tendering such Old Notes and executing this Letter of Transmittal or effecting delivery of an Agent's Message in lieu thereof, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

     As a result, a Participating Broker-Dealer who intends to use the Prospectus in connection with resales of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided above or may be delivered to the Exchange Agent at the address set forth in the Prospectus under "The Exchange Offer -- Exchange Agent."

     The undersigned will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

     The undersigned, by completing the box entitled "Description of Old Notes" above and signing this letter, will be deemed to have tendered the Old Notes as set forth in such box.

                         SPECIAL ISSUANCE INSTRUCTIONS
                        (SIGNATURE GUARANTEE REQUIRED --
                               SEE INSTRUCTION 2)

     TO BE COMPLETED ONLY if Exchange Notes or Old Notes not tendered are to be issued in the name of someone other than the registered Holder of the Old Notes whose name(s) appear(s) above.

[ ] Old Notes not tendered to:
[ ] Exchange Notes to:

Name
     ---------------------------------------------------------------------------
                                 (PLEASE PRINT)

Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

--------------------------------------------------------------------------------
                             (TAX IDENTIFICATION OR
                            SOCIAL SECURITY NUMBER)

                         SPECIAL DELIVERY INSTRUCTIONS
                        (SIGNATURE GUARANTEE REQUIRED --
                               SEE INSTRUCTION 2)

     TO BE COMPLETED ONLY if Exchange Notes or Old Notes not tendered are to be sent to someone other than the registered Holder of the Old Notes whose name(s) appear(s) above, or such registered Holder at an address other than that shown above.

[ ] Old Notes not tendered to:
[ ] Exchange Notes to:

Name
     ---------------------------------------------------------------------------
                                 (PLEASE PRINT)

Address
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

                                   IMPORTANT
                               HOLDERS: SIGN HERE
                  (PLEASE COMPLETE SUBSTITUTE FORM W-9 HEREIN)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           SIGNATURE(S) OF HOLDER(S)

Date:
     --------------------

     (Must be signed by the registered holder(s) exactly as name(s) appear(s) on Certificate(s) for the Old Notes hereby tendered or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 2 below.)

Name(s): -----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Capacity (full title): ---------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Address: -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone Number: ------------------------------------------------

                        (SEE SUBSTITUTE FORM W-9 HEREIN)

                           GUARANTEE OF SIGNATURE(S)
                           (SEE INSTRUCTION 2 BELOW)

Authorized Signature: ----------------------------------------------------------

Name: --------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             (PLEASE TYPE OR PRINT)

Title: -------------------------------------------------------------------------

Name of Firm: ------------------------------------------------------------------

Address: -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Area Code and Telephone Number: ------------------------------------------------

Date: --------------------

                                  INSTRUCTIONS

         FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. Delivery of Letter of Transmittal and Certificates; Guaranteed Delivery Procedures. This Letter of Transmittal is to be completed either if (a) Certificates are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus and an Agent's Message is not delivered. Certificates, or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, as well as this Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to the Expiration Date. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu thereof. Old Notes may be tendered in whole or in part in integral multiples of $1,000.

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For Old Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein and in the Prospectus, "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
(iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association.

     The method of delivery of Certificates, this Letter of Transmittal and all other required documents is at the option and sole risk of the tendering Holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, then registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     The Company will not accept any alternative, conditional or contingent tenders. Each tendering Holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

     2. Guarantee of Signatures. No signature guarantee on this Letter of Transmittal is required if:

        i. this Letter of Transmittal is signed by the registered Holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Old Notes (the "Holder")) of Old Notes tendered herewith, unless such Holder(s) has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" above, or

        ii. such Old Notes are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.

     3. Inadequate Space. If the space provided in the box captioned "Description of Old Notes" is inadequate, the Certificate number(s) and/or the principal amount of Old Notes and any other required information should be listed on a separate signed schedule that is attached to this Letter of Transmittal.

     4. Partial Tenders and Withdrawal Rights. Tenders of Old Notes will be accepted only in integral multiples of $1,000. If less than all the Old Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Old Notes which are to be tendered in the box entitled "Principal Amount of Old Notes Tendered." In such case, new Certificate(s) for the remainder of the Old Notes that were evidenced by your old Certificate(s) will only be sent to the Holder of the Old Notes, promptly after the Expiration Date. All Old Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if Certificates for Old Notes have been tendered) the name of the registered Holder of the Old Notes as set forth on the Certificate for the Old Notes, if different from that of the person who tendered such Old Notes. If Certificates for the Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Certificates for the Old Notes, the tendering Holder must submit the serial numbers shown on the particular Certificates for the Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written. telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall not be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the Holder thereof without cost to such Holder promptly after withdrawal.

     5. Signatures on Letter of Transmittal, Assignments and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

     If any Old Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Old Notes are registered in different name(s) on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.

     If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, must submit proper evidence satisfactory to the Company, in its sole discretion, of each such person's authority to so act.

     When this Letter of Transmittal is signed by the registered owner(s) of the Old Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) is required unless Exchange Notes are to be issued in the name of a person other than the registered Holder(s). Signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Old Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the Trustee for the Old Notes may require in accordance with the restrictions on transfer applicable to the Old Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.

     6. Special Issuance and Delivery Instructions. If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates for Old Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

     7. Irregularities. The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which may, in the view of counsel to the Company be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" or any conditions or irregularities in any tender of Old Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. The Company, any affiliates or assigns of the Company, the Exchange Agent, or any other person shall not be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

     8. Questions, Requests for Assistance and Additional Copies. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.

     9. 30% Backup Withholding; Substitute Form W-9. Under the U.S. Federal income tax law, a Holder whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such Holder's correct taxpayer identification number ("TIN"). The Holder's TIN may be provided on an IRS Form W-9 or a Substitute Form W-9 as furnished below. If the Exchange Agent is not provided with the correct TIN, payments to such Holders or other payees with respect to Old Notes exchanged pursuant to the Exchange Offer may be subject to 30% backup withholding. In addition, the Internal Revenue Service (the "IRS") may subject the Holder or other payee to penalties for failure to provide a valid TIN or for providing false information in connection with a request for a TIN.

     The box in Part 2 of the Substitute Form W-9 may be checked if the tendering Holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 2 is checked, the Holder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 2 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 30% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent. The Exchange Agent will retain such amounts withheld during the 60-day period following the date of the Substitute Form W-9. If the Holder furnishes the Exchange Agent with its TIN within 60 days after the date of the Substitute Form W-9, the amounts retained during the 60-day period will be remitted to the Holder and no further amounts shall be retained or withheld from payments made to the Holder thereafter. If, however, the Holder has not provided the Exchange Agent with its TIN within such 60-day period, amounts withheld will be remitted to the IRS as backup withholding. In addition, 30% of all payments made thereafter will be withheld and remitted to the IRS until a correct TIN is provided.

     The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered owner of the Old Notes or of the last transferee appearing on the transfers attached to, or endorsed on, the Old Notes. If the Old Notes are registered in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     Certain Holders (including, among others, corporations, financial institutions and certain foreign persons) may not be subject to the backup withholding and reporting requirements. Such Holders should nevertheless complete the Substitute Form W-9 attached below, and write "EXEMPT" on the face thereof, to avoid possible erroneous backup withholding. A foreign person may qualify as an exempt recipient by submitting a properly completed IRS Form W-8, signed under penalties of perjury, attesting to that Holder's exempt status. Please consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which Holders are exempt from backup withholding.

     Backup withholding is not an additional U.S. Federal income tax. Rather, the U.S. Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

     10. Waiver of Conditions. The Company reserves the absolute right to waive satisfaction of any or all conditions enumerated in the Prospectus.

     11. No Conditional Tenders. No alternative, conditional or contingent tenders will be accepted. All tendering Holders of Old Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of Old Notes for exchange.

     Neither the Company, the Exchange Agent nor any other person is obligated to give notice of any defect or irregularity with respect to any tender of Old Notes nor shall any of them incur any liability for failure to give any such notice.

     12. Lost, Destroyed or Stolen Certificates. If any Certificate(s) representing Old Notes have been lost, destroyed or stolen, the Holder should promptly notify the Exchange Agent. The Holder will then be instructed as to the steps that must be taken in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificate(s) have been followed.

     13. Security Transfer Taxes. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                       PAYER'S NAME: THE BANK OF NEW YORK

--------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                                PART 1 - PLEASE PROVIDE YOUR TIN IN THE
FORM W-9                                  BOX AT RIGHT AND CERTIFY BY SIGNING AND  TIN: ------------------------------
DEPARTMENT OF THE TREASURY                DATING BELOW.                                 Social Security Number or
INTERNAL REVENUE SERVICE                                                                Employer Identification Number
--------------------------------------------------------------------------------------------------------------------------
                                          PART 2 - TIN Applied For  [ ]
PAYER'S REQUEST FOR TAXPAYER
IDENTIFICATION NUMBER ("TIN")
--------------------------------------------------------------------------------------------------------------------------
 CERTIFICATION: Under penalties of perjury, I certify that:
 (1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me); and
 (2) I am not subject to backup withholding either because: (a) I have not been notified by the Internal Revenue Service
     (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or
     (b) the IRS has notified me that I am no longer subject to backup withholding.
 CERTIFICATE INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting of interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed
 Guidelines.)
--------------------------------------------------------------------------------------------------------------------------
 Signature ----------------------------------------------------------------   Date----------------------------------------
--------------------------------------------------------------------------------------------------------------------------

NOTE:  FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
   OF 30% OF ANY PAYMENTS MADE TO YOU IN CONNECTION WITH THE EXCHANGE OFFER.
      PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

        YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING
           (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
    I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of the exchange, thirty percent (30%) of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature ---------------------------------------------   Date -----------------

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE
PAYER. -- Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

------------------------------------------------------------
                                         GIVE THE
                                         SOCIAL SECURITY
FOR THIS TYPE OF ACCOUNT:                NUMBER OF --
------------------------------------------------------------
 1.  An individual's account             The individual

 2.  Two or more individuals (joint      The actual owner of
     account)                            the account or, if
                                         combined funds, any
                                         one of the
                                         individuals(1)

 3.  Husband and wife (joint account)    The actual owner of
                                         the account or, if
                                         joint funds, either
                                         person(1)

 4.  Custodian account of a minor        The minor(2)
     (Uniform Gift to Minors Act)

 5.  Adult and minor (joint account)     The adult or, if
                                         the minor is the
                                         only contributor,
                                         the minor(1)

 6.  Account in the name of guardian or  The ward, minor, or
     committee for a designated ward,    incompetent
     minor, or incompetent person        person(3)

 7.  a. The usual revocable savings      The grantor-
        trust account (grantor is also   trustee(1)
        trustee)

     b. So-called trust account that is The actual owner(1) not a legal or valid trust under State law

 8.  Sole proprietorship account         The Owner(4)
------------------------------------------------------------
------------------------------------------------------------
                                         GIVE THE EMPLOYER
                                         IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:                NUMBER OF --
------------------------------------------------------------
 9.  A valid trust, estate, or pension   The legal entity
     trust                               (Do not furnish the
                                         identifying number
                                         of the personal
                                         representative or
                                         trustee unless the
                                         legal entity itself
                                         is not designated
                                         in the account
                                         title.)(5)

10.  Corporate account                   The corporation

11.  Religious, charitable, or           The organization
     educational organization account

12.  Partnership account held in the     The partnership
     name of the business

13.  Association, club, or other tax-    The organization
     exempt organization

14.  A broker or registered nominee      The broker or
                                         nominee

15.  Account with the Department of      The public entity
     Agriculture in the name of a
     public entity (such as a State or
     local government, school district,
     or prison) that receives
     agricultural program payments

------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner.
(5) List first and circled the name of the legal trust, estate, or pension trust.

NOTE:If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER OF SUBSTITUTE FORM W-9

                                     PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

 - A corporation.

 - A financial institution.

 - An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under section 403(6)(7).

 - The United States or any agency or instrumentality thereof.

 - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

 - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

 - An international organization or any agency, or instrumentality thereof.

 - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

 - A real estate investment trust.

 - A common trust fund operated by a bank under section 584(a)

 - An exempt charitable remainder trust under section 664, or a non-exempt trust described in section 4947.

 - An entity registered at all times under the Investment Company Act of 1940.

 - A foreign central bank of issue.

 - A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

 - Payments to nonresident aliens subject to withholding under section 1441.

 - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

 - Payments of patronage dividends where the amount received is not paid in money.

 - Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

 - Payments of interest on obligations issued by individuals.

  Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

 - Payments of tax-exempt interest (including exempt-in-interest dividends under section 852).

 - Payments described in section 6049(b)(5) to non-resident aliens.

 - Payments on tax-free covenant bonds under section 1451.

 - Payments made by certain foreign organizations.

 - Mortgage interest paid to the payer.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details see section 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N and their regulations.

PRIVACY ACT NOTICE. -- Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes and to help verify the accuracy of your return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. -- If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

                  FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
                   CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                                                         ANNEX B

                         NOTICE OF GUARANTEED DELIVERY

                         WESTPORT RESOURCES CORPORATION

        OFFER TO EXCHANGE ITS 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
      THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                            UNDER THE SECURITIES ACT

               PURSUANT TO THE PROSPECTUS DATED FEBRUARY 5, 2002

     This Notice of Guaranteed Delivery, or one substantially equivalent to this form, must be used to accept the Exchange Offer (as defined below) if (i) certificates for the Company's 8 1/4% Senior Subordinated Notes due 2011 (the "Old Notes") are not immediately available, (ii) Old Notes, the Letter of Transmittal and all other required documents cannot be delivered to The Bank of New York (the "Exchange Agent") on or prior to the Expiration Date or (iii) the procedures for delivery by book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand, overnight courier or mail, or transmitted by facsimile transmission, to the Exchange Agent. See "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus. In addition, in order to utilize the guaranteed delivery procedure to tender Old Notes pursuant to the Exchange Offer, a completed, signed and dated Letter of Transmittal relating to the Old Notes (or facsimile thereof) must also be received by the Exchange Agent on or prior to the Expiration Date. Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2002, UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

By Registered or Certified Mail:  By Hand or Overnight Delivery:      Facsimile Transmissions:
      The Bank of New York             The Bank of New York         (Eligible Institutions Only)
   Reorganization Department        Reorganization Department              (212) 235-2261
 15 Broad Street, 16(th) Floor    15 Broad Street, 16(th) Floor
    New York, New York 10005         New York, New York 10005        To Confirm by Telephone or
         Attn: Kin Lau                    Attn: Kin Lau                for Information Call:
                                                                              Kin Lau
                                                                           (212) 235-2358

                            ------------------------

     DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS NOTICE OF GUARANTEED DELIVERY VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     THIS NOTICE OF GUARANTEED DELIVERY IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN "ELIGIBLE INSTITUTION" UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

Ladies and Gentlemen:

     The undersigned hereby tenders to Westport Resources Corporation, a Nevada corporation (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus dated February 5, 2002 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Exchange Offer"), receipt of which is hereby acknowledged, the aggregate principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer -- Procedures for Tendering Old Notes."

 Aggregate Principal Amount --------  Name(s) of Registered

 Holder(s): --------

 Amount Tendered: $ ---------------*  -----------------------------------------

 Certificate No(s) (if available): --------------------------------------------

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
 $ ----------------------------------------------------------------------------
        (TOTAL PRINCIPAL AMOUNT REPRESENTED BY OLD NOTES CERTIFICATE(S))

 If Old Notes will be tendered by book-entry transfer, provide the following information:

 DTC Account Number: ----------------------------------------------------------

 Date: ------------------------------------------------------------------------

 -----------------
 * Must be in integral multiples of $1,000.

     All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                                PLEASE SIGN HERE

    X ---------------------------            X ---------------------------
    X ---------------------------            X ---------------------------
     Signature(s) of Owner(s) or                         Date
        Authorized Signatory

 Area Code and Telephone Number: ----------------------------------------------

      Must be signed by the holder(s) of the Old Notes as their name(s) appear(s) on certificates for Old Notes or on a security position listing, or by person(s) authorized to become registered holder(s) by endorsement and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below and, unless waived by the Company, provide proper evidence satisfactory to the Company of such person's authority to so act.

                      PLEASE PRINT NAME(S) AND ADDRESS(ES)

 Name(s): ---------------------------------------------------------------------

         ----------------------------------------------------------------------

 Capacity: --------------------------------------------------------------------

 Address(es): -----------------------------------------------------------------

             ------------------------------------------------------------------

             ------------------------------------------------------------------

                             GUARANTEE OF DELIVERY
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

      The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker, government securities broker or government securities dealer, (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each of the foregoing being referred to as an "Eligible Institution"), hereby guarantees to deliver to the Exchange Agent, at one of its addresses set forth above, either the Old Notes tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Old Notes to the Exchange Agent's account at The Depository Trust Company ("DTC"), pursuant to the procedures for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) and any other required documents within three New York Stock Exchange trading days after the date of execution of this Notice of Guaranteed Delivery.

      The undersigned acknowledges that it must deliver the Letter(s) of Transmittal (or facsimile thereof) and the Old Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in a financial loss to the undersigned.


---------------------------------------------       ---------------------------------------------
                Name of Firm                                    Authorized Signature

---------------------------------------------       ---------------------------------------------
                   Address                                              Title
---------------------------------------------
                  Zip Code                                     (Please Type or Print)



Area Code and Telephone Number: -------------       Date: ---------------------------------------

 NOTE: DO NOT SEND CERTIFICATES FOR OLD NOTES WITH THIS FORM. CERTIFICATES FOR OLD NOTES SHOULD ONLY BE SENT WITH YOUR LETTER OF TRANSMITTAL.

                                                                        ANNEX C

                              NOTICE TO INVESTORS

                         WESTPORT RESOURCES CORPORATION

                             OFFER TO EXCHANGE ITS
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
               THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT

   THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2002 UNLESS EXTENDED BY WESTPORT RESOURCES CORPORATION IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                                EXPIRATION DATE.

To our clients:

     Enclosed for your consideration is a Prospectus, dated February 5, 2002 (as the same may be amended from time to time, the "PROSPECTUS"), and a Letter of Transmittal (the "LETTER OF TRANSMITTAL ") relating to the offer by Westport Resources Corporation (the "COMPANY") to exchange (the "EXCHANGE OFFER") its
8 1/4% Senior Subordinated Notes due 2011 (the "EXCHANGE NOTES") for an equal principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the "OLD NOTES") upon the terms and conditions set forth in the Prospectus and in the related Letter of Transmittal. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to those of the Old Notes except for transfer restrictions, registration rights and rights to additional interest that do not apply to the Exchange Notes and will contain different administrative terms. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer" in the Prospectus. The Old Notes may be tendered only in integral multiples of $1,000.

     The material is being forwarded to you as the beneficial owner of Old Notes carried by us for your account or benefit but not registered in your name. An exchange of any Old Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange the Old Notes in the Exchange Offer.

     Accordingly, we request instructions as to whether you wish us to exchange any or all such Old Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Old Notes.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Old Notes on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2002, UNLESS EXTENDED. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Your attention is directed to the following:

     1. The Exchange Offer is for the exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of Old Notes. The terms of the Exchange Notes are identical in all material respects to the Old Notes except that the Exchange Notes will not contain certain transfer restrictions relating to the Old Notes and will not contain certain provisions relating to an increase in the interest rate under certain circumstances relating to, among other things, the timing of the Exchange Offer.

     2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

     3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 8, 2002, unless extended.

     4.    The Company has agreed to pay the expenses of the Exchange Offer.

     5. Any transfer taxes incident to the transfer of the Old Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the Letter of Transmittal.

     The Exchange Offer is not being made to, nor will exchanges be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     If you wish to exchange any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT BE USED BY YOU TO EXCHANGE OLD NOTES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT OR BENEFIT.

                                  INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Westport Resources Corporation.

     THIS WILL INSTRUCT YOU TO EXCHANGE THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES INDICATED BELOW (OR, IF NO AGGREGATE PRINCIPAL AMOUNT IS INDICATED BELOW, ALL OLD NOTES) HELD BY YOU FOR THE ACCOUNT OR BENEFIT OF THE UNDERSIGNED, PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

[ ] Please TENDER my Old Notes by you for the account or benefit of the undersigned. I have identified on a signed schedule attached hereto the principal amount of Old Notes to be tendered if I wish to tender less than all of my Old Notes.

[ ] Please DO NOT TENDER my Old Notes held by you for the account of the undersigned.

                                         ---------------------------------------
                                                      Signature(s)

                                         ---------------------------------------
                                                Please print name(s) here

                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                              Please type or print address

                                         ---------------------------------------
                                             Area Code and Telephone Number

                                         Date: ---------------------------, 2002



                                         ---------------------------------------
                                               Taxpayer Identification or
                                                 Social Security Number

                                         ---------------------------------------
                                               My Account Number with You

UNLESS OTHERWISE INDICATED, IT WILL BE ASSUMED THAT ALL OF YOUR OLD NOTES ARE TO BE EXCHANGED.

                                                                         ANNEX D

                            NOTICE TO BROKER DEALERS

                         WESTPORT RESOURCES CORPORATION

                             OFFER TO EXCHANGE ITS
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   8 1/4% SENIOR SUBORDINATED NOTES DUE 2011
               THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT
                   FROM REGISTRATION UNDER THE SECURITIES ACT

                                                                February 7, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Westport Resources Corporation, a Nevada corporation (the "COMPANY"), is offering upon the terms and conditions set forth in the Prospectus, dated February 5, 2002 (as the same may be amended from time to time, the "PROSPECTUS"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "EXCHANGE OFFER") its 8 1/4% Senior Subordinated Notes due 2011 (the "EXCHANGE NOTES") for an equal principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the "OLD NOTES"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to those of the Old Notes except for transfer restrictions, registration rights and rights to additional interest that do not apply to the Exchange Notes and will contain different administrative terms. Old Notes may only be tendered in integral multiples of $1,000.

     THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER" IN THE PROSPECTUS.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1.    The Prospectus, dated February 5, 2002.

     2. A Letter of Transmittal to exchange the Old Notes for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Old Notes.

     3. A form of letter which may be sent to your clients for whose accounts you hold the Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

     4.    A Notice of Guaranteed Delivery.

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     YOUR PROMPT ATTENTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2002, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     In most cases, exchanges of the Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

     If holders of the Old Notes wish to tender, but it is impracticable for them to forward their certificates for the Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer -- Procedures for Tendering Old Notes."

     The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to it, except as otherwise provided in Instruction 13 of the Letter of Transmittal.

     Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON TO BE DEEMED TO BE THE AGENT OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       D-2